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Filed pursuant to Rule 424(b)(3)
Registration No. 333-252004

PROXY STATEMENT OF TC PIPELINES, LP	PROSPECTUS OF TC ENERGY CORPORATION

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

To the Unitholders of TC PipeLines, LP:

           On December 14, 2020, TC PipeLines, LP ("TC PipeLines") entered into an Agreement and Plan of Merger (as may be amended, the "Merger Agreement") with TC PipeLines GP, Inc., the general partner of TC PipeLines ("TCP GP"), TC Energy Corporation ("TC Energy"), TransCan Northern Ltd., a Delaware Corporation ("TC Northern"), TransCanada PipeLine USA Ltd., a Nevada corporation ("TC PipeLine USA") and TCP Merger Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of TC Energy ("Merger Sub"). The Merger Agreement provides that Merger Sub will be merged with and into TC PipeLines, with TC PipeLines being the surviving entity and becoming an indirect, wholly owned subsidiary of TC Energy (the "Merger"). As a result of the Merger, TC Energy will acquire indirectly all of the outstanding common units representing limited partner interests in TC PipeLines (the "TC PipeLines common units") that TC Energy and its subsidiaries do not already own.

           A conflicts committee (the "Conflicts Committee") composed of independent members of the board of directors of TCP GP, the general partner of TC PipeLines, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the holders of the outstanding TC PipeLines common units (other than TC Energy and its affiliates) (the "Unaffiliated TCP Unitholders"), and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the Fourth Amended and Restated Agreement of Limited Partnership of TC PipeLines, dated as of December 31, 2018, as amended by Amendment No. 1 thereto, entered into on February 4, 2020 and effective as of December 31, 2018 (as may be amended from time to time, the "TCP Partnership Agreement"). The Conflicts Committee recommended that (i) the board of directors of TCP GP (the "GP Board") approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger. Based upon the recommendation of the Conflicts Committee, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. The GP Board recommends that the limited partners of TC PipeLines vote "FOR" the proposal to approve and adopt the Merger Agreement and the Merger.

           If the Merger is successfully completed, each outstanding TC PipeLines common unit not owned by TC Energy or any of its subsidiaries will be cancelled in exchange for the right to receive 0.70 TC Energy common shares (which we refer to as the "merger consideration" and which common shares are referred to as "TC Energy common shares"). This exchange ratio is fixed and will not be adjusted to reflect changes in the price of TC PipeLines common units or TC Energy common shares prior to the completion of the Merger. The TC Energy common shares issued in connection with the Merger will be listed on the New York Stock Exchange (the "NYSE") and the Toronto Stock Exchange (the "TSX"). Based on the number of TC Energy common shares and TC PipeLines common units that are outstanding as of December 14, 2020, immediately after completion of the proposed Merger, former TC PipeLines unitholders would own approximately 3.9% of the outstanding TC Energy common shares.

           The value of the merger consideration will fluctuate with the market price of TC Energy common shares. You should obtain current share price quotations for TC PipeLines common units and TC Energy common shares. TC PipeLines common units are listed on the NYSE under the ticker symbol "TCP," and TC Energy common shares are listed on the NYSE and the TSX under the ticker symbol "TRP." Based on the closing price of TC Energy common shares on the NYSE of $44.21 on December 14, 2020, the last trading day before the public announcement of the merger agreement on December 15, 2020, the exchange ratio represented approximately $30.95 in TC Energy common shares for each TC PipeLines common unit. Based on the closing price of TC Energy common shares on the NYSE of $44.35 on January 22, 2021, the latest practicable date before the date of this proxy statement/prospectus, the exchange ratio represented approximately $31.05 in TC Energy common shares for each TC PipeLines common unit.

           Your vote is very important, regardless of the number of units you own.    The Merger cannot be completed without TC PipeLines unitholders adopting the Merger Agreement. TC PipeLines is holding a special meeting of its unitholders (which we refer to as the "special meeting") to vote on the adoption of the Merger Agreement. More information about TC PipeLines, TC Energy, the Merger Agreement, the Merger and the special meeting is contained in this proxy statement/prospectus. We encourage you to read this document carefully before voting, including the section entitled "Risk Factors." Regardless of whether you plan to attend the special meeting, please take the time to vote your common units in accordance with the instructions contained in this document.

           In light of public health concerns regarding the coronavirus (COVID-19) outbreak and in consideration of medical and governmental recommendations and orders limiting the number of persons that may gather at public events, the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

Sincerely,

Stanley G. Chapman, III Chairman of the Board of Directors TC PipeLines GP, Inc., as the general partner of TC PipeLines, LP

           NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that TC Energy is incorporated under the laws of Canada, that at certain points in time, most of its officers and directors may be residents of Canada, that some of the experts named in the accompanying proxy statement/prospectus are residents of Canada, and that all or a substantial portion of the assets of TC Energy and said persons are located outside the United States.

           The date of this proxy statement/prospectus is January 26, 2021 and it is first being mailed to TC PipeLines unitholders on or about January 28, 2021.

ADDITIONAL INFORMATION

        TC PipeLines and TC Energy file annual, quarterly and other reports, proxy statements and other information with the U.S. Securities and Exchange Commission (the "SEC"). This proxy statement/prospectus incorporates by reference important business and financial information about TC PipeLines and TC Energy from documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled "Where You Can Find Additional Information." You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus, without charge, from the SEC's website at http://www.sec.gov or on the Canadian System for Electronic Document Analysis and Retrieval (which we refer to as "SEDAR"), the Canadian equivalent of the SEC's system, at http://www.sedar.com.

        You may also obtain copies of documents filed by TC PipeLines with the SEC from TC PipeLines' website at http://www.tcpipelineslp.com under the tab "Investors" and then under the heading "Reports & Filings" and copies of documents filed by TC Energy with the SEC and SEDAR from TC Energy's website at http://www.tcenergy.com under the tab "Investors" and then under the heading "Reports and Filings."

        You can also request copies of such documents incorporated by reference into this proxy statement/prospectus (excluding all exhibits, unless an exhibit has specifically been incorporated by reference into this proxy statement/prospectus), without charge, by requesting them in writing or by telephone from the appropriate entity at the following addresses and telephone numbers:

TC PipeLines, LP 700 Louisiana Street, Suite 1300 Houston, Texas 77002-2761 Attention: Investor Relations Telephone: (877) 290-2772	TC Energy Corporation 450 - 1st Street S.W. Calgary, Alberta, Canada T2P 5H1 Attention: Investor Relations Telephone: (403) 920-2000

        In addition, if you have questions about the merger or the special meeting, need additional copies of this proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Morrow Sodali LLC, TC PipeLines' proxy solicitor, at the following address and telephone numbers:

Morrow Sodali LLC
509 Madison Avenue, Suite 1206
New York, New York 10022
(800) 662-5200 (toll-free from the U.S. and Canada)
or +1 (203) 658-9400 (from other locations)
Email: TCP@investor.morrowsodali.com

        You will not be charged for any of the documents that you request. If you would like to request documents, please do so by February 19, 2021 (which is five business days before the date of the special meeting) in order to receive them before the special meeting.

 ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This proxy statement/prospectus, which forms part of a registration statement on Form F-4 (File No. 333-252004) filed with the SEC by TC Energy, constitutes a prospectus of TC Energy under Section 5 of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the TC Energy common shares to be issued to TC PipeLines unitholders pursuant to the Agreement and Plan of Merger, dated as of December 14, 2020, among TC PipeLines, TC Energy, TC Northern, TC PipeLine USA and Merger Sub.

        This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement of TC PipeLines under Section 14(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the special meeting, at which TC PipeLines unitholders will be asked to consider and vote on, among other matters, a proposal to adopt the Merger Agreement.

        You should rely only on the information contained in, or incorporated by reference into, this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated January 26, 2021. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to TC PipeLines unitholders nor the issuance by TC Energy of common shares pursuant to the Merger Agreement will create any implication to the contrary.

        This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which it is unlawful to make any such offer or solicitation in such jurisdiction.

        The information concerning TC Energy contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by TC Energy, and information concerning TC PipeLines contained in, or incorporated by reference into, this proxy statement/prospectus has been provided by TC PipeLines.

        Unless otherwise specified, currency amounts referenced in this proxy statement/prospectus are in U.S. dollars.

 CURRENCY EXCHANGE RATE DATA

        The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the daily exchange rate as reported by the Bank of Canada. Such exchange rate on January 21, 2021 was C$1.2627 = US$1.00.

	Period End	Average	Low	High
Year ended December 31, (C$ per US$)
2019	1.2988	1.3269	1.2988	1.3600
2018	1.3642	1.2957	1.2288	1.3642
2017	1.2545	1.2986	1.2128	1.3743
2016	1.3460	1.3254	1.2519	1.4637
2015	1.3884	1.2781	1.1583	1.3956

	Low	High
Month ended (C$ per US$)
January 31, 2021 (through January 21, 2021)	1.2627	1.2788
December 31, 2020	1.2718	1.2952
November 30, 2020	1.2965	1.3257
October 31, 2020	1.3122	1.3349
September 30, 2020	1.3055	1.3396
August 31, 2020	1.3042	1.3377
July 31, 2020	1.3360	1.3616

Source:
Bank of Canada website. Exchange rates prior to 2017 in the tables above represent daily noon rates. Due to a change in calculation methodology of the rates published by the Bank of Canada, the exchange rates for 2017 onward represent daily average exchange rates.

NOTICE OF SPECIAL MEETING OF COMMON UNITHOLDERS TO BE HELD ON
FEBRUARY 26, 2021

  To the Unitholders of TC PipeLines, LP:

        A special meeting (which we refer to as the "special meeting") of unitholders of TC PipeLines, LP, a Delaware limited partnership ("TC PipeLines"), will be held at 10:00 a.m., Central Time, on February 26, 2021, virtually via live webcast online at www.meetingcenter.io/203568828, for the following purpose:

  •
  to consider and vote on a proposal (which we refer to as the "merger proposal") to adopt the Agreement and Plan of Merger (as may be amended, the "Merger Agreement"), dated December 14, 2020, by and among, TC PipeLines, TC PipeLines GP, Inc., the general partner of TC PipeLines ("TCP GP"), TC Energy Corporation ("TC Energy"), TransCan Northern Ltd. ("TC Northern"), TransCanada PipeLine USA Ltd. ("TC PipeLine USA") and TCP Merger Sub, LLC, an indirect, wholly owned subsidiary of TC Energy ("Merger Sub"), pursuant to which, among other things, Merger Sub will merge with and into TC PipeLines, with TC PipeLines surviving the merger as an indirect, wholly owned subsidiary of TC Energy (the "Merger").

        TC PipeLines will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof by or at the direction of the Board of Directors (the "GP Board") of TCP GP. TC PipeLines does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who has served as a director or executive officer at TCP GP or TC Energy since the beginning of 2019 have any agreements or understandings with TC Energy, TCP GP, TC PipeLines or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in this proxy statement/prospectus. Please refer to the proxy statement/prospectus of which this notice is a part for further information with respect to the business to be transacted at the special meeting.

        A copy of the Merger Agreement is attached as Annex A to the proxy statement/prospectus accompanying this notice. The merger proposal and the related transactions are described in detail in the accompanying proxy statement/prospectus, which you should read before you vote. If the proposal to adopt the Merger Agreement is not approved by the TC PipeLines unitholders, the Merger will not be completed.

        In light of public health concerns regarding the coronavirus (COVID-19) outbreak and in consideration of medical and governmental recommendations and orders limiting the number of persons that may gather at public events, the special meeting will be held in a virtual meeting format only. You will not be able to attend the special meeting physically in person.

        A conflicts committee (the "Conflicts Committee") composed of independent members of the board of directors of the TC GP, the general partner of TC PipeLines, unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the holders of the outstanding TC PipeLines common units (other than TC Energy and its affiliates) (the "Unaffiliated TCP Unitholders"), and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the Fourth Amended and Restated Agreement of Limited Partnership of TC PipeLines, dated as of December 31, 2018, as amended by Amendment No. 1 thereto, entered into on February 4, 2020 and effective as of December 31, 2018 (as may be amended from time to time, the "TCP Partnership Agreement"). The Conflicts Committee recommended that (i) the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger. Based upon the recommendation of the Conflicts Committee, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. The GP Board recommends that the limited partners of TC PipeLines vote "FOR" the proposal to approve and adopt the Merger Agreement and the Merger.

        Your vote is very important. If you plan to attend the special meeting virtually, please follow the instructions as outlined in this proxy statement/prospectus. Whether or not you expect to attend the special meeting virtually, we urge you to submit your vote in advance of the meeting. If your common units are held in the name of a broker, bank or other nominee, please vote by following the instructions on the voting instruction form furnished by the broker, bank or other nominee. If you hold your common units in your own name, submit a proxy to vote your common units as promptly as possible by (i) visiting the internet site listed on the accompanying proxy card, (ii) calling the toll-free number listed on the proxy card or (iii) submitting your proxy card by mail by using the self-addressed, stamped envelope provided. Submitting a proxy will not prevent you from voting virtually at the meeting, but it will help to secure a quorum and avoid added solicitation costs. Any eligible holder of TC PipeLines common units may vote virtually at the special meeting, thereby revoking any previous proxy. In addition, a proxy may also be revoked in writing before the special meeting in the manner described in the proxy statement/prospectus of which this notice is a part.

        The GP Board has fixed the close of business on January 15, 2021 as the record date for determination of the unitholders entitled to vote at the special meeting or any adjournment or postponement thereof. Only TC PipeLines unitholders of record as of the record date are entitled to notice of, and to vote at, the special meeting or any adjournment or postponement thereof. A certified list of eligible TC PipeLines unitholders will be available for inspection for a period of 10 days prior to the special meeting and during the special meeting, which may be accessed using the above web address and by entering the control number provided on your proxy card, voting instruction form or notice. In accordance with the TCP Partnership Agreement, the special meeting may be adjourned by the presiding officer at the special meeting.

By Order of the Board of Directors of TC PipeLines GP, Inc.,
Jon A. Dobson Secretary Houston, Texas

 YOUR VOTE IS VERY IMPORTANT

        PLEASE VOTE ON THE ENCLOSED PROXY CARD NOW EVEN IF YOU PLAN TO ATTEND THE SPECIAL MEETING. YOU CAN VOTE BY SIGNING, DATING AND RETURNING YOUR PROXY CARD BY MAIL IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, OR BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE VIRTUALLY IF YOU ARE A COMMON UNITHOLDER OF RECORD AS OF THE RECORD DATE OR HAVE A LEGAL PROXY FROM A COMMON UNITHOLDER OF RECORD AS OF THE RECORD DATE. IF YOU DO NOT SUBMIT YOUR PROXY, INSTRUCT YOUR BROKER HOW TO VOTE YOUR COMMON UNITS OR VOTE VIRTUALLY DURING THE SPECIAL MEETING ON THE MERGER PROPOSAL, IT WILL HAVE THE SAME EFFECT AS A VOTE "AGAINST" THE MERGER PROPOSAL.

        If you are a registered TC PipeLines common unitholder (i.e., you hold your TC PipeLines common units through our transfer agent), you do not need to register to attend the special meeting. Please follow the instructions on the proxy card that you received.

        If you hold your TC PipeLines common units through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting. To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your TC PipeLines holdings along with your name and email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email you received from your bank or broker, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as "Legal Proxy" and be received no later than 8:00 a.m., Central Time, on February 23, 2021. You will receive a confirmation of your registration by email after your registration materials have been received.

        The accompanying proxy statement/prospectus provides a detailed description of the merger agreement, the merger, the merger proposal and the related agreements and transactions. We urge you to read the accompanying proxy statement/prospectus, including any documents incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger proposal, the other proposals or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your common units, please contact TC PipeLines' proxy solicitor at the address and telephone numbers listed below:

509 Madison Avenue, Suite 1206
New York, New York 10022
(800) 662-5200 (toll-free from the U.S. and Canada)
or +1 (203) 658-9400 (from other locations)
Email: TCP@investor.morrowsodali.com

i

 FREQUENTLY USED TERMS

        This proxy statement/prospectus generally does not use technical defined terms, but a few frequently used terms may be helpful for you to have in mind at the outset. Unless otherwise specified or if the context so requires, the following terms have the meanings set forth below for purposes of this proxy statement/prospectus:

        "closing date" refers to the date on which the Merger is completed.

        "effective time" refers to the time on the closing date at which the merger becomes effective as specified in the certificate of merger of TC PipeLines and Merger Sub to be filed with the Secretary of State of the State of Delaware.

        "exchange agent" refers to a nationally recognized financial institution or trust company selected by TC Energy with TC PipeLines' prior approval.

        "exchange ratio" refers to 0.70 of a validly issued, fully paid and non-assessable TC Energy common share for each TC PipeLines common unit.

        "Merger" refers to the proposed merger of Merger Sub with and into TC PipeLines, pursuant to which TC PipeLines will survive the merger as an indirect wholly owned subsidiary of TC Energy.

        "Merger Agreement" refers to the Agreement and Plan of Merger, dated as of December 14, 2020, among TC PipeLines, TCP GP, TC Energy, TC Northern, TC PipeLine USA and Merger Sub, as it may be amended.

        "merger consideration" refers to the cancellation of each issued and outstanding TC PipeLines common unit immediately prior to the effective time (other than any common units owned directly by TC Energy, TCP GP, Merger Sub, or TC PipeLines, and any other direct or indirect wholly owned subsidiary of TC Energy, TCP GP, Merger Sub, or TC PipeLines, in each case that are not owned on behalf of third parties) in exchange for the right to receive 0.70 of a validly issued, fully paid and non-assessable TC Energy common share.

        "Merger Sub" refers to TCP Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned subsidiary of TC Energy.

        "record date" refers to the close of business in New York, New York on January 15, 2021. Only holders of TC PipeLines common units as of the record date will be entitled to vote at the special meeting and any adjournment or postponement thereof.

        "special meeting" refers to the special meeting of TC PipeLines unitholders to be held on February 26, 2021.

        "TC Energy" refers to TC Energy Corporation, a Canadian corporation.

        "TC Energy common shares" refers to the common shares of TC Energy, without par value.

        "TC Energy shareholders" refers to the holders of TC Energy common shares.

        "TC PipeLines" refers to TC PipeLines, LP, a Delaware limited partnership.

        "TC PipeLines common units" or "common units" refers to the common units representing limited partner interests in TC PipeLines.

        "TC PipeLines unitholders" refers to the holders of common units representing limited partnership interests in TC PipeLines.

        "TCP GP" refers to TC PipeLines GP, Inc., a Delaware corporation and the general partner of TC PipeLines.

        "Unaffiliated TCP Unitholders" refers to the holders of TC PipeLines common units, other than TC Energy and its affiliates.

v

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

        The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger and matters to be addressed at the special meeting. These questions and answers may not address all questions that may be important to you. To better understand these matters, and for a description of the legal terms governing the Merger, you should carefully read this entire proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this proxy statement/prospectus. For more information, see the section entitled "Where You Can Find Additional Information."

Q:
Why am I receiving this proxy statement/prospectus?

A:
On December 14, 2020, TC PipeLines entered into the Merger Agreement with TCP GP, TC Energy, TC Northern, TC PipeLine USA and Merger Sub providing for, among other things, the merger of Merger Sub with and into TC PipeLines, pursuant to which TC PipeLines will survive the merger as an indirect, wholly owned subsidiary of TC Energy (which we refer to in such capacity as the "surviving entity"). You are receiving this proxy statement/prospectus in connection with the solicitation by the GP Board of proxies of TC PipeLines unitholders to vote in favor of the merger proposal.

TC PipeLines is holding a special meeting to obtain the unitholder approval necessary to adopt the Merger Agreement. Approval of the merger proposal by TC PipeLines unitholders is required for the completion of the Merger.

This proxy statement/prospectus constitutes both a proxy statement of TC PipeLines and a prospectus of TC Energy. It is a proxy statement because the GP Board is soliciting proxies from the TC PipeLines unitholders. It is a prospectus because TC Energy will issue to TC PipeLines unitholders its common shares as consideration for the exchange of outstanding TC PipeLines common units in the Merger.

Your vote is very important. We encourage you to submit a proxy to have your TC PipeLines common units voted as soon as possible.

Q:
What is the Proposed Transaction?

A:
If the merger proposal is approved by TC PipeLines unitholders and the other conditions to the completion of the Merger contained in the Merger Agreement are satisfied or waived, Merger Sub will merge with and into TC PipeLines. TC PipeLines will survive the Merger as an indirect, wholly owned subsidiary of TC Energy. As a result of the Merger, each issued and outstanding publicly-held TC PipeLines common unit, will be cancelled in exchange for the right to receive 0.70 TC Energy common shares. The 17,084,831 TC PipeLines common units owned by TC Energy and its subsidiaries will remain outstanding and will not be affected by the Merger and no consideration will be delivered in respect thereof.

Q:
What will I receive as a TC PipeLines unitholder if the Merger is completed?

A:
Under the terms of the Merger Agreement, if the Merger is completed, each TC PipeLines common unit (other than TC PipeLines common units owned directly by TC Energy, TCP GP, Merger Sub or TC PipeLines, and any other direct or indirect wholly owned subsidiary of TC Energy, TCP GP, Merger Sub, or TC PipeLines, in each case not held on behalf of third parties (such units, the "eligible units")), will be automatically cancelled in exchange for the right to receive 0.70 of a validly issued, fully paid and non-assessable TC Energy common share, which we refer to as the "merger consideration."

  No fractional TC Energy common shares will be issued upon the conversion of TC PipeLines common units. All fractional TC Energy common shares that a holder of TC PipeLines common units would be otherwise entitled to receive pursuant to the Merger Agreement will be aggregated and rounded to three decimal places. Any holder of eligible units otherwise entitled to receive a fractional TC Energy common share will be entitled to receive a cash payment, without interest, rounded down to the nearest cent, in lieu of any such fractional share, which payment will be calculated by the exchange agent and will represent such holder's proportionate interest in an TC Energy common share based on the average (rounded to the nearest thousandth) of the closing trading prices of TC Energy common shares on the NYSE, as reported by Bloomberg L.P. for the 10 trading days ending on the trading day that is five business days prior to the closing date. No holder of eligible units will be entitled by virtue of the right to receive cash in lieu of fractional TC Energy common shares to any dividends, voting rights or any other rights in respect of any fractional TC Energy common share.

  Based on the closing price of TC Energy common shares on the NYSE on December 14, 2020, the last full trading day before the announcement of the Merger Agreement, the per unit value of TC PipeLines common units implied by the merger consideration was $30.95. Based on the closing price of TC Energy common shares on the NYSE on January 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the per unit value of TC PipeLines common units implied by the merger consideration was $31.05. The implied value of the merger consideration will fluctuate, however, as the market price of TC Energy common shares fluctuates, because the merger consideration that is payable per TC PipeLines common unit is a fixed fraction of an TC Energy common share. As a result, the value of the merger consideration that TC PipeLines unitholders will receive upon the completion of the Merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current price quotations for TC PipeLines common units and TC Energy common shares before deciding how to vote with respect to the merger proposal. TC PipeLines common units trade on the NYSE under the ticker symbol "TCP" and TC Energy common shares trade on the NYSE and the TSX under the ticker symbol "TRP". The price of TC Energy common shares on the NYSE is reported in U.S. dollars, while the price of TC Energy common shares on the TSX is reported in Canadian dollars.

Q:
What will happen to future distributions on my TC PipeLines common units?

A:
Prior to the closing of the Merger, TC Energy and TC Pipelines will coordinate with respect to the declaration and setting of record dates and payment dates of distributions and dividends, as applicable, on the TC Pipelines common units and TC Energy common shares so that TC Pipelines unitholders do not receive distributions and dividends, as applicable, on both TC Pipelines common units and TC Energy common shares received in the Merger in respect of any calendar quarter or fail to receive a distribution or dividend for all completed calendar quarters on either TC Pipelines common units or TC Energy common shares received in the Merger, as applicable.

Once the Merger is completed, former TC PipeLines unitholders who hold their TC PipeLines common units as of the record date and surrender their TC PipeLines common units in accordance with the Merger Agreement will be eligible, in their capacity as TC Energy shareholders, to receive dividends declared by the board of directors of TC Energy (the "TC Energy Board") on TC Energy common shares, if any, after the effective time of the Merger. TC Energy has a sustained track record of declaring dividends on TC Energy common shares and expects that it will continue to do so; however, the TC Energy Board has not adopted a formal dividend policy and there is no guarantee that the TC Energy Board will, in the future, declare dividends on TC Energy common shares. See the section titled "Comparative Per Share and Per Unit Market Price Information."

Q:
When and where is the special meeting?

A:
The special meeting will be held virtually via live webcast online at www.meetingcenter.io/203568828 at 10:00 a.m., Central Time, on February 26, 2021. Online access will begin at 9:45 a.m., Central Time, and TC PipeLines encourages its unitholders to access the meeting prior to the start time.

TC PipeLines has chosen to hold the special meeting solely via the Internet and not in a physical location given the public health impact of coronavirus (COVID-19) and the desire to promote the health and safety of its respective unitholders, directors, officers, employees and other constituents.

Even if you plan to attend the special meeting, TC PipeLines recommends that you vote your common units in advance as described above so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:
Who is entitled to vote at the special meeting?

A:
Only holders of TC PipeLines common units as of the close of business in New York, New York on January 15, 2021, which is the record date for the special meeting, are entitled to vote at the special meeting and any adjournment or postponement thereof. As of the record date, there were 71,306,396 TC PipeLines common units outstanding. Each outstanding TC PipeLines common unit is entitled to one vote on each matter coming before TC PipeLines unitholders at the special meeting.

Q:
Who may attend the special meeting?

A:
Unitholders as of the close of business on the record date may attend, vote and submit questions virtually at the special meeting by accessing www.meetingcenter.io/203568828 and entering the 15-digit control number on the proxy card previously received and the special meeting password, TCP2021.

If you hold your TC PipeLines common units through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting. To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your TC PipeLines holdings along with your name and email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email you received from your bank or broker, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as "Legal Proxy" and be received no later than 8:00 a.m., Central Time, on February 23, 2021. You will receive a confirmation of your registration by email after your registration materials have been received. At the time of the special meeting, go to www.meetingcenter.io/203568828 and enter your control number and the special meeting password, TCP2021.

If you would like to enter the meeting as a guest in listen-only mode, click on the "I am a guest" button after entering the meeting center at www.meetingcenter.io/203568828 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the special meeting if you participate as a guest.

Q:
What am I being asked to vote on?

A:
You are being asked to approve and adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into TC PipeLines. TC PipeLines will survive the Merger as an indirect, wholly owned subsidiary of TC Energy. The approval of the merger proposal is a condition to the obligations of TC PipeLines and TC Energy to complete the Merger.

Q:
What vote is required to approve the merger proposal?

A:
The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal.

Q:
Does the GP Board recommend that TC PipeLines unitholders approve the Merger Agreement and the Merger?

A:
Yes. The GP Board recommends that TC PipeLines unitholders vote "FOR" the merger proposal.

The Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the TCP Partnership Agreement. The Conflicts Committee recommended that (i) the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger. Based upon the recommendation of the Conflicts Committee, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. Accordingly, the GP Board recommends that you vote "FOR" the merger proposal.

For a discussion of the merger proposal, see the section entitled "The Merger Proposal—Recommendation of the Conflicts Committee," "—Recommendation of the GP Board" and "—Reasons for the Recommendation of the Conflicts Committee."

Q:
How do I vote my common units?

A:
If you are a unitholder of record of TC PipeLines as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

•
Telephone—use the toll-free number shown on your proxy card;

•
Internet—visit the website shown on your proxy card to vote via the internet; or

•
Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

  If you are a unitholder of record, you may also cast your vote virtually at the special meeting by following the instructions in this proxy statement/prospectus. See the section entitled "The Special Meeting—Attendance at the Special Meeting and Voting Virtually—Attending the Special Meeting as Unitholder of Record." If you decide to attend the special meeting virtually and vote at the meeting, your vote will revoke any proxy previously submitted.

  If your common units are held in "street name" through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your common units. If your common units are held in "street name" and you intend to vote at the special meeting, you may cast your vote virtually at the special meeting by following the instructions in this proxy statement/prospectus. See the section entitled "The Special Meeting—Attendance at the Special Meeting and Voting Virtually—Registering to Attend the Special Meeting as a Beneficial Owner." Your vote at the special meeting will revoke any proxy previously submitted on your behalf by your broker, bank or other nominee.

  The special meeting will begin promptly at 10:00 a.m., Central Time, on February 26, 2021. TC PipeLines encourages its unitholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

  Even if you plan to attend the special meeting, TC PipeLines recommends that you vote your common units in advance as described below so that your vote will be counted even if you later decide not to or become unable to attend the special meeting.

Q:
What is a proxy?

A:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your TC PipeLines common units. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your TC PipeLines common units is called a "proxy card." See "The Special Meeting."

Q:
If I am not going to attend the special meeting, should I return my proxy card or otherwise vote my common units?

A:
Yes. Completing, signing, dating and returning the proxy card by mail or submitting a proxy by calling the toll-free number shown on the proxy card or submitting a proxy by visiting the website shown on the proxy card ensures that your common units will be represented and voted at the special meeting, even if you otherwise do not attend.

Q:
If my units are held in "street name" by my bank, broker or other nominee, will the bank, broker or other nominee vote my common units for me?

A:
A bank, broker or other nominee will vote your common units only if you provide instructions to the bank, broker or other nominee on how to vote. You should follow the directions provided by your bank, broker or other nominee regarding how to instruct the bank, broker or other nominee to vote your common units. If you fail to instruct your bank, broker or other nominee how to vote, that failure will have the same effect as a vote "AGAINST" the merger proposal.

x

Q:
Can I change my vote?

A:
Yes. If you are a TC PipeLines unitholder of record and have properly completed and submitted your proxy card or proxy by telephone or the Internet, you can change your vote in any of the following ways:

•
Sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to TC PipeLines at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, Attn: Secretary;

•
Submitting a valid, later-dated proxy by mail, telephone or the Internet; or

•
Voting virtually at the special meeting.

If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m. Central Time on February 25, 2021.

If your common units are held in "street name" by your bank, broker or other nominee and you have directed such bank, broker or other nominee to vote your common units, you should instruct such bank, broker or other nominee to change your vote and follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Q:
What if I do not vote?

A:
If you fail to submit your proxy, fail to vote your common units, abstain from voting or fail to instruct your broker, bank or other nominee how to vote, that failure will have the same effect as a vote "AGAINST" the merger proposal.

If you submit your proxy card but do not indicate how you want to vote on the merger proposal, your proxy will be counted as a vote "FOR" that proposal.

Q:
What should I do now?

A:
After carefully reading and considering the information contained in this proxy statement/prospectus, you should submit a proxy by mail, by telephone or the Internet to vote your common units as soon as possible so that your common units will be represented and voted at the special meeting. You should follow the instructions set forth on the enclosed proxy card or on the voting instruction form provided by the record holder if your common units are held in the name of a bank, broker or other nominee.

Q:
What constitutes a quorum?

A:
A quorum is the number of TC PipeLines common units that must be present virtually or by proxy, in order for business to be transacted at a meeting of TC PipeLines unitholders. The required quorum for the special meeting is the holders of a majority of the outstanding TC PipeLines common units entitled to vote as of the record date. All common units represented at the special meeting virtually or by proxy (including those voted by telephone or the Internet) will be counted toward the quorum. Common units held by TC PipeLines unitholders who mark their proxy card "ABSTAIN," vote "ABSTAIN" by telephone or the Internet, instruct their bank, broker or other nominee to vote units held in "street name" to "ABSTAIN" or appear at the special meeting without otherwise voting their common units will be treated as common units represented at the meeting for purposes of determining the presence of a quorum. Common units held by TC PipeLines unitholders who do not attend the special meeting and do not submit a proxy, vote by telephone or the Internet or give voting instructions with respect to their common units will not be treated as represented at the special meeting for purposes of determining the presence of a quorum.

  TC PipeLines common units held in "street name" with respect to which the beneficial owner fails to give voting instructions to the bank, broker or nominee, and TC PipeLines common units with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

Q:
Is my vote important?

A:
Yes. Your vote is very important. The Merger cannot be completed without the approval of the merger proposal by TC PipeLines unitholders. The approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding TC PipeLines common units entitled to vote at the special meeting. The GP Board recommends that you vote "FOR" the merger proposal.

Q:
What happens if I transfer or sell my common units before the special meeting or before completion of the Merger?

A:
The record date is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer or sell your common units after the record date but before the special meeting, you will retain your right to vote at the special meeting. However, if you are a TC PipeLines unitholder, you will have transferred the right to receive the merger consideration in the Merger. In order to receive the merger consideration, you must hold your common units through the effective time of the Merger.

Q:
What if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your common units in more than one brokerage account, if you hold common units directly as a holder of record and also in "street name," or otherwise through another holder of record, and in certain other circumstances. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your common units are voted.

Q:
Where can I find the voting results of the special meeting?

A:
The preliminary voting results will be announced at the special meeting. In addition, within four business days following certification of the final voting results, TC PipeLines intends to file the final voting results with the SEC on a Current Report on Form 8-K.

Q:
What will happen if the merger proposal is not approved?

A:
As a condition to the completion of the Merger, TC PipeLines unitholders must approve the merger proposal. If the merger proposal is not approved by the TC PipeLines unitholders, the Merger will not be completed.

Q:
How will directors and executive officers of TCP GP vote on the merger proposal?

A:
It is expected that the directors and executive officers of TCP GP who are TC PipeLines unitholders will vote "FOR" the merger proposal, although none of them has entered into any agreement requiring them to do so.

As of the record date for the special meeting, the directors and executive officers of TCP GP owned, in the aggregate, approximately 1,290 TC PipeLines common units, representing less than 1% of the TC PipeLines common units then outstanding and entitled to vote at the special meeting.

Q:
Do any of directors or executive officers of TCP GP have interests in the Merger that may differ from or be in addition to my interests as a unitholder?

A:
Yes. In considering the recommendation of the Conflicts Committee with respect to the Merger and the GP Board with respect to the merger proposal, you should be aware that the directors and executive officers of TCP GP have interests in the Merger that are different from, or in addition to, the interests of TC PipeLines unitholders generally. The GP Board was aware of those interests and considered them, among other matters, in approving the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement. For a discussion of TCP GP's directors' or executive officers' interests in the Merger that may differ from or be in addition to your interests as a common unitholder, see the section entitled "The Merger Proposal—Interests of the Directors and Executive Officers of TCP GP in the Merger."

Q:
Is the obligation of each of TC PipeLines and TC Energy to complete the Merger subject to any conditions?

A:
Yes. Completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, (i) the adoption of the Merger Agreement by an affirmative vote of the holders of a majority of all of the outstanding TC PipeLines units entitled to vote at the special meeting, (ii) the approval in connection with the Merger for listing on the NYSE and the TSX of the TC Energy common shares to be issued to TC PipeLines unitholders in connection with the Merger, subject to official notice of issuance, (iii) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any required approval or consent under any other applicable antitrust law must have been obtained, (iv) the approval of the Committee on Foreign Investment in the United States ("CFIUS") pursuant to Section 721 of the Defense Production Act of 1950, as amended (the "DPA"), (v) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the merger agreement, (vi) the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and (vii) other customary closing conditions, including the accuracy of each party's representations and warranties (subject to specified materiality qualifiers), and each party's material compliance with its covenants and agreements contained in the Merger Agreement. For a more detailed discussion of the conditions to the completion of the Merger, see the section entitled "The Merger Agreement—Conditions to the Completion of the Merger."

Q:
Will the TC Energy common shares to be issued to me at the completion of the Merger be traded on an exchange?

A:
Yes. It is a condition to the completion of the Merger that the TC Energy common shares to be issued to TC PipeLines unitholders in connection with the Merger be approved for listing on the NYSE and the TSX, subject to official notice of issuance. Therefore, at the effective time of the Merger, all TC Energy common shares received by TC PipeLines unitholders in connection with the Merger will be listed on both the TSX and the NYSE under the ticker symbol "TRP" and may be traded by shareholders on either exchange.

TC Energy common shares received by TC PipeLines unitholders in connection with the Merger will be freely transferable except for shares issued to any shareholder deemed to be an "affiliate" of TC Energy for purposes of U.S. federal securities law. For more information, see the section entitled "The Merger Proposal—Restrictions on Resales of TC Energy Common Shares Received in the Merger."

Q:
What are the expected U.S. federal income tax consequences to a TC PipeLines unitholder as a result of the Merger?

A:
The receipt of TC Energy common shares and cash in lieu of fractional shares, if any, in exchange for TC PipeLines common units pursuant to the Merger Agreement is expected to be a taxable transaction to U.S. holders (as defined in the section titled "Material U.S. Federal Income Tax Consequences of the Merger") for U.S. federal income tax purposes. In such case, a U.S. holder will generally recognize gain or loss in connection with the receipt of TC Energy common shares and/or any cash received in lieu of fractional shares in exchange for its TC PipeLines common units and any reduction in such U.S. holder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger, generally taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by TC PipeLines and its subsidiaries. For U.S. holders subject to the passive loss rules, passive losses that were not deductible by a U.S. holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. holder. See the section titled "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected material U.S. federal income tax consequences of the Merger.

Q:
What are the expected U.S. federal income tax consequences for a TC PipeLines unitholder as a result of the ownership of TC Energy common shares after the Merger is completed?

A:
TC Energy is a corporation organized under the laws of Canada that is treated as a corporation for U.S. federal income tax purposes, and thus, the TC Energy shareholders are generally not directly subject to U.S. federal income tax on TC Energy's income. A distribution of cash (including any portion of the distribution that is required to be withheld with respect to Canadian federal income taxes, as discussed below) by TC Energy to a shareholder who is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences of the Merger") will generally be included in such U.S. holder's income as ordinary dividend income to the extent of TC Energy's current and accumulated "earnings and profits" as determined under U.S. federal income tax principles. Any portion of such distribution to TC Energy shareholders by TC Energy after the Merger that exceeds TC Energy's current and accumulated earnings and profits will be treated as a non-taxable return of capital reducing a U.S. holder's adjusted tax basis in such U.S. holder's TC Energy common shares and, to the extent the distribution exceeds such shareholder's adjusted tax basis, as capital gain from the sale or exchange of such TC Energy common shares. However, consistent with many similarly situated non-U.S. corporations, TC Energy does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each TC Energy shareholder generally should expect distributions (including any portion of a distribution that is required to be withheld with respect to Canadian federal income taxes, as discussed below) made by TC Energy to be reported to them as dividends. See the section titled "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected U.S. federal income tax consequences of owning and disposing of TC Energy common shares received in the Merger.

Q:
What are the expected Canadian federal income tax consequences for a TC PipeLines unitholder as a result of the ownership of TC Energy common shares after the Merger is completed?

A:
Dividends paid or credited or deemed to be paid or credited on TC Energy common shares to a Non-Canadian Resident Holder (as defined in the section titled "Material Canadian Federal Income Tax Consequences of the Merger" generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder's jurisdiction of residence. For example, the rate of withholding tax under the Canada-United States Income Tax Convention (1980) Treaty (the "Treaty") applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend and is entitled to all of the benefits under the Treaty, generally will be 15%. TC Energy will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the Canada Revenue Agency (the "CRA") for the account of the Non-Canadian Resident Holder.

  A Non-Canadian Resident Holder will not be subject to tax under the Income Tax Act (Canada) including the regulations thereunder, as amended from time to time (which is referred to as the "Canadian Tax Act"), on any capital gain realized on a disposition of TC Energy common shares, unless the shares are "taxable Canadian property" and the shares are not "treaty-protected property" (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled "Material Canadian Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected Canadian federal income tax consequences of owning and disposing of TC Energy common shares received in the Merger.

Q:
Are there risks associated with the Merger?

A:
Yes. There are important risks involved. Before making any decision on whether and how to vote, you are urged to read carefully and in its entirety the section entitled "Risk Factors."

Q:
Do I have appraisal or dissenters' rights for my TC PipeLines common units in connection with the Merger?

A:
No. Holders of TC PipeLines common units do not have appraisal or dissenters' rights under applicable law or contractual appraisal rights under the TCP Partnership Agreement or the Merger Agreement.

Q:
When will the Merger be completed?

A:
TC PipeLines and TC Energy are working to complete the Merger as quickly as possible. In addition to regulatory approvals, and assuming that the merger proposal is approved by TC PipeLines unitholders at the special meeting, other important conditions to the completion of the Merger exist. Assuming the satisfaction of all necessary conditions, TC PipeLines and TC Energy expect to complete the Merger late in the first quarter or early in the second quarter of 2021. The Merger Agreement contains an outside date of August 14, 2021 for the completion of the Merger, which may be extended by either TC PipeLines or TC Energy in certain circumstances, which we refer to as the "outside date." For a discussion of the conditions to the completion of the Merger, see the sections entitled "The Merger Proposal—Regulatory Approvals Required for the Merger" and "The Merger Agreement—Conditions to the Completion of the Merger."

Q:
What happens if the Merger is not completed?

A:
If the Merger is not completed for any reason, you will not receive any consideration for your TC PipeLines common units, TC PipeLines will remain a publicly traded limited partnership and TC PipeLines common units will continue to be listed and traded on the NYSE.

Q:
Who will solicit and pay the cost of soliciting proxies?

A:
TC PipeLines will bear all costs and expenses in connection with the solicitation of proxies from its unitholders, except that TC PipeLines and TC Energy have agreed to share equally the expenses of printing and mailing this proxy statement/prospectus and all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, TC PipeLines will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of TC PipeLines common units and secure their voting instructions, if necessary. TC PipeLines will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. TC PipeLines has also made arrangements with Morrow Sodali LLC to assist in soliciting proxies and in communicating with TC PipeLines unitholders and estimates that it will pay Morrow Sodali LLC a fee of approximately $20,000 plus reasonable out-of-pocket fees and expenses for these services. Proxies may also be solicited by TC PipeLines' directors, officers and other employees through the mail or by telephone, the Internet, fax or other means, but no additional compensation will be paid to these persons.

Q:
What is "householding"?

A:
The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits TC PipeLines, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more unitholders reside if TC PipeLines believes they are members of the same family. This rule is called "householding," and its purpose is to help reduce printing and mailing costs of proxy materials. A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding TC PipeLines common units, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Q:
Is the exchange ratio subject to adjustment based on changes in the prices of TC PipeLines common units or TC Energy common shares? Can it be adjusted for any other reason?

A:
As merger consideration, you will receive a fixed number of TC Energy common shares, not a number of shares that will be determined based on a fixed market value. The market value of TC Energy common shares and the market value of TC PipeLines common units at the effective time may vary significantly from their respective values on the date that the Merger Agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in TC Energy's or TC PipeLines' respective businesses, operations or prospects, regulatory considerations, and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of TC Energy common shares, the comparative value of the Canadian dollar and U.S. dollar or market value of the TC PipeLines common units. Therefore, the aggregate market value of the TC Energy common shares that a TC PipeLines unitholder is entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the special meeting or the date on which a TC PipeLines unitholder actually receives its TC Energy common shares.

However, the merger consideration will be equitably adjusted to provide you and TC Energy with the same economic effect as contemplated by the Merger Agreement in the event of any reclassification, stock or unit split (including a reverse stock or unit split), stock dividend or common unit distribution, recapitalization, merger or other similar transaction involving TC PipeLines common units or TC Energy common shares prior to the completion of the Merger.

Q:
Who can answer my questions?

A:
If you are a TC PipeLines unitholder and you have any questions about the Merger or you would like to request additional documents, including copies of this proxy statement/prospectus, please contact TC PipeLines' proxy solicitor:

Morrow Sodali LLC
509 Madison Avenue, Suite 1206
New York, New York 10022
(800) 662-5200 (toll-free from the U.S. and Canada)
+1 (203) 658-9400 (from other locations)
Email: TCP@investor.morrowsodali.com

Q:
Where can I find more information about TC PipeLines, TC Energy and the transactions contemplated by the Merger Agreement?

A:
You can find out more information about TC PipeLines, TC Energy and the transactions contemplated by the Merger Agreement by reading this proxy statement/prospectus and, with respect to TC PipeLines and TC Energy, from various sources described in the section entitled "Where You Can Find Additional Information."

 SUMMARY

        This summary highlights information contained elsewhere in this proxy statement/prospectus and may not contain all of the information that might be important to you. TC PipeLines and TC Energy urge you to read carefully the remainder of this proxy statement/prospectus, including the attached annexes, the documents incorporated by reference into this proxy statement/prospectus and the other documents to which TC PipeLines and TC Energy have referred you. You may obtain the information incorporated by reference in this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find Additional Information." Each item in this summary includes a page reference to direct you to a more complete description of the topics presented in this summary.

Information about the Companies (page 82)

TC Energy Corporation

450 - 1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
(403) 920-2000

        TC Energy, incorporated under the laws of Canada, is a leader in the responsible development and reliable operation of North American energy infrastructure, including natural gas and liquids pipelines, power generation and gas storage facilities. TC Energy operates three core businesses—Natural Gas Pipelines, Liquids Pipelines and Power and Storage. Natural Gas Pipelines and Liquids Pipelines are principally comprised of TC Energy's respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as TC Energy's regulated natural gas storage operations in the U.S. Power and Storage includes TC Energy's power operations and TC Energy's unregulated natural gas storage business in Canada.

        TC Energy is a public company trading on both the TSX and the NYSE under the ticker symbol "TRP." TC Energy also has outstanding preferred shares that trade on TSX. TC Energy's principal executive offices are located at 450 - 1st Street S.W., Calgary, Alberta, Canada T2P 5H1, and its telephone number is (403) 920-2000.

        Additional information about TC Energy can be found on its website at http://www.TC Energy.com. The information contained in, or that can be accessed through, TC Energy's website is not intended to be incorporated into this proxy statement/prospectus. For additional information about TC Energy, see the section entitled "Where You Can Find Additional Information."

TCP Merger Sub, LLC

c/o TransCanada PipeLine USA Ltd.
700 Louisiana Street, Suite 1300
Houston, Texas 77002-2761
(832) 320-5000

        Merger Sub, a Delaware limited liability company and an indirect wholly owned subsidiary of TC Energy, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into TC PipeLines. As a result, TC PipeLines will survive the Merger as an indirect, wholly owned subsidiary of TC Energy. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

        Merger Sub's principal executive offices are located at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, and its telephone number is (832) 320-5000.

TC PipeLines, LP

700 Louisiana Street, Suite 1300
Houston, Texas 77002-2761
(877) 290-2772

        TC PipeLines is a Delaware limited partnership. TC PipeLines was formed by TransCanada PipeLines Limited, a wholly owned subsidiary of TC Energy, to acquire, own and participate in the management of energy infrastructure assets in the United States. TC PipeLines owns interests in eight federally regulated U.S. interstate natural gas pipelines that are collectively designed to transport approximately 10.9 billion cubic feet per day of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western, Midwestern and Northeastern United States.

        TC PipeLines is a publicly traded partnership trading on the NYSE under the ticker symbol "TCP." TC PipeLines' principal executive offices are located at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, and its telephone number is (877) 290-2772.

        Additional information about TC PipeLines can be found on its website at http://www.tcpipelineslp.com. The information contained in, or that can be accessed through, TC PipeLines' website is not intended to be incorporated into this proxy statement/prospectus. For additional information about TC PipeLines, see the section entitled "Where You Can Find Additional Information."

The Merger Agreement (page 84)

        The terms and conditions of the Merger are contained in the Merger Agreement, which is attached to this document as Annex A and is incorporated by reference herein in its entirety. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger.

        The Conflicts Committee and GP Board have unanimously approved the Merger Agreement. The Merger Agreement provides for the acquisition by TC Energy of the outstanding TC PipeLines common units not already owned by TC Energy and its subsidiaries through the merger of Merger Sub, an indirect, wholly owned subsidiary of TC Energy, with and into TC PipeLines with TC PipeLines continuing as the surviving entity. Each Unaffiliated TCP Unitholder will be entitled to receive 0.70 TC Energy common shares in exchange for each TC PipeLines common unit that such holder owns immediately prior to the effective time of the Merger.

Merger Consideration (page 38)

        Upon the terms and subject to the conditions set forth in the Merger Agreement, each eligible unit will be cancelled in exchange for the right to receive 0.70 of a validly issued, fully paid and non-assessable TC Energy common share (the merger consideration). For additional information, see the section entitled "The Merger Agreement—Merger Consideration."

Recommendation of the GP Board (page 49)

        Based upon the recommendation of the Conflicts Committee, the GP Board has, acting in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders,(ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board has directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. The GP Board recommends that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger. For a further discussion of the recommendation of the GP Board, please read the section titled "The Merger Proposal—Recommendation of the GP Board."

Reasons for the Recommendation of the Conflicts Committee (page 49)

        The Conflicts Committee conducted a review and evaluation of the Merger and negotiated with TC Energy and its representatives on behalf of TC PipeLines and the Unaffiliated TCP Unitholders with respect to the Merger Agreement. The Conflicts Committee has, acting in good faith, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the TCP Partnership Agreement. The Conflicts Committee recommended that (i) the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger. For a further discussion of the recommendation of the Conflicts Committee, please read the section titled "The Merger Proposal—Reasons for the Recommendation of the Conflicts Committee."

Comparative Per Share and Per Unit Market Price Information (page 17)

        The following table presents the closing price per TC Energy common share on the TSX and the NYSE and the closing price per TC PipeLines common unit on the NYSE on (a) December 14, 2020, the last full trading day prior to the public announcement of the Merger Agreement, and (b) January 22, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each TC PipeLines common unit, which was calculated by multiplying the closing price of TC Energy common shares on the NYSE on those dates by the exchange ratio.

Date	TC Energy common shares TSX	TC Energy common shares NYSE	TC PipeLines common units NYSE	Equivalent value of merger consideration per TC PipeLines common unit based on price of TC Energy common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
December 14, 2020	$56.41	$44.21	$30.76	$30.95
January 22, 2021	$56.39	$44.35	$31.10	$31.05

Opinion of the Financial Advisor of the Conflicts Committee (page 53)

        In connection with the proposed merger, Evercore Group L.L.C. ("Evercore") delivered a written opinion, dated as of December 14, 2020, to the Conflicts Committee as to the fairness, from a financial point of view, to TC PipeLines and the Unaffiliated TCP Unitholders, as of the date of the opinion, of the exchange ratio. The full text of the written opinion of Evercore, dated as of December 14, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. You are urged to read Evercore's opinion carefully and in its entirety. Evercore's opinion was addressed to, and provided for the information and benefit of the Conflicts Committee in connection with its evaluation of the fairness of the exchange ratio from a financial point of view, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B.

        For a description of the opinion that the Conflicts Committee received from Evercore, see "The Merger Proposal—Opinion of the Financial Advisor of the Conflicts Committee."

The Special Meeting (page 32)

Date, Time and Place of the Special Meeting

        The special meeting of TC PipeLines unitholders will be held virtually via live webcast online on February 26, 2021, at 10:00 a.m., Central Time.

        The special meeting can be accessed by visiting www.meetingcenter.io/203568828, where TC PipeLines unitholders will be able to participate and vote online. TC PipeLines encourages its unitholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

        TC PipeLines has chosen to hold the special meeting solely via live webcast and not in a physical location given the current public health impact of COVID-19 and its desire to promote the health and safety of its unitholders, directors, officers, employees and other constituents.

Record Date and Outstanding TC PipeLines common units

        Only TC PipeLines unitholders of record as of the record date will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

        As of the close of business on the record date, there were 71,306,396 TC PipeLines common units issued and outstanding and entitled to vote at the special meeting. Each TC PipeLines unitholder is entitled to one vote for each TC PipeLines common unit owned as of the record date.

        A certified list of eligible TC PipeLines unitholders will be available for inspection for a period of 10 days prior to the special meeting and during the special meeting, which may be accessed using the above web address and by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum

        The holders of a majority of the outstanding TC PipeLines common units must be present virtually or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, you will be considered part of the quorum.

        Abstentions will be deemed present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. TC PipeLines common units held in "street name" with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and TC PipeLines common units with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

        If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, TC PipeLines expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Required Vote

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal. Therefore, if you do not vote your TC PipeLines common units, abstain from voting or fail to instruct your bank, broker or other nominee to vote on the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        TC Energy and its affiliates held, as of the record date, 17,084,831 TC PipeLines common units, all of which will be voted to approve the merger proposal.

        The approval of the merger proposal does not require the affirmative vote or consent of the holders of TC PipeLines' Class B units or Incentive Distribution Rights ("IDRs").

Voting by Directors and Executive Officers

        As of the record date for the special meeting, the directors and executive officers of TCP GP had the right to vote approximately 1,290 TC PipeLines common units, representing less than 1% of the TC PipeLines common units then outstanding and entitled to vote at the special meeting. It is expected that the directors and executive officers of TCP GP who are TC PipeLines unitholders will vote "FOR" the merger proposal, although none of them has entered into any agreement requiring them to do so. As of the record date, TC Energy directors and executive officers do not beneficially own any TC PipeLines common units.

Risk Factors (page 23)

        The Merger and an investment in TC Energy common shares involve risks, some of which are related to the Merger. In considering the Merger, you should carefully consider the information about these risks set forth under the section entitled "Risk Factors," together with the other information included or incorporated by reference in this proxy statement/prospectus.

Listing of TC Energy Common Shares (page 67)

        The completion of the Merger is conditioned upon the approval for listing of TC Energy common shares issuable pursuant to the Merger Agreement on the TSX and the NYSE, subject to official notice of issuance.

Delisting and Deregistration of TC PipeLines Common Units (page 67)

        As promptly as practicable after the effective time, the TC PipeLines common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Material U.S. Federal Income Tax Consequences of the Merger (page 72)

        The receipt of TC Energy common shares and cash in lieu of fractional shares, if any, in exchange for the TC PipeLines common units pursuant to the Merger Agreement is expected to be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined in the section titled "Material U.S. Federal Income Tax Consequences of the Merger").

        In such case, a U.S. holder who receives TC Energy common shares and cash in lieu of fractional shares, if any, in exchange for TC PipeLines common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

  •
  the sum of (i) the fair market value of TC Energy common shares received, (ii) the amount of any cash received, and (iii) such U.S. holder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger; and

  •
  such U.S. holder's adjusted tax basis in the TC PipeLines common units exchanged therefor (which includes such U.S. holder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger).

        Gain or loss recognized by a U.S. holder will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code of 1986, as amended (the "Code"), to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by TC PipeLines and its subsidiaries. Passive losses that were not deductible by a U.S. holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. holder in connection with the Merger.

        The U.S. federal income tax consequences of the Merger to a TC PipeLines unitholder will depend on such common unitholder's own personal tax situation. Accordingly, each TC PipeLines unitholder is strongly urged to consult its tax advisor for a full understanding of the particular tax consequences of the Merger to such common unitholder.

        For additional information, read the section titled "Material U.S. Federal Income Tax Consequences of the Merger."

Material Canadian Federal Income Tax Consequences of the Merger (page 79)

        A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of TC PipeLines common units pursuant to the Merger unless the TC PipeLines common units are "taxable Canadian property", and are not "treaty-protected property" (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of the disposition. See the section titled "Material Canadian Federal Income Tax Consequences of the Merger."

Accounting Treatment of the Merger (page 69)

        The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation. Because TC Energy will have controlled TC PipeLines both before and after the completion of the Merger, the changes in TC Energy's ownership interest in TC PipeLines will be accounted for as an equity transaction and no gain or loss will be recognized in its condensed consolidated statements of earnings as a result of the Merger. In addition, consistent with ASC 740, Income Taxes, the income tax effects of the Merger are presented in additional paid-in capital.

Regulatory Approvals Required for the Merger (page 69)

        To complete the Merger and the other transactions contemplated by the Merger Agreement, TC PipeLines and TC Energy must make and deliver certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration of waiting periods from U.S. governmental and regulatory bodies, antitrust and other regulatory authorities. TC PipeLines and TC Energy have each agreed to use their reasonable best efforts to obtain clearance under the HSR Act and the DPA and their best efforts to obtain and maintain all other regulatory approvals necessary to complete the merger and the other transactions contemplated by the Merger Agreement. TC PipeLines and TC Energy are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties' completion of the Merger other than those described in this proxy statement/prospectus. There can be no assurance, however, if and when any of the approvals required to be obtained for the Merger and the other transactions contemplated by the Merger Agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

        To complete the Merger, TC PipeLines and TC Energy must make certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration or termination of waiting periods from U.S. governmental and regulatory bodies, including antitrust and other regulatory authorities. TC PipeLines and TC Energy are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties' completion of the Merger other than those described in the section entitled "The Merger Proposal—Regulatory Approvals Required for the Merger."

HSR Act and U.S. Antitrust Rules

        Completion of the Merger is subject to antitrust review in the United States. Under the HSR Act and the rules promulgated thereunder, the Merger cannot be completed until the parties to the Merger Agreement have given notification and furnished information to the Federal Trade Commission, which we refer to as the "FTC," and the Antitrust Division of the U.S. Department of Justice, which we refer to as the "DOJ," and until the applicable waiting period (or any extension of the waiting period) has expired or has been terminated.

        On December 23, 2020, TC PipeLines and TC Energy each filed a pre-merger notification and report form under the HSR Act. On January 15, 2021, TC PipeLines and TC Energy received notice of early termination of the applicable waiting period under the HSR Act.

        The Merger Agreement requires TC PipeLines and TC Energy to cooperate and use (and cause their respective subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable to complete the Merger as soon as reasonably practicable. TC PipeLines and TC Energy must use reasonable best efforts to take all other actions necessary cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable antitrust laws as soon as practicable.

CFIUS

        Completion of the Merger is subject to CFIUS assessment in the United States. Under the terms of the Merger Agreement, the Merger cannot be completed until TC PipeLines and TC Energy obtain the CFIUS approval. For purposes of the Merger Agreement, "CFIUS approval" means: (a) written notice issued by CFIUS that (i) none of the transactions contemplated by the merger agreement constitute a "covered transaction" under the DPA; or (ii) CFIUS has concluded an assessment, review or investigation of the CFIUS filing under the DPA and there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement; or (iii) CFIUS is not able to complete action under the DPA with respect to the transactions contemplated by the merger agreement on the basis of the CFIUS Declaration (as defined below) and that the parties may file a CFIUS notice in accordance with 31 C.F.R. part 800, subpart E(the "CFIUS Notice"), but CFIUS has not requested that the Parties submit a CFIUS Notice and has not initiated a unilateral CFIUS review of the transactions contemplated by the merger agreement under the DPA; or (b) if CFIUS has sent a report to the President of the United States requesting the President's decision on the CFIUS Notice, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement, or (ii) the President has not taken any action after 15 days from the date the President received such report from CFIUS.

        The Merger Agreement provides for TC PipeLines and TC Energy to cooperate regarding the preparation and filing with CFIUS of a joint declaration in connection with the Merger. Upon acceptance of such a declaration, CFIUS will initiate a 30-day assessment period, at the end of which, if it determines that there are no unresolved national security concerns, CFIUS will conclude all action under the DPA. Alternatively, CFIUS may inform the parties that it is not able to conclude action under the DPA with respect to the transaction on the basis of the declaration and that the parties may opt to file a written notice to seek written notification from CFIUS that CFIUS has concluded all action under the DPA with respect to the transaction. If CFIUS has reason to believe that the transaction may raise national security considerations, CFIUS may (a) request that the parties file a written notice; or (b) initiate a unilateral review of the transaction. The CFIUS Declaration was submitted on January 9, 2021 and accepted on January 14, 2021.

        In the event that the CFIUS process is required to proceed to a second-stage review, upon the acceptance of a notice, or in CFIUS' unilateral discretion, CFIUS will initiate a 45 calendar day review period, at the end of which, if it determines that there are no unresolved national security concerns, it will conclude all action under the DPA. If CFIUS determines that certain circumstances warrant additional review at the end of the initial 45-day review period, CFIUS will commence an investigation for up to an additional 45 days. In extraordinary circumstances, CFIUS may extend the investigation period by an additional 15 days. If CFIUS has no unresolved national security concerns at the end of the investigation, it will inform the parties it has concluded all action under the DPA. If CFIUS has unresolved national security concerns at the end of the investigation, it may send a report to the President of the United States, who may act to suspend or prohibit the transaction. The President of the United States has 15 days to act upon receiving the report from CFIUS. In certain cases, the parties may request permission to voluntarily withdraw and refile their CFIUS Notice in order to start a new review and investigation period that will allow more time to address national security concerns, rather than have the matter referred to the President of the United States. If the CFIUS Notice is refiled, the process may be extended by 45 to 90 days, depending on how much time is needed and whether CFIUS starts its review of the re-filed CFIUS Notice at the beginning of the review period or accelerates its review directly to the investigation stage. At any time during the course of the CFIUS review or investigation, CFIUS may request that the parties take actions to mitigate any national security concerns it has identified. Where CFIUS has completed all action with respect to the transaction or the President of the United States has announced a decision not to exercise his authority under the DPA with respect to the transaction, the President and CFIUS shall not further exercise the authority available to them under the DPA.

        Although TC PipeLines and TC Energy believe that they will receive the required authorizations and approvals described above to complete the Merger, there can be no assurance as to the timing of these consents and approvals, TC Energy's or TC PipeLines' ultimate ability to obtain such consents or approvals (or any additional consents or approvals that may otherwise become necessary), or the conditions or limitations that such approvals may contain or impose.

Appraisal or Dissenters' Rights (page 70)

        Holders of TC PipeLines common units do not have appraisal or dissenters' rights under applicable law or contractual appraisal rights under the TCP Partnership Agreement or the Merger Agreement

No TC Energy Shareholder Approval Required (page 69)

        The approval of the Merger Agreement and the Merger by TC Energy does not require the affirmative vote or consent of the TC Energy shareholders.

Conditions to the Completion of the Merger (page 101)

        Each party's obligation to complete the Merger is subject to the satisfaction or waiver of the following mutual conditions:

  •
  Unitholder Approval.  Approval of the merger proposal must have been obtained by holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal.

  •
  Listing.  The TC Energy common shares issuable to the holders of TC PipeLines common units pursuant to the Merger Agreement must have been authorized for listing on the NYSE and TSX, subject to official notice of issuance.

  •
  Regulatory Approval.  Any waiting period applicable to the Merger or other transactions contemplated by the Merger Agreement pursuant to the HSR Act must have been terminated or must have expired, and any required approval or consent under any other applicable antitrust law must have been obtained and CFIUS approval must have been obtained.

  •
  No Orders.  There must not have been enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

  •
  Registration Statement.  The registration statement of which this proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order suspending its effectiveness issued by the SEC and any proceedings for that purpose must not have been commenced or been threatened by the SEC unless subsequently withdrawn.

        The obligations of TC Energy and Merger Sub to complete the Merger are subject to the satisfaction or waiver of further conditions, including:

  •
  Representations and Warranties.  Each of the representations and warranties of TC PipeLines and TCP GP must be true and correct, subject to the materiality standards set forth in the Merger Agreement, both as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be so true and correct as of such particular date or period of time);

  •
  Performance of Obligations.  TC PipeLines must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date; and

  •
  Closing Certificate.  TC Energy, TC Northern, TC PipeLine USA and Merger Sub must have received a certificate signed on behalf of TC PipeLines by an executive officer of TCP GP certifying that the conditions set forth above have been satisfied.

        The obligation of TC PipeLines to complete the Merger is subject to the satisfaction or waiver of further conditions, including:

  •
  Representations and Warranties.  Each of the representations and warranties of TC Energy, TC Northern, TC PipeLine USA and Merger Sub must be true and correct, subject to the materiality standards set forth in the merger agreement, both as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time);

  •
  Performance of Obligations.  Each of TC Energy, TC Northern, TC PipeLine USA and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date.

  •
  Closing Certificate.  TC PipeLines must have received a certificate signed on behalf of TC Energy, TC Northern, TC PipeLine USA and Merger Sub by an executive officer of TC Energy certifying that the conditions set forth above have been satisfied.

Termination (page 103)

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time by mutual written consent of TC PipeLines (duly authorized by the Conflicts Committee) and TC Energy (duly authorized by the TC Energy Board).

        The Merger Agreement may also be terminated by either TC Energy or TC PipeLines if:

  •
  the Merger has not been consummated by the outside date, provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party that has breached (or whose subsidiaries have breached) in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

  •
  any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, provided that the right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributed to the occurrence of a failure of a condition to consummate the Merger; or

  •
  holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal do not approve the merger proposal.

        By TC Energy if:

  •
  the Conflicts Committee has made an adverse recommendation change, unless the requisite vote of the TC PipeLines unitholder meeting has been held and the vote taken, regardless of whether the holders of a majority of the TC PipeLines common units vote to approve the Merger; or

  •
  there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of TC PipeLines has become untrue, in either case, such that certain conditions would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date has not been cured within the earlier of 60 days after giving of notice thereof by TC Energy to TC PipeLines or the outside date). However, the right to terminate the Merger Agreement is not available to TC Energy if it has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        By TC PipeLines if, at any time prior to the effective time, there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of TC Energy, TC PipeLine USA, TC Northern or Merger Sub will have become untrue, in either case, such that certain conditions would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, is not cured within the earlier of 60 days after giving notice thereof by TC PipeLines to TC Energy or the outside date). However, TC PipeLines may not terminate in such circumstances described in the foregoing if it has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Your Rights as a TC Energy Shareholder Will Be Different from Your Rights as a TC PipeLines Unitholder (page 116)

        Upon the completion of the merger, each eligible unit issued and outstanding immediately prior to the effective time will be cancelled in exchange for the right to receive the merger consideration, consisting of 0.70 of a validly issued, fully paid and non-assessable TC Energy common share. As a result, TC PipeLines unitholders will become TC Energy shareholders and, as such, their rights will be governed principally by the Canada Business Corporations Act ("CBCA"), and TC Energy's articles of continuance and by-laws, each as amended. These rights differ from the existing rights of TC PipeLines unitholders, which are governed principally by Delaware law and the TCP Partnership Agreement. For a summary of the material differences between the rights of TC Energy shareholders and the existing rights of TC PipeLines unitholders, see the section entitled "Comparison of Rights of TC Energy Shareholders and TC PipeLines Unitholders."

Interests of Directors and Executive Officers of TCP GP in the Merger (page 67)

        TC PipeLines does not have any employees and relies on TCP GP to manage the conduct of TC PipeLines' business. None of the individuals who has served as a director or executive officer at TCP GP or TC Energy since the beginning of 2019 has any agreements or understandings with TC Energy, TCP GP, TC PipeLines or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger.

        TCP GP's directors and executive officers may have other interests in the Merger that may differ from, or are in addition to, the interests of TC PipeLines unitholders generally. These interests include the following:

  •
  four of the seven directors of TCP GP hold positions at TC Energy or its subsidiaries (other than TCP GP);

  •
  four directors of TCP GP own TC Energy common shares. Those directors, individually and in the aggregate, own shares representing less than 1.0% of the total TC Energy common shares outstanding as of the record date;

  •
  all of the executive officers of TCP GP hold positions at TC Energy or its subsidiaries (other than TCP GP);

  •
  six individuals who serve as executive officers of TCP GP own TC Energy common shares, which, individually and in the aggregate, represent less than 1.0% of the TC Energy common shares outstanding as of the record date; and

  •
  the directors and executive officers of TCP GP have the right to indemnification under the TCP Partnership Agreement, the Merger Agreement and, in the case of the members of the Conflicts Committee, indemnification agreements. In addition, all of the directors and officers of TC Energy have the right to indemnification under the organizational documents of TC Energy and indemnification agreements with TC Energy.

        These interests are discussed in more detail in the section entitled "The Merger Proposal—Interests of the Directors and Executive Officers of TCP GP in the Merger." The Conflicts Committee and the GP Board was aware of the different or additional interests described herein and considered these interests along with other matters in recommending and approving and adopting the Merger Agreement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TC PIPELINES

        The following selected historical consolidated financial data prepared in accordance with U.S. GAAP is derived from TC PipeLines' audited consolidated financial statements for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 and unaudited consolidated financial statements for the nine months ended September 30, 2020 and 2019. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of TC PipeLines and the related notes, as well as the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in TC PipeLines' Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and quarterly reports on Form 10-Q for the three months ended March 31, 2020, June 30, 2020 and September 30, 2020, respectively, that TC PipeLines previously filed with the SEC and that are incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled "Where You Can Find Additional Information."

	For the Nine Months Ended September 30,		For the Year Ended December 31,
	2020	2019	2019	2018	2017	2016(a)		2015(a)
	(U.S. dollars in millions; except per common unit amounts)
Income Data
Transmission revenues	$295	$299	$403	$549 (e)	$422	$426		$417
Equity earnings(b)	123	115	160	173	124	97		97
Impairment of equity-method investment(c)	—	—	—	—	—	—		(199)
Impairment of goodwill(d)	—	—	—	59	—	—		—
Impairment of long-lived assets(e)	—	—	—	537	—	—		—
Net income (loss)	223	216	298	(165)	263	263		58
Net income (loss) attributable to controlling interests	210	204	280	(182)	252	248		37
Basic and diluted net income (loss) per common unit	$2.89	$2.79	$3.74	$(2.68)	$3.16	$3.21	(f)	$(0.03	)(f)
Cash Flow Data
Cash distribution declared per common unit	$1.95	$1.95	$2.60	$2.60	$3.94	$3.71		$3.51

	At September 30,		At December 31,
	2020	2019	2019	2018	2017	2016(a)	2015(a)
Balance Sheets
Total assets	$3,124	$2,822	$2,853	$2,899	$3,559	$3,354	$3,459	(g)
Long-term debt, net	1,767	1,871	1,880	2,072	2,352	1,859	1,935	(g)
Partners' equity	804	726	760	699	1,068	1,272	1,391

(a)
Reflects recast information to consolidate Portland Natural Gas Transmission System ("PNGTS") as a result of an additional 11.81 percent in PNGTS that was acquired from a subsidiary of TC Energy on June 1, 2017. Prior to this transaction, TC PipeLines owned a 49.9 percent interest in PNGTS that was acquired from TC Energy on January 1, 2016. Please read Note 2—Significant Accounting Policies—Basis of Presentation section of the Notes to the Consolidated Financial Statements for the year ended December 31, 2019 included in TC PipeLines' Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference into this proxy statement/prospectus.

(b)
Equity earnings represent TC PipeLines' share in investee's earnings and do not include any impairment charge on its equity investments.

(c)
Represents the impairment charge on TC PipeLines' investment in Great Lakes Gas Transmission Limited Partnership. The equity earnings as presented in 2015 did not include this impairment charge.

(d)
Please read Note 4—Goodwill and Regulatory, Notes to the Consolidated Financial Statements for the year ended December 31, 2019 included in TC PipeLines' Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference into this proxy statement/prospectus.

(e)
Please read Note 7—Property, Plant and Equipment, Notes to the Consolidated Financial Statements for the year ended December 31, 2019 included in TC PipeLines' Annual Report on Form 10-K for the year ended December 31, 2019 and incorporated by reference into this proxy statement/prospectus.

(f)
Represents basic and diluted net income per common unit prior to recast.

(g)
As a result of the application of Accounting Standards Update (ASU) No. 2015-03 "Interest—Imputation of Interest" and similar to the presentation of debt discounts, debt issuance costs previously reported as other assets in the balance sheet were reclassified as an offset against their respective debt liabilities.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TC ENERGY

        The following selected historical consolidated financial data prepared in accordance with U.S. GAAP is derived from TC Energy's audited consolidated financial statements for the years ended December 31, 2019, 2018, 2017, 2016 and 2015, included in its annual reports on Form 40-F and unaudited consolidated financial statements for the nine months ended September 30, 2020 and 2019. The information set forth below is only a summary that you should read together with the historical audited consolidated financial statements of TC Energy and the related notes, as well as the section entitled "Management's Discussion and Analysis" contained in TC Energy's consolidated financial statements for the fiscal year ended December 31, 2019 filed on Form 40-F on February 13, 2020 and TC Energy's unaudited interim condensed consolidated financial statements and related notes included in exhibits to TC Energy's Form 6-K furnished to the SEC for the nine months ended September 30, 2020 on October 29, 2020, each of which is incorporated by reference into this proxy statement/prospectus. Historical results are not necessarily indicative of any results to be expected in the future. For more information, see the section entitled "Where You Can Find Additional Information."

	For the Nine Months Ended September 30,		For the Year Ended December 31,
Consolidated Statements of Income	2020(a)	2019(a)	2019(a)	2018(a)	2017(a)	2016(a)	2015(a)
	(millions of Canadian dollars; except per share amounts)
Revenues	$9,702	$9,992	$13,255	$13,679	$13,449	$12,547	$11,353
Net income/(loss)	3,681	3,208	4,433	3,517	3,395	485	(1,140)
Net income/(loss) attributable to non-controlling interests	228	217	293	(185)	238	252	6
Net income/(loss) attributable to controlling interests	3,453	2,991	4,140	3,702	3,157	233	(1,146)
Net income/(loss) attributable to common shares	3,333	2,868	3,976	3,539	2,997	124	(1,240)
Net income/(loss) per common share:
Basic	$3.55	$3.09	$4.28	$3.92	$3.44	$0.16	$(1.75)
Diluted	$3.55	$3.09	$4.27	$3.92	$3.43	$0.16	$(1.75)
Dividends declared per common share	$2.43	$2.25	$3.00	$2.76	$2.50	$2.26	$2.08

	At September 30,		At December 31,
Consolidated Balance Sheet Data	2020(a)	2019(a)	2019(a)	2018(a)	2017(a)	2016(a)	2015(a)
	(millions of Canadian dollars)
Total assets(b)	$101,862	$99,611	$99,279	$98,920	$86,101	$88,051	$64,398
Long-term debt, excluding current portion	36,881	36,389	34,280	36,509	31,875	38,312	28,909
Junior subordinated notes	8,814	8,771	8,614	7,508	7,007	3,931	2,409
Redeemable non-controlling interest	719	—	—	—	—	—	—
Common shares	24,483	24,128	24,387	23,174	21,167	20,099	12,102
Preferred shares	3,980	3,980	3,980	3,980	3,980	3,980	2,499

(a)
TC Energy's consolidated statement of income and consolidated balance sheet include the following significant acquisitions, dispositions, gains/(losses) on assets held for sale, impairments and related income tax impacts. For further information see TC Energy's Annual Reports on Form 40-F.

•
2020—Sale of a 65 percent equity interest in Coastal GasLink, sale of Ontario natural gas-fired power plants and release of tax valuation allowance related to Keystone XL project

•
2019—Sale of certain Columbia Midstream assets, Ontario natural gas-fired power plant assets held for sale, sale of an 85 percent equity interest in Northern Courier, sale of Coolidge generating station and release of income tax valuation allowance related to a tax net operating loss carryforward for income tax purposes

  •
  2018—Sale of Cartier Wind power facilities, Bison and other impairments, and deferred income tax recoveries as a result of the U.S. Tax Cuts and Jobs Act and related changes by the U.S. Federal Energy Regulatory Commission

  •
  2017—Deferred income tax recoveries due to U.S. Tax Cuts and Jobs Act, sale of Ontario solar assets, monetization of U.S. Northeast power generation assets, and Energy East Pipeline and other impairments

  •
  2016—Columbia Pipeline Group acquisition, Ravenswood goodwill impairment, U.S. Northeast power generation assets held for sale, Alberta power purchase arrangements terminations and settlements, Ironwood acquisition, and other dispositions

  •
  2015—Impairment of Keystone XL and certain other assets, disposition of TC Offshore, LLC and the inclusion of a restructuring provision

(b)
In 2019, the adoption of ASC 842, Leases resulted in $585 million of right-of-use assets and lease liabilities recognized on the consolidated balance sheet on January 1, 2019, but did not have an impact to the consolidated statements of income and cash flows.

SELECTED UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

        The following selected unaudited pro forma condensed consolidated financial information was prepared from the unaudited pro forma consolidated statements of TC Energy. The unaudited pro forma condensed consolidated balance sheet has been prepared as if the Merger occurred on September 30, 2020. The unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2020 and for the year ended December 31, 2019 have been prepared as if the Merger occurred on January 1, 2019. The following selected unaudited pro forma condensed consolidated financial information is for illustrative and informational purposes only and is not necessarily indicative of the results that might have occurred had such transaction taken place on January 1, 2019, for consolidated income statement purposes, and September 30, 2020, for consolidated balance sheet purposes, and is not intended to be a projection of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section titled "Risk Factors." The following selected unaudited pro forma condensed consolidated financial information should be read in conjunction with the Unaudited Pro Forma Condensed Consolidated Financial Statements and related notes included elsewhere this proxy statement/prospectus.

Unaudited Pro Forma Condensed Consolidated Statements of Income	For the Nine Months Ended September 30, 2020	For the Year Ended December 31, 2019
	(millions of Canadian dollars; except per share amounts)
Revenues	$9,702	$13,255
Net income	$3,630	$4,368
Net income attributable to non-controlling interests	$17	$24
Net income attributable to controlling interests	$3,613	$4,344
Net income attributable to common shares	$3,493	$4,180
Net income per common share:
Basic	$3.57	$4.32
Diluted	$3.57	$4.31

Unaudited Pro Forma Condensed Consolidated Balance Sheet	As at September 30, 2020
(millions of Canadian dollars; number of shares in millions)
Total assets	$101,862
Long-term debt, excluding current portion	$36,881
Junior subordinated notes	$8,814
Redeemable non-controlling interest	$719
Common shares	$26,623
Preferred shares	$3,980
Number of common shares outstanding	978

 COMPARATIVE PER SHARE AND PER UNIT MARKET PRICE INFORMATION

        TC Energy common shares are currently listed on the TSX and the NYSE under the ticker symbol "TRP" and TC PipeLines common units is currently listed on the NYSE under the ticker symbol "TCP."

        The following table presents the closing price per share of TC Energy common shares on the TSX and the NYSE and of TC PipeLines common units on the NYSE on (a) December 14, 2020, the last full trading day prior to the public announcement of the signing of the Merger Agreement, and (b) January 22, 2021, the last practicable trading day prior to the mailing of this proxy statement/prospectus. This table also shows the implied value of the merger consideration payable for each TC PipeLines common unit, which was calculated by multiplying the closing price of TC Energy common shares on the NYSE on those dates by the exchange ratio.

Date	TC Energy common shares TSX	TC Energy common shares NYSE	TC PipeLines common units NYSE	Equivalent value of merger consideration per share of TC PipeLines stock based on price of TC Energy common shares on NYSE
	(C$)	(US$)	(US$)	(US$)
December 14, 2020	$56.41	$44.21	$30.76	$30.95
January 22, 2021	$56.39	$44.35	$31.10	$31.05

        TC PipeLines unitholders will not receive the merger consideration until the Merger is completed, which may occur a substantial period of time after the special meeting, or not at all. There can be no assurance as to the trading prices of TC PipeLines common units or TC Energy common shares at the time of the completion of the Merger. The market prices of TC PipeLines common units and TC Energy common shares are likely to fluctuate prior to completion of the Merger and cannot be predicted. We urge you to obtain current market quotations for both TC PipeLines common units and TC Energy common shares.

 COMPARATIVE HISTORICAL AND UNAUDITED PER SHARE AND PER UNIT INFORMATION

        The following tables reflect, as of the dates and for the periods indicated, historical and pro forma per share and per unit data for TC Energy and TC PipeLines. The information presented in these tables should be read in conjunction with the pro forma condensed consolidated financial statements included elsewhere in this proxy statement/prospectus and the separate historical consolidated financial statements and related notes of TC Energy and TC PipeLines incorporated by reference in this proxy statement/prospectus.

        The pro forma per share and per unit information gives effect to the Merger as if such transaction had been completed as of the applicable date. Such pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred if the Merger had been completed as of the beginning of the periods presented or the financial position that would have occurred if the Merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of TC Energy or TC PipeLines.

        The pro forma data in the tables assume that the Merger occurred on January 1, 2019 for income statement purposes and on September 30, 2020 for balance sheet purposes, and that the Merger is accounted for as an equity transaction.

TC Energy Common Shares	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(C$)	(C$)
Net income per common share (basic)
Historical	$3.55	$4.28
Pro forma	$3.57	$4.32
Net income per common share (diluted)
Historical	$3.55	$4.27
Pro forma	$3.57	$4.31
Dividends declared per common share
Historical	$2.43	$3.00
Pro forma(1)	$2.43	$3.00
Book value per common share at period end
Historical(2)	$30.02	$28.55
Pro forma(2)(3)	$31.01	n/a

TC PipeLines Common Units	Nine Months Ended September 30, 2020	Year Ended December 31, 2019
	(US$)	(US$)
Net income per common unit (basic)
Historical	$2.89	$3.74
Pro forma(4)	$1.85	$2.28
Net income per common unit (diluted)
Historical	$2.89	$3.74
Pro forma(4)	$1.85	$2.27
Distributions declared per common unit
Historical	$1.95	$2.60
Pro forma(4)	$1.26	$1.58
Book value per common unit at period end
Historical(5)	$8.35	$7.56
Pro forma(6)	$16.29	n/a

(1)
For the purpose of the pro forma financial information, it was assumed that all TC Energy common shares issued in connection with the Merger received the same dividend rate as existing TC Energy common shares.

(2)
Calculated as total equity before preferred shares and non-controlling interests, divided by the number of TC Energy common shares outstanding as of period end.

(3)
The pro forma book value per common share was calculated as follows (in millions of Canadian dollars, except per share amounts):

As of September 30, 2020
Pro forma TC Energy total equity (before preferred shares and non-controlling interests)	$30,329
Divided by: Pro forma consolidated number of shares in millions outstanding as of September 30, 2020	978

Book value per common share (pro forma)	$31.01
(4)
Determined by multiplying the TC Energy pro forma data disclosed above by the exchange ratio of 0.70 and converting into U.S. dollars using the average exchange rate for the year ended December 31, 2019 and the nine months ended September 30, 2020, respectively.

(5)
Calculated as total equity before Class B units, general partner and non-controlling interests, divided by the number of common units outstanding as of period end.

(6)
Determined by multiplying the TC Energy pro forma data disclosed above by the exchange ratio of 0.70 and converting into U.S. dollars using the exchange rate as of September 30, 2020.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        From time to time, TC Energy and TC PipeLines make written or oral forward-looking statements within the meaning of certain securities laws, including the "safe harbor" provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this proxy statement/prospectus, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, natural gas and crude oil supply and demand dynamics, strategic objectives, strategic opportunities, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only TC Energy's or TC PipeLines' beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as "anticipates," "believes," "budgets," "could," "estimates," "expects," "forecasts," "foresees," "goal," "intends," "likely," "may," "might," "plans," "projects," "schedule," "should," "target," "will," or "would" and similar expressions, although not all forward-looking information contains these identifying words.

        By their very nature, forward-looking statements require TC Energy and TC PipeLines to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that TC Energy's or TC PipeLines' predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that TC Energy's or TC PipeLines' assumptions may not be correct and that TC Energy's or TC PipeLines' objectives, strategic goals and priorities will not be achieved. TC PipeLines and TC Energy caution readers not to place undue reliance on these statements, as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to:

  •
  the possibility that the Merger does not close when expected or at all because required regulatory, unitholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all;

  •
  that TC PipeLines and TC Energy may be required to modify the terms and conditions of the Merger Agreement to achieve regulatory or unitholder approval;

  •
  negative effects from the pendency of the Merger;

  •
  the risk that any announcements relating to the Merger could have adverse effects on the market price of TC Energy common shares or TC PipeLines common units;

  •
  the possibility that TC PipeLines and TC Energy will incur significant transaction and other costs in connection with the Merger, which may be in excess of those anticipated by TC PipeLines or TC Energy;

  •
  potential changes in the TC Energy share price which may negatively impact the value of consideration offered to TC PipeLines unitholders;

  •
  that the anticipated benefits of the merger are not realized as a result of such things as the strength or weakness of the economy and competitive factors in the areas where TC PipeLines and TC Energy do business;

  •
  general business and economic conditions in Canada, the U.S. and other countries in which TC PipeLines or TC Energy conduct business;

  •
  the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar;

  •
  the effects of competition in the markets in which TC PipeLines or TC Energy operate;

  •
  the impact of changes in the laws and regulations regulating the oil and gas industries or affecting domestic and foreign operations;

  •
  the impact of health epidemics, including the COVID-19 pandemic, on the business and actions TC PipeLines or TC Energy may take in response thereto;

  •
  inflation; interest rates; availability and price of labor and construction materials; operational reliability; customer and regulatory approvals;

  •
  weather and natural disasters;

  •
  judicial or regulatory judgments and legal proceedings; ability to successfully integrate the two companies;

  •
  success in retaining the services of executives, key personnel and other employees that the combined company needs to realize all of the anticipated benefits of the Merger;

  •
  the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; reputational risks;

  •
  the outcome of various litigation and proceedings in which TC Energy or TC PipeLines are involved and the adequacy of reserves maintained therefor; and

  •
  other factors that may affect future results of TC PipeLines or TC Energy, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, technological and regulatory changes, and adverse developments in general market, business, economic, labor, regulatory and political conditions.

        TC PipeLines and TC Energy caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the Merger and the future results of TC PipeLines or TC Energy. Assumptions regarding the expected supply of and demand for crude oil, natural gas, NGL and renewable energy, and the prices of these commodities, are material to and underlie all forward-looking statements, as they may impact current and future levels of demand for services of TC PipeLines and TC Energy. Similarly, exchange rates, inflation and interest rates impact the economies and business environments in which TC PipeLines and TC Energy operate and may impact levels of demand for services of TC PipeLines or TC Energy and cost of inputs, and are therefore inherent in all forward-looking statements. Due to the interdependencies and correlation of these macroeconomic factors, the impact of any one assumption on a forward-looking statement cannot be determined with certainty, particularly with respect to the impact of the Merger, comparable EBITDA, comparable funds generated from operations, earnings/(loss), earnings/(loss) per share, or estimated future dividends.

        The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on TC Energy's or TC PipeLines' forward-looking statements to make decisions with respect to TC Energy and TC PipeLines, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, TC PipeLines and TC Energy do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        For additional information about factors that could cause TC Energy's and TC PipeLines' results to differ materially from those described in the forward-looking statements, please see the section entitled "Risk Factors" as well as in the reports that TC PipeLines and TC Energy have filed with the

SEC and SEDAR, as applicable, described in the section entitled "Where You Can Find Additional Information."

        All written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to TC Energy, TC PipeLines or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

        You should consider carefully the following risk factors, as well as the other information set forth in and incorporated by reference into this proxy statement/prospectus, before making a decision on the merger proposal. As a TC Energy shareholder following completion of the merger, you will be subject to all risks inherent in the business of TC Energy in addition to the risks relating to TC PipeLines. The market value of your TC Energy common shares will reflect the performance of the business relative to, among other things, that of the competitors of TC Energy and TC PipeLines and general economic, market and industry conditions. The value of your investment may increase or may decline and could result in a loss. You should carefully consider the following factors as well as the other information contained in and incorporated by reference into this proxy statement/prospectus. For information about the filings incorporated by reference in this proxy statement/prospectus, see the section entitled "Where You Can Find Additional Information."

Risks Relating to the Merger

Because the market value of TC Energy common shares that TC PipeLines unitholders will receive in the Merger may fluctuate, TC PipeLines unitholders cannot be sure of the market value of the merger consideration that they will receive in the Merger.

        As merger consideration, TC PipeLines unitholders will receive a fixed number of TC Energy common shares, not a number of shares that will be determined based on a fixed market value. The market value of TC Energy common shares and the market value of TC PipeLines common units at the effective time may vary significantly from their respective values on the date that the Merger Agreement was executed or at other dates, such as the date of this proxy statement/prospectus or the date of the special meeting. Stock price changes may result from a variety of factors, including changes in TC Energy's or TC PipeLines' respective businesses, operations or prospects, regulatory considerations and general business, market, industry or economic conditions. The exchange ratio will not be adjusted to reflect any changes in the market value of TC Energy common shares, the comparative value of the Canadian dollar and U.S. dollar or market value of the TC PipeLines common units. Therefore, the aggregate market value of the TC Energy common shares that a TC PipeLines unitholder is entitled to receive at the time that the Merger is completed could vary significantly from the value of such shares on the date of this proxy statement/prospectus, the date of the special meeting or the date on which a TC PipeLines unitholder actually receives its TC Energy common shares.

Upon completion of the Merger, TC PipeLines unitholders will become TC Energy shareholders, and the market price for TC Energy common shares may be affected by factors different from those that historically have affected TC PipeLines.

        Upon completion of the Merger, TC PipeLines unitholders will become TC Energy shareholders. TC Energy's businesses differ from those of TC PipeLines, and accordingly, the results of operations of TC Energy will be affected by some factors that are different from those currently affecting the results of operations of TC PipeLines. For a discussion of the businesses of TC PipeLines and TC Energy and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to in the section entitled "Where You Can Find Additional Information."

Certain rights of TC PipeLines unitholders will change as a result of the Merger.

        Upon completion of the Merger, TC PipeLines unitholders will no longer be unitholders of TC PipeLines, a Delaware limited partnership, but will be shareholders of TC Energy, a Canadian corporation. There will be certain differences between your current rights as a TC PipeLines unitholder, on the one hand, and the rights to which you will be entitled as a TC Energy shareholder, on the other hand. For a more detailed discussion of the differences in the rights of TC PipeLines unitholders and TC Energy shareholders, see the section entitled "Comparison of Rights of TC Energy Shareholders and TC PipeLines Unitholders."

The Merger Agreement may be terminated in accordance with its terms and there is no assurance when or if the Merger will be completed.

        The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement, including, among others, (i) the adoption of the Merger Agreement by an affirmative vote of the holders of a majority of all of the outstanding TC PipeLines common units entitled to vote at the special meeting, (ii) the approval in connection with the Merger for listing on the NYSE and the TSX of the TC Energy common shares to be issued to TC PipeLines unitholders in connection with the Merger, subject to official notice of issuance, (iii) the expiration or early termination of the applicable waiting period under the HSR Act and any required approval or consent under any other applicable antitrust law must have been obtained, (iv) the approval of CFIUS pursuant to the DPA (v) no governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the merger agreement, (vi) the registration statement of which this proxy statement/prospectus forms a part having been declared effective by the SEC and (vii) other customary closing conditions, including the accuracy of each party's representations and warranties (subject to specified materiality qualifiers), and each party's material compliance with its covenants and agreements contained in the Merger Agreement. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

        In addition, TC PipeLines may be required to pay TC Energy a termination fee of $25 million if the Merger Agreement is terminated under the circumstances specified in the Merger Agreement. See the section entitled "The Merger Agreement—Termination Fees and Expenses" for a more complete discussion of the circumstances under which the Merger Agreement could be terminated and when the termination fee may be payable.

Except in specified circumstances, if the Merger is not completed by August 14, 2021 either TC PipeLines or TC Energy may choose not to proceed with the Merger.

        Either TC PipeLines or TC Energy may terminate the Merger Agreement if the Merger has not been completed by August 14, 2021. However, this right to terminate the Merger Agreement will not be available to TC PipeLines or TC Energy if the failure of such party to perform any of its obligations under the Merger Agreement has been the principal cause of or resulted in the failure of the Merger to be complete on or before such time. For more information, see the section entitled "The Merger Agreement—Termination."

Failure to complete, or significant delays in completing, the Merger could negatively affect the trading prices of the TC PipeLines common units or the future business and financial results of TC PipeLines.

        The completion of the Merger is subject to certain customary closing conditions and there is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such conditions, then TC Energy and TC PipeLines may not be able to complete the Merger timely or at all, and such failure or delay may have other adverse consequences. If the Merger is not completed or is delayed, TC Energy and TC PipeLines will be subject to a number of risks, including:

  •
  TC Energy and TC PipeLines may experience negative reactions from the financial markets, including negative impacts on the market price of TC PipeLines common units, particularly to the extent that their current market price reflects a market assumption that the Merger will be completed;

  •
  TC Energy and TC PipeLines will not realize the expected benefits of the combined company; and

  •
  some costs relating to the Merger, such as investment banking, legal and accounting fees, and financial printing and other related charges, must be paid even if the Merger is not completed.

The opinion rendered to the Conflicts Committee by Evercore on December 14, 2020 was based on Evercore's financial analyses and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Evercore, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Conflicts Committee has not requested, and does not expect to request, an updated opinion from Evercore reflecting changes in circumstances that may have occurred since the signing of the Merger Agreement.

        The opinion rendered to the Conflicts Committee by Evercore on December 14, 2020 was provided in connection with, and at the time of, the evaluation of the Merger and the Merger Agreement by the Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Evercore, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The Conflicts Committee has not requested an updated opinion as of the date of this from Evercore and does not expect to request an updated opinion prior to completion of the Merger. Changes in the operations and prospects of TC PipeLines and TC Energy, general market and economic conditions and other factors that may be beyond the control of TC PipeLines and TC Energy, and on which the opinion was based, may have altered the value of TC PipeLines or TC Energy or the prices of TC Energy common shares or TC PipeLines common units since the date of such opinion, or may alter such values and prices by the time the Merger is completed. In this regard, Evercore's opinion did not take into account or give effect to the completion of the Merger. Evercore's opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Evercore rendered to the Conflicts Committee, please read the section titled "The Merger Proposal—Opinion of the Financial Advisor of the Conflicts Committee."

TC PipeLines and TC Energy will incur substantial transaction fees and costs in connection with the Merger.

        TC PipeLines and TC Energy have incurred and expect to incur additional material non-recurring expenses in connection with the Merger and completion of the transactions contemplated by the Merger Agreement, including costs relating to obtaining required approvals. TC PipeLines and TC Energy have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of TC PipeLines and TC Energy after completion of the Merger. Even if the Merger is not completed, TC PipeLines and TC Energy will need to pay certain costs relating to the Merger incurred prior to the date the Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on the parties' future results of operations, cash flows and financial condition. In addition to its own fees and expenses, each of TC PipeLines and TC Energy may be required to pay an expense reimbursement to the other party in the amount of $4 million in certain instances. For more information, see the section entitled "The Merger Agreement—Termination Fees and Expenses."

The assumptions and estimates underlying the financial projections are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the control of TC Energy and TC PipeLines. As a result, the financial projections for TC Energy and TC PipeLines may not be realized.

        In performing its financial analyses and rendering its opinion regarding the fairness, from a financial point of view, of the exchange ratio to TC PipeLines and the Unaffiliated TCP Unitholders, Evercore, the financial advisor to the Conflicts Committee, reviewed and relied on, among other things, financial forecasts for TC Energy and TC PipeLines prepared by management. These financial projections speak only as of the date made and will not be updated. These financial projections were not provided with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties, and may not be achieved in full, within projected time frames or at all. The financial projections on which the Conflicts Committee's financial advisor based its opinion may not be realized.

The unaudited pro forma condensed consolidated financial information of TC PipeLines and TC Energy is presented for illustrative purposes only and may not be indicative of the results of operations or financial condition of the combined company following the Merger.

        The unaudited pro forma condensed consolidated financial information included in this proxy statement/prospectus has been prepared using the consolidated historical financial statements of TC Energy and TC PipeLines, is presented for illustrative purposes only and should not be considered to be an indication of the results of operations or financial condition of the combined company following the Merger. In addition, the pro forma combined financial information included in this proxy statement/prospectus is based in part on certain assumptions regarding the Merger. These assumptions may not prove to be accurate, and other factors may affect the combined company's results of operations or financial condition following the Merger. Accordingly, the historical and pro forma financial information included in this proxy statement/prospectus does not necessarily represent the combined company's results of operations and financial condition had TC PipeLines and TC Energy operated as a combined entity during the periods presented, or of the combined company's results of operations and financial condition following completion of the Merger. The combined company's potential for future business success and operating profitability must be considered in light of the risks, uncertainties, expenses and difficulties typically encountered by recently combined companies.

        In preparing the pro forma financial information contained in this proxy statement/prospectus, TC Energy has given effect to, among other items, the completion of the Merger, the payment of the merger consideration and the indebtedness of TC Energy on a consolidated basis after giving effect to the Merger, including the indebtedness of TC PipeLines. The unaudited pro forma financial information does not reflect all of the costs that are expected to be incurred by TC PipeLines and TC Energy in connection with the Merger. For more information, see the section entitled "Unaudited Pro Forma Condensed Consolidated Financial Statements," including the notes thereto.

While the Merger Agreement is in effect, TC PipeLines, TC Energy and their respective subsidiaries' businesses are subject to restrictions on their business activities.

        Under the Merger Agreement, TC PipeLines, TC Energy and their respective subsidiaries are subject to certain restrictions on the conduct of their respective businesses and generally must, subject to certain limited exceptions, operate their respective businesses in the ordinary course prior to completing the Merger which may restrict TC PipeLines' and TC Energy's ability to exercise certain of their respective business strategies. These restrictions may prevent TC PipeLines and TC Energy from pursuing otherwise attractive business opportunities or making changes to TC PipeLines' and TC Energy's respective businesses prior to the completion of the Merger or termination of the Merger Agreement, as applicable. These restrictions could have an adverse effect on TC PipeLines' and TC Energy's respective businesses, financial results, financial condition or stock price.

TC Energy, TCP GP and their directors and officers may have interests that differ from your interests, and these interests may have influenced their decision to propose and to approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

        The nature of the respective businesses of TC Energy and TC PipeLines and their respective affiliates may give rise to conflicts of interest between TC Energy and TCP GP, which manages the affairs and business of TC PipeLines. The interests of TC Energy, TCP GP, and their directors and officers may differ from your interests as a result of the relationships among them. A conflict could be perceived to exist, for example, in connection with the number of TC Energy common shares offered as the merger consideration, particularly where four of the seven directors on the GP Board hold positions at TC Energy or its subsidiaries (other than TCP GP).

        Furthermore, the TCP Partnership Agreement contains provisions that limit TCP GP's fiduciary duties to TC PipeLines or any TC PipeLines unitholders, and the resolution or course of action in respect of any actual or potential conflict of interest will not constitute a breach of the TCP Partnership Agreement, or any agreement contemplated thereby, if such resolution or course of action is approved by a majority of the members of the Conflicts Committee acting in good faith.

        In considering the recommendation of the GP Board to approve the merger proposal, you should consider that the directors and executive officers of TC Energy and TCP GP may have other interests that differ from, or are in addition to, the interests of TC PipeLines unitholders generally. These interests include the following:

  •
  four of the seven directors of TCP GP also hold positions at TC Energy or its subsidiaries (other than TCP GP);

  •
  four directors of TCP GP own TC Energy common shares. Those directors, individually and in the aggregate, own shares representing less than 1.0% of the total TC Energy common shares outstanding as of the record date;

  •
  all of the executive officers of TCP GP hold positions at TC Energy or its subsidiaries (other than TCP GP);

  •
  six individuals who serve as executive officers of TCP GP own TC Energy common shares, which, individually and in the aggregate, represent less than 1.0% of the TC Energy common shares outstanding as of the record date; and

  •
  the directors and executive officers of TCP GP have the right to indemnification under the TCP Partnership Agreement, the Merger Agreement and, in the case of the members of the Conflicts Committee, indemnification agreements. In addition, all of the directors and officers of TC Energy have the right to indemnification under the organizational documents of TC Energy and indemnification agreements with TC Energy.

        In addition, certain executive officers of TC Energy are also directors and executive officers of TCP GP. The following executive officers of TC Energy hold positions at TCP GP:

Director	TCP GP	TC Energy
Stanley G. Chapman, III	Chairman of the Board of Directors	Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines
Gloria L. Hartl	Director	Vice-President, Risk Management

        These interests are described in more detail in the section titled "The Merger Proposal—Interests of the Directors and Executive Officers of TCP GP in the Merger."

TC Energy is a "foreign private issuer" within the meaning of the rules under the Exchange Act, and as such TC Energy is exempt from certain provisions applicable to U.S. domestic public companies, like TC PipeLines.

        As a "foreign private issuer," TC Energy is exempt from rules under the Exchange Act that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. TC Energy's officers, directors and principal shareholders are also exempt from the reporting and "short-swing" profit recovery provisions of Section 16 of the Exchange Act. In addition, TC Energy is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements.

        Accordingly, the information that TC Energy is required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

TC Energy is organized under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

        TC Energy is organized under the laws of Canada. A substantial portion of TC Energy's assets are located outside the United States, and many of TC Energy's directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon TC Energy and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of TC Energy and such directors, officers or experts under the U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the U.S. federal securities laws.

TC Energy declares its dividend in Canadian dollars. However, TC Energy delivers payment to U.S. holders of TC Energy common shares in U.S. dollars. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of dividend payments received by U.S. holders of TC Energy common shares.

        TC Energy declares its dividend in Canadian dollars. However, TC Energy delivers payment to U.S. holders of TC Energy common shares in U.S. dollars. The U.S. dollar value of any cash payment for declared dividends to a U.S. holder of TC Energy common shares will be converted into U.S. dollars using the noon exchange rate quoted by the Bank of Canada on the declared record date. Fluctuations in the Canadian dollar/U.S. dollar exchange rate may impact the value of any dividend payments received by U.S. holders of TC Energy common shares.

TC PipeLines and TC Energy may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

        Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, then that injunction may delay or prevent the Merger from being completed.

Tax Risks Relating to the Merger and the Ownership of TC Energy Common Shares Received in the Merger

        In addition to reading the following risk factors, TC PipeLines unitholders are urged to read "Material U.S. Federal Income Tax Consequences of the Merger" and "Material Canadian Federal Income Tax Consequences of the Merger" for a more complete discussion of the expected U.S. and Canadian federal income tax consequences of the Merger and owning and disposing of TC Energy common shares received in the Merger.

The Merger is expected to be a taxable transaction for U.S. federal income tax purposes and, in such case, the resulting tax liability of a TC PipeLines unitholder, if any, will depend on such unitholder's particular situation. The tax liability of a TC PipeLines unitholder as a result of the Merger could be more than expected.

        TC PipeLines unitholders will receive TC Energy common shares and cash in lieu of fractional shares, if any, as the merger consideration. Although TC PipeLines unitholders will receive no cash consideration other than any cash received in lieu of fractional shares, if any, the Merger is expected to be treated as a taxable sale by TC PipeLines unitholders for U.S. federal income tax purposes. In such case, as a result of the Merger, a TC PipeLines unitholder will recognize gain or loss for U.S. federal income tax purposes equal to the difference between such unitholder's amount realized and the unitholder's adjusted tax basis in the TC PipeLines common units. The amount of gain or loss recognized by each TC PipeLines unitholder in the Merger will vary depending on each unitholder's particular situation, including the value of the TC Energy common shares and the amount of cash in lieu of fractional shares, if any, received by each unitholder in the Merger, each unitholder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger, the adjusted tax basis of the TC PipeLines common units exchanged by each unitholder in the Merger and the amount of any suspended passive losses that may be available to a particular unitholder to offset a portion of the gain recognized by the unitholder.

        Because the value of any TC Energy common shares received in the Merger will not be known until the effective time of the Merger, a TC PipeLines unitholder will not be able to determine its amount realized, and therefore its taxable gain or loss, until such time. In addition, because prior distributions in excess of a TC PipeLines common unitholder's allocable share of TC PipeLines' net taxable income decrease such TC PipeLines unitholder's tax basis in its TC PipeLines common units, the amount, if any, of such prior excess distributions with respect to such TC PipeLines common units will, in effect, become taxable income to a TC PipeLines unitholder if the aggregate value of the consideration received in the Merger is greater than such TC PipeLines unitholder's adjusted tax basis in its TC PipeLines common units, even if the aggregate value of the consideration received in the Merger is less than such TC PipeLines unitholder's original cost basis in its TC PipeLines common units. Furthermore, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by TC PipeLines. Such ordinary income may be recognized even if the TC PipeLines unitholder's amount realized on the exchange of such U.S. holder's TC PipeLines common units pursuant to the Merger is less than such unitholder's adjusted basis in its common units. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of TC PipeLines common units in the Merger.

        For a more complete discussion of certain U.S. federal income tax consequences of the Merger, please read "Material U.S. Federal Income Tax Consequences of the Merger."

The U.S. federal income tax treatment of TC PipeLines unitholders with respect to owning and disposing of any TC Energy common shares received in the Merger and distributions paid with respect to TC Energy common shares, which generally will be subject to withholding tax, will be different than their U.S. federal income tax treatment with respect to owning and disposing of their TC PipeLines common units and distributions paid with respect to such TC PipeLines common units.

        TC PipeLines is classified as a partnership for U.S. federal income tax purposes and thus, is generally not subject to entity-level U.S. federal income taxes. Instead, each TC PipeLines unitholder is required to take into account such unitholder's share of items of income, gain, loss, and deduction of TC PipeLines in computing its U.S. federal income tax liability, regardless of whether cash distributions are made to such TC PipeLines unitholder by TC PipeLines. A distribution of cash by TC PipeLines to a TC PipeLines unitholder who is a U.S. holder (as defined in the section titled "Material U.S. Federal Income Tax Consequences of the Merger") is generally not taxable for U.S. federal income tax purposes unless the amount of cash distributed is in excess of the TC PipeLines unitholder's adjusted tax basis in its TC PipeLines common units. In contrast, TC Energy is classified as a corporation for U.S. federal income tax purposes, and thus, the TC Energy shareholders are generally not directly subject to U.S. federal income tax on TC Energy's income. A distribution of cash (including any portion of a distribution that is required to be withheld with respect to Canadian federal income taxes, as discussed below) by TC Energy to a shareholder who is a U.S. holder will generally be included in such U.S. holder's income as ordinary dividend income to the extent of TC Energy's current or accumulated "earnings and profits" as determined under U.S. federal income tax principles. A portion of such distribution to TC Energy shareholders by TC Energy after the Merger may exceed TC Energy's current and accumulated earnings and profits. Cash distributions in excess of TC Energy's current and accumulated earnings and profits will be treated as a non-taxable return of capital, reducing a U.S. holder's adjusted tax basis in such shareholder's TC Energy common shares and, to the extent the cash distribution exceeds such shareholder's adjusted tax basis, as gain from the sale or exchange of such TC Energy common shares. However, consistent with many similarly situated non-U.S. corporations, TC Energy does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each TC Energy shareholder generally should expect distributions (including any portion of a distribution that is required to be withheld with respect to Canadian federal income taxes, as discussed below) made by TC Energy to be reported to them as dividends.

        Dividends paid or credited or deemed to be paid or credited on TC Energy common shares to a Non-Canadian Resident Holder generally will be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder's jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for purposes of the Treaty, is the beneficial owner of the dividend, and is entitled to all of the benefits under the Treaty generally will be 15%.

        Please read"Material U.S. Federal Income Tax Consequences of the Merger" and"Material Canadian Federal Income Tax Consequences of the Merger" for a more complete discussion of certain U.S. and Canadian federal income tax consequences of owning and disposing of TC Energy common shares.

Future changes to U.S., Canadian and foreign tax laws could adversely affect the combined company.

        The U.S. Congress, the Canadian federal government, the Organisation for Economic Co-operation and Development, and other government agencies in jurisdictions where TC Energy and its affiliates do business have been focused on issues related to the taxation of multinational corporations. Specific attention has been paid to "base erosion and profit shifting" where payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. As a result, the tax laws in the United States, Canada, and other countries in which TC Energy and its affiliates do business could change on a prospective or retroactive basis, and any such change could adversely affect the combined company.

        Further, there can be no assurance that applicable Canadian income tax laws, regulations, or tax treaties will not be changed or interpreted in a manner that is, or that applicable taxing authorities will not take administrative positions that are, adverse to TC Energy and its shareholders. Such taxation authorities may also disagree with how TC Energy calculates or has in the past calculated its income for tax purposes. Any such event could adversely affect TC Energy, its share price or the dividends or other payments to be paid to shareholders of TC Energy.

Risks Related to TC PipeLines' Business

        You should read and consider the risk factors specific to TC PipeLines' business that will also affect the combined company after completion of the Merger. These risks are described in TC PipeLines' Annual Report on Form 10-K for the fiscal year ended December 31, 2019, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find Additional Information" for the location of information incorporated by reference into this proxy statement/prospectus.

Risks Related to TC Energy's Business

The Biden Administration's revocation of the federal permit for the Keystone XL will negatively affect TC Energy's earnings.

        On January 20, 2021, President Biden signed an executive order revoking the federal permit previously granted by the Trump administration for the Keystone XL pipeline. As a result of the revocation, TC Energy has suspended advancement of the project while it reviews the decision, assesses its implications and considers its options. TC Energy has ceased capitalizing costs, including interest during construction, effective January 20, 2021, and is evaluating the carrying value of its investment in the pipeline, net of project recoveries. These steps, absent intervening events, will negatively affect TC Energy's earnings, including resulting in a substantive, predominantly non-cash after-tax charge to earnings in first quarter 2021.

        You should read and consider the additional risk factors specific to TC Energy's business that will also affect the combined company after completion of the Merger. These risks are described in TC Energy's Management's Discussion and Analysis for the fiscal year ended December 31, 2019 filed with TC Energy's Annual Report on Form 40-F on February 13, 2020, which is incorporated by reference into this proxy statement/prospectus, and in other documents that are incorporated by reference into this proxy statement/prospectus. See the section entitled "Where You Can Find Additional Information" for the location of information incorporated by reference into this proxy statement/prospectus.

THE SPECIAL MEETING

        TC PipeLines is providing this proxy statement/prospectus to TC PipeLines unitholders for the solicitation of proxies to be voted at the special meeting that TC PipeLines has called for the purposes described below. This proxy statement/prospectus is first being mailed to TC PipeLines unitholders on or about January 28, 2021 and provides TC PipeLines unitholders with the information they need to know about the Merger and the merger proposal to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

        The special meeting of TC PipeLines unitholders will be held virtually via live webcast online on February 26, 2021, at 10:00 a.m., Central Time.

        The special meeting can be accessed by visiting www.meetingcenter.io/203568828, where TC PipeLines unitholders will be able to participate and vote online. TC PipeLines encourages its unitholders to access the meeting prior to the start time leaving ample time for check-in. Please follow the instructions as outlined in this proxy statement/prospectus.

        TC PipeLines has chosen to hold the special meeting solely via live webcast and not in a physical location given the current public health impact of coronavirus (COVID-19) and its desire to promote the health and safety of its unitholders, directors, officers, employees and other constituents.

Purpose of the Special Meeting

        At the special meeting, TC PipeLines unitholders will be asked to consider and vote on the merger proposal.

Recommendation of the Conflicts Committee and the GP Board

        After careful consideration, the Conflicts Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the TCP Partnership Agreement. The Conflicts Committee recommended that (i) the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger.

        Based upon the recommendation of the Conflicts Committee, the GP Board unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. Accordingly, the GP Board unanimously recommends that you vote "FOR" the merger proposal. For more information, see the section entitled "The Merger Proposal—Recommendation of the Conflicts Committee" and "—Recommendation of the GP Board."

        In considering the recommendation of the TC PipeLines board of directors with respect to the proposals, you should be aware that TC PipeLines' directors and executive officers have interests that are different from, or in addition to, the interests of TC PipeLines unitholders generally. For more information, see the section entitled "The Merger Proposal—Interests of the Directors and Executive Officers of TCP GP in the Merger."

Record Date and Outstanding TC PipeLines common units

        Only TC PipeLines unitholders of record as of the close of business on the record date will be entitled to receive notice of, and to vote at, the special meeting or at any adjournment or postponement thereof.

        As of the close of business on the record date, there were 71,306,396 TC PipeLines common units issued and outstanding and entitled to vote at the special meeting. Each TC PipeLines unitholder is entitled to one vote for each TC PipeLines common unit owned as of the record date.

        A certified list of eligible TC PipeLines unitholders will be available for inspection for a period of 10 days prior to the special meeting and during the special meeting, which may be accessed using the above web address and by entering the control number provided on your proxy card, voting instruction form or notice.

Quorum

        The holders of a majority of the outstanding TC PipeLines common units must be present virtually or by proxy at the special meeting in order to constitute a quorum. If you submit a properly executed proxy card or vote by telephone or the Internet, you will be considered part of the quorum.

        Abstentions will be deemed present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum. TC PipeLines common units held in "street name" with respect to which the beneficial owner fails to give voting instructions to the bank, broker or other nominee, and TC PipeLines common units with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the special meeting for the purpose of determining the presence of a quorum.

        If a quorum is not present or if there are not sufficient votes for the approval of the merger proposal, TC PipeLines expects that the special meeting will be adjourned to solicit additional proxies. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Required Vote

        Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal. Therefore, if you do not vote your TC PipeLines common units, abstain from voting or fail to instruct your bank, broker or other nominee to vote on the merger proposal, it will have the same effect as a vote "AGAINST" the merger proposal.

        TC Energy and its affiliates held, as of the record date, 17,084,831 TC PipeLines common units, all of which will be voted to approve the merger proposal.

        The approval of the merger proposal does not require the affirmative vote or consent of the holders of TC PipeLines' Class B units or IDRs.

Adjournment

        In accordance with the TCP Partnership Agreement, TCP GP, as the general partner of TC PipeLines, may authorize its designated chairman of the special meeting to adjourn the special meeting, including a further adjournment of an adjourned meeting, to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date. If the requisite unitholder vote to approve the merger proposal has not been received at the time of the special meeting (or such adjourned meeting), TC PipeLines may choose to solicit additional proxies in favor of the merger proposal.

        In addition, the Merger Agreement provides that TC PipeLines may be required, at the request of TC Energy, to make one or more successive postponements or adjournments of the special meeting as long as the date of the special meeting is not postponed or adjourned more than more than an aggregate of 30 business days from the original date of the special meeting under the following circumstances: (i) in order to solicit additional proxies for the purpose of obtaining approval of the merger proposal; (ii) in the absence of a quorum; (iii) to allow reasonable additional time for the filing or mailing of any supplemental or additional information; or (iv) the Conflicts Committee has changed its recommendation.

        If the special meeting is adjourned, unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. At any subsequent reconvening of the special meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the special meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Voting by Directors and Executive Officers

        As of the record date for the special meeting, the directors and executive officers of TCP GP had the right to vote approximately 1,290 TC PipeLines common units, representing less than 1% of the TC PipeLines common units then outstanding and entitled to vote at the special meeting. It is expected that the directors and executive officers of TCP GP who are TC PipeLines unitholders will vote "FOR" the merger proposal, although none of them has entered into any agreement requiring them to do so. As of the record date, TC Energy directors and executive officers do not beneficially own any TC PipeLines common units.

Voting by Proxy

Voting and Submitting a Proxy for TC PipeLines Common Units Held by Holders of Record

        If you are a unitholder of record of TC PipeLines as of the close of business on the record date, you may submit your proxy before the special meeting in one of the following ways:

  •
  Telephone—use the toll-free number shown on your proxy card;

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  Internet—visit the website shown on your proxy card to vote via the internet; or

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  Mail—complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

        When you submit a proxy by telephone or the Internet, your proxy is recorded immediately. We encourage you to submit your proxy using these methods whenever possible. If you submit a proxy by telephone or the Internet, please do not return your proxy card by mail.

        All TC PipeLines common units represented by each properly executed and valid proxy received by 11:59 p.m. Central Time on February 25, 2021 will be voted in accordance with the instructions given on the proxy. If a TC PipeLines unitholder executes a proxy card without giving instructions, the TC PipeLines common units represented by that proxy card will be voted "FOR" the merger proposal.

        Your vote is very important, regardless of the number of common units you own.    Accordingly, please submit your proxy by telephone, the Internet or mail, whether or not you plan to attend the special meeting virtually. Proxies must be received by 11:59 p.m. Central Time on February 25, 2021.

Voting and Submitting a Proxy for TC PipeLines common units Held in "Street Name"

        If your TC PipeLines common units are held in an account at a bank, broker or other nominee, you must instruct the bank, broker or other nominee on how to vote them by following the instructions that the bank, broker or other nominee provides to you with these proxy materials. Most banks, brokers and other nominees offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and by the Internet.

        If you hold your TC PipeLines common units in a brokerage account and you do not provide voting instructions to your broker, your common units will not be voted on any proposal because under the current rules of the NYSE brokers do not have discretionary authority to vote on the merger proposal. Since there are no items on the agenda that your broker has discretionary authority to vote upon, broker non-votes will not be counted as present at the special meeting for the purposes of determining a quorum if you fail to instruct your broker on how to vote on the merger proposal. Therefore, a broker non-vote will have the same effect as a vote "AGAINST" the merger proposal.

Attendance at the Special Meeting and Voting Virtually

        The special meeting will be held on February 26, 2021 at 10:00 a.m., Central Time. Online access to the meeting will begin at 9:45 a.m. Central Time. Unitholders will not be able to attend the special meeting in person.

Attending the Special Meeting as a Unitholder of Record

        If you were a TC PipeLines common unitholder of record as of January 15, 2020 (i.e., you held your TC PipeLines common units in your own name as reflected in the records of our transfer agent), you can attend the meeting by accessing www.meetingcenter.io/203568828 and entering the 15-digit control number on the proxy card you previously received and the meeting password, TCP2021.

Registering to Attend the Special Meeting as a Beneficial Owner

        If you hold your TC PipeLines common units through an intermediary, such as a bank or broker, you must register in advance to attend the special meeting. To register to attend the special meeting online by webcast you must submit proof of your proxy power (legal proxy) reflecting your TC PipeLines holdings along with your name and email address to Computershare. Requests for registration should be directed to Computershare by forwarding the email you received from your bank or broker, or an image of your legal proxy, to legalproxy@computershare.com. Requests for registration must be labeled as "Legal Proxy" and be received no later than 8:00 a.m., Central Time, on February 23, 2021. You will then receive a confirmation of your registration, with a control number, by email. At the time of the meeting, go to www.meetingcenter.io/203568828 and enter your control number and the meeting password, TCP2021.

Asking Questions

        If you are attending the special meeting as a common unitholder of record or registered beneficial owner, questions can be submitted by accessing the meeting center at www.meetingcenter.io/203568828, entering your control number and meeting password, TCP2021, and clicking on the message icon in the upper right hand corner of the page. To return to the main page, click the "I" icon at the top of the screen.

Voting Units

        If you have not already voted your common units in advance, you will be able to vote your common units electronically during the special meeting by clicking on the "Cast Your Vote" link on the meeting center site. Whether or not you plan to attend the special meeting, we urge you to vote and submit your proxy in advance of the special meeting by one of the methods described in the proxy materials for the special meeting.

        The proxy card included with the proxy materials previously distributed will not be updated to reflect the change in location and may continue to be used to vote your common units in connection with the special meeting.

Attending the Special Meeting as a Guest

        If you would like to enter the special meeting as a guest in listen-only mode, click on the "I am a guest" button after entering the meeting center at www.meetingcenter.io/203568828 and enter the information requested on the following screen. Please note you will not have the ability to ask questions or vote during the special meeting if you participate as a guest.

Revocability of Proxies and Changes to a TC PipeLines Unitholder's Vote

        If you are a unitholder of record, you may revoke your proxy and/or change your vote by:

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  submitting a valid, later-dated proxy by the Internet, telephone or mail;

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  sending a written notice (bearing a date later than the date of the proxy) stating that you revoke your proxy to TC PipeLines at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, Attn: Secretary; or

  •
  voting virtually at the special meeting.

        If you choose to revoke your proxy by written notice or submit a later-dated proxy, you must do so by 11:59 p.m. Central Time on February 25, 2021.

        If your common units are held in "street name" by your bank, broker or other nominee and you have directed such bank, broker or other nominee to vote your common units, you should instruct such bank, broker or other nominee to change your vote and follow the directions you receive from your bank, broker or other nominee in order to change or revoke your vote.

Abstentions

        If you mark your proxy or voting instructions to abstain, it will have the effect of voting "AGAINST" the merger proposal.

Tabulation of Votes

        The inspector of election at the special meeting will, among other matters, determine the number of TC PipeLines common units represented at the special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to the TC PipeLines unitholders.

Solicitation of Proxies; Expenses of Solicitation

        TC PipeLines will bear all costs and expenses in connection with the solicitation of proxies from its unitholders, except that TC PipeLines and TC Energy have agreed to share equally the expenses of printing and mailing this proxy statement/prospectus and all filing fees payable to the SEC in connection with this proxy statement/prospectus. In addition to the solicitation of proxies by mail, TC PipeLines will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of TC PipeLines common units and secure their voting instructions, if necessary. TC PipeLines will reimburse the banks, brokers and other record holders for their reasonable expenses in taking those actions. TC PipeLines has also made arrangements with Morrow Sodali LLC to assist in soliciting proxies and in communicating with TC PipeLines unitholders and estimates that it will pay them a fee of approximately $20,000 plus reasonable out-of-pocket fees and expenses for these services. Proxies may also be solicited by TC PipeLines' directors, officers and other employees through the mail or by telephone, the Internet, fax or other means, but no additional compensation will be paid to these persons.

Householding

        The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits TC PipeLines, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this proxy statement/prospectus to any household at which two or more unitholders reside if TC PipeLines believes they are members of the same family. This rule is called "householding," and its purpose is to help reduce printing and mailing costs of proxy materials.

        A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding TC PipeLines common units, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Other Information

        As of the date of this proxy statement/prospectus, the GP Board knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before the special meeting, or any adjournments of the special meeting, that are set forth in the notice for such special meeting in accordance with the TCP Partnership Agreement and are proposed and are properly voted upon, the enclosed proxies will give the individuals that TC PipeLines unitholders name as proxies discretionary authority to vote the units represented by these proxies as to any of these matters. However, those individuals will only exercise this discretionary authority with respect to matters that were unknown a reasonable time before the solicitation of proxies.

        The matters to be considered at the special meeting are of great importance to TC PipeLines unitholders. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this proxy statement/prospectus and submit your proxy by telephone or the Internet or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy by telephone or the Internet, you do not need to return the enclosed proxy card.

Assistance

        If you need assistance in completing your proxy card, have questions regarding the special meeting, or would like additional copies, without charge, of this proxy statement/prospectus, please contact Morrow Sodali LLC, TC PipeLines' proxy solicitor, at (800) 662-5200 (toll-free from the U.S. and Canada), +1 (203) 658-9400 (from other locations) or by email at TCP@investor.morrowsodali.com.

THE MERGER PROPOSAL

        This section of the proxy statement/prospectus describes the various aspects of the Merger and related matters. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus, including the full text of the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, for a more complete understanding of the Merger. In addition, important business and financial information about each of TC PipeLines and TC Energy is included in or incorporated by reference into this proxy statement/prospectus. For a listing of the documents incorporated by reference into this proxy statement/prospectus, see the section entitled "Where You Can Find Additional Information."

Transaction Structure

        The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, at the effective time, Merger Sub, an indirect, wholly owned subsidiary of TC Energy, will merge with and into TC PipeLines. As a result, TC PipeLines will survive the Merger as an indirect, wholly owned subsidiary of TC Energy. The terms and conditions of the Merger are contained in the Merger Agreement, which is described in this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A. You are encouraged to read the Merger Agreement carefully, as it is the legal document that governs the Merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the Merger are qualified by reference to the Merger Agreement.

Merger Consideration

        Upon the completion of the Merger, each eligible unit will be automatically cancelled in exchange for the right to receive 0.70 of a validly issued, fully paid and non-assessable TC Energy common share (the merger consideration).

        Based on the number of TC PipeLines common units outstanding as of December 14, 2020, TC Energy will issue approximately 37,955,096 TC Energy common shares to TC PipeLines unitholders at the effective time pursuant to the Merger Agreement. Based on the number of TC Energy common shares and TC PipeLines common units that are outstanding as of December 14, 2020, immediately after completion of the proposed Merger, former TC PipeLines unitholders would own approximately 3.9% of the outstanding TC Energy common shares.

        Based on the closing price of TC Energy common shares on the NYSE on December 14, 2020, the last full trading day before the announcement of the Merger Agreement, the per unit value of TC PipeLines common units implied by the merger consideration was $30.95. Based on the closing price of TC Energy common shares on the NYSE on January 22, 2021, the most recent practicable date prior to the date of this proxy statement/prospectus, the per share value of TC PipeLines common units implied by the merger consideration was $31.05. The implied value of the merger consideration will fluctuate, however, as the market price of TC Energy common shares fluctuates, because the merger consideration that is payable per TC PipeLines common unit is a fixed fraction of a TC Energy common share. As a result, the value of the merger consideration that TC PipeLines unitholders will receive upon the completion of the Merger could be greater than, less than or the same as the value of the merger consideration on the date of this proxy statement/prospectus or at the time of the special meeting. Accordingly, you are encouraged to obtain current stock price quotations for TC PipeLines common units and TC Energy common shares before deciding how to vote with respect to the approval of the Merger Agreement. TC PipeLines common units trade on the NYSE under the ticker symbol "TCP" and TC Energy common shares trade on the NYSE and the TSX under the ticker symbol

"TRP." The price of TC Energy common shares on the NYSE is reported in U.S. dollars, while the price of TC Energy common shares on the TSX is reported in Canadian dollars.

Background of the Merger

        The TC Energy Board and senior management of TC Energy, with the assistance of TC Energy's financial and legal advisors, from time to time review and consider various potential strategic opportunities and alternatives in light of industry, regulatory and economic trends and developments. As part of such review, TC Energy has evaluated potential transactions, including various transactions with respect to its sponsored vehicles, to advance its strategic objective of streamlining TC Energy's business to create value for TC Energy's and its sponsored vehicles' security holders.

        On December 22, 2017, the United States implemented U.S. tax reform. The Tax Cuts and Jobs Act ("TCJA") was signed into law and became enacted for tax purposes. Substantially all of the provisions of the TCJA are effective for taxation years beginning after December 31, 2017. The most significant change included in the TCJA was a reduction in the corporate federal income tax rate from 35% to 21%.

        On March 15, 2018, the Federal Energy Regulatory Commission (the "FERC") revised a long-standing policy, announcing in a revised policy statement that it would no longer permit entities organized as master limited partnerships ("MLPs") to recover an income tax allowance for interstate pipeline assets within cost-of-service rates. The FERC also, among other things, issued a notice seeking comment on how the FERC should address changes related to accumulated deferred income taxes ("ADIT") (collectively, with the revised policy statement, the "March FERC Announcement"). The trading price of TC Energy common shares and TC PipeLines common units reacted negatively with the price of TC Energy common shares closing 2.1% lower, and TC PipeLines common units closing 17.9% lower the day of the March FERC Announcement, in each case, compared to their respective closing prices on the NYSE on the trading day immediately preceding the date of the March FERC Announcement.

        On March 19, 2018, TC Energy announced that it was continuing to review the details of the March FERC Announcement, but that TC Energy did not expect a material impact to its previously disclosed 2018-2020 consolidated financial guidance as a result of the March FERC Announcement.

        Also on March 19, 2018, TC PipeLines announced that, based on its preliminary assessment of the potential impacts of the March FERC Announcement, it did not believe the March FERC Announcement would have a substantive impact on negotiated or non-recourse rates and did not anticipate it would have a material financial impact to its natural gas pipeline cost of service rates in the near-term. TC PipeLines also stated its expectation that any future impact of the March FERC Announcement would only take effect prospectively upon the completion or settlement of a rate case, which would not occur until 2022 onward under its existing settlements. However, as important details of implementation of the March FERC Announcement required further clarification, TC PipeLines stated that it would continue to assess the financial impacts as more information became available.

        Shortly thereafter, in light of the ongoing adverse impact of the March FERC Announcement on the trading price of TC PipeLines common units and the likelihood of TC PipeLines' diminished access to capital and financial markets, TC Energy's senior management team began to consider possible strategic alternatives involving TC PipeLines and at a special meeting of the GP Board on April 3, 2018, the GP Board was advised that TC Energy had begun a strategic process to explore, review and evaluate a range of strategies and transactions involving TC PipeLines. In preparation for any potential proposal that could result from TC Energy's strategic review, the GP Board established a conflicts committee consisting of three independent directors, Mr. Jack Stark, Mr. Malyn Malquist and Mr. Walentin Mirosh (the "2018 Conflicts Committee") to consider any transaction that might be presented. Following clarification and further assessment of the March FERC Announcement and its impacts, TC PipeLines management considered potential actions to proactively manage TC PipeLines' financial position and leverage metrics, including a potential decrease in quarterly distribution payments. In light of a potential or perceived conflict of interest as to changes to the quarterly distribution amount, on April 16, 2018, the GP Board amended the scope of its referral to the 2018 Conflicts Committee to include consideration of a potential reduction in future distributions paid to holders of Class B units, common units and incentive distribution rights and other possible actions to address or mitigate the impact of the March FERC Announcement.

        On April 20, 2018, the GP Board held a special meeting to receive an update on management's assessment of the potential impact of the March FERC Announcement on TC PipeLines. At the meeting, Mr. Stark reported on the activities of the 2018 Conflicts Committee, noting the committee had retained and met with independent financial and legal advisors to discuss committee process and prepare to consider any proposal from TC Energy.

        On April 26, 2018, the TC Energy Board met to discuss, among other things, the implications of the March FERC Announcement on the company's U.S. natural gas pipeline business, including the potential impact on TC PipeLines.

        On April 27, 2018, in its quarterly report to shareholders for the quarter ended March 31, 2018, TC Energy commented that, in the absence of changes to the March FERC Announcement or any other mitigation measures, further dropdowns of assets into TC PipeLines would not be considered a viable funding lever for TC Energy and it was uncertain whether TC PipeLines would be restored as a competitive financing option in the future.

        On May 1, 2018, following discussions with its financial and legal advisors, the 2018 Conflicts Committee provided "Special Approval" (as defined in the TCP Partnership Agreement) for and recommended that the GP Board approve a 35% reduction to TC PipeLines' quarterly cash distributions on its common units beginning with first quarter 2018 distributions (the "Reduced Distribution"). The Reduced Distribution was part of a strategy adopted in light of TC Energy's statements regarding no further dropdowns to TC PipeLines and revised assessments of the March FERC Announcement and subsequent clarifications to that announcement by FERC indicating potentially material negative impacts on revenues, earnings, cash flow, credit metrics and debt covenants, as well as diminished relative ability to attract capital to fund future growth. TC PipeLines announced the Reduced Distribution in connection with the release of its first quarter 2018 financial results the next morning on May 2, 2018. TC PipeLines further noted that it continued to evaluate its strategic alternatives, including possible reorganizations.

        The Reduced Distribution referred by the GP Board was the only matter submitted to the 2018 Conflicts Committee for their consideration. Ultimately, no transaction or other proposal was received from TC Energy for review or consideration by the 2018 Conflicts Committee. The Conflicts Committee did not meet again after May 1, 2018 and the focus of TC PipeLines' operations has been on a standalone basis.

        On May 2, 2018, the TC Energy Board authorized TC Energy's management to evaluate, and if appropriate, negotiate, the terms of a potential merger with TC PipeLines, provided that the definitive terms and conditions of any transaction be presented to the TC Energy Board for approval upon completion of negotiations. After further analysis and consideration, TC Energy management determined that it would not pursue a transaction with TC PipeLines due to market conditions and uncertainties at that time. No proposal or other similar communication was made to TC PipeLines at that time.

        From May 2018 through August 2020, TC Energy continued to consider various strategic alternatives and held various internal meetings and presentations to review the potential buy-in of TC PipeLines.

        Throughout September 2020, members of TC Energy's management held a series of meetings to re-evaluate the potential transaction. Following these meetings, it was determined that it was in TC Energy's best interests to further evaluate and pursue a potential strategic transaction with TC PipeLines.

        At a special meeting of the Board of Directors of TC Energy held on September 20, 2020, management of TC Energy advised the TC Energy Board of the renewed interest in considering a potential merger transaction with TC PipeLines.

        On September 30, 2020, members of TC Energy's executive leadership team and the transaction team comprised of certain TC Energy employees in the legal, accounting and business groups held a meeting to discuss TC Energy management's conclusions and recommendations following completion of their review of a potential transaction with TC PipeLines. Following a discussion of the potential risks and benefits of the transaction and the viability of various alternatives, TC Energy management decided to make a proposal to TC PipeLines to acquire the outstanding TC PipeLines' common units not already owned by TC Energy or its affiliates.

        On October 2, 2020, members of TC Energy's executive leadership team and the transaction team reconvened in a telephonic meeting to discuss salient terms of the proposal. Materials from this meeting were provided to representatives of TC Energy's financial advisor, J.P. Morgan, for their review.

        On October 3, 2020, on behalf of TC Energy management, Mr. Stanley Chapman III, the Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines of TC Energy and Chairman of TCP GP, contacted Mr. Stark, the lead independent director of the GP Board, to inform him that TC Energy was preparing to make a proposal to acquire the common units of TC PipeLines not already owned by TC Energy or its affiliates. Mr. Chapman and Mr. Stark discussed certain process and timing considerations that would occur as a result of the forthcoming proposal, including the need to call a GP Board meeting to form an independent Conflicts Committee to review the proposed transaction.

        On October 4, 2020, members of TC Energy's executive leadership team, investor relations team and corporate development team, along with representatives from J.P. Morgan, convened to confirm the terms of the proposal and discuss timing and process considerations relating to the delivery of the proposal.

        Later that same day, representatives of TC Energy delivered a non-binding proposal to the GP Board proposing that TC Energy acquire all of the outstanding TC PipeLines common units not already owned by TC Energy and its affiliates through a merger between TC PipeLines and a wholly owned subsidiary of TC Energy (the "Proposed Transaction"), at an exchange ratio of 0.650 TC Energy common shares for each issued and outstanding TC PipeLines common unit held by the Unaffiliated TCP Unitholders.

        Following delivery of TC Energy's offer to the GP Board on October 4, 2020, Mr. Stark communicated with Jon Dobson, the Corporate Secretary of TCP GP, regarding the GP Board's review of the TC Energy proposal and anticipated conflicts committee meetings. Mr. Stark requested that Mr. Dobson prepare to provide copies of the TC Energy proposal and other GP Board materials and information on TC Energy and TC PipeLines to potential financial and legal advisors of the conflicts committee expected to be formed to review TC Energy's proposal.

        On October 5, 2020, TC Energy publicly announced that it had made such proposal and on the same day, also amended its TC PipeLines Schedule 13D to disclose its proposal.

        Also on October 5, 2020, TC PipeLines publicly acknowledged receipt of the non-binding proposal and the GP Board held a video conference meeting to discuss the proposal received from TC Energy,

the need to establish a conflicts committee and the actions the GP Board and such conflicts committee would need to take in coming weeks. Following that discussion, the GP Board determined that Mr. Stark and Mr. Malquist each met the independence requirements for serving on the conflicts committee and formally constituted the conflicts committee, consisting of Messrs. Stark and Malquist (the "Conflicts Committee"). The GP Board authorized the Conflicts Committee to, on behalf of TC PipeLines, (a) review, evaluate, consider, and negotiate the Proposed Transaction, (b) determine whether or not to approve the Proposed Transaction and, if the Conflicts Committee were to determine it appropriate, provide Special Approval (as defined in the TCP Partnership Agreement) of the Proposed Transaction, (c) make such recommendations to the GP Board as the Conflicts Committee deems appropriate, including whether or not the GP Board should approve the Proposed Transaction, and (d) do all things that may, in the judgment of the Conflicts Committee's members, be deemed necessary, appropriate or advisable to assist the GP Board in carrying out its responsibilities with respect to the Proposed Transaction.

        Also on October 5, 2020, the Conflicts Committee held a telephonic meeting to discuss the selection of its legal and financial advisors. Evercore Group L.L.C. ("Evercore") and attorneys with Kirkland & Ellis LLP ("Kirkland & Ellis") had previously advised prior conflicts committees of TC PipeLines in connection with certain prior unrelated transactions that had been delegated to such committees for review. The Conflicts Committee determined to engage Evercore and Kirkland & Ellis based on prior experience with TC PipeLines and Evercore's and Kirkland & Ellis' experience with public mergers and acquisitions, complex transactions involving publicly traded partnerships and engagements with conflicts committees in general. The Conflicts Committee executed engagement letters with Evercore on October 16, 2020 and Kirkland & Ellis on November 18, 2020.

        During the process of considering the Proposed Transaction, TC PipeLines received communications from certain of its unitholders addressed to the Conflicts Committee. Such communications were provided to the Conflicts Committee and its financial and legal advisors and considered by the Conflicts Committee as part of its evaluation of the Proposed Transaction.

        On October 6, 2020, Evercore delivered an initial due diligence request list to TC Energy's financial advisor, J.P. Morgan, which further distributed the request list to representatives of TC Energy. A second due diligence request list was delivered by Kirkland & Ellis through Evercore on October 13, 2020.

        On October 9, 2020, TC Energy, through J.P. Morgan, provided the Conflicts Committee and its legal and financial advisors with access to an electronic data room, containing due diligence materials relating to TC Energy and TC PipeLines, including an updated financial model of TC PipeLines. See the section titled "TC PipeLines Unaudited Prospective Financial Information."

        On October 9, 2020, representatives of TC Energy also provided an initial draft of the Merger Agreement to representatives of TC PipeLines., who, in turn, distributed the draft to the Conflicts Committee and its advisors.

        Following the opening of the data room and the delivery of the TC PipeLines financial model, from October 9, 2020 to October 16, 2020, TC Energy and TC PipeLines management provided representatives of Evercore with additional requested due diligence information.

        On October 15, 2020, representatives of Evercore, J.P. Morgan and TC Energy held a telephonic meeting to discuss the TC PipeLines financial model and to directly address questions submitted by Evercore in advance of the meeting, including key assumptions underlying management's projections.

        On October 16, 2020, TC Energy representatives uploaded into the data room six-year financial projections for TC Energy, which reflected the pro forma company after effecting the Proposed Transaction. See the section titled "TC Energy Unaudited Prospective Financial Information."

        On October 20, 2020, members of TC Energy management and TC PipeLines management, along with representatives from J.P. Morgan and Vinson & Elkins LLP ("Vinson & Elkins"), TC Energy's external legal counsel, provided to the Conflicts Committee and its legal and financial advisors, a virtual presentation covering TC Energy's proposed terms for the Proposed Transaction, TC Energy's rationale for pursuing the buy-in of TC PipeLines and an overview of certain financial information and projections prepared by TC Energy management. At this meeting, management of TC Energy noted they would be delivering a revised TC PipeLines financial model to the Conflicts Committee to reflect a recent FERC ruling negatively affecting certain shipper contracts of Northern Border Pipeline Company, a 50% owned subsidiary of TC PipeLines (the "October FERC Ruling").

        Later that day, representatives of Evercore provided further follow-up due diligence questions to representatives of J.P. Morgan which further distributed such questions to representatives of TC Energy.

        On October 21, 2020, in response to Evercore's additional due diligence requests, TC Energy delivered, by way of upload into the data room, updated depreciation and amortization projections for TC PipeLines to the Conflicts Committee and its advisors. On the same day, representatives from J.P. Morgan and Evercore held a telephonic meeting to discuss Evercore's questions regarding the depreciation and amortization projections.

        Also on October 21, 2020, the Conflicts Committee held a telephonic meeting with representatives of Evercore and Kirkland & Ellis, during which the Conflicts Committee and representatives from Evercore discussed the financial analysis and financial and legal diligence to be completed in connection with reviewing the Proposed Transaction and expected timing to complete such diligence and analysis.

        On October 23, 2020, TC Energy delivered, by way of upload into the data room, an updated TC PipeLines financial model, which reflected modifications to include the impact of the October FERC Ruling on TC PipeLines, to the Conflicts Committee and its advisors.

        On October 26, 2020, representatives of J.P. Morgan, Evercore and TC Energy held a telephonic meeting to discuss the updates to the TC Energy financial model, including the process and assumptions underlying the model's projections.

        On October 29, 2020, representatives of J.P. Morgan and Evercore discussed the difference in projections between management's model estimates for TC PipeLines compared to various consensus estimates from the sell-side analyst community. Following such discussions, on October 30, 2020, TC Energy, through representatives of J.P. Morgan, provided Evercore with updated TC Energy comparable EBITDA reconciliations reflecting the impact of the TC PipeLines' forecast changes.

        On October 29, 2020, the Conflicts Committee held a telephonic meeting with representatives of Evercore and Kirkland & Ellis, during which the Conflicts Committee and its advisors discussed the terms of the Proposed Transaction, the strategic rationale for the Proposed Transaction and the potential benefits of the Proposed Transaction to the Unaffiliated TCP Unitholders. Kirkland & Ellis reviewed the fiduciary duties of the members of the Conflicts Committee in connection with considering the Proposed Transaction. Kirkland & Ellis also discussed with the Conflicts Committee the terms of the draft Merger Agreement, including, among other things, (i) the circumstances under which the Conflicts Committee could change its recommendation in the interim period and the effects of a change in recommendation, including applicable termination rights, (ii) the proposed termination fee and expense reimbursement provisions, and the circumstances under which such amounts may be paid, (iii) the scope of the interim operating covenants restricting each parties' respective business activities during the period between signing and closing and (iv) the scope of the representations and warranties made by each party. The Conflicts Committee provided Kirkland & Ellis with its views and asked Kirkland & Ellis to revise the Merger Agreement. Representatives of Evercore presented the Conflicts

Committee with Evercore's preliminary analysis of the respective values of TC PipeLines common units, TC Energy common shares and the proposed exchange ratio. The Conflicts Committee and its advisors also discussed the potential tax impact of the Proposed Transaction on the Unaffiliated TCP Unitholders. Following a discussion, the Conflicts Committee decided to reconvene on November 4, 2020.

        On November 4, 2020, the Conflicts Committee held a telephonic meeting and, after receiving certain updated financial analysis from Evercore, determined to propose an exchange ratio of 0.800 common shares to TC Energy for each common unit held by Unaffiliated TCP Unitholders. This counteroffer was delivered telephonically by Evercore to J.P. Morgan. On November 5, 2020, members of TC Energy's executive leadership team, along with members for TC Energy's corporate development team, virtually convened to discuss the counteroffer proposed by the Conflicts Committee. From November 5, 2020 until November 12, 2020, the date TC Energy delivered its revised proposal, TC Energy evaluated how to respond to the Conflicts Committee's counterproposal. Of particular focus was the impact of the October FERC Ruling, which negatively impacted the intrinsic value of TC PipeLines and accretion associated with the Proposed Transaction since the original proposal was delivered.

        On November 5, 2020, Harvest Fund Advisors LLC filed a 13D filing with the SEC disclosing their 5% interest in TC PipeLines common units.

        On November 9, 2020, the Conflicts Committee delivered a revised Merger Agreement to TC Energy through each party's legal advisors. The revised Merger Agreement included, among other things: (a) the inclusion of a termination provision upon the occurrence of an intervening event; (b) revisions to the proposed termination fee and expense reimbursement mechanics and (c) additions and modifications to certain TC PipeLines and TC Energy representations and warranties.

        Also on November 9, 2020, the GP Board held a board meeting to, among other matters, review TC PipeLines' third quarter 2020 financial results, Form 10-Q and earnings release. Mr. Stark presented an update on the status of the Conflicts Committee's consideration of the Proposed Transaction. He informed the GP Board of the Conflicts Committee's efforts to improve upon TC Energy's initial offer and that the committee had made a counterproposal to TC Energy and provided a markup of the proposed Merger Agreement.

        On November 10, 2020, the GP Board held its annual strategy session. Following the session, Mr. Chapman informed Mr. Stark and Mr. Malquist that TC Energy would be delivering a counterproposal to the Conflicts Committee and he provided context to the revised offer, noting that accretion to various key financial metrics was a material consideration for TC Energy and that its original proposal was already only minimally accretive to TC Energy. He further noted that, as such, TC Energy had limited latitude to move significantly from the original proposal.

        On November 11, 2020, the Conflicts Committee held a telephonic meeting with representatives of Evercore and Kirkland & Ellis. The Conflicts Committee updated the advisors on the GP Board meeting from the previous day, including TC Energy's concerns with respect to the Conflicts Committee's previous offer. The Conflicts Committee reported that it had not yet received a counterproposal from TC Energy, but that such counterproposal was expected in the near term.

        On November 12, 2020, TC Energy, through representatives at J.P. Morgan, delivered through Evercore a revised proposal of 0.670 TC Energy common shares for each common unit held by the Unaffiliated TCP Unitholders.

        On November 14, 2020, the Conflicts Committee held a telephonic meeting with its advisors to discuss TC Energy's revised offer. Representatives from Evercore discussed, from a financial perspective, TC Energy's revised offer. Given TC Energy's emphasis on accretion, the Conflicts Committee and its advisors discussed the financial impacts of alternative responses by the Conflicts Committee to TC Energy's latest proposal.

        On November 16, 2020, the Conflicts Committee responded to TC Energy's November 12, 2020 proposal with a revised counterproposal suggesting 0.740 TC Energy common shares in exchange for each common unit of TC PipeLines, or alternatively, a combination of cash and TC Energy share consideration, with 25% of the deal consideration paid in cash at $30.50 for each common unit of TC PipeLines and 75% of the deal consideration paid in the form of 0.740 TC Energy common shares for each common unit of TC PipeLines. Between November 16, 2020 and November 24, 2020, members of TC Energy's executive leadership team and corporate development team held numerous telephonic discussions to consider the counteroffer. Following these discussions, TC Energy's management concluded that it would be preferable to continue to structure the Proposed Transaction as a share-for-unit deal. During this period, Sempra Energy announced final investment decision for the Energía Costa Azul LNG Export Project that underpins TC Pipelines' North Baja Xpress project and, separately, a tolling agreement on Great Lakes Gas Transmission was agreed to, both of which were incorporated into the financial model.

        On November 18, 2020, the Conflicts Committee held its weekly telephonic meeting with its legal and financial advisors. The Conflicts Committee informed the advisors that TC Energy had not yet responded to the Conflicts Committee's latest counteroffer. The Conflicts Committee and representatives from Kirkland & Ellis also discussed the provisions relating to indemnification in the TCP Partnership Agreement. Following such discussion, Mr. Malquist reached out to Mr. Jon Dobson, Corporate Secretary of the GP Board, advising him that the Conflicts Committee's legal advisor would be sending for TC Energy's and TC PipeLines' consideration an independent director indemnification agreement for the members of the Conflicts Committee providing for certain additional rights and process around indemnification for MLP-related claims (each an "Indemnification Agreement" and collectively, the "Indemnification Agreements").

        Later that day, a draft form of the Indemnification Agreement was delivered to Mr. Dobson and other representatives of TCP GP and TC Energy by Kirkland & Ellis.

        On November 24, 2020, TC Energy, through representatives of J.P. Morgan, delivered an updated TC PipeLines financial model to Evercore, reflecting updates to projections on the North Baja Pipeline System and Great Lakes Gas Transmission. On the same day, representatives of J.P. Morgan, acting at the direction of TC Energy, also telephonically delivered a revised proposal providing for 0.685 TC Energy common shares in exchange for each common unit of TC PipeLines held by the Unaffiliated TCP Unitholders.

        On November 25, 2020, TC Energy, through its legal advisor, Vinson & Elkins, delivered a revised Merger Agreement and form of Indemnification Agreement to representatives of Kirkland & Ellis. The revised Merger Agreement, among other things: (a) rejected the concept of termination upon the occurrence of an intervening event; (b) rejected certain changes proposed by the Conflicts Committee through Kirkland & Ellis regarding termination fee and expense reimbursement mechanics; and (c) accepted most of the proposed revisions to the representations and warranties in the Merger Agreement.

        Later that same day, the Conflicts Committee held a telephonic meeting with its advisors to discuss TC Energy's latest offer and the revised Merger Agreement and Indemnification Agreement received earlier that day. The Conflicts Committee and Evercore discussed and agreed on what additional financial information Evercore would request to analyze TC Energy's proposal. Representatives of Kirkland & Ellis also discussed the latest draft of the Merger Agreement with the Conflicts Committee, with a particular focus on how to respond to changes regarding termination fee and expense reimbursement mechanics.

        On November 29, 2020, following TC Energy's revised proposal of 0.685 TC Energy common shares for each TC PipeLines common unit held by Unaffiliated TCP Unitholders, Evercore requested that J.P. Morgan provide updated TC Energy EBITDA reconciliations and an updated accretion/

dilution analysis reflecting a share exchange ratio of 0.685 TC Energy common shares for each common unit of TC PipeLines. TC Energy, through J.P. Morgan, uploaded the requested information into the data room on November 30, 2020.

        Later that same day, the Conflicts Committee met with its advisors to discuss the information provided by TC Energy and a possible counteroffer in light of such information. Evercore, at the direction of the Conflicts Committee, delivered a revised proposal of 0.730 TC Energy common shares for each common unit of TC PipeLines held by the Unaffiliated TCP Unitholders.

        On December 2, 2020, following discussion with representatives of Kirkland & Ellis, the Conflicts Committee, through Kirkland & Ellis, delivered a revised Merger Agreement and form of Indemnification Agreement to representatives of Vinson & Elkins. The revised Merger Agreement, among other things: (a) removed the concept of a termination fee payment; and (b) proposed additional changes to the expense reimbursement provisions, particularly with respect to situations where the Merger Agreement is terminated due to the requisite unitholder vote not being obtained.

        On December 3, 2020, following a number of internal discussions, including discussions with TC Energy's financial and legal advisors, TC Energy delivered a proposal of 0.700 TC Energy common shares for each common unit of TC PipeLines held by the Unaffiliated TCP Unitholders to the Conflicts Committee. The proposal was delivered through each party's respective financial advisors and J.P. Morgan indicated that this was TC Energy's "best and final" proposal.

        In the evening of the same day, TC Energy also delivered a revised draft of the Merger Agreement and the form of Indemnification Agreement through each party's respective legal advisors. The revised merger agreement, among other things, (a) rejected the deletion of the termination fee concept; and (b) modified the proposed termination fee and expense reimbursement mechanics; and (c) reduced the termination fee from 2% of the equity value of the transaction to 1.5% of the equity value of the transaction.

        Between December 3, 2020, and December 14, 2020, Kirkland & Ellis and Vinson & Elkins, with direction from the Conflicts Committee and TC Energy, discussed the form of the Merger Agreement, including expense reimbursement in the event the Merger Agreement is terminated for failure to obtain the requisite unitholder vote in circumstances where the Conflicts Committee has not changed its recommendation, and finalized disclosure schedules in relation to the Merger Agreement for TC PipeLines and TC Energy.

        On December 8, 2020, J.P. Morgan provided to Evercore an updated draft TC PipeLines 2021 budget and reconciliation between the draft 2021 budget and long-term financial model.

        On December 9, 2020, the Conflicts Committee held a telephonic meeting with representatives of Evercore and Kirkland & Ellis. Representatives of Evercore updated the Conflicts Committee on discussions between Evercore and J.P. Morgan on TC Energy's December 3 offer. Representatives of Kirkland & Ellis also discussed the latest draft Merger Agreement with the Conflicts Committee.

        On December 10, 2020, the GP Board, in its capacity as the board of directors of TC PipeLines, met virtually at a regularly scheduled board meeting to approve the 2021 TC PipeLines budget. Following the meeting, the Conflicts Committee met in an executive session with the full GP Board to provide an update on the status of the Conflicts Committee's deliberations. Mr. Stark noted that the Conflicts Committee had engaged in considerable negotiations with TC Energy, negotiating for a higher share exchange ratio. Mr. Chapman reiterated that TC Energy's last proposal was its "best and final" proposal.

        Later that same day, the Conflicts Committee met with its advisors to discuss various matters, including financial diligence and the status of the Merger Agreement. Following discussion, the Conflicts Committee indicated that, based upon the totality of the factors and circumstances considered by the Conflicts Committee, including the impact on the Unaffiliated TCP Unitholders of rejecting TC Energy's proposal, and taking into account the advice of Evercore, accepting TC Energy's proposal represented, in the Conflicts Committee's view, the best outcome for the Unaffiliated TCP Unitholders.

        On December 11, 2020, in connection with Evercore's potential delivery of a fairness opinion, representatives from J.P. Morgan, Evercore and TC Energy met virtually to address Evercore's final questions on the financial models.

        On the evening of December 13, 2020, Kirkland & Ellis contacted Vinson & Elkins informing them that the Conflicts Committee would be meeting in the afternoon of December 14, 2020 to deliberate TC Energy's "best and final" proposal.

        On the afternoon of December 14, 2020, the Conflicts Committee met with its advisors. Representatives of Kirkland & Ellis indicated that the Merger Agreement was substantially final, subject to resolution of the exchange ratio. Representatives of Evercore then reviewed its financial analysis of the exchange ratio with the Conflicts Committee and, at the request of the Conflicts Committee, rendered an oral opinion to the Conflicts Committee, which was subsequently confirmed by delivery of a written opinion dated as of December 14, 2020, to the effect that, as of such date and based upon and subject to the assumptions, procedures, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the exchange ratio was fair, from a financial point of view, to TC PipeLines and the Unaffiliated TCP Unitholders. Evercore also reiterated to the Conflicts Committee the nature of its relationships with and engagements for TC Energy, TC PipeLines and their respective affiliates and the amount and nature of the fees it received from such parties in connection with such engagements. At this meeting, the Conflicts Committee, by unanimous vote, (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, were in the best interests of TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the Proposed Transaction, including the Merger (the foregoing constituting "Special Approval" as defined in the TCP Partnership Agreement), (iii) recommended that the GP Board approve the Merger Agreement and the Proposed Transaction, including the Merger, upon the terms and conditions set forth in the Merger Agreement, (iv) recommended that the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger and (v) recommended that the GP Board submit the Merger Agreement to a vote of the holders of TC PipeLines common units and recommended that the GP Board recommend to the holders of TC PipeLines common units that such holders approve the Merger Agreement and the Merger. See "—Recommendation of the Conflicts Committee and the GP Board and Their Reasons for the Merger." The Conflicts Committee then indicated that it would relay the approval at the meeting of the GP Board scheduled for that same evening.

        On the evening of December 14, 2020, the GP Board met after the Conflicts Committee meeting to receive and act upon the Conflicts Committee's decision on the Proposed Transaction. Mr. Stark summarized the committee's deliberations, noting considerable back-and-forth negotiation, changes to the terms originally offered, the Conflicts Committee's determination that the final terms were fair and reasonable to, and in the bests interests of, TC PipeLines and the Unaffiliated TCP Unitholders and the approval and recommendation of approval to the GP Board, subject to final signoff on the press release announcing the agreement. Following receipt of Special Approval and the positive recommendation from the Conflicts Committee, the GP Board, in its capacity as the board of directors of the general partner acting in good faith and on behalf of TC PipeLines, subject to Messrs. Stark and Malquist approving the final language to be disseminated in TC PipeLines press release announcing the execution of the Merger Agreement, unanimously: (a) determined that the Merger Agreement and the transactions contemplated thereby are fair and reasonable to, and in the best interests of TC PipeLines and the Unaffiliated TCP Unitholders, (b) approved the Merger Agreement and the transactions contemplated thereby, on the terms and subject to the conditions set forth in the Merger Agreement;

(c) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the Merger; and (d) recommended that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby and directed that the Merger Agreement be submitted to a vote of the limited partners for their approval at a special meeting pursuant to the terms of the Partnership Agreement.

        In the evening of the same day, the TC Energy Board, upon due consideration and discussion, unanimously: (a) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and conditions set forth in the Merger Agreement; and (b) approved the issuance of TC Energy common shares in connection therewith.

        Over the course of the late evening of December 14, 2020, the parties and their advisors exchanged a number of emails settling the final language of the press releases. Thereafter, the Merger Agreement and the Indemnification Agreements were executed by the parties thereto.

        On December 15, 2020, prior to market open, TC Energy and TC PipeLines each issued a press release announcing the execution of the Merger Agreement.

TC Energy's Reasons for the Merger

        The Merger is expected to generate several benefits for TC Energy and its shareholders, including Unaffiliated TCP Unitholders that will become TC Energy shareholders if the Merger is successfully completed:

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  Declining Utility of MLPs:  In recent years, the availability of competitive capital through the MLP equity market has effectively disappeared and, along with changes in U.S. tax laws and revisions to the FERC policy on income tax treatment of regulated assets owned by MLPs, the utilization of drop downs as a funding lever for TC Energy and means of growth for TC PipeLines is no longer viable;

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  Ownership in Core Businesses:  The Merger will increase TC Energy's ownership in its core businesses and further enhance its low-risk profile;

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  Simplified Corporate Structure:  The Merger will advance TC Energy's strategy to simplify and streamline its corporate structure which further improves the transparency of its strong cash generating assets and reduces general and administrative expenses;

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  Cash Retention:  The Merger will result in TC Energy retaining higher levels of cash generated from the TC PipeLines assets, which will support continued strong dividend coverage and self-funded growth;

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  Enhanced Credit Profile:  The Merger will improve TC Energy's credit profile due to increased simplification of its corporate structure, reduced structural subordination of TC Energy debt and the elimination of TC PipeLines public distributions; and

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  Increased Access to Capital:  TC Energy has greater access to capital and financial markets relative to master limited partnerships.

        The foregoing description of TC Energy's reasons for the Merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

Recommendation of the Conflicts Committee

        On December 14, 2020, the Conflicts Committee, acting in good faith unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement. This action of the Conflicts Committee constitutes "Special Approval" of the Merger Agreement and the transactions contemplated thereby, including the Merger, under the TCP Partnership Agreement. The Conflicts Committee recommended that (i) the GP Board approve the Merger Agreement and the transactions contemplated thereby, including the Merger, (ii) the GP Board approve the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, and (iii) the GP Board recommend that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger, and direct that the Merger Agreement be submitted to a vote of the limited partners of TC PipeLines for their approval at a special meeting and that the GP Board recommend to the limited partners that the limited partners approve the Merger Agreement and the Merger.

Recommendation of the GP Board

        Based upon the recommendation of the Conflicts Committee, the GP Board has, acting in good faith, unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, on the terms and subject to the conditions set forth in the Merger Agreement, and (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger. The GP Board has directed that the Merger Agreement be submitted to the limited partners of TC PipeLines for their approval at the special meeting. The GP Board recommends that the limited partners of TC PipeLines approve the Merger Agreement and the transactions contemplated thereby, including the Merger.

Reasons for the Recommendation of the Conflicts Committee

        The Conflicts Committee viewed the following factors as being generally positive or favorable in coming to their determinations and recommendation with respect to the Merger:

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  Unaffiliated TCP Unitholders would receive 0.70 common shares of TC Energy for each common unit held by them, representing an implied market value of $30.95 based on the closing price of TC PipeLines common units on December 14, 2020, and a 19.5 per cent premium to the TC PipeLines common unit closing price before the original proposal as of October 2, 2020.

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  The financial analyses prepared by Evercore, as financial advisor to the Conflicts Committee, and the oral opinion of Evercore delivered to the Conflicts Committee on December 14, 2020, and subsequently confirmed in writing, that, as of December 14, 2020, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by Evercore in rendering its opinion as set forth in the written fairness opinion (as more fully described below under "—Opinion of the Financial Advisor of the Conflicts Committee"), the exchange ratio was fair, from a financial point of view, to TC PipeLines and the Unaffiliated TCP Unitholders.

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  Through negotiation, the Conflicts Committee was able to increase the exchange ratio by 7.69% as compared to the exchange ratio that was first proposed by TC Energy on October 4, 2020.

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  The Conflicts Committee's belief that the Merger is likely to present the best opportunity to maximize value for the Unaffiliated TCP Unitholders.

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  The Conflicts Committee's belief, based on statements from TC Energy, that TC Energy was unwilling to consider alternative transactions and TC Energy's control over any future sales of TC PipeLines.

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  The Conflicts Committee's belief that it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of TC PipeLines in light of TC Energy's ownership of the general partner interest in TC PipeLines and approximately 24.0% of the outstanding limited partner interest in TC PipeLines, and the Conflicts Committee would be unable to conduct a meaningful process to solicit interest in the acquisition of assets or control of TC PipeLines.

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  The Conflicts Committee's belief that the merger consideration represented the highest consideration that could be obtained from a potential business combination transaction with TC Energy, that the Merger was more favorable to the Unaffiliated TCP Unitholders than continuing to hold common units as a stand-alone entity, and that the merger consideration presents the best available opportunity to maximize value for Unaffiliated TCP Unitholders in light of TC Energy's stated position that it was unwilling to consider alternative transactions.

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  The Conflicts Committee's assessment of the negative impact of recent regulatory changes on the long-term financial projections for TC PipeLines, including the impact on TC PipeLines' financial outlook from the implementation of the March FERC Announcement and the FERC Ruling.

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  TC Energy's stated position that, in the absence of changes to the March FERC Announcement or any other mitigation measures, further dropdowns of assets into TC PipeLines would not be considered a viable funding lever for TC Energy and it was uncertain whether TC PipeLines could be restored as a competitive financing option in the future.

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  Upon completion of the Merger, Unaffiliated TCP Unitholders will receive TC Energy common shares, which have substantially more liquidity than TC PipeLines common units because of the TC Energy common shares' significantly larger average daily trading volume, as well as TC Energy having a broader investor base and a larger public float.

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  The combined company will have an increased scale relative to TC PipeLines and is anticipated to have stronger coverage with respect to dividends, which is expected to result in (1) greater market confidence, (2) an enhanced outlook for dividend growth and (3) better positioning for varying and uncertain industry and commodity price environments.

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  The combined company will operate under a simplified corporate structure to create a stronger and more efficient company without potential conflicts of interest between TC Energy and TC PipeLines.

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  The combined company is anticipated to experience cost savings and other efficiencies, including reduced filing requirements with the SEC, as a result of maintaining one public company rather than two.

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  The combined company will experience a step-up in tax basis resulting from the Merger.

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  TC Energy's standalone credit metrics are stronger than TC PipeLines', and the Merger will further strengthen the combined company's balance sheet by retaining a higher proportion of internally generated cash flow, thereby reducing the amount of debt financing required to fund growth capital expenditures.

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  The exchange ratio provided for pursuant to the Merger Agreement is fixed and therefore the implied value of the consideration payable to the Unaffiliated TCP Unitholders will increase in the event the market price of TC Energy common shares increases relative to the market price of TC PipeLines common units prior to the closing of the Merger.

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  The lack of significant regulatory hurdles to consummation of the Merger and, as a result, the fact that the Merger will likely be able to be consummated during the second quarter of 2021.

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  The fact that the terms and conditions of the Merger Agreement require TC Energy and TC PipeLines to coordinate on the declaration and payment of distributions and dividends with respect to TC PipeLines common units and TC Energy common shares so that holders of TC PipeLines common units do not fail to receive a distribution or dividend for all completed calendar quarters.

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  TC Energy's status as an entity taxed as a corporation for U.S. federal tax purposes provides a number of potential benefits relative to TC PipeLines' structure as an MLP, including avoiding the negative impact of the March FERC Announcement.

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  The fact that the Merger Agreement requires TC Energy to pay up to $4 million of expenses incurred by TC PipeLines if the Merger is not approved by the TC PipeLines' common unitholders, subject to certain exceptions.

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  In addition, the Conflicts Committee considered a number of factors relating to the procedural safeguards involved in the negotiation of the Merger Agreement, including those discussed below, each of which supported its determination with respect to the Merger:

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  The fact that TC PipeLines' common unitholders are free to approve or reject the Merger, and approval of the Merger requires the affirmative vote of at least a majority of the outstanding TC PipeLines' common units (including the 24.0% of common units owned by TC Energy and its affiliates), voting together as a single class.

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  The GP Board determined in the good faith exercise of its reasonable judgment to establish the Conflicts Committee, composed of directors who are not officers of TC Energy or TC PipeLines or officers, directors or employees of any affiliate of TC PipeLines (other than serving as directors of TCP GP).

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  The Conflicts Committee selected and retained its own legal and financial advisors with knowledge and experience with respect to public merger and acquisition transactions, MLPs, TC PipeLines' industry generally and TC PipeLines particularly, as well as substantial experience advising MLPs and other companies with respect to transactions similar to the Merger.

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  The terms and conditions of the Merger Agreement were determined through arm's length negotiations between the Conflicts Committee and TC Energy and their respective representatives and advisors.

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  The Conflicts Committee had no obligation to approve or recommend any transaction.

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  Prior to approval of the Merger Agreement by the TC PipeLines common unitholders, the Conflicts Committee is permitted, subject to certain limitations, to change its recommendation if it determines in good faith (after consultation with outside legal counsel and financial advisor) that the failure to effect such recommendation change would be inconsistent with its duties under applicable law, as modified by the TCP Partnership Agreement.

        The Conflicts Committee considered the following additional factors as being potentially negative or unfavorable in making its determination, approval and recommendation with respect to the Merger Agreement and the transactions contemplated thereby, including the Merger:

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  The Merger should be a taxable transaction to TC PipeLines common unitholders for U.S. federal tax purposes, and the TC PipeLines common unitholders will receive no cash consideration with which to pay any potential tax liability resulting from the Merger.

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  The U.S. federal tax treatment of owning and disposing of TC Energy common shares received in the Merger will be different than the U.S. federal tax treatment of owning and disposing of common units, including that the income of the resulting combined entity will be subject to double taxation (at the combined company level and shareholder levels) for U.S. federal tax purposes, while the income of TC PipeLines is currently subject to only one level of tax (at the unitholder level).

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  The Conflicts Committee's view that the impacts of the COVID-19 pandemic had impacted commodity prices and resulted in the recent trading price ratio of TC Energy common shares to common units being depressed, which, among other things, would negatively impact the premium for common units implied by the exchange ratio.

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  The exchange ratio is fixed and therefore the implied value of the consideration payable to the Unaffiliated TCP Unitholders will decrease in the event the market price of TC Energy common shares decreases relative to the market price of common units prior to the closing of the Merger.

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  The Conflicts Committee's expectation that the Merger will be dilutive to TC PipeLines' distribution per limited partner unit throughout the discrete forecast period.

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  The Conflicts Committee was not authorized to and did not conduct an auction process or other solicitation of interest from third parties for the acquisition of TC PipeLines.

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  The Merger Agreement's limitations on the Conflicts Committee's ability to make an adverse recommendation change.

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  The Merger Agreement restricts the conduct of TC PipeLines' business prior to the completion of the Merger, which may delay or prevent TC PipeLines from pursuing business opportunities that may arise pending the completion of the Merger.

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  TC PipeLines has incurred and will continue to incur significant transaction costs and expenses in connection with the Merger, whether or not the Merger is completed, and TC PipeLines is not entitled to reimbursement of such costs and expenses unless the Merger Agreement is terminated under certain circumstances.

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  There is risk that management's focus and resources for other strategic opportunities and operational matters could be diverted for an extended period of time while the parties work to complete the Merger and integration process and by any litigation that may occur in connection with the Merger.

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  Litigation may be commenced in connection with the Merger, and such litigation may increase costs and result in a diversion of management's focus.

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  There is risk that the potential benefits expected to be realized in the Merger might not be fully realized, or might not be realized within the expected time period.

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  The Merger may not be completed in a timely manner, or at all, which could result in significant costs and disruption to TC PipeLines' normal business or negatively impact the trading price of TC PipeLines' common units.

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  The Unaffiliated TCP Unitholders are not entitled to appraisal rights under the Merger Agreement, the TCP Partnership Agreement or Delaware law.

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  TC PipeLines unitholders will be foregoing any potential benefits that could be realized by remaining common unitholders of a standalone entity.

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  The TC Energy common shares may not trade at expected valuations.

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  The resulting combined company may not achieve its projected financial results or expected synergies.

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  Some of TCP GP's directors and executive officers have interests in the Merger that are different from, or in addition to, those of the Unaffiliated TCP Unitholders.

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  The risks of the type and nature described under the heading "Cautionary Statement Regarding Forward-Looking Statements" in this proxy statement and under the heading "Risk Factors" in the TC PipeLines Annual Report on Form 10-K for the year ended December 31, 2019, and subsequent reports it files under the Exchange Act. See "Where You Can Find More Information."

        The Conflicts Committee considered all of the foregoing factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Conflicts Committee includes the material factors, but is not exhaustive. In view of the wide variety of factors considered by the Conflicts Committee in connection with its evaluation of the Merger and the complexity of these matters, the Conflicts Committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Conflicts Committee evaluated the factors described above, among others, and reached a consensus that the Merger Agreement is fair and reasonable to TC PipeLines, including the Unaffiliated TCP Unitholders. In considering the factors described above, and any other factors, individual members of the Conflicts Committee may have viewed factors differently or given weight or merit to different factors. The Conflicts Committee approved the Merger Agreement and recommended it to the GP Board based on the totality of the information presented to and considered by it.

        In considering the approval of the Merger Agreement by the Conflicts Committee, you should be aware that TCP GP's executive officers and directors have interests in the Merger that may be different from, or in addition to, the interests of the Unaffiliated TCP Unitholders generally. The Conflicts Committee was aware of these interests and considered them when approving the Merger Agreement. See "—Interests of the Directors and Executive Officers of TCP GP in the Merger."

Opinion of the Financial Advisor of the Conflicts Committee

        The Conflicts Committee retained Evercore to act as its financial advisor in connection with evaluating the Merger. The Conflicts Committee engaged Evercore based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes. On December 14, 2020, at a meeting of the Conflicts Committee, Evercore rendered its oral opinion, subsequently confirmed by delivery of a written opinion, that, as of December 14, 2020, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the exchange ratio was fair, from a financial point of view, to TC PipeLines and the Unaffiliated TCP Unitholders.

        The full text of the written opinion of Evercore, dated as of December 14, 2020, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached hereto as Annex B and is incorporated for reference in its entirety in this proxy statement/prospectus. You are urged to read Evercore's opinion carefully and in its entirety. Evercore consented to the reference to its opinion and to the inclusion of its opinion in this proxy statement/prospectus, in each case, in accordance with the terms of Evercore's written opinion, dated December 14, 2020. Evercore's opinion was addressed to, and provided information for the benefit of, the Conflicts Committee in connection with its evaluation of the fairness of the exchange ratio to TC PipeLines and the Unaffiliated TCP Unitholders, and did not address any other aspects or implications of the Merger. The summary of the Evercore opinion set forth herein is qualified in its entirety by reference to the full text of the opinion included as Annex B. Evercore's opinion speaks as of the date rendered, and Evercore has no obligation to update, revise or reaffirm its opinion.

        In connection with rendering its opinion and performing its related financial analysis, Evercore, among other things:

  •
  reviewed certain publicly available business and financial information relating to TC PipeLines that Evercore deemed to be relevant, including the Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Report on Form 10-Q for the quarter ended September 30, 2020, and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by TC PipeLines;

  •
  reviewed certain publicly available business and financial information relating to TC Energy that Evercore deemed to be relevant, including the Annual Report for the year ended December 31, 2019, Quarterly Report for the quarter ended September 30, 2020, and certain Current Reports, in each cased as filed with or furnished to the Canadian Securities Administrator by TC Energy;

  •
  reviewed certain non-public historical and projected financial data relating to TC PipeLines and TC Energy prepared and furnished to Evercore by the management of TC PipeLines and certain non-public projected financial data relating to TC Energy prepared and furnished to Evercore by management of TC Energy;

  •
  discussed the current operations and the historical and projected financial data relating to TC PipeLines with the management of TC PipeLines;

  •
  discussed the current operations and projected financial data relating to TC Energy with the management of TC Energy;

  •
  reviewed publicly available research analyst estimates for TC PipeLines' and TC Energy's future financial performance on a standalone basis;

  •
  reviewed publicly available credit reports for TC PipeLines and TC Energy prepared by credit rating agencies;

  •
  reviewed the historical exchange ratio based on the trading activity of TC PipeLines common units and TC Energy common shares, analyzing different time periods;

  •
  performed a discounted cash flow analysis of TC PipeLines utilizing projected financial data provided by TC PipeLines;

  •
  performed a discounted distributions analysis utilizing projected distributions provided by TC PipeLines and a discounted dividend analysis utilizing projected dividends provided by TC Energy;

  •
  compared the financial performance of TC PipeLines and TC Energy and their respective stock market trading multiples with those of certain other publicly traded companies and partnerships that Evercore deemed relevant;

  •
  compared the financial performance of TC PipeLines and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

  •
  reviewed the financial terms and conditions of the draft Merger Agreement dated December 14, 2020; and

  •
  performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

        For purposes of Evercore's analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore and further relied upon the assurances of the managements of TC PipeLines and TC Energy that they were not aware of any relevant information that was omitted or that remained undisclosed to Evercore or facts or circumstances that would make such information inaccurate or misleading, and Evercore assumes no liability therefor. With respect to the financial projections and operating data for TC PipeLines provided by management of TC PipeLines (the "TCP Financial Projections") and the financial projections for TC Energy provided by management of TC Energy ("TRP Financial Projections"), Evercore assumed that such data had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of TC PipeLines and TC Energy as to the future financial performance of TC PipeLines and TC Energy, as applicable, under the assumptions therein. Evercore expressed no view as to the TCP Financial Projections, the TRP Financial Projections or the assumptions on which they were based.

        For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement, when executed, would be true and correct at the time of execution, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on TC PipeLines, TC Energy or the consummation of the Merger, or materially reduce the benefits of the Merger to the holders of TC PipeLines common units. Evercore assumed that the parties would execute the final versions of all documents reviewed by it in draft form and that such documents would conform in all material respects to the drafts reviewed by Evercore.

        Evercore did not conduct a physical inspection of the properties or facilities of TC PipeLines or TC Energy, and Evercore did not make, nor assume any responsibility for any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of TC PipeLines or TC Energy, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of TC PipeLines or TC Energy under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore's opinion was necessarily based upon information made available to Evercore as of the date of the opinion and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated on the date of the opinion. It is understood that subsequent developments may affect Evercore's opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

        Evercore expressed no opinion with respect to any matter other than whether the exchange ratio was fair, from a financial point of view, to TC PipeLines and the Unaffiliated TCP Unitholders. Evercore's opinion did not express any opinion as to the structure or form, terms (other than the financial terms) or effect of any other aspect of the Merger, including, without limitation, the tax consequences of the Merger or the corporate governance changes occurring in connection therewith except to the extent that such changes constituted financial terms of the Merger. Evercore's opinion did not express any view on, and its opinion does not address, the fairness of any individual element of the Merger Agreement, other than the exchange ratio. Further, Evercore's opinion does not address the fairness to the holders of securities, creditors or other constituencies of TC PipeLines or TC Energy.

        Evercore assumed that any modification to the structure of the Merger Agreement would not vary in any respect material to its analysis. Evercore's opinion did not address the relative merits of the Merger as compared to other business or financial strategies that might have been available to TC PipeLines or TC Energy, nor did it address the underlying business decision of TC PipeLines to engage in the Merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the TC PipeLines common units or any business combination or other extraordinary transaction involving TC PipeLines or TC Energy, or any of their respective affiliates. Evercore's opinion did not constitute a recommendation to the Conflicts Committee or to any other persons in respect to the Merger, including as to how any holder of TC PipeLines common units should vote or act in respect of the Merger. Evercore expressed no opinion as to the price at which TC PipeLines common units or TC Energy common shares would trade at any time. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by management of TC PipeLines and its advisors with respect to legal, regulatory, accounting and tax matters.

        Set forth below is a summary of the material financial analyses performed by Evercore and reviewed with the Conflicts Committee on December 14, 2020, in connection with rendering Evercore's opinion to the Conflicts Committee. Each analysis was provided to the Conflicts Committee. In connection with arriving at its opinion, Evercore considered all of its analyses as a whole, and the order of the analyses described and the results of these analyses do not represent any relative importance or particular weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on December 14, 2020, and is not necessarily indicative of current market conditions.

Analysis of TC PipeLines

        Evercore performed a series of analyses to derive indicative valuation ranges for TC PipeLines common units and utilized the resulting implied valuation ranges and those derived for TC Energy common shares to derive ranges of implied exchange ratios of TC PipeLines common units to TC Energy common shares, and compared these ratios to the exchange ratio. Evercore performed its analyses utilizing the TCP Financial Projections. See "—TC PipeLines Unaudited Prospective Financial Information" for a summary of the TCP Financial Projections. The TCP Financial Projections were not adjusted by Evercore.

  Discounted Cash Flow Analysis

        Evercore performed a discounted cash flow analysis of TC PipeLines by valuing the cash flows received by TC PipeLines based on the TCP Financial Projections during both a five-year and a nine-year period. Evercore calculated the per unit value range for TC PipeLines common units by utilizing a range of discount rates based on TC PipeLines' weighted average cost of capital ("WACC"), as estimated by Evercore based on the Capital Asset Pricing Model ("CAPM") and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore assumed a range of discount rates of 5.5% to 6.5%, a range of EBITDA exit multiples of 8.5x to 10.5x and a range of perpetuity growth rates of (0.25%) to 0.25%. The discounted cash flow analysis utilizing the EBITDA exit multiple methodology to calculate terminal value resulted in an implied equity value per TC PipeLines common unit range of $19.79 to $32.20 for the five-year period and $18.93 to $30.01 for the nine-year period. The discounted cash flow analysis utilizing the perpetuity growth rate methodology to calculate terminal value resulted in an implied equity value per TC PipeLines common unit range of $20.51 to $35.06 for the five-year period and $18.85 to $31.29 for the nine-year period.

  Discounted Distributions Analysis

        Evercore performed a discounted distributions analysis for TC PipeLines common units based on the present value of future cash distributions to holders of TC PipeLines common units. Evercore utilized a terminal yield range of 7.5% to 10.5%, a cost of equity of 7.5% to 8.5% based on CAPM and a cost of equity of 9.0% to 11.0% based on total expected market return for master limited partnerships ("MLPs") and corporations ("C-Corps") owning assets similar to those owned by TC PipeLines. Utilizing the TCP Financial Projections and the cost of equity based on CAPM, Evercore determined an implied equity value per TC PipeLines common unit range of $27.14 to $35.06. Utilizing the TCP Financial Projections and the cost of equity based on total expected market return, Evercore determined an implied equity value per TC PipeLines common unit range of $24.82 to $33.09.

  Peer Group Trading Analysis

        Evercore performed a peer group trading analysis of TC PipeLines by reviewing and comparing the market values and trading multiples of the following publicly traded MLPs and C-Corps that Evercore deemed to have certain characteristics that are similar to those of TC PipeLines, including size, business operations, services offered, nature of business and customers and financial performance:

  U.S. Partnerships / Companies:

  •
  Energy Transfer LP

  •
  Equitrans Midstream Corporation

  •
  Kinder Morgan, Inc.

  •
  The Williams Companies, Inc.

  Canadian Companies:

  •
  Enbridge Inc.

  •
  TC Energy Corporation

        Although the peer groups were compared to TC PipeLines for purposes of this analysis, no partnership or company used in the peer group trading analysis is identical or directly comparable to TC PipeLines. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and Canadian Securities Administrator and equity research analyst estimates.

        For each of the peer group trading partnerships and companies, Evercore calculated the following trading multiples:

  •
  Enterprise Value/2021 EBITDA, which is defined as market value of equity, plus debt, non-controlling interest and preferred equity, less cash ("Enterprise Value"), divided by estimated EBITDA for the calendar year 2021; and

  •
  Enterprise Value/2022 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2022.

        The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of TC PipeLines noted by Evercore.

Range
U.S. Partnerships / Companies Benchmark	Mean	Median	Low	High
Enterprise Value/2021 EBITDA	9.3x	9.5x	8.0x	10.1x
Enterprise Value/2022 EBITDA	8.8x	8.8x	7.9x	9.8x

Range
Canadian Companies Benchmark	Mean	Median	Low	High
Enterprise Value/2021 EBITDA	11.4x	11.4x	11.1x	11.8x
Enterprise Value/2022 EBITDA	10.8x	10.8x	10.7x	10.9x

Benchmark	Reference Range
Enterprise Value/2021 EBITDA	9.0x - 10.5x
Enterprise Value/2022 EBITDA	8.5x - 10.0x

        Evercore applied the relevant multiple ranges to 2021E and 2022E proportionately consolidated EBITDA and 2021E and 2022E Adjusted EBITDA ("Adjusted EBITDA"), which includes cash distributions from unconsolidated subsidiaries instead of equity income, to derive a relevant Enterprise Value range. For the analysis utilizing EBITDA on a proportionately consolidated basis, after adjusting for net debt, Class B units and units outstanding as of December 31, 2020, Evercore determined an implied equity value per TC PipeLines common unit range of $24.86 to $34.64 using 2021E EBITDA and $19.83 to $29.30 using 2022E EBITDA. Utilizing Adjusted EBITDA, after adjusting for non-controlling interests, net debt, Class B units and units outstanding as of December 31, 2020, Evercore determined an implied equity value per TC PipeLines common unit range of $24.24 to $32.82 using 2021E Adjusted EBITDA and $20.83 to $29.30 using 2022E Adjusted EBITDA.

        Using the range of equity value per TC PipeLines common unit based on 2021E and 2022E estimates, Evercore determined an implied equity value per TC PipeLines common unit range of $19.83 to $34.64 using proportionately consolidated EBITDA and an implied equity value per TC PipeLines common unit range of $20.83 to $32.82 using Adjusted EBITDA.

  Precedent M&A Transactions Analysis

        Evercore reviewed selected publicly-available information for transactions involving the acquisition of midstream assets announced in the prior five years and selected 15 transactions, although Evercore noted that none of the selected transactions were directly comparable to the Merger:

Date Announced	Acquirer	Target (Seller)
7/2020	Berkshire Hathaway Inc.	Gas Transmission and Storage Assets (Dominion Energy)
9/2019	NextEra Energy Partners, LP	Meade Pipeline Co LLC (AltaGas Ltd., Cabot Oil and Gas Corp., Ares Management)
1/2019	NEXUS Gas Transmission, LLC	Generation Pipeline LLC
2/2018	Tallgrass Energy GP, LP	25.01% interest in Rockies Express Pipeline LLC (Tallgrass Development LP)
11/2017	American Midstream Partners, LP	Trans-Union Interstate Pipeline (ArcLight Capital Partners, LLC)
11/2017	New Jersey Resources Corp	Interstate Energy Company, LLC (Talen Energy Corp.)
7/2017	Blackstone Energy Partners	32.44% interest in Rover Pipeline (Energy Transfer Partners, LP)
5/2017	TC PipeLines, LP	49.3% interest in Iroquois Gas Transmission System, LP and 11.8% interest in Portland Natural Gas Transmission (TransCanada Corporation)
4/2017	Tallgrass Energy Partners, LP	24.99% interest in Rockies Express Pipeline LLC (Tallgrass Development, LP)
10/2016	Dominion Midstream Partners, LP	Questar Pipeline LLC (Dominion Resources)
7/2016	Southern Company	50% Interest in Southern Natural Gas Pipeline System (Kinder Morgan, Inc.)
5/2016	Tallgrass Energy Partners, LP	25% interest in Rockies Express Pipeline LLC (Sempra U.S. Gas and Power)
11/2015	TC PipeLines, LP	49.9% interest in Portland Natural Gas Transmission System (TransCanada Corporation)
8/2015	Dominion Midstream Partners, LP	25.93% Interest in Iroquois Gas Transmission System, LP (National Grid and New Jersey Resources Corp.)
2/2015	TC PipeLines, LP	30% interest in Gas Transmission Northwest LLC (TransCanada Corporation)

        Evercore reviewed the historical Transaction Value and EBITDA in the selected transactions and derived a range of relevant implied multiples of Transaction Value / EBITDA of 8.5x to 11.0x. Evercore then applied these ranges of selected multiples to the 2020E proportionately consolidated EBITDA. After adjusting for net debt, Class B units and units outstanding as of December 31, 2020, Evercore determined an implied equity value per TC PipeLines common unit range of $27.36 to $45.36.

Analysis of TC Energy

        Evercore performed a series of analyses to derive indicative valuation ranges for TC Energy common shares. Evercore performed its analyses utilizing the TRP Financial Projections.

  Discounted Dividends Analysis

        Evercore performed a discounted dividends analysis of TC Energy common shares based on the present value of the future cash dividends to holders of TC Energy common shares. The projected dividends used by Evercore were based on the TRP Financial Projections, a terminal yield range of 4.5% to 6.5%, cost of equity of 8.0% to 9.0% based on CAPM, and cost of equity of 9.0% to 11.0% based on total expected market return for publicly traded companies owning assets similar to those owned by TC Energy. Utilizing the TRP Financial Projections, Evercore determined an implied equity value per TC Energy common share range using the cost of equity based on CAPM of C$56.52 to C$77.98 and an implied equity value per TC Energy common share range using the total expected market return of C$52.29 to C$74.83.

  Peer Group Trading Analysis

        Evercore performed a peer group trading analysis of TC Energy by reviewing and comparing the market values and trading multiples of the following publicly traded MLPs and C-Corps focused in the U.S. and Canada that Evercore deemed to have certain characteristics that are similar to those of TC Energy, including size, business operations, services offered, nature of business and customers and financial performance:

  Canadian Companies:

  •
  Enbridge Inc.

  •
  Pembina Pipeline Corporation

  •
  Inter Pipeline Ltd.

  U.S. Partnerships / Companies:

  •
  Enterprise Products Partners L.P.

  •
  Equitrans Midstream Corporation

  •
  Kinder Morgan, Inc.

  •
  The Williams Companies, Inc.

        Although the peer group was compared to TC Energy for purposes of this analysis, no partnership or company used in the peer group trading analysis is identical or directly comparable to TC Energy. In order to calculate peer group trading multiples, Evercore relied on publicly-available filings with the SEC and Canadian Securities Administrator and equity research analyst estimates.

        For each of the peer group trading partnerships and companies, Evercore calculated the following trading multiples:

  •
  Enterprise Value/2021 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2021; and

  •
  Enterprise Value/2022 EBITDA, which is defined as Enterprise Value divided by estimated EBITDA for the calendar year 2022.

        The mean and median trading multiples are set forth below. The table also includes relevant multiple ranges selected by Evercore based on the resulting range of multiples and certain other considerations related to the specific characteristics of TC Energy noted by Evercore.

Range
Canadian Companies Benchmark	Mean	Median	Low	High
Enterprise Value/2021 EBITDA	11.6x	11.8x	9.9x	13.0x
Enterprise Value/2022 EBITDA	10.0x	9.7x	9.6x	10.9x

Range
U.S. Partnerships / Companies Benchmark	Mean	Median	Low	High
Enterprise Value/2021 EBITDA	9.8x	9.8x	9.4x	10.1x
Enterprise Value/2022 EBITDA	9.3x	9.7x	7.9x	9.8x

Benchmark	Reference Range
Enterprise Value/2021 EBITDA	10.5x - 12.0x
Enterprise Value/2022 EBITDA	10.0x - 11.5x

        Evercore applied the relevant multiple ranges to 2021E EBITDA and 2022E EBITDA to derive a relevant Enterprise Value range. Evercore then subtracted TC Energy's net debt, preferred equity and non-controlling interest as of December 31, 2020, to derive an implied equity value and divided the implied equity value by the projected TC Energy common shares outstanding as of December 31, 2020, to derive an implied equity value per TC Energy common share range of C$45.94 to C$60.06 based on 2021E EBITDA and C$43.64 to C$58.16 based on 2022E EBITDA, implying an equity value per TC Energy common share range of C$43.64 to C$60.06.

Exchange Ratio Summary

        Evercore analyzed the exchange ratios implied by the ranges of equity value per TC PipeLines common unit / equity value per TC Energy common share utilizing (i) the Discounted Distributions Analysis for TC PipeLines and the Discounted Dividends Analysis for TC Energy based on each of CAPM and the total expected market return and (ii) Peer Group Trading Analysis for each of TC PipeLines and TC Energy and for TC PipeLines utilizing each of Adjusted EBITDA and proportionately consolidated EBITDA to derive the equity value per TC PipeLines common unit ranges.

        The resulting implied exchange ratios utilizing each applicable valuation methodology is summarized below.

Benchmark	Reference Range
Discounted Distributions / Dividends Analysis—CAPM	0.57x - 0.61x
Discounted Distributions / Dividends Analysis—Total Expected Market Return	0.56x - 0.61x
Peer Group Trading Analysis—Adjusted EBITDA for TC PipeLines	0.61x - 0.70x
Peer Group Trading Analysis—proportionately consolidated EBITDA for TC PipeLines	0.58x - 0.74x

        Evercore compared the results of the exchange ratio analysis to the exchange ratio in the Merger, noting that the exchange ratio in the Merger was within or above the exchange ratio ranges implied by each of the aforementioned analyses.

General

        In connection with the review of the transaction, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion to the Conflicts Committee. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Evercore's opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the exchange ratio. No partnership or company used in the above analyses as a comparison is directly comparable to TC Energy, no partnership or company used in the above analyses as a comparison is directly comparable to TC PipeLines and no precedent M&A transaction used is directly comparable to the Merger. Furthermore, Evercore's analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the partnerships, companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of TC Energy, TC PipeLines and their respective advisors.

        Evercore prepared these analyses solely for the information and benefit of the Conflicts Committee and for the purpose of providing an opinion to the Conflicts Committee as to whether the exchange ratio was fair, from a financial point of view, to TC PipeLines and Unaffiliated TCP Unitholders. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore's analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The issuance of the opinion was approved by an internal fairness committee of Evercore.

        Except as described above, the Conflicts Committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. The terms and conditions of the Merger Agreement and the related terms and conditions of the transaction were determined through arm's-length negotiations between the Conflicts Committee and the management of TC Energy. Evercore did not recommend any specific consideration to the Conflicts Committee or recommend that any specific consideration constitute the only appropriate consideration in the Merger. Evercore's opinion was only one of many factors considered by the Conflicts Committee in its evaluation of the Merger and should not be viewed as determinative of the views of the Conflicts Committee with respect to the Merger or the exchange ratio.

        Under the terms of Evercore's engagement letter with the Conflicts Committee, TC PipeLines agreed to pay Evercore a fee of $2.95 million payable upon delivery of Evercore's opinion. Evercore also received a fee of $350,000 upon execution of its engagement letter with the Conflicts Committee, which is fully creditable against the fee payable upon delivery of Evercore's opinion. In addition, TC PipeLines agreed to reimburse Evercore for its reasonable out-of-pocket expenses (including legal fees, expenses and disbursements) incurred in connection with its engagement and to indemnify Evercore and any of its members, officers, directors, advisors, representatives, employees, agents, affiliates or controlling persons, if any, against certain liabilities and expenses arising out of or in connection with its engagement.

        During the two-year period prior to the date hereof and except as described herein, no material relationship existed between Evercore and TC PipeLines, TCP GP, TC Energy or any other party to the Merger Agreement pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship.

        Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to TC Energy or TC PipeLines and their respective affiliates.

TC PipeLines Unaudited Prospective Financial Information

        TCP GP's management provided internal non-public ten-year financial forecasts regarding TC PipeLines' anticipated future operations to the Conflicts Committee in connection with its evaluations of the Merger and to Evercore for their use and reliance in connection with their separate financial analyses and opinions as described in the section entitled "The Merger Proposal—Opinion of the Financial Advisor of the Conflicts Committee." These internal non-public ten-year financial forecasts we refer to as the "TC PipeLines prospective financial information." The TC PipeLines prospective financial information also was provided to TC Energy during its due diligence investigation of TC PipeLines in connection with the transactions contemplated by the Merger Agreement.

        The TC PipeLines prospective financial information was prepared by and is the responsibility of TCP GP's management. The TC PipeLines prospective financial information was not prepared with a view toward public disclosure but rather for the purpose of evaluating the Merger. Accordingly, the TC PipeLines prospective financial information does not comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or U.S. GAAP. KPMG LLP, TC PipeLines' independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the TC PipeLines prospective financial information and does not express an opinion on or any form of assurance related to the TC PipeLines prospective financial information. TC PipeLines included a summary of the TC PipeLines prospective financial information in this section of the proxy statement/prospectus for the benefit of its unitholders because TC PipeLines provided such non-public information to the Conflicts Committee and financial advisors, and to TC Energy. However, the summary of the TC PipeLines prospective financial information included in this proxy statement/prospectus is not intended to influence a TC PipeLines unitholder's decision of whether to vote its common units in favor of the merger proposal.

        The TC PipeLines prospective financial information was based on numerous variables and assumptions that are inherently uncertain and many of which are beyond the control of TC PipeLines. In particular, the TC PipeLines prospective financial information contained assumptions about, among other things, interest rates, corporate financing activities, including amount and timing of the issuance of senior and secured debt, TC PipeLines' unit price appreciation and the timing and amount of unit issuances, annual distribution levels, the amount of income taxes paid and the amount of general and administrative costs.

        Additionally, the TC PipeLines prospective financial information is inherently forward looking and spans multiple years. Consequently, the TC PipeLines prospective financial information, as with all forward-looking information, may become less predictive with each successive year. The assumptions upon which the TC PipeLines prospective financial information were based necessarily involve judgments with respect to, among other things, future economic, competitive and regulatory conditions and financial market conditions, all of which are difficult or impossible to predict or estimate and most of which are beyond TC PipeLines' control. The TC PipeLines prospective financial information also reflects assumptions regarding the continuing nature of certain business decisions that, in reality, would be subject to change. Important factors that may affect actual results or the achievability of the TC PipeLines prospective financial information include, but are not limited to, the risks and uncertainties described in this proxy statement/prospectus and in TC PipeLines' annual report on Form 10-K for the fiscal year ended December 31, 2019, subsequent quarterly reports on Form 10-Q, and current reports on Form 8-K. In addition, the realization of the results contemplated by the TC PipeLines prospective financial information may be affected by TC PipeLines' ability to achieve strategic goals, objectives and targets over the applicable period. This information constitutes "forward-looking statements" and actual results may differ materially and adversely from those projected. For more information, see the section entitled "Cautionary Statement Regarding Forward-Looking Statements."

        Accordingly, there can be no assurance that the TC PipeLines prospective financial information will be realized and actual results may vary materially from those projected. The inclusion of a summary of the TC PipeLines prospective financial information in this proxy statement/prospectus should not be regarded as an indication that TC PipeLines or any of its affiliates, officers, directors, advisors or other representatives considered or consider the TC PipeLines prospective financial information to be necessarily predictive of actual future events or results of TC PipeLines' operations, and, consequently, the TC PipeLines prospective financial information should not be relied on in such a manner. None of TC Energy, TC PipeLines nor any of their respective affiliates, officers, directors, advisors or other representatives can give any assurance that actual results will not differ from the TC PipeLines prospective financial information, and none of TC PipeLines, TC Energy, nor any of their respective affiliates undertakes any obligation to update or otherwise revise or reconcile the TC PipeLines prospective financial information to reflect circumstances existing or developments and events occurring after the date of the TC PipeLines prospective financial information or that may occur in the future, even in the event that any or all of the assumptions underlying the TC PipeLines prospective financial information are not realized. TC PipeLines does not intend to make available publicly any update or other revision to the TC PipeLines prospective financial information, except as otherwise required by law. None of TC PipeLines nor any of its affiliates, officers, directors, advisors or other representatives has made or makes any representation to any TC PipeLines unitholder or any other person regarding the ultimate performance of TC PipeLines compared to the information contained in the TC PipeLines prospective financial information or that the TC PipeLines prospective financial information will be achieved. There can be no assurance that the TC PipeLines prospective financial information will be realized or that TC PipeLines' future financial results will not vary materially from the TC PipeLines prospective financial information.

        In light of the foregoing factors and the uncertainties inherent in the TC PipeLines prospective financial information, TC PipeLines unitholders are cautioned not to place undue, if any, reliance on the information presented in the summary of the TC PipeLines prospective financial information.

Summary of TC PipeLines Prospective Financial Information

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2020 through 2029.

	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E
	(US$ in millions, other than per unit amounts)
Comparable EBITDA	$463	$415	$409	$419	$422	$417	$414	$401	$382	$375
Comparable FGFO	$393	$357	$349	$347	$363	$358	$356	$345	$334	$322
Distributions per unit	$2.60	$2.60	$2.60	$2.60	$2.60	$2.60	$2.60	$2.60	$2.60	$2.60

        The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. TCP's computations of these measures may differ from similarly titled measures used by others.

        For purposes of the unaudited prospective financial information presented above, comparable EBITDA is calculated as Revenue less expenses plus Equity Income before the impact of (i) depreciation and amortization, (ii) interest expense and (iii) income tax expense. Comparable EBITDA represents EBITDA, adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.

        For purposes of the unaudited prospective financial information presented above, funds generated from operations ("FGFO") is calculated as earnings plus (i) depreciation and amortization, plus (ii) distributions in excess from equity investments, less (ii) other expenses.

TC Energy Unaudited Prospective Financial Information

        TC Energy does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, certain non-public financial scenarios covering multiple years which were prepared by TC Energy's management and not for public disclosure, were provided to certain parties including TC PipeLines, the Conflicts Committee and its financial advisors in connection with their evaluations of a possible business combination transaction.

        A summary of certain of those financial scenarios, which we refer to as the "TC Energy prospective financial information," is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the merger proposal, but is being included because they were made available to TC PipeLines, the Conflicts Committee and its financial advisors. The TC Energy prospective financial information was prepared by and is the responsibility of TC Energy's management.

        The inclusion of this information should not be regarded as an indication that the TC Energy board of directors, its advisors or any other person considered, or now considers, the TC Energy prospective financial information to be necessarily predictive of actual future events or results of TC Energy's operations and should not be relied upon as such. TC Energy's management's internal financial scenarios, upon which the TC Energy prospective financial information was based, are subjective in many respects. There can be no assurance that the TC Energy prospective financial information will be realized or that actual results will not be significantly higher or lower than projected. The TC Energy prospective financial information covers multiple years and such information by its nature becomes less predictive with the further out in the time horizon that it relates to. In addition, the TC Energy Board has not adopted a formal dividend policy and there is no guarantee that the TC Energy Board will, in the future, declare dividends on TC Energy common shares. As a result, the inclusion of the TC Energy prospective financial information in this proxy statement/prospectus should not be relied on as necessarily predictive of actual future events.

        In addition, the TC Energy prospective financial information was not prepared with a view toward public disclosure or toward complying with U.S. GAAP and the use of non-GAAP measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither KPMG LLP, TC Energy's independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the TC Energy prospective financial information contained in this proxy statement/prospectus, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

        The TC Energy prospective financial information was based on numerous variables and assumptions that were deemed to be reasonable as of the respective dates when such projections were finalized. However, such assumptions are inherently uncertain and may be beyond the control of TC Energy. Assumptions that were used by TC Energy in developing the TC Energy prospective financial information include, but are not limited to: no unannounced acquisitions or divestitures; normal weather in the forward-looking periods; ongoing investments in TC Energy's existing entities for maintenance, integrity and other secured capital projects; no material changes to laws, regulations, permitting processes and tax rates as they pertain to TC Energy; and no material fluctuations in foreign exchange rate and interest rate assumptions over the forward-looking periods.

        Important factors that may affect actual results and cause the TC Energy prospective financial information not to be achieved include, but are not limited to, risks and uncertainties relating to TC Energy's business (including its ability to achieve strategic goals, objectives and targets), industry performance, the legal and regulatory environment, general business and economic conditions and other factors described or referenced in TC Energy's filings with the SEC and on SEDAR, including TC Energy's Annual Report on Form 40-F for the fiscal year ended December 31, 2019, subsequent quarterly reports and current reports on Form 6-K, and as described in the section entitled "Cautionary Statement Regarding Forward-Looking Statements." In addition, the TC Energy prospective financial information reflects assumptions that are subject to change and do not reflect revised prospects for TC Energy's business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the TC Energy prospective financial information was prepared.

        The TC Energy prospective financial information was developed through TC Energy's customary strategic planning and budgeting process utilizing reasonable available estimates and judgments at the time of its preparation. The TC Energy prospective financial information was developed on a standalone basis without giving effect to the Merger, and therefore the TC Energy prospective financial information does not give effect to the Merger or any changes to TC Energy's operations or strategy that may be implemented after the effective time if the Merger is completed, including potential synergies to be realized as a result of the Merger, or to any costs incurred in connection with the Merger. Furthermore, the TC Energy prospective financial information does not take into account the effect of any failure of the Merger to be completed and should not be viewed as accurate or continuing in that context.

        There can be no assurance that the TC Energy prospective financial information will be realized, that TC Energy's future financial results will not vary materially from the TC Energy prospective financial information or that the TC Energy Board will declare dividends consistent with the TC Energy prospective financial information. TC Energy does not intend to update or otherwise revise the TC Energy prospective financial information to reflect circumstances existing since its preparation or to reflect the occurrence of unanticipated events or changes in general economic or industry conditions even in the event that any or all of the underlying assumptions may have changed.

        In light of the foregoing factors and the uncertainties inherent in the TC Energy prospective financial information, TC PipeLines unitholders are cautioned not to place undue, if any, reliance on the information presented in this summary of the TC Energy prospective financial information.

Summary of TC Energy Prospective Financial Information

        The following table presents selected unaudited prospective financial data for the fiscal years ending 2020 through 2025.

	2020E	2021E	2022E	2023E	2024E	2025E
	(C$ in millions, other than per share amounts)
Comparable EBITDA	$9,285	$9,496	$9,767	$10,950	$12,276	$12,557
Comparable FGFO	$6,897	$7,284	$7,232	$7,978	$9,075	$9,062
Dividends per share	$3.24	$3.48	$3.64	$3.80	$3.96	$4.12

        The above measures are not measures of financial performance under GAAP, and should not be considered as alternatives to net income (loss), operating income, cash from operations or any other measure of financial performance or liquidity presented in accordance with GAAP. TC Energy's computations of these measures may differ from similarly titled measures used by others.

        For purposes of the unaudited prospective financial information presented above, comparable EBITDA is calculated as net earnings plus (i) depreciation and amortization, plus (ii) net financial charges and plus (iii) income tax expense. Comparable EBITDA represents EBITDA adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.

        For purposes of the unaudited prospective financial information presented above, comparable FGFO is calculated as comparable EBITDA plus (i) distributions from equity investments, less (ii) earnings from equity investments, less (iii) net interest expense, less (iv) equity allowances for funds used during construction, less (v) net cash paid for income taxes, and plus or minus (viii) other non-cash items affecting net income. Comparable FGFO represents FGFO adjusted for unusual, non-recurring or non-operating factors on both a consolidated and segmented basis.

Listing of TC Energy Common Shares

        It is a condition to the completion of the Merger that the TC Energy common shares issued pursuant to the Merger Agreement are approved for listing on the NYSE and the TSX, subject to official notice of issuance. TC Energy must use its best efforts to obtain the listing and admission for trading of the TC Energy common shares issued as merger consideration on both the NYSE and the TSX.

Delisting and Deregistration of TC PipeLines Common Units

        As promptly as practicable after the effective time, and in any event no more than 10 days after the effective time, TC PipeLines common units currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Interests of the Directors and Executive Officers of TCP GP in the Merger

        In considering the recommendation of the GP Board that you vote to adopt the Merger Agreement, you should be aware that aside from their interests as TC PipeLines unitholders, certain directors and executive officers of TC Energy and TCP GP have interests in the Merger that are different from, or in addition to, those of TC PipeLines unitholders generally. These interests may present such directors and executive officers with actual or potential conflicts of interests, and these interests, to the extent they may be substantial, are described below.

Common Directors and Executive Officers

        TC PipeLines does not have any employees and relies on TCP GP to manage the conduct of TC PipeLines' business. Certain executive officers of TC Energy are also directors and executive officers of

TCP GP. TC Energy compensates these officers for the performance of their duties to TC Energy, including in respect of the management of TCP GP. Persons who are directors or officers of both TC Energy and TCP GP owe duties to the equityholders of TC Energy and TCP GP, and may have interests in the Merger that are different from the interests of TC PipeLines unitholders generally.

        The following chart sets forth, as of the date of this proxy statement/prospectus, the executive officers of TC Energy who hold positions at TCP GP.

Director	TCP GP	TC Energy
Stanley G. Chapman, III	Chairman of the Board of Directors	Executive Vice-President and President, U.S. and Mexico Natural Gas Pipelines
Gloria L. Hartl	Director	Vice-President, Risk Management

        In addition, four of the seven directors of TCP GP hold positions at TC Energy or its subsidiaries (other than TCP GP) and each executive officer of TCP GP is currently serving, and is expected to continue to serve, as an executive or other officer of TC Energy or its subsidiaries (other than TCP GP) following the Merger.

Equity Interests of TCP GP's Directors and Executive Officers in TC PipeLines and TC Energy

        Three directors of TCP GP beneficially own TC PipeLines common units and will receive the merger consideration upon completion of the Merger in accordance with the Merger Agreement. Please read the section titled "Beneficial Ownership of Securities—Security Ownership of Certain Beneficial Owners and Management of TC PipeLines" for further detail.

        Three non-employee directors of TCP GP also own Deferred Share Units ("DSUs") pursuant to the TC PipeLines GP, Inc. Deferred Share Unit Plan for Non-Employee Directors (2013) (the "DSU Plan"). Each DSU credited to the director's account within the DSU Plan represents the value of one TC PipeLines common unit. DSUs may not be redeemed until the director ceases to provide services to the GP board. Directors may redeem DSUs for cash or TC PipeLines common units purchased in the open market through a broker at their option, but in no event shall the redemption take place more than one year following that director's separation from board service. In connection with the Merger, TC Energy common shares shall be substituted for TC PipeLines common units underlying each outstanding DSU using the exchange ratio, but each DSU will otherwise remain subject to the current terms and conditions of the DSU Plan. The table below reflects the outstanding DSUs that each applicable director holds as of January 19, 2021:

Director	Number of DSUs
Malyn K. Malquist	24,381
Jack F. Stark	33,687
Peggy Heeg	809

        Six individuals who serve as executive officers of TCP GP and four directors of TCP GP beneficially own TC Energy common shares. Those individuals who own TC Energy common shares, and all of these individuals in the aggregate, hold TC Energy common shares representing less than 1.0% of TC Energy common shares outstanding as of January 19, 2021.

Conflicts Committee Compensation

        Members of the Conflicts Committee received no separate compensation for serving on the Conflicts Committee in connection with its consideration of the Merger, other than annual committee fees and reimbursement for out of pocket expenses. Members of the Conflicts Committee receive an annual fee of $5,000 for their service on the Conflicts Committee; the Chair of the Conflicts

Committee receives an annual fee of $15,000. In addition, in connection with entry into the Merger Agreement, the members of the Conflicts Committee entered into indemnification agreements with TC PipeLines and TCP GP. See "—Indemnification and Insurance."

Executive Compensation

        TC PipeLines does not directly employ any of the individuals responsible for managing or operating its business. None of the individuals who has served as a director or executive officer at TCP GP or TC Energy since the beginning of 2019 have any agreements or understandings with TC Energy, TCP GP, TC PipeLines or any other party with respect to any type of compensation (whether present, deferred or contingent) that is based on or otherwise relates to the Merger and is reportable under Item 402(t) of Regulation S-K under the Securities Act, and thus no advisory vote pursuant to Rule 14a-21(c) of the Exchange Act is required to be included in this proxy statement/prospectus.

Indemnification and Insurance

        The directors and executive officers of TCP GP have the right to indemnification under the TCP Partnership Agreement, the certificate of incorporation and bylaws of TCP GP and the Merger Agreement. In addition, all of the directors of TC Energy and all of the officers of TC Energy have the right to indemnification under the organizational documents of TC Energy and indemnification agreements with TC Energy. This indemnification and insurance coverage is further described in the section entitled "The Merger Agreement—Indemnification; Directors' and Officers' Insurance."

        In connection with entry into the Merger Agreement, the members of the Conflicts Committee entered into indemnification agreements with TC PipeLines and TCP GP, pursuant to which TC PipeLines and TCP GP agreed to indemnify the members of the Conflicts Committee for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such members in any action or proceeding arising out of his service as a director or agent of TC PipeLines or TCP GP.

No TC Energy Shareholder Approval Required

        The approval of the Merger Agreement and the Merger by TC Energy does not require the affirmative vote or consent of TC Energy shareholders.

Accounting Treatment of the Merger

        The Merger will be accounted for in accordance with Financial Accounting Standards Board Accounting Standards Codification (ASC) 810, Consolidation. Because TC Energy will have controlled TC PipeLines both before and after the completion of the Merger, the changes in TC Energy's ownership interest in TC PipeLines will be accounted for as an equity transaction and no gain or loss will be recognized in its condensed consolidated statements of earnings as a result of the Merger. In addition, consistent with ASC 740, Income Taxes, the income tax effects of the Merger are presented in additional paid-in capital.

Regulatory Approvals Required for the Merger

        To complete the Merger and the other transactions contemplated by the Merger Agreement, TC PipeLines and TC Energy must make and deliver certain filings, submissions and notices to obtain required authorizations, approvals, consents or expiration of waiting periods from U.S. governmental and regulatory bodies, antitrust and other regulatory authorities. TC PipeLines and TC Energy have each agreed to use their reasonable best efforts to obtain clearance under the HSR Act and their best efforts to obtain and maintain all other regulatory approvals necessary to complete the merger and the other transactions contemplated by the Merger Agreement. TC PipeLines and TC Energy are not currently aware of any material governmental filings, authorizations, approvals or consents that are required prior to the parties' completion of the Merger other than those described in this proxy statement/prospectus. There can be no assurance, however, if and when any of the approvals required to be obtained for the Merger and the other transactions contemplated by the Merger Agreement will be obtained or as to the conditions or limitations that such approvals may contain or impose.

HSR Act

        The Merger is subject to the requirements of the HSR Act, which prevents TC PipeLines and TC Energy from completing the Merger until required information and materials are furnished to the FTC and the DOJ and specified waiting period requirements have been satisfied. On December 23, 2020, each of TC PipeLines and TC Energy filed a Pre-merger notification and report form pursuant to the HSR Act with the DOJ and FTC. On January 15, 2021, TC PipeLines and TC Energy received notice of early termination of the applicable waiting period under the HSR Act.

        The FTC, the DOJ, state attorneys general, and others may challenge the Merger on antitrust grounds either before or after the expiration or termination of the applicable waiting period. Accordingly, at any time before or after completion of the Merger, any of the FTC, the DOJ, or others could take action under the antitrust laws, including without limitation seeking to enjoin the completion of the Merger or permitting completion subject to regulatory concessions or conditions. Neither TC PipeLines nor TC Energy believes that the Merger violates federal or state antitrust laws, but there can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

CFIUS

        Under the terms of the Merger Agreement, TC Energy and TC PipeLines are required to submit a declaration to CFIUS. Such declaration was submitted on January 9, 2021 and accepted on January 14, 2021. Completion of the Merger is conditioned on (a) written notice issued by CFIUS that (i) none of the transactions contemplated by the Merger Agreement constitute a "covered transaction" under the DPA; or (ii) CFIUS has concluded action under the DPA and there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement; or (iii) CFIUS is not able to complete action under the DPA with respect to the transactions contemplated by the Merger Agreement on the basis of the CFIUS Declaration and that the parties may file a CFIUS Notice, but CFIUS has not requested that the Parties submit a CFIUS Notice and has not initiated a unilateral CFIUS review of the transactions contemplated by the Merger Agreement under the DPA; or (b) if CFIUS has sent a report to the President of the United States requesting the President's decision on the CFIUS Notice, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by the Merger Agreement, or (ii) the President has not taken any action after 15 days from the date the President received such report from CFIUS. Although TC PipeLines and TC Energy believe that they will receive the approval from CFIUS, there can be no assurance as to the timing of the conclusion of the CFIUS process or TC Energy's or TC PipeLines' ultimate ability to obtain such consent, or the conditions or limitations that the approval may contain or impose.

Appraisal or Dissenters' Rights

        Holders of TC PipeLines common units do not have appraisal or dissenters' rights under applicable law or contractual appraisal rights under the TCP Partnership Agreement or the Merger Agreement.

Restrictions on Resales of TC Energy Common Shares Received in the Merger

        The TC Energy common shares to be issued in connection with the Merger will be registered under the Securities Act and will be freely transferable under the Securities Act and the Exchange Act, except for shares issued to any shareholder who may be deemed to be an "affiliate" of TC Energy for purposes of Rule 144 under the Securities Act. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control with TC Energy and may include the executive officers, directors and significant shareholders of TC Energy. This proxy statement/prospectus does not cover resale of TC Energy common shares received by any person upon completion of the Merger, and no person is authorized to make use of this proxy statement/prospectus in connection with any such resale.

Distributions and Dividends

        TC PipeLines and TC Energy will coordinate the declaration, setting of record dates and payment dates of distributions and dividends on TC PipeLines common units and TC Energy common shares so that holders of TC PipeLines common units do not receive distributions and dividends on both TC PipeLines common units and TC Energy common shares received in the Merger in respect of any calendar quarter to which such distribution or dividend relates or fail to receive a distribution or dividend for all completed calendar quarters on either TC PipeLines common units or TC Energy common shares received in the Merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following is a discussion of certain material U.S. federal income tax consequences to U.S. holders (as defined below) of the Merger and of owning and disposing of TC Energy common shares received in the Merger. This discussion is based upon current provisions of the Code, existing and proposed U.S. Treasury regulations (the "Treasury Regulations") promulgated under the Code, and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect, or are subject to differing interpretations. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. No ruling has been or is expected to be sought from the Internal Revenue Service (the "IRS") with respect to any of the tax consequences discussed below. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below.

        This discussion is limited to U.S. holders of TC PipeLines common units that hold their TC PipeLines common units and will hold their TC Energy common shares received in the Merger as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. holders in light of their personal circumstances. In addition, this summary does not address the Medicare tax on certain investment income, U.S. federal estate or gift tax laws, any state, local or non-U.S. tax laws, or any tax treaties. This summary also does not address tax considerations applicable to investors that may be subject to special treatment under the U.S. federal income tax laws, such as:

  •
  banks, insurance companies or other financial institutions;

  •
  tax-exempt or governmental organizations;

  •
  qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

  •
  dealers in securities or foreign currencies;

  •
  "controlled foreign corporations", "passive foreign investment companies", and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  traders in securities that use the mark-to-market method of accounting for U.S. federal income tax purposes;

  •
  persons subject to the alternative minimum tax;

  •
  partnerships or other pass-through entities for U.S. federal income tax purposes or holders of interests therein;

  •
  holders of TC PipeLines common units that received such common units through the exercise of an employee option, pursuant to a retirement plan or otherwise as compensation;

  •
  holders of options, or holders of restricted units or bonus units, granted under any TC Energy benefit plan;

  •
  persons whose functional currency is not the U.S. dollar;

  •
  holders of TC PipeLines common units that hold such TC PipeLines common units as part of a hedge, straddle, appreciated financial position, conversion or other "synthetic security" or integrated investment or risk reduction transaction;

  •
  persons who own or will acquire (directly, indirectly or by attribution) 10% or more of the total combined voting power or value of the outstanding TC Energy common shares;

  •
  persons that acquired TC Energy common shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan; and

  •
  certain former citizens or long-term residents of the United States.

        For purposes of this discussion, the term "U.S. holder" means a beneficial owner of TC PipeLines common units or TC Energy common shares after the Merger that is for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States, including an individual who is not a permanent resident of the United States (i.e., not a "green card" holder) but is treated as a resident of the United States for U.S. federal income tax purposes;

  •
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or any state thereof or the District of Columbia;

  •
  a trust (i) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (ii) which has made a valid election under applicable Treasury Regulations to be treated as a United States person; or

  •
  an estate, the income of which is subject to United States federal income tax regardless of its source.

        If a partnership, (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds TC PipeLines common units, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership, and upon certain determinations made at the partner level. A partner in a partnership holding TC PipeLines common units should consult its own tax advisor about the U.S. federal income tax consequences of the Merger and of owning and disposing of TC Energy common shares received in the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT A COMPLETE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OR THE OWNERSHIP AND DISPOSITION OF TC ENERGY COMMON SHARES RECEIVED IN THE MERGER. EACH HOLDER OF TC PIPELINES COMMON UNITS IS STRONGLY URGED TO CONSULT WITH AND RELY UPON ITS OWN TAX ADVISOR AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO SUCH HOLDER OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF TC ENERGY COMMON SHARES RECEIVED IN THE MERGER, TAKING INTO ACCOUNT ITS OWN PARTICULAR CIRCUMSTANCES.

Certain U.S. Federal Income Tax Consequences of the Merger to U.S. Holders of TC PipeLines Common Units

Tax Characterization of the Merger

        We expect the receipt of TC Energy common shares and cash in lieu of fractional shares, if any, in exchange for TC PipeLines common units pursuant to the Merger to be a taxable transaction to U.S. holders for U.S. federal income tax purposes and TC Energy and TC PipeLines each intend to report the Merger consistent with such tax treatment. In general, the Merger is expected to be treated as a taxable sale of a U.S. holder's TC PipeLines common units in exchange for TC Energy common shares and cash received in lieu of fractional shares, if any, received in the Merger. The remainder of this discussion assumes that the Merger will be treated as a taxable transaction.

Amount and Character of Gain or Loss Recognized

        A U.S. holder who receives TC Energy common shares and cash in lieu of fractional shares, if any, in exchange for TC PipeLines common units pursuant to the Merger will recognize gain or loss in an amount equal to the difference between:

          (i)    the sum of (A) the amount of any cash received, (B) the fair market value of any TC Energy common shares received, and (C) such U.S. holder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger, and

          (ii)   such U.S. holder's adjusted tax basis in the TC PipeLines common units exchanged therefor (which includes such U.S. holder's share of TC PipeLines' nonrecourse liabilities immediately prior to the Merger).

        A U.S. holder's initial tax basis in its TC PipeLines common units purchased with cash equaled, at the time of such purchase, the amount such holder paid for the TC PipeLines common units plus the U.S. holder's share of TC PipeLines' nonrecourse liabilities. Over time that basis would have (i) increased by the U.S. holder's share of TC PipeLines' income and by any increases in the U.S. holder's share of TC PipeLines' nonrecourse liabilities and (ii) decreased, but not below zero, by distributions from TC PipeLines, by the U.S. holder's share of TC PipeLines' losses, by any decreases in the U.S. holder's share of TC PipeLines' nonrecourse liabilities and by the U.S. holder's share of TC PipeLines' expenditures that are not deductible in computing taxable income and are not required to be capitalized.

        Except as noted below, gain or loss recognized by a U.S. holder on the exchange of TC PipeLines common units in the Merger will generally be taxable as capital gain or loss. However, a portion of this gain or loss, which portion could be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or to "inventory items" owned by TC PipeLines and its subsidiaries. The term "unrealized receivables" includes potential recapture items, such as recapture of prior depreciation deductions. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the exchange of a TC PipeLines common unit pursuant to the Merger and may be recognized even if there is a net taxable loss realized on the exchange of such U.S. holder's TC PipeLines common units pursuant to the Merger. Consequently, a U.S. holder may recognize both ordinary income and capital loss upon the exchange of TC PipeLines common units in the Merger.

        Capital gain or loss recognized by a U.S. holder will generally be long-term capital gain or loss if the U.S. holder's holding period for its TC PipeLines common units is more than 12 months as of the effective time of the Merger. If the U.S. holder is an individual, such long-term capital gain will generally be eligible for reduced rates of taxation. Capital losses recognized by a U.S. holder may offset capital gains and, in the case of individuals, no more than $3,000 of ordinary income. Capital losses recognized by U.S. holders that are corporations may be used to offset only capital gains.

        For U.S. holders subject to the passive loss rules, passive losses that were not deductible by a U.S. holder in prior taxable periods may become available to offset a portion of the gain recognized by such U.S. holder.

Each U.S. holder is strongly urged to consult its own tax advisor with respect to the unitholder's specific tax consequences of the Merger, taking into account its own particular circumstances.

TC PipeLines Items of Income, Gain, Loss, and Deduction for the Taxable Period Ending on the Date of the Merger.

        U.S. holders of TC PipeLines common units will be allocated their share of TC PipeLines' items of income, gain, loss, and deduction for the taxable period of TC PipeLines ending on the date of the Merger. These allocations will be made in accordance with the terms of the TC PipeLines partnership agreement. A U.S. holder will be subject to U.S. federal income taxes on any such allocated income and gain even if such U.S. holder does not receive a cash distribution from TC PipeLines attributable to such allocated income and gain. Any such income and gain allocated to a U.S. holder will increase the U.S. holder's tax basis in the TC PipeLines common units held and, therefore, will reduce the gain, or increase the loss, recognized by such U.S. holder resulting from the Merger. Any losses or deductions allocated to a U.S. holder will decrease the U.S. holder's tax basis in the TC PipeLines common units held and, therefore, will increase the gain, or reduce the loss, recognized by such U.S. holder resulting from the Merger.

Tax Basis and Holding Period in TC Energy Common Shares Received in the Merger.

        A U.S. holder's tax basis in the TC Energy common shares received in the Merger will equal the fair market value of such TC Energy common shares. A U.S. holder's holding period in TC Energy common shares received in the Merger will begin on the day after the date of the Merger.

Certain U.S. Federal Income Tax Consequences of Owning and Disposing of TC Energy Common Shares Received in the Merger

Dividends

        Under the U.S. federal income tax laws, and subject to the rules discussed below applicable to a passive foreign investment company, which is referred to as a "PFIC", a U.S. holder generally will be required to treat distributions received with respect to its common shares (including any Canadian taxes withheld from such distribution) as dividend income to the extent of TC Energy's current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and subject to U.S. federal income taxation. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the TC Energy shareholder's basis in the TC Energy common shares and thereafter as capital gain. However, consistent with many similarly situated non-U.S. corporations, TC Energy does not expect to calculate earnings and profits in accordance with U.S. federal income tax principles. Accordingly, each TC Energy shareholder generally should expect distributions made by TC Energy to be reported to them as dividends. If the TC Energy shareholder is a noncorporate U.S. holder, dividends that constitute qualified dividend income will be taxable at the preferential rates applicable to long-term capital gains provided that such TC Energy shareholder holds the TC Energy common shares for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. Dividends paid with respect to TC Energy common shares generally will be qualified dividend income.

        Each TC Energy shareholder must include any Canadian tax withheld from the dividend payment in the gross amount of the dividend even though such shareholder does not in fact receive the amounts withheld. The dividend is taxable to each TC Energy shareholder when such shareholder actually or constructively receives the dividend. The dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that each TC Energy shareholder must include in its income as a U.S. holder will be the U.S. dollar value of the Canadian dollar payments made, determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in such shareholder's income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the TC Energy shareholder includes the dividend payment in income to the date such shareholder converts the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. Such foreign exchange gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

        Subject to certain limitations, Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against the TC Energy shareholder's U.S. federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against a TC Energy shareholder's U.S. federal income tax liability.

        Dividends will be income from sources outside the United States and will, depending on each TC Energy shareholder's circumstances, be either "passive" or "general" income for purposes of computing the foreign tax credit allowable to such shareholder. The rules governing the foreign tax credit are complex and involve the application of rules that depend upon a U.S. holder's particular circumstances. Accordingly, U.S. holders are urged to consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Capital Gains

        Subject to the PFIC rules discussed below, if a TC Energy shareholder is a U.S. holder and such shareholder sells or otherwise disposes of their TC Energy common shares in a taxable disposition, such TC Energy shareholder will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the U.S. dollar value of the amount realized and such shareholder's tax basis (determined in U.S. dollars) in their TC Energy common shares. Capital gain of a noncorporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

PFIC Rules

        Adverse and burdensome U.S. federal income tax rules and consequences apply to U.S. holders that hold shares in a non-U.S. corporation classified as a PFIC for U.S. federal income tax purposes. In general, TC Energy would be treated as a PFIC with respect to a particular U.S. holder in any taxable year in which, after applying certain look-through rules, either:

  (i)
  at least 75% of TC Energy's gross income for such taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, consists of passive income (which generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets); or

  (ii)
  at least 50% of TC Energy's assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which TC Energy is considered to own at least 25% of the shares by value, produce or are held for the production of passive income.

While not free from doubt, TC Energy believes that TC Energy common shares should not be treated as stock of a PFIC for U.S. federal income tax purposes and TC Energy does not anticipate becoming a PFIC in the foreseeable future, but this conclusion is a factual determination that is made annually and thus may be subject to change. If TC Energy were to be treated as a PFIC for any taxable year during which a U.S. holder owns TC Energy common shares, the U.S. holder generally would be subject to adverse rules, regardless of whether TC Energy continued to be classified as a PFIC in subsequent years. Gain realized on the sale or other disposition of the TC Energy common shares would in general not be treated as capital gain. Instead, unless a TC Energy shareholder elects to be taxed annually on a mark-to-market basis with respect to its TC Energy common shares, such TC Energy shareholder would be treated as if it had realized such gain ratably over the TC Energy shareholder's holding period for the TC Energy common shares and would generally be taxed at the highest tax rate in effect for each such year to which the gain was allocated, together with an interest charge in respect of the tax attributable to each such year. Similarly, dividends that constitute "excess" distributions are allocated ratably over the holding period and are subject to the applicable higher rate of tax and an interest charge in the same manner. Dividends that a TC Energy shareholder receives from TC Energy will not be eligible for the tax rates applicable to qualified dividend income if TC Energy is treated as a PFIC with respect to a TC Energy shareholder either in the taxable year of the distribution or the preceding taxable year, but instead will be taxable at rates applicable to ordinary income.

        The PFIC rules are complex and uncertain. Holders should consult with, and rely solely upon, their tax advisors to determine the application of the PFIC rules to them and any resultant tax consequences.

Information with Respect to Foreign Financial Assets

        Owners of "specified foreign financial assets" with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. "Specified foreign financial assets" include financial accounts maintained by foreign financial institutions, as well as the following, but only if they are held for investment and not held in accounts maintained by financial institutions: (1) stocks and securities issued by non-U.S. persons, (2) financial instruments and contracts that have non-U.S. issuers or counterparties, and (3) interests in foreign entities. U.S. holders are urged to consult their own tax advisors regarding the application of this reporting requirement to their ownership of the TC Energy common shares.

Backup Withholding and Information Reporting

        If a TC Energy shareholder is a noncorporate U.S. holder, information reporting requirements generally will apply to (i) dividend payments or other taxable distributions made to such TC Energy shareholder within the United States and (ii) the payment of proceeds to such TC Energy shareholder from the sale of TC Energy common shares effected in the United States or through a United States office of a broker.

        In addition, backup withholding may apply to such payments if a TC Energy shareholder fails to comply with applicable certification requirements or is notified by the IRS that such shareholder has failed to report all interest and dividends required to be shown on its federal income tax returns.

        Payment of the proceeds from the sale of TC Energy common shares effected through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected through a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (1) the broker has certain connections to the United States, (2) the proceeds or confirmation are sent to the United States or (3) the sale has certain other specified connections with the United States.

        TC Energy shareholders generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed such shareholder's income tax liability by filing a refund claim with the IRS.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any state, local or non-United States tax consequences. Each TC PipeLines unitholder should consult its own tax advisors concerning the U.S. federal income tax consequences of the Merger and the ownership of TC Energy common shares in light of such unitholder's particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

 MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

In General

        This summary is based on the description of the Merger set out in this proxy statement/prospectus, the current provisions of the Canadian Tax Act, and an understanding of the current administrative policies and practices of the CRA published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (which are referred to as the "proposed amendments") and assumes that all proposed amendments will be enacted in the form proposed; however, no assurances can be given that the proposed amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations applicable to the Merger. The income and other tax consequences of acquiring, holding or disposing of securities will vary depending on a holder's particular status and circumstances, including the country in which the holder resides or carries on business. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular holder. No representations are made with respect to the income tax consequences to any particular holder. Holders should consult their own tax advisors for advice with respect to the income tax consequences of the Merger in their particular circumstances, including the application and effect of the income and other tax laws of any applicable country, province, state or local tax authority.

        This summary does not discuss any non-Canadian income or other tax consequences of the Merger. Holders resident or subject to taxation in a jurisdiction other than Canada should be aware that the Merger may have tax consequences both in Canada and in such other jurisdiction. Such consequences are not described herein. Holders should consult with their own tax advisors with respect to their particular circumstances and the tax considerations applicable to them.

Application

        The following summary describes the principal Canadian federal income tax considerations in respect of the Merger generally applicable under the Canadian Tax Act to a beneficial owner of TC PipeLines common units who disposes, or is deemed to have disposed, of TC PipeLines common units pursuant to the Merger and who, for the purposes of the Canadian Tax Act and at all relevant times, (i) deals at arm's length with and is not affiliated with TC Energy, Merger Sub or TC PipeLines; and (ii) holds all TC PipeLines common units, and will hold all TC Energy common shares acquired pursuant to the Merger (which is referred to, collectively, in this portion of the summary as the "Securities") as capital property (each of which is referred to in this portion of the summary as a "Holder"). Generally, the Securities will be considered to be capital property to a Holder for purposes of the Canadian Tax Act provided that the Holder does not use or hold those Securities in the course of carrying on a business and has not acquired such Securities in one or more transactions considered to be an adventure or concern in the nature of trade.

Canadian Currency

        For the purposes of the Canadian Tax Act, where an amount that is relevant in computing a taxpayer's "Canadian tax results" is expressed in a currency other than Canadian dollars, the amount must be converted to Canadian dollars using the indicative rate of exchange for Canadian interbank transactions established by the Bank of Canada for the day on which the amount arose, or such other rate of exchange as is acceptable to the CRA. This summary is not applicable to a Holder who reports its "Canadian tax results" (as defined in the Canadian Tax Act) in a currency other than Canadian currency.

Holders Not Resident in Canada

        The following portion of the summary is generally applicable to a Holder who, at all relevant times and for purposes of the Canadian Tax Act, is not, and is not deemed to be, a resident of Canada and does not use or hold, and is not deemed to use or hold, TC PipeLines common units and will not use or hold, or be deemed to use or hold, TC Energy common shares in a business carried on in Canada (which Holder is referred to in this portion of the summary as a "Non-Canadian Resident Holder"). This portion of the summary is not generally applicable to a Non-Canadian Resident Holder that is: (i) an insurer carrying on an insurance business in Canada and elsewhere or (ii) an "authorized foreign bank" (as defined in the Canadian Tax Act).

        The following portion of the summary assumes that the Securities will not constitute "taxable Canadian property" (as defined in the Canadian Tax Act) to any particular Non-Canadian Resident Holder at any time. Generally, TC PipeLines common units will not constitute taxable Canadian property for a Non-Canadian Resident Holder at a particular time, provided that at no time during the 60-month period that ends at the particular time more than 50% of the fair market value of the TC PipeLines common units is derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) "Canadian resource properties" (as defined in the Canadian Tax Act), (C) "timber resource properties" (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. Generally, TC Energy common shares will not constitute taxable Canadian property to a Non-Canadian Resident Holder at a particular time, provided that the applicable shares are listed at that time on a designated stock exchange (which includes the TSX and the NYSE), unless at any particular time during the 60-month period that ends at that time (i) one or any combination of (a) the Non-Canadian Resident Holder, (b) persons with whom the Non-Canadian Resident Holder does not deal at arm's length, and (c) partnerships in which the Non-Canadian Resident Holder or a person described in (b) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of the equity securities of TC Energy, and (ii) more than 50% of the fair market value of TC Energy common shares was derived directly or indirectly from one or any combination of: (A) real or immovable properties situated in Canada, (B) "Canadian resource properties" (as defined in the Canadian Tax Act), (C) "timber resource properties" (as defined in the Canadian Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. In certain circumstances set out in the Canadian Tax Act, Securities which are not otherwise "taxable Canadian property" may be deemed to be "taxable Canadian property."

Disposition Pursuant to the Merger

        A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of TC PipeLines common units, unless the units are "taxable Canadian property" and are not "treaty-protected property" (as those terms are defined in the Canadian Tax Act) of the Non-Canadian Resident Holder, at the time of disposition.

        Non-Canadian Resident Holders whose TC PipeLines common units are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their TC PipeLines common units constitute "treaty-protected property."

Dividends on TC Energy Common Shares (Post-Merger)

        Dividends paid or credited, or deemed to be paid or credited, on TC Energy common shares to a Non-Canadian Resident Holder will generally be subject to Canadian withholding tax at a rate of 25% of the gross amount of the dividend, unless the rate is reduced under the provisions of an applicable income tax convention between Canada and the Non-Canadian Resident Holder's jurisdiction of residence. For example, the rate of withholding tax under the Treaty applicable to a Non-Canadian Resident Holder who is a resident of the United States for the purposes of the Treaty, who is the beneficial owner of the dividend, and who is entitled to all of the benefits under the Treaty generally will be 15%. TC Energy will be required to withhold the required amount of withholding tax from the dividend, and to remit the withheld tax to the CRA for the account of the Non-Canadian Resident Holder. Non-Canadian Resident Holders are urged to consult their own tax advisors to determine their entitlement to relief under an applicable income tax treaty or convention.

Disposition of TC Energy Common Shares (Post-Merger)

        A Non-Canadian Resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition of TC Energy common shares, unless the shares are "taxable Canadian property" to the Non-Canadian Resident Holder and the shares are not "treaty-protected property" of the Non-Canadian Resident Holder, each within the meaning of the Canadian Tax Act.

        Non-Canadian Resident Holders whose TC Energy common shares are taxable Canadian property should consult their own tax advisors for advice regarding their particular circumstances, including whether their TC Energy common shares constitute "treaty-protected property."

 INFORMATION ABOUT THE COMPANIES

TC Energy Corporation

450-1st Street S.W.
Calgary, Alberta, Canada T2P 5H1
(403) 920-2000

        TC Energy, incorporated under the laws of Canada, is a leader in the responsible development and reliable operation of North American energy infrastructure, including natural gas and liquids pipelines, power generation and gas storage facilities. TC Energy operates three core businesses—Natural Gas Pipelines, Liquids Pipelines and Power and Storage. Natural Gas Pipelines and Liquids Pipelines are principally comprised of TC Energy's respective natural gas and liquids pipelines in Canada, the U.S. and Mexico, as well as TC Energy's regulated natural gas storage operations in the U.S. Power and Storage includes TC Energy's power operations and TC Energy's unregulated natural gas storage business in Canada.

        TC Energy is a public company trading on both the TSX and the NYSE under the ticker symbol "TRP." TC Energy also has outstanding preferred shares that trade on TSX. TC Energy's principal executive offices are located at 450-1st Street S.W., Calgary, Alberta, Canada T2P 5H1, and its telephone number is (403) 920-2000.

        Additional information about TC Energy can be found on its website at http://www.TC Energy.com. The information contained in, or that can be accessed through, TC Energy's website is not intended to be incorporated into this proxy statement/prospectus. For additional information about TC Energy, see the section entitled "Where You Can Find Additional Information."

TCP Merger Sub, LLC

c/o TransCanada PipeLine USA Ltd.

700 Louisiana Street, Suite 1300
Houston, Texas 77002-2761
(832) 320-5000

        Merger Sub, a Delaware limited liability company and an indirect, wholly owned subsidiary of TC Energy, was formed solely for the purpose of facilitating the Merger. Merger Sub has not carried on any activities or operations to date, except for those activities incidental to its formation and undertaken in connection with the transactions contemplated by the Merger Agreement. By operation of the Merger, Merger Sub will be merged with and into TC PipeLines. As a result, TC PipeLines will survive the Merger as an indirect, wholly owned subsidiary of TC Energy. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

        Merger Sub's principal executive offices are located at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, and its telephone number is (832) 320-5000.

TC PipeLines, LP

700 Louisiana Street, Suite 1300
Houston, Texas 77002-2761
(877) 290-2772

        TC PipeLines is a Delaware limited partnership. TC PipeLines, was formed by TransCanada PipeLines Limited, a wholly owned subsidiary of TC Energy, to acquire, own and participate in the management of energy infrastructure assets in the United States. TC PipeLines owns interests in eight federally regulated U.S. interstate natural gas pipelines that are collectively designed to transport approximately 10.9 billion cubic feet per day of natural gas from producing regions and import facilities to market hubs and consuming markets primarily in the Western, Midwestern and Northeastern United States.

        TC PipeLines is a publicly traded partnership trading on the NYSE under the ticker symbol "TCP." TC PipeLines' principal executive offices are located at 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761, and its telephone number is (877) 290-2772.

        Additional information about TC PipeLines can be found on its website at http://www.tcpipelineslp.com. The information contained in, or that can be accessed through, TC PipeLines' website is not intended to be incorporated into this proxy statement/prospectus. For additional information about TC PipeLines, see the section entitled "Where You Can Find Additional Information."

THE MERGER AGREEMENT

        The following is a summary of the material terms of the Merger Agreement. The provisions of the Merger Agreement are extensive and not easily summarized. The following summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A and is incorporated into this proxy statement/prospectus by reference. You should read carefully the Merger Agreement in its entirety because it, and not this proxy statement/prospectus, is the legal document that governs the terms of the Merger.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary are included solely to provide you with information regarding its terms. The representations, warranties and covenants made in the Merger Agreement by TC Energy, TC PipeLines and Merger Sub were made solely for the purposes of the Merger Agreement and as of specific dates and were qualified and subject to important limitations agreed to by TC Energy, TC PipeLines and Merger Sub in connection with negotiating the terms of the Merger Agreement. In particular, in your review of the representations and warranties contained in the Merger Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right to not complete the merger if the representations and warranties of the other party prove to be untrue, and allocating risk between the parties to the Merger Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders and reports and documents filed with the SEC or on SEDAR, are qualified by certain matters contained in certain reports publicly filed with the SEC and on SEDAR, and in some cases were qualified by the matters contained in the respective confidential disclosure letters that TC PipeLines and TC Energy delivered to each other in connection with the Merger Agreement, which disclosures were not included in the Merger Agreement attached to this proxy statement/prospectus as Annex A. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement/prospectus, the documents incorporated by reference into this proxy statement/prospectus, and reports, statements and filings that TC PipeLines and TC Energy file with the SEC and TC Energy files on SEDAR from time to time. For more information, see the section entitled "Where You Can Find Additional Information."

The Merger

        The Merger Agreement provides that, upon the terms and conditions in the Merger Agreement, and in accordance with the DLLCA and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), at the effective time of the Merger, Merger Sub will be merged with and into TC PipeLines, with TC PipeLines and the separate existence of Merger Sub will cease. TC PipeLines will be the surviving limited partnership in the Merger.

Closing and Effective Time of the Merger

        The closing of the Merger will take place by electronic exchange of documents, at 9:00 a.m. Central Time on the third business day following the day on which the last to be satisfied or waived of the conditions to the completion of the Merger, described in the section titled "The Merger Agreement—Conditions to the Completion of the Merger" (other than those conditions that by their nature are to be satisfied at the closing, so long as such conditions are reasonably capable of being satisfied, or that may be waived at closing, but subject to the satisfaction or waiver of those conditions), have been satisfied or waived in accordance with the Merger Agreement or at such other date or time or as TC PipeLines and TC Energy may mutually agree in writing.

        Assuming timely satisfaction of the necessary closing conditions, the parties currently expect the closing to occur in late in the first quarter or early in the second quarter of 2021. As soon as practicable following, and on the date of, the closing of the Merger, TC PipeLines will cause a Certificate of Merger relating to the Merger to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provision of the TCP Partnership Agreement. The Merger will become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the parties in writing and specified in the Certificate of Merger.

Organizational Documents of the Surviving Entity

        At the effective time, (a) the certificate of limited partnership of TC PipeLines as in effect immediately prior to the effective time will continue as the certificate of limited partnership of the surviving entity, until duly amended as provided therein or by applicable law, and (b) the TCP Partnership Agreement will remain unchanged and will continue as the agreement of limited partnership of the surviving entity, until duly amended as provided therein or by applicable law, and in each case any further amendments or restatements must be consistent with the obligations set forth in the Merger Agreement.

Merger Consideration

        At the effective time, by virtue of the Merger and without any action on the part of the parties or any holder of any TC PipeLines partnership interests, each TC PipeLines common unit issued and outstanding immediately prior to the effective time, other than certain excluded units, will be cancelled in exchange for the right to receive 0.70 TC Energy common shares.

        Each eligible unit, upon being cancelled in exchange for the right to receive the Merger Consideration, and each certificate formerly representing any eligible units, and each book-entry account formerly representing any non-certificated eligible units will thereafter represent only the right to receive the Merger Consideration with respect to such eligible units, and the right, if any, to receive cash in lieu of fractional shares into which such eligible units have been converted pursuant to the Merger Agreement and any dividends or other distributions declared by TC Energy in respect of TC Energy common shares, the record date for which is at or after the effective time.

        No fractional TC Energy common shares will be issued under the rights received upon the cancellation of eligible units. All fractional TC Energy common shares that a holder of eligible units would otherwise be entitled to receive will be aggregated and rounded to three decimal places. Such holder of eligible units will be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in an TC Energy common share to which such holder would otherwise be entitled and (b) an amount equal to the average of the volume-weighted average price per share of TC Energy common shares on the NYSE (as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by TC Energy and TC PipeLines) on the trading day immediately prior to the effective time for ten trading days ending on the fifth full business day immediately prior to the closing date.

        In consideration for the deposit of the aggregate merger consideration and any cash payments in lieu of fractional shares by or on behalf of TC Northern with the exchange agent for payment of the merger consideration, the surviving entity will issue to TC Northern a number of common units of the surviving entity equal to the number of common units of TC PipeLines cancelled in exchange for the right to receive the merger consideration.

        At the effective time, by virtue of the Merger and without any action on the part of the parties or any holder of any TC PipeLines common units, TC Energy common shares will be substituted for each TC PipeLines common unit referred to in TCP GP's DSU Plan and TC PipeLines will have taken all necessary or appropriate actions to ensure an equitable adjustment is made in the number of DSUs then recorded in a DSU Plan participant's account such that each DSU outstanding immediately prior to the effective time will be converted by multiplying the DSU by the exchange ratio. Except as specifically provided by the Merger Agreement, each DSU will remain subject to the terms and conditions of the DSU Plan, including any existing settlement elections that any DSU holder has previously made pursuant to the DSU Plan.

        The limited liability interests in Merger Sub issued and outstanding immediately prior to the effective time will be converted automatically into one common unit of the surviving entity. At the effective time, the books and records of TC PipeLines will be revised to reflect that all holders of eligible units immediately prior to the effective time cease to be TC PipeLines unitholders pursuant to the Merger Agreement.

United States Federal Income Tax Treatment of the Merger

        For United States federal income tax purposes (and for income tax purposes of any applicable state, local or foreign jurisdiction that follows the United States federal income tax treatment), the parties have agreed to treat the Merger, with respect to the holders of eligible units, as a taxable sale of the eligible units to TC Northern. The parties will prepare and file all tax returns consistent with the foregoing and will not take any inconsistent position on any tax return, or during the course of any proceeding, with respect to taxes, except as otherwise required by applicable law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant governmental entity.

Exchange Procedures

        At or immediately prior to the effective time, TC Energy will, on behalf of TC Northern, deposit or cause to be deposited, with a nationally recognized financial institution or trust company selected by TC Northern or TC Energy with TC PipeLines' prior approval (which approval will not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent, for the benefit of the holders of eligible units upon closing, an aggregate number of TC Energy's common shares to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of eligible units and an aggregate amount of cash comprising approximately the amounts required to be delivered in lieu of any fractional shares. In addition, TC Energy will deposit, or cause to be deposited, with the exchange agent, as necessary from time to time after the effective time, dividends or other distributions, if any, to which the holders of eligible units may be entitled, with both a record date and payment date after the effective time and prior to the surrender of such eligible units as further described in the section titled "The Merger Agreement—Distributions with Respect to Unsurrendered Certificates." Such TC Energy common shares, cash in lieu of fractional shares and the amount of any dividends or other distributions deposited with the exchange agent collectively constitute the "Exchange Fund." The Exchange Fund will not be used for any purpose other than the purpose of expressly provided for in the Merger Agreement. The cash portion of the Exchange Fund may be deposited by the exchange agent as reasonably directed by TC Northern or TC Energy. Any interest or other income resulting from such investment will become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to the Merger Agreement will be promptly returned the TC Energy. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the exchange agent hereunder, TC Energy must, on behalf of TC Northern, promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the exchange agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund will diminish the rights of any former holder of eligible units to receive the Merger Consideration as provided for in the Merger Agreement.

        With respect to certificates, as promptly as reasonably practicable after the effective time (and in any event within three business days thereafter), the surviving entity will cause the exchange agent to mail to each holder of record of each certificate (a) notice advising such holders of the effectiveness of the Merger, (b) a letter of transmittal in customary form, which will specify that delivery will be effected, and risk of loss and title to a certificate will pass, only upon delivery of the certificate (or an affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) to the exchange agent and (c) instructions for surrendering a certificate (or the making of an affidavit of loss in lieu of a certificate and the posting of a bond as indemnity) to the exchange agent.

        Upon surrender to the exchange agent of a certificate (or an affidavit of loss in lieu of a certificate with the posting of a bond as indemnity) together with a duly executed and completed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the surviving entity will cause the exchange agent to mail to each holder of record of any certificate in exchange therefore, as promptly as reasonably practicable thereafter, (a) a statement reflecting the number of whole TC Energy common shares, if any, that such holder is entitled to receive in the name of such record holder and (b) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any certificate that has been so surrendered will be cancelled by the exchange agent.

        With respect to book-entry units not held through The Depository Trust Company ("DTC"), as promptly as reasonably practicable after the effective time (and in any event within three business days thereafter), the surviving entity will cause the exchange agent to mail to each holder of record of a non-DTC book-entry unit, (a) a notice advising such holders of the effectiveness of the Merger, (b) a statement reflecting the number of whole TC Energy common shares, if any, that such holder is entitled to receive pursuant to the Merger Agreement in the name of such record holder and (c) a check in the amount (after giving effect to any required tax withholdings) of any cash in lieu of fractional shares plus any unpaid dividends or other distributions that such holder has the right to receive. Any holder of an eligible unit that is evidenced by both a certificate and book-entry account will not receive the notice, statement and check contemplated by the preceding sentence with respect to such eligible units, but will surrender the applicable certificate in accordance with the procedures set forth above regarding the surrender of certificates to receive the Merger Consideration and any other amounts due under the Merger Agreement with respect to such eligible unit, and no additional Merger Consideration or other amounts under the Merger Agreement will accrue or be payable to the duplicative book-entry account for such eligible unit.

        With respect to book-entry units held through DTC, TC Energy and TC PipeLines will cooperate to establish procedures with the exchange agent and DTC to ensure that the exchange agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the closing date, upon surrender of eligible units held of record by DTC or its nominees in accordance with DTC's customary surrender procedures, the Merger Consideration, cash in lieu of fractional TC Energy common shares, if any, and any unpaid dividends or distributions, in each case, that such holder has the right to receive pursuant to the terms of the Merger Agreement.

        No interest will be paid or accrued on any amount payable for eligible units.

        From and after the effective time, there will be no transfers on the stock transfer books of TC PipeLines of the eligible units that were outstanding immediately prior to the effective time. From and after the effective time, the holders of certificates or book-entry units will cease to have any rights with respect to such eligible units except as otherwise provided herein or by applicable law. If, after the effective time, certificates are presented to the surviving entity for any reason, they will be cancelled and exchanged as provided in the Merger Agreement. With respect to the certificates, in the event of a transfer of ownership of any certificate that is not registered in the transfer books of TC PipeLines as of the effective time, the proper number of TC Energy common shares, together with a check for any cash, (after giving effect to any required tax withholdings) to be paid upon due surrender of the certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the certificate is presented to the exchange agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the exchange agent. Until surrendered, each certificate will be deemed at any time after the effective time to represent only the right to receive the Merger Consideration, cash in lieu of fractional TC Energy common shares, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to the Merger Agreement. With respect to book-entry units, payment of the Merger Consideration, cash in lieu of fractional shares of TC Energy, if any and any unpaid dividends or other distributions, in each case payable or issuable pursuant to the Merger Agreement, will only be made to the person in whose name such book-entry units are registered in the stock transfer books of TC PipeLines as of the effective time.

Distributions with Respect to Unsurrendered Certificates

        All TC Energy common shares to be issued pursuant to the Merger will be deemed issued and outstanding as of the effective time and whenever a dividend or other distribution is declared by TC Energy in respect of the TC Energy common shares, the record date for which is at or after the effective time, that declaration will include dividends or other distributions in respect of all TC Energy common shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of TC Energy common shares will be paid to any holder with respect to any unsurrendered certificate until the certificate (or affidavit of loss in lieu of the certificate with the posting of a bond as indemnity) is surrendered for exchange. Subject to applicable law, following such surrender, dividends or distributions with respect to TC Energy common shares that the holders of record of eligible units have the right to receive will be paid to the holders of record of such eligible units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the effective time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to TC Energy common shares with a record date after the effective time and prior to surrender, but with a payment date subsequent to surrender.

Termination of the Exchange Fund

        Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any TC Energy common shares) that remains unclaimed as of the date that is 12 months following the effective time will be delivered to TC Energy on behalf of TC Northern. Any holder of eligible units will thereafter be entitled to look only to TC Energy (on its behalf or on behalf of TC Northern, as the case may be) for delivery of the Merger Consideration, cash in lieu of fractional TC Energy common shares, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to the Merger Agreement, in each case, without any interest thereon. None of the surviving entity, TC Northern, TC Energy, the exchange agent or any other person will be liable to any former holder of TC PipeLines common units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Exchange Fund which remains undistributed to the holders of eligible units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any governmental entity, will, to the extent permitted by applicable law, become the property of TC Northern, free and clear of all claims or interest of any person previously entitled thereto; provided however, that with respect to such portion of the Exchange Fund that is comprised of dividends or other distributions payable on TC Energy common shares after the effective time, then such amounts will become the property of TC Energy, free and clear of all claims or interest of any person previously entitled thereto.

Lost, Stolen or Destroyed Certificates

        In the event that any certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and the posting by such person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the Merger Consideration, cash in lieu of fractional TC Energy common shares, if any, and any unpaid dividends or other distributions, in each case, payable or issuable had such lost, stolen or destroyed certificate been surrendered.

Withholding Rights

        Each of TC Energy, TC Northern, Merger Sub, TC PipeLines, the exchange agent and the surviving entity will be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement, without duplication, such amounts, which may include TC Energy common shares, as are required to be deducted and withheld with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts (a) will be timely remitted by TC Energy, TC Northern, Merger Sub, TC PipeLines, the exchange agent or the surviving entity, as applicable, to the applicable governmental entity, and (b) to the extent such withheld amounts are remitted to the appropriate governmental entity, will be treated for all purposes of the Merger Agreement as having been paid to the holder of TC PipeLines common units in respect of which such deduction and withholding was made. If withholding is taken in TC Energy common shares, TC Energy, TC Northern, Merger Sub, TC PipeLines, the surviving entity and the exchange agent, as applicable, will be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate governmental entity.

Adjustments to Prevent Dilution

        If, from the date of the Merger Agreement to the earlier of the effective time and termination of the Merger Agreement, the issued and outstanding TC PipeLines common units or securities convertible or exchangeable into or exercisable for TC PipeLines common units or the issued and outstanding TC Energy common shares or securities convertible or exchangeable into or exercisable for TC Energy common shares, will have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period will have been declared, then the Merger Consideration (and the exchange ratio) will be equitably adjusted to provide the holders of TC PipeLines common units and TC Energy the same economic effect as contemplated by the Merger Agreement prior to such event, and such items so adjusted will, from and after the date of such event, be the Merger Consideration (and the exchange ratio).

No Dissenters' Rights

        No dissenters' or appraisal rights will be available with respect to the Merger or the other transactions contemplated by the Merger Agreement.

Representations and Warranties

        The Merger Agreement contains customary representations and warranties by TC PipeLines and TCP GP that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by TC PipeLines to the SEC (including the exhibits and schedules thereto) prior to the date of the Merger Agreement or in the disclosure letter delivered by TC PipeLines and TCP GP to TC Energy, TC Northern, and TC PipeLine USA in connection with the Merger Agreement. These representations and warranties relate to, among other things:

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  the organization, good standing and qualification to do business of TCP GP, TC PipeLines and any of its subsidiaries;

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  the capital structure of TC PipeLines, including regarding:

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  the number of TC PipeLines common units outstanding;

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  the number of Class B units outstanding and ownership of Class B units;

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  the ownership of the IDRs;

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  the general partner interest outstanding;

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  the DSUs outstanding;

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  the due authorization and validity of the TC PipeLines common units;

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  the due authorization and validity of the general partner interest and the absence of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest or security interest of any kind on that interest;

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  the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of TC PipeLines common units on any matter; and

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  the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights;

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  the corporate power, authority and approval relating to the execution, delivery and performance of TC PipeLines' and TCP GP's obligations under the Merger Agreement, subject to the approval of the Merger Agreement by the majority of the outstanding TC PipeLines common units entitled to vote on the matter;

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  the vote of a majority of the outstanding TC PipeLines common units entitled to vote is the only vote or approval necessary to approve or adopt the Merger Agreement and approve the transactions contemplated thereby, including the Merger;

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  the Merger Agreement was duly executed and delivered by each of the TC PipeLines and its subsidiaries and constitutes a valid and binding agreement of TC PipeLines and TCP GP, enforceable against TC PipeLines and TCP GP in accordance with its terms;

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  the Conflicts Committee's unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TCP Unitholders;

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  the GP Board's unanimous determination that the Merger Agreement and Merger are fair and reasonable to, and in the best interests of, TC PipeLines and the Unaffiliated TC PipeLines Unitholders;

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  TCP GP's approval of the Merger Agreement and the transactions contemplated thereby, including the Merger;

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  government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

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  the execution, delivery and performance of the Merger Agreement by TC PipeLines and TCP GP not contravening, violating, resulting in a breach of, requiring the consent of another person or otherwise conflicting with the organizational documents of TC PipeLines or its subsidiaries or the material contracts of TC PipeLines or conflicting with or violating any provisions of applicable law or resulting in the creation of any lien on any of the assets or businesses of any of TC PipeLines or its subsidiaries under any such material contract;

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  filings with the SEC since December 31, 2018, the financial statements included therein and the maintenance of a system of internal controls and material compliance with the U.S. Securities Act, the U.S. Exchange Act and the Sarbanes Oxley Act of 2002;

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  the absence of a Material Adverse Effect (as defined below) with respect to TC PipeLines and its subsidiaries, taken as a whole, since December 31, 2019;

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  the absence of any proceedings, pending or, to the knowledge of TC PipeLines and TCP GP, threatened in writing against TC PipeLines or its subsidiaries;

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  the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2019;

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  the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against TC PipeLines or its subsidiaries;

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  compliance with applicable laws;

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  tax matters;

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  opinion of financial advisor;

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  the absence of undisclosed broker or finders fees; and

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  Investment Company Act of 1940 matters.

        The Merger Agreement also contains customary representations and warranties by TC Energy, TC Northern, TC PipeLine USA and Merger Sub that are subject, in some cases, to specified expectations and qualifications contained in the Merger Agreement, in forms, statements, certifications, reports or documents filed with or furnished by TC Energy to the SEC (including the exhibits and schedules thereto) or filed on the System for Electronic Document Analysis and Retrieval maintained by Canadian securities regulators prior to the date of the Merger Agreement or in the disclosure letter delivered by TC Energy, TC Northern and TC PipeLine USA to TC PipeLines and TCP GP in connection with the Merger Agreement. These representations and warranties relate to, among other things:

  •
  the organization, good standing and qualification to do business of TC Energy, TC Northern, and TC PipeLine USA and any of their material subsidiaries;

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  the capital structure of TC Energy, TC Northern, TC PipeLine USA and Merger Sub, including regarding:

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  the number of TC Energy common shares and preference shares issued and outstanding;

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  the authorized capital stock of TC Northern;

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  the authorized capital stock of TC PipeLine USA;

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  the due authorization and validity of all outstanding shares of TC Energy capital stock, TC Northern capital stock and TC PipeLine USA common stock;

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  the absence of any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with TC Energy shareholders on any matter;

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  the absence of preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or similar rights; and

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  the ownership of Merger Sub by TC Northern and Merger Sub's lack of assets, liabilities or obligations of any nature other than those incident to its formation in connection with the Merger;

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  the corporate power, authority and approval relating to the execution, delivery and performance of TC Energy's, TC Northern, TC PipeLine USA's and Merger Sub's obligations under the Merger Agreement, that no vote of the holders of TC Energy common shares is necessary to approve the Merger or Merger Agreement, and that prior to the effective time TC Energy will have taken all necessary action to permit it to issue the number of TC Energy common shares required to be issued pursuant to the Merger Agreement;

  •
  government filings, notices, reports, consents, registrations, approvals, permits or authorizations in connection with the execution, delivery and performance of the Merger Agreement or the consummation of the Merger;

  •
  the execution, delivery and performance of the Merger Agreement by TC Energy, TC Northern and TC PipeLine USA not contravening, violating, resulting in a breach of, requiring the consent of another person or otherwise conflicting with the organizational documents of TC Energy or its subsidiaries (other than TC PipeLines and its subsidiaries) or the material contracts of TC Energy or conflicting with or violating any provisions of applicable law or resulting in the creation of any lien on any of the assets or businesses of any of TC Energy or its subsidiaries (other than TC PipeLines and its subsidiaries) under any such material contract;

  •
  filings with the SEC since December 31, 2018, the financial statements included therein and the maintenance of a system of internal controls and material compliance with the U.S. Securities Act, the U.S. Exchange Act and the Sarbanes Oxley Act of 2002;

  •
  the absence of a Material Adverse Effect with respect to TC Energy and its subsidiaries (other than TC PipeLines and its subsidiaries), taken as a whole, since December 31, 2019;

  •
  the absence of any proceedings, pending or, to the knowledge of TC Energy, threatened in writing against TC Energy or its subsidiaries (other than TC PipeLines and its subsidiaries);

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  the absence of certain undisclosed liabilities or obligations, other than those incurred in the ordinary course since December 31, 2019;

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  the absence of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any governmental entity against TC Energy or its subsidiaries (other than TC PipeLines and its subsidiaries);

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  compliance with applicable laws;

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  environmental matters;

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  tax matters;

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  matters related to the material property of TC Energy and its subsidiaries;

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  insurance matters;

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  matters related to material contracts of TC Energy and its subsidiaries;

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  Investment Company Act of 1940 matters;

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  ownership of interests in TC PipeLines;

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  the absence of undisclosed broker or finders fees; and

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  the ownership of TC PipeLines interests by TC Energy and its subsidiaries.

        Many of the representations and warranties contained in the Merger Agreement are qualified by a "Material Adverse Effect" standard (that is, they would not be deemed untrue or incorrect unless their failure to be true and correct individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on TC Energy or TC PipeLines) and/or by a general materiality standard.

        A "Material Adverse Effect" means with respect to any person or entity, as applicable, any effect, event, development, change or occurrence, individually or in the aggregate with any other effect, that would reasonably be expected to have, a materially adverse effect to the financial condition, properties, assets, operations, liabilities, business or results of operations, taken as a whole, or prevents or materially impedes, interferes with or hinders a person's or entity's ability to consummate the Merger on or before the outside date, except that none of the following, alone or in combination, will be deemed to constitute a Material Adverse Effect, or be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

  •
  any effect, event, development, change or occurrence affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

  •
  any changes in prices (benchmark, realized or otherwise) of energy products or other commodities or from changes in interest rates or currency exchange rates;

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  factors affecting the gathering, drilling, processing, treating, transportation, storage, marketing, and other related industries, markets or geographical margins or any regulatory changes or changes in applicable law, and including those effects resulting from the actions of competitors or other changes in the industry in which such party conducts its business;

  •
  the announcement or pendency of the Merger Agreement or the transactions contemplated thereby, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, governmental entities or employees or any litigation relating to the Merger Agreement and the transactions contemplated thereby or actions taken or requirements imposed by any governmental entity in connection with the transactions contemplated by the Merger Agreement, except specifically for the purposes of determining whether there is a breach of certain representations and warranties made by the parties;

  •
  changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of the Merger Agreement;

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  any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any law, decision or protocol or any other legislative or political conditions or policy or practices of any governmental entity;

  •
  any failure by such party to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial or operational performance measures for any period (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect);

  •
  acts of war (whether or not declared), pandemics (including COVID-19), epidemics, civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any person;

  •
  the performance by any party of its obligations under the Merger Agreement, including any action taken or omitted to be taken at the request or with the consent of TC Energy, with respect to TC PipeLines, or at the request or with the consent of TC PipeLines, with respect to TC Energy, as applicable;

  •
  any change in the credit rating or other rating of financial strength of such party or any of its subsidiaries or any of their respective securities or any announcement of a prospective change therein, except that this will not prevent or otherwise affect a determination that any effect underlying such effect or announcement of an effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

  •
  a decline in the market price, or change in trading volume, of the TC PipeLines common units on the NYSE, the TC Energy common shares on the TSX or the NYSE or any derivative securities related thereto, as applicable (provided that this exception will not prevent or otherwise affect a determination that any effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect); or

  •
  any proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such person (on their own behalf or on behalf of such person) arising out of or related to the Merger Agreement or the transactions contemplated thereby.

However, with respect to the first, second, fourth, fifth, and seventh bullets listed above, such effect, event, development, change or occurrence will be taken into account in determining whether a Material Adverse Effect has occurred to the extent that it disproportionately adversely affects such party and its subsidiaries compared to other companies operating in the industries in which such party and its subsidiaries operate.

Interim Operations

        Under the terms of the Merger Agreement, TC PipeLines and TC Energy have agreed that, after the date of the Merger Agreement and prior to the effective time, except as contemplated by the Merger Agreement, required by law or contract in effect as of the date of the Merger Agreement or agreed upon by the parties in writing (which approval will not be unreasonably withheld, conditioned or delayed), the business of each of TC PipeLines and TC Energy, and their respective subsidiaries will be conducted in the ordinary course. However, the Merger Agreement will not prohibit the parties and their respective subsidiaries from taking commercially reasonable actions outside the ordinary course of business in response to changes or developments resulting from the COVID-19 pandemic and to the extent consistent therewith, each of TC Energy and TC PipeLines and their respective subsidiaries also have agreed to use their commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. TC PipeLines and TC Energy have also agreed that, after the date of the Merger Agreement and prior to the effective time, except as otherwise expressly: (a) contemplated by the Merger Agreement, (b) required by applicable law or terms of any material contract of either TC Energy or TC PipeLines, as applicable, (c) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other party, or (d) as set forth in the disclosure letters, TC PipeLines and TC Energy will not, and will not permit their respective subsidiaries to:

  •
  make any change to its organizational documents as in effect on the date of the Merger Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of the party to satisfy any of the conditions to, or consummation of, the Merger or the other transactions;

  •
  merge or consolidate itself or any of its subsidiaries with any other person or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except such transactions solely between or among, or solely involving, the party and one or more of its wholly owned subsidiaries, or a subsidiary of such party and one or more wholly owned subsidiaries of such subsidiary, as would not reasonably be expected to result in a Material Adverse Effect with respect to TC PipeLines or TC Energy, as applicable, or as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such party to satisfy any of the conditions to, or consummation of, the Merger or the other transactions;

  •
  issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, or enter into any contract (including with respect to the voting of), any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by a wholly owned subsidiary of such party to such party or one or more of such party's wholly owned subsidiaries or by a wholly owned subsidiary of the party's subsidiary to such subsidiary or one or more other wholly owned subsidiaries of such subsidiary, (B) in respect of equity-based awards granted in the ordinary course, or (C)with respect to TC Energy, equity securities of TC Energy in excess of $500,000,000 in the aggregate) (based on the market price of the securities at the time of issuance), or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities. However, provided that nothing in the Merger Agreement will be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment of any awards or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan (including, without limitation, in connection with any equity award holder's termination of service);

  •
  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

  •
  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Material Adverse Effect on TC PipeLines or TC Energy, as applicable;

  •
  make any material changes with respect to its accounting policies, except be required by changes in GAAP (or any interpretation thereof) including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or law, including pursuant to SEC rule or policy;

  •
  make or declare any dividends or distributions to the holders of TC PipeLines common units or TC Energy common shares, in each case, other than in the ordinary course; or

  •
  agree, authorize or commit to do any of the foregoing.

        Notwithstanding anything to the contrary in the Merger Agreement, a party's obligation under the Merger Agreement to take an action or not to take an action, or to cause its subsidiaries to take an action or not to take an action, shall, with respect to any persons (and their respective subsidiaries) controlled by such party, or in which such party otherwise has a voting interest, but that are not wholly owned subsidiaries of such party or have public equity holders, only apply to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, to the extent a party is authorized and empowered to bind such entity and its subsidiaries and to the extent permitted by the party's or its subsidiaries' duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

Proxy Solicitation/Prospectus Filing; Information Supplied

        TC PipeLines and TC Energy have agreed to cooperate in the preparation of this registration statement of which this proxy solicitation/prospectus forms a part and to use their respective reasonable best efforts to respond promptly to comments from the SEC and have this registration statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and to maintain the effectiveness of the registration statement for as long as necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement or until the Merger Agreement is terminated. TC PipeLines will promptly thereafter use its reasonable best efforts to mail the proxy statement/prospectus to TC PipeLines' limited partners.

        Each of TC Energy and TC PipeLines will promptly furnish to each other in writing upon reasonable request any and all information relating to a party or its affiliates as may be required to be set forth in the registration statement under applicable law and to promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the registration statement or the proxy solicitation/prospectus or for additional information and will promptly provide to the other copies of all correspondence between it or any of its directors, officers, principals, partners, managers, members (if such person is a member-managed limited liability company or similar entity), employees, consultants, investment bankers, financial advisors, legal counsels, attorneys-in-fact, accountants or other advisors, agents or other and the SEC with respect to the registration statement or proxy solicitation/prospectus. Additionally, each of TC Energy and TC PipeLines will provide the other party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the proxy solicitation/prospectus, the registration statement and other documents related to the approval of the Merger Agreement and the Merger by TC PipeLines unitholders or the issuance of the TC Energy common shares in respect of the Merger, prior to filing such documents with the applicable governmental entity and mailing such documents to the limited partners. All comments reasonably and promptly proposed by the other party or its legal counsel will be included and all information relating to TC Energy and its subsidiaries (not including TC PipeLines and its subsidiaries) or TC PipeLines and its subsidiaries included in the proxy solicitation/prospectus and the registration statement will be in form and content satisfactory to TC Energy or TC PipeLines, respectively, acting reasonably.

TC PipeLines Special Meeting

        TC PipeLines has agreed to, (unless the Conflicts Committee has made an adverse recommendation change) through the GP Board, recommend to the holders of TC PipeLines common units approval of the Merger and use reasonable best efforts to obtain from the TC PipeLines common units, the requisite vote. TC PipeLines agreed to promptly advise TC Energy of any material communication received by TC PipeLines in writing from any person related to any potential vote by a holder of TC PipeLines common units having beneficial ownership of 5% or more of all the issued and outstanding common units of TC PipeLines against the Merger.

        TC PipeLines may postpone or adjourn the special meeting to solicit additional proxies for the purpose of obtaining the requisite vote of the holders of TC PipeLines common units, for the absence of quorum, to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the holders of TC PipeLines common units prior to the special meeting or if TC PipeLines has delivered any notice required to be given prior to the Conflicts Committee making an adverse recommendation change and the time periods for such notice have not expired. However, in the case of the circumstances described above, TC PipeLines will (x) be required to postpone or adjourn the meeting of the TC PipeLines unitholders to the extent requested by TC Energy, for a total period not in excess of 30 business days, provided that TC PipeLines is not permitted to postpone or adjourn the special meeting to a date after the date that is two business days prior to the outside date. Unless the Merger Agreement is validly terminated, TC PipeLines, with TC Energy and its subsidiaries cooperation, must submit the Merger Agreement to the unitholders of TC PipeLines common units for approval at the meeting of the TC PipeLines unitholders meeting even if the Conflicts Committee has made an adverse recommendation change.

        Except as described below, TC PipeLines has agreed to not, and to cause its respective subsidiaries and their respective representatives not to, directly or indirectly, withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to TC Energy the board recommendation or fail to include the board recommendation in the proxy statement/prospectus.

        Notwithstanding anything to the contrary in the Merger Agreement, at any time prior to obtaining the requisite vote of the holders of TC PipeLines common units, and subject to compliance in all material respects with the Merger Agreement, the Conflicts Committee may make a an adverse recommendation change if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such adverse recommendation change would be inconsistent with its duties under applicable law, as modified by the TCP Partnership Agreement. However, the Conflicts Committee may not effect a an adverse recommendation change unless:

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  the Conflicts Committee has provided prior written notice to TC Energy specifying in reasonable detail the reasons for such action at least three business days in advance of its intention to make a an adverse recommendation change unless at the time such notice is otherwise required to be given if there are fewer than three business days prior to the expected date of the requisite vote of the holders of TC PipeLines common units, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

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  during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with

    TC Energy in good faith (to the extent TC Energy desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions to the Merger Agreement so that the failure to effect such adverse recommendation change would not be inconsistent with the Conflicts Committee's duties under applicable law, as modified by the TCP Partnership Agreement. However, that the Conflicts Committee must take into account all changes to the terms of the Merger Agreement proposed by TC Energy in determining whether to make an a adverse recommendation change.

Cooperation; Efforts to Consummate

        On the terms and subject to the conditions of the Merger Agreement, TC PipeLines and TC Energy have agreed to cooperate with each other and use (and cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including (a) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including any required or recommended filings under applicable antitrust laws or Section 721 of the DPA, (b) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the Merger or any of the other transactions contemplated by the Merger Agreement and (c) avoiding or eliminating each and every impediment under any applicable antitrust laws or the DPA that may be asserted by any governmental entity with respect to the transactions contemplated by the Merger Agreement, in each case, so as to enable the closing of the Merger to occur as promptly as practicable and in any even no later than the outside date. However, nothing in the Merger Agreement will require any party to dispose or hold separate any part of its or its subsidiaries' businesses, operations or assets (or a combination thereof) or restrict the manner in which it or any of its respective subsidiaries may carry on business in any part of the world.

        On December 23, 2020, each of TC PipeLines and TC Energy filed a Pre-merger notification and report form pursuant to the HSR Act with the DOJ and FTC. Each of the parties to the Merger Agreement have agreed to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental entity pursuant to the HSR Act or any other applicable antitrust law and use its reasonable best efforts to take, or cause to be taken (including by their respective subsidiaries), all other actions consistent with the Merger Agreement necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable antitrust law as soon as practicable and in any event no later than the outside date.

        Each of the parties to the Merger Agreement further agree to cooperate regarding the preparation and filing as promptly as practicable of a joint declaration to CFIUS in connection with the transactions contemplated by the Merger Agreement pursuant to 31 C.F.R.§ 800.402 (the "CFIUS Declaration"). In the event that the CFIUS approval is not received at the end of the 30-day assessment period for the CFIUS Declaration, and CFIUS requests that the parties file a CFIUS Notice, the parties agree to cooperate regarding the preparation and submission of a CFIUS Notice in connection with the transactions contemplated by the Merger Agreement within 30 days of the conclusion of the 30-day CFIUS Declaration assessment period.

        Each of the parties to the Merger Agreement have agreed to use (and to cause their respective subsidiaries to use) its reasonable best efforts to (a) cooperate in all respects with each other in connection with any filing or submission with a governmental entity in connection with the transactions contemplated by the Merger Agreement, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a government entity relating to the transactions contemplated by the Merger Agreement, including any proceeding initiated by a private person (b) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, CFIUS, the FTC, the DOJ or any other governmental entity and any material communication received or given in connection with any proceeding by a private person, in each case regarding any of the transactions contemplated by the Merger Agreement, (c) permit the other party to review in advance and incorporate the other party's reasonable comments in any communication to be given by it to any governmental entity with respect to obtaining any clearances required under the DPA or any antitrust law in connection with the transactions contemplated by the Merger Agreement and (d) consult with the other party in advance of any meeting or teleconference with any governmental entity or, in connection with any proceeding by a private person, with any other person and to the extent not prohibited by the governmental entity or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences. The parties will take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege in a manner so as to preserve the applicable privilege.

Indemnification; Directors' and Officers' Insurance

        From and after the effective time, to the fullest extent permitted under applicable law, each of TC Energy and the surviving entity will jointly and severally indemnify, defend and hold harmless each present and former (determined as of the effective time) director and officer of TC PipeLines and TCP GP, or any of their respective subsidiaries, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the "indemnified parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, including in connection with the transactions contemplated by the Merger Agreement, including the Merger, and actions to enforce indemnification or advancements rights of any indemnified party and advance expenses as incurred in each case described above to the fullest extent permitted under applicable law. However, any person to whom expenses are advanced must provide an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such person is not entitled to indemnification.

        In addition, TC Energy will maintain in effect, or cause to be maintained in effect, the TC PipeLines' current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to any indemnified party (provided that the surviving entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the indemnified parties) (collectively, the "D&O Insurance") in place as of the date of the Merger Agreement, in each case, for a claims reporting or discovery period of six years from and after the effective time (the "Tail Period"), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of the Merger Agreement. However, in no event during the Tail Period will TC Energy be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to TC PipeLines by TC Energy for such insurance, except that if the cost of such insurance coverage exceeds such amount, the surviving entity will have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If TC Energy in its sole discretion elects, then, in lieu of the obligations of the surviving entity, TC Energy may, but will be under no obligation to, prior to the effective time, obtain and fully pay the premium for "tail" insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the effective time (including in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger).

        Any indemnified party wishing to claim indemnification under the Merger Agreement, upon learning of any such proceeding, shall promptly notify TC Energy thereof in writing, but the failure to notify will not relieve TC Energy or the surviving entity of any liability it may have to such indemnified party, except to the extent such failure materially prejudices the indemnifying party. In the event of any proceeding: (a) TC Energy or the surviving entity will have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither TC Energy or the surviving entity will be deemed to have waived any right to object to the indemnified party's entitlement to indemnification under the Merger Agreement with respect thereto or assumed any liability with respect thereto). However, if TC Energy or the surviving entity elects not to assume such defense or legal counsel or the indemnified party advises that there are issues which raise conflicts of interest between TC Energy or the surviving entity and the indemnified party, the indemnified party may retain legal counsel satisfactory to them, and TC Energy or the surviving entity will pay all reasonable and documented fees and expenses of such legal counsel for the indemnified party promptly as statements therefor are received. However, TC Energy and the surviving entity will be obligated pursuant to the Merger Agreement to pay for only one firm of legal counsel for all indemnified parties with respect to any proceeding in any jurisdiction unless the use of one legal counsel for such indemnified parties would present such legal counsel with a conflict of interest (except that the fewest number of legal counsels necessary to avoid conflicts of interest must be used) (b) the indemnified parties will cooperate in the defense of any such matter if TC Energy or the surviving entity elects to assume such defense, and TC Energy and the surviving entity will cooperate in the defense of any such matter is TC Energy or the surviving entity elects not to assume such defense; (c) the indemnified parties will not be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) if TC Energy or the surviving entity elects to assume such defense and TC Energy and the surviving entity will not be liable for any settlement effected without their prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) if TC Energy or the surviving entity elects not to assume such defense; and (d) all rights to indemnification in respect of any such proceedings will continue until final disposition of all such proceedings.

        During the Tail Period, TC Energy will honor, and will cause TCP GP and the surviving entity to honor, all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the effective time and rights to advancement of expenses relating thereto as in effect on the date of the Merger Agreement in favor of any indemnified party as provided in the organizational documents of TCP GP, TC PipeLines and their respective subsidiaries or any indemnification agreement between such indemnified party and TCP GP, TC PipeLines or any of their respective subsidiaries, in each case, as in effect on the date of the Merger Agreement, and all of such rights will survive the Merger and any other transactions contemplated by the Merger Agreement unchanged and will not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified party.

        If TC Energy, TCP GP or the surviving entity or any of their respective successors or assigns consolidates with or merges into any other person and will not be the continuing or surviving person of such consolidation or merger, or will transfer all or substantially all of its properties and assets to any person, then, and in each such case, proper provisions will be made so that the successors and assigns of TC Energy, TCP GP or the surviving entity, as applicable, will assume all of the indemnification and D&O Insurance obligations set forth in the Merger Agreement.

        The rights of the indemnified parties are in addition to any rights such indemnified parties may have under the organizational documents of TCP GP, TC PipeLines or any of their respective subsidiaries or under any applicable contracts (including any indemnification agreements) or laws, and nothing in the Merger Agreement is intended to, will be construed to or will release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to TCP GP, TC PipeLines or any of their respective subsidiaries for any of their respective directors, officers or other employees. The above terms of the Merger Agreement are intended to be for the benefit of, and after the effective time will be enforceable by, each of the indemnified parties who will be third-party beneficiaries. Any right of an indemnified party will not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such indemnified person.

Other Covenants

        The Merger Agreement also contains covenants relating to, among other things, public announcements, notification of matters relating to the transactions contemplated by the Merger Agreement, access to information, delisting of TC PipeLines common units on the NYSE and listing of the TC Energy common shares to be issued in the Merger on the NYSE prior to the closing date, expenses, applicability of takeover statutes, distributions, requirements of Section 16(a) of the Exchange Act, litigation, the authority of the Conflicts Committee, voting by TC Energy (or its subsidiaries) of TC PipeLines' common units and actions by TCP GP.

Conditions to the Completion of the Merger

        Under the Merger Agreement, the respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the closing of each of the following conditions:

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  Unitholder Approval.  The merger proposal must have approved by holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal.

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  Listing.  The TC Energy common shares issuable to the holders of TC PipeLines common units pursuant to the Merger Agreement must have been authorized for listing on the NYSE and TSX, subject to official notice of issuance.

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  Regulatory Approval.  Any waiting period applicable to the Merger or other transactions contemplated by the Merger Agreement pursuant to the HSR Act must have been terminated or must have expired, and any required approval or consent under any other applicable antitrust law must have been obtained and CFIUS approval must have been obtained.

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  No Orders.  There must not have been enacted, issued, promulgated, enforced or entered any law or governmental order (whether temporary, preliminary or permanent) by any governmental entity of competent jurisdiction that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

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  Registration Statement.  The registration statement of which this proxy statement/prospectus forms a part must have become effective in accordance with the provisions of the Securities Act and must not be the subject of any stop order suspending its effectiveness issued by the SEC and any proceedings for that purpose must not have been commenced or been threatened by the SEC unless subsequently withdrawn.

        The obligations of TC Energy, TC PipeLine USA. and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by TC Energy at or prior to the effective time of the following conditions:

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  Representations and Warranties.

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  Each of the representations and warranties of TC PipeLines and TCP GP relating to authority, approval and fairness and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be so true and correct as of such particular date or period of time);

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  The representations and warranties of TC PipeLines relating to the capital structure of the TC PipeLines must be true and correct (other than de minimis inaccuracies) both as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty must be true and correct (other than de minimus inaccuracies) as of such particular date or period of time); and

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  Each other representation and warranty of TC PipeLines and TCP GP must be true and correct (disregarding all qualifications or limitations to "materiality", "Material Adverse Effect" and words of similar import) as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TC PipeLines.

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  Performance of Obligations.  TC PipeLines must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date.

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  Closing Certificate.  TC Energy, TC Northern, TC PipeLine USA and Merger Sub must have received a certificate signed on behalf of TC PipeLines by an executive officer of TCP GP certifying that the conditions set forth above have been satisfied.

        The obligation of TC PipeLines and TCP GP to effect the Merger is also subject to the satisfaction or waiver by TC PipeLines at or prior to the closing of the following conditions:

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  Representations and Warranties.

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  Each of the representations and warranties of TC Energy, TC Northern, TC PipeLine USA and Merger Sub relating to authority, approval and absence of certain changes set forth in the Merger Agreement must be true and correct as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct in all material respects as of such particular date or period of time);

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  The representations and warranties of TC Energy, TC Northern, TC PipeLine USA and Merger Sub relating to the capital structure of TC Energy and Merger Sub set forth in the Merger Agreement must be true and correct (other than de minimus inaccuracies) both as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct (other than de minimus inaccuracies) as of such particular date or period of time); and

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    Each other representation and warranty of TC Energy, TC Northern, TC PipeLine USA and Merger Sub must be true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect" and words of similar import) as of the date of the Merger Agreement and as of the closing date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty will be true and correct as of such particular date or period of time), except for any failure of any such representation and warranty to be so true and correct (without giving effect to any qualification by materiality or Material Adverse Effect contained therein) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to TC Energy.

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  Performance of Obligations.  Each of TC Energy, TC Northern, TC PipeLine USA and Merger Sub must have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the closing date.

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  Closing Certificate.  TC PipeLines must have received a certificate signed on behalf of TC Energy, TC Northern, TC PipeLine USA and Merger Sub by an executive officer of TC Energy certifying that the conditions set forth above have been satisfied.

Termination

        The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective time by mutual written consent of TC PipeLines (duly authorized by the Conflicts Committee) and TC Energy, duly authorized by the TC Energy Board.

        The Merger Agreement may also be terminated and the Merger may be abandoned at any time prior to the effective time by either TC Energy or TC PipeLines (duly authorized by the Conflicts Committee), if:

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  the Merger has not been consummated by the outside date, provided that the right to terminate the Merger Agreement pursuant to the foregoing will not be available to any party that has breached (or whose subsidiaries have breached) in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

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  any law or governmental order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable, provided that the right to terminate the Merger Agreement will not be available to any party that has breached in any material respect its obligations set forth in the Merger Agreement in any manner that proximately contributed to the occurrence of a failure of a condition to consummate the Merger; or

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  holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal do not approve the merger proposal.

        TC Energy may terminate the Merger Agreement and the Merger may be abandoned at any time prior to the effective time if:

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  the Conflicts Committee has made an adverse recommendation change, unless the requisite vote of the TC PipeLines unitholder meeting has been held and the vote taken, regardless of whether the holders of a majority of the TC PipeLines' common units vote to approve the Merger has been obtained; or

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  there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of TC PipeLines has become untrue, in either case, such that certain conditions would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date has not been cured within the earlier of 60 days after giving of notice thereof by TC Energy to TC PipeLines or the outside date). However the right to terminate the Merger Agreement is not available to TC Energy if it has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

        TC PipeLines (duly authorized by the Conflicts Committee) may terminate the Merger Agreement and the Merger may be abandoned by action of GP Board (on behalf of TC PipeLines) if, at any time prior to the effective time, there has been a breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement, or if any representation or warranty of TC Energy, TC PipeLine USA, TC Northern or Merger Sub will have become untrue, in either case, such that certain conditions would not be satisfied (and such breach or failure to be true and correct is not curable prior to the outside date, or if curable prior to the outside date, is not cured within the earlier of 60 days after giving notice thereof by TC PipeLines to TC Energy or the outside date). However, TC PipeLines may not terminate in such circumstances described in the foregoing if it has breached in any material respect its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Termination Fees and Expenses

        TC PipeLines has agreed to pay TC Energy a termination fee equal to $25 million by wire transfer of immediately available funds within 5 business days after such termination in the event that the Merger Agreement is terminated:

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  by TC Energy because of the Conflicts Committee has made an adverse recommendation change;

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  by TC Energy or TC PipeLines because holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal failed to approve the merger proposal, in each case where the Conflicts Committee has made an adverse recommendation change; or

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  by TC Energy or TC PipeLines because the Merger has not been consummated by the outside date, and at the time of termination the holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal do not approve the merger proposal and the Conflicts Committee has made an adverse recommendation change.

        TC PipeLines has agreed to pay TC Energy an expense reimbursement amount of $4 million, by wire transfer of immediately available funds within 5 business days after such termination in the event that the Merger Agreement is terminated by TC Energy due to a material uncured breach of TC PipeLines' representations, warranties, covenants or agreements set forth in the Merger Agreement.

        TC Energy has agreed to pay TC PipeLines, an expense reimbursement of $4 million, by wire transfer of immediately available funds within 5 business days after such termination in the event that the Merger Agreement is terminated:

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  by TC PipeLines or TC Energy if the Merger has not been consummated by the outside date, provided that the Conflicts Committee has not made an adverse recommendation change;

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  by TC PipeLines due to a material uncured breach of the representations, warranties, covenants or agreements of TC Energy, TC PipeLine USA, TC Northern and Merger Sub set forth in the Merger Agreement; or

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  by TC Energy or TC PipeLines because holders of a majority of the outstanding TC PipeLines common units entitled to vote on the merger proposal do not approve the merger proposal, provided that the Conflicts Committee has not made an adverse recommendation change.

        In no event will a party be entitled to more than one payment of the termination fee or payment of expenses, as applicable, in connection with a termination of the Merger Agreement pursuant to which such amounts are payable.

Modification or Amendment

        Subject to the provisions of applicable law and provisions of the Merger Agreement related to indemnification and directors' and officers' insurance, at any time prior to the effective time, the Merger Agreement may be amended, modified or waived, if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the parties, or in the case of a waiver, by the party against whom the waiver is to be effective. Any amendments, modifications or waivers by TC PipeLines must be approved by the Conflicts Committee.

Waiver of Conditions

        The conditions to each of the parties' obligations to consummate the transactions contemplated by the Merger Agreement, including the Merger, are for the sole benefit of such party and may be waived by such party, in whole or in part to the extent permitted by applicable law. Any such waiver will only be effective if made in writing and executed by the party against whom the waiver is to be effective. However, TC PipeLines may not make or authorize any such waiver without the prior approval of the Conflicts Committee.

GP Board Consent

        Unless otherwise expressly set forth in the Merger Agreement, whenever a determination, decision, approval or consent of TC PipeLines, TCP GP or the GP Board is required pursuant to the Merger Agreement, such determination, decision, approval or consent must be authorized by the GP Board. However, the GP Board may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated financial statements give effect to the Merger whereby TC Energy will acquire indirectly all of the outstanding TC PipeLines common units that TC Energy and its subsidiaries do not already own. Pursuant to the Merger, each eligible TC PipeLines common unit will be cancelled in exchange for the right to receive 0.70 of a validly issued, fully paid and non-assessable TC Energy common share. The value of TC Energy common shares to be issued to TC PipeLines unitholders, based on publicly held TC PipeLines common units outstanding as of and the closing price of TC Energy common shares on the NYSE on January 19, 2021, would total approximately $1.69 billion.

        The accompanying unaudited pro forma condensed consolidated balance sheet as of September 30, 2020 and the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2020 and the year ended December 31, 2019 (collectively, the "Pro Forma Financial Statements") have been prepared in accordance with generally accepted accounting principles in the United States of America and Regulation S-X. Accounting policies used in the preparation of these Pro Forma Financial Statements are consistent with those disclosed in the audited consolidated financial statements of TC Energy and TC PipeLines as of and for the year ended December 31, 2019 and the unaudited consolidated financial statements of TC Energy and TC PipeLines as of and for the nine months ended September 30, 2020. The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma condensed consolidated financial statements.

        The Pro Forma Financial Statements included herein have been derived from available preliminary information, certain assumptions that TC Energy believes reasonable under the circumstances and the audited consolidated financial statements of TC Energy as of and for the year ended December 31, 2019, and then unaudited consolidated financial statements of TC Energy as of and for the nine months ended September 30, 2020.

        The pro forma adjustments have been prepared as if the Merger occurred on September 30, 2020, in the case of the unaudited pro forma condensed consolidated balance sheet, and on January 1, 2019, in the case of the unaudited pro forma condensed consolidated statement of income for the nine months ended September 30, 2020 and the year ended December 31, 2019. The Pro Forma Financial Statements should be read in conjunction with related notes, which are included herein, and the audited consolidated financial statements and notes included in TC Energy's Annual Report on Form 40-F filed on February 13, 2020 for the year ended December 31, 2019, TC Energy's interim condensed consolidated financial statements on Form 6-K filed on October 29, 2020 for the nine months ended September 30, 2020, TC PipeLines' Annual Report on Form 10-K for the year ended December 31, 2019, and TC PipeLines' Quarterly Report on Form 10-Q for the nine months ended September 30, 2020, each incorporated by reference herein.

        The accompanying Pro Forma Financial Statements have been derived from, and should be read in conjunction with, the historical audited and unaudited consolidated financial statements of TC Energy and TC PipeLines, the notes thereto, and the accompanying notes to the unaudited pro forma condensed consolidated financial statements.

        Because TC Energy controls TC PipeLines both before and after the Merger transaction, if consummated, the changes in TC Energy's ownership interest in TC PipeLines will be accounted for as an equity transaction and no gains or losses will be recognized in TC Energy's consolidated statement of income as a result of the transaction. In addition, the income tax effects of such transactions are presented as adjustments to additional paid-in capital.

        The Pro Forma Financial Statements do not necessarily reflect what TC Energy's financial position and results of operations would have been if it had wholly owned TC PipeLines during the periods presented or had the Merger occurred as of the dates to which such transactions are given effect. In addition, they are not necessarily indicative of its future results of operations or financial condition. The unaudited pro forma condensed consolidated statements of income include adjustments which are directly attributable to the Merger, factually supportable and are expected to have a continuing impact on the condensed consolidated results, and thus excludes adjustments arising from non-recurring effects of the transaction that are not expected to continue in future periods. The unaudited pro forma condensed consolidated balance sheet includes adjustments that are directly attributable to the transaction and factually supportable, regardless of whether they have a continuing impact or are non-recurring. The actual adjustments may differ from the pro forma adjustments.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of September 30, 2020

(millions of Canadian $)

	TC Energy Historical	Pro Forma Adjustments	Notes	Pro Forma Results
ASSETS
Current Assets
Cash and cash equivalents	1,192	—		1,192
Accounts receivable	2,056	—		2,056
Inventories	501	—		501
Other	1,375	—		1,375

	5,124	—		5,124
Plant, Property and Equipment	70,544	—		70,544
Loan Receivable from Affiliate	1,259	—		1,259
Equity Investments	7,190	—		7,190
Restricted Investments	1,832	—		1,832
Regulatory Assets	1,737	—		1,737
Goodwill	13,245	—		13,245
Intangible and Other Assets	931	—		931

	101,862	—		101,862

LIABILITIES
Current Liabilities
Notes payable	1,772	—		1,772
Accounts payable and other	4,219	12	(e)	4,231
Dividends payable	773	—		773
Accrued interest	651	—		651
Current portion of long-term debt	2,653	—		2,653

	10,068	12		10,080
Regulatory Liabilities	4,145	—		4,145
Other Long-Term Liabilities	1,512	—		1,512
Deferred Income Tax Liabilities	5,791	(521)	(f)	5,270
Long-Term Debt	36,881	—		36,881
Junior Subordinated Notes	8,814	—		8,814

	67,211	(509)		66,702
Redeemable Non-Controlling Interest	719			719
EQUITY
Common shares, no par value	24,483	2,140	(a) (e)	26,623
Preferred shares	3,980	—		3,980
Additional paid-in capital	—	(461)	(b) (c) (f)	(461)
Retained earnings	5,025	—		5,025
Accumulated other comprehensive loss	(1,286)	428	(c)	(858)

Controlling Interests	32,202	2,107		34,309
Non-controlling interests	1,730	(1,598)	(d)	132

	33,932	509		34,441

	101,862	—		101,862

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the nine months ended September 30, 2020

(millions of Canadian $, except per share amounts)

	TC Energy Historical	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues
Canadian Natural Gas Pipelines	3,281	—		3,281
U.S. Natural Gas Pipelines	3,745	—		3,745
Mexico Natural Gas Pipelines	562	—		562
Liquids Pipelines	1,827	—		1,827
Power and Storage	287	—		287

	9,702	—		9,702
Income from Equity Investments	934	—		934
Operating and Other Expenses
Plant operating costs and other	2,829	—		2,829
Property taxes	549	—		549
Depreciation and amortization	1,938	—		1,938

	5,316	—		5,316
Net Gain on Sale of Assets	43	—		43
Financial Charges
Interest expense	1,698	—		1,698
Allowance for funds used during construction	(254)	—		(254)
Interest income and other	160	—		160

	1,604	—		1,604

Income before Income Taxes	3,759	—		3,759
Income Tax Expense	78	51	(h)	129

Net Income	3,681	(51)		3,630
Net income attributable to non-controlling interests	228	(211)	(g)	17

Net Income Attributable to Controlling Interests	3,453	160		3,613
Preferred share dividends	120	—		120

Net Income Attributable to Common Shares	3,333	160		3,493
Net Income per Common Share
Basic	$3.55			$3.57
Diluted	$3.55			$3.57
Weighted Average Number of Common Shares (millions)
Basic	940	38	(j)	978
Diluted	940	38	(j)	978

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

For the year ended December 31, 2019

(millions of Canadian $, except per share amounts)

	TC Energy Historical	Pro Forma Adjustments	Notes	Pro Forma Results
Revenues
Canadian Natural Gas Pipelines	4,010	—		4,010
U.S. Natural Gas Pipelines	4,978	—		4,978
Mexico Natural Gas Pipelines	603	—		603
Liquids Pipelines	2,879	—		2,879
Power and Storage	785	—		785

	13,255	—		13,255
Income from Equity Investments	920	—		920
Operating and Other Expenses
Plant operating costs and other	3,909	—		3,909
Commodity purchases resold	369	—		369
Property taxes	727	—		727
Depreciation and amortization	2,464	—		2,464

	7,469	—		7,469
Loss on Assets Held for Sale/Sold	(121)	—		(121)
Financial Charges
Interest expense	2,333	—		2,333
Allowance for funds used during construction	(475)	—		(475)
Interest income and other	(460)	—		(460)

	1,398	—		1,398

Income before Income Taxes	5,187	—		5,187
Income Tax Expense	754	65	(h)	819

Net Income	4,433	(65)		4,368
Net income attributable to non-controlling interests	293	(269)	(g)	24

Net Income Attributable to Controlling Interests	4,140	204		4,344
Preferred share dividends	164	—		164

Net Income Attributable to Common Shares	3,976	204		4,180
Net Income per Common Share
Basic	$4.28			$4.32
Diluted	$4.27			$4.31
Dividends Declared per Common Share	$3.00		(i)	$3.00
Weighted Average Number of Common Shares (millions)
Basic	929	38	(j)	967
Diluted	931	38	(j)	969

The accompanying notes are an integral part of this unaudited pro forma condensed consolidated financial statement.

NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

BASIS OF PRESENTATION

        The pro forma adjustments are based on the best information available and assumptions that we believe are factually supportable and directly attributable to the related transaction; however, such adjustments are subject to change. In addition, with respect to the unaudited pro forma Condensed consolidated statements of income, pro forma adjustments have been made only for items that are expected to have a continuing impact on the consolidated results.

        The Pro Forma Financial Statements are for illustrative and information purposes only and are not intended to reflect what TC Energy's Consolidated statements of income would have been had the Merger occurred on the dates indicated and are not necessarily indicative of TC Energy's future consolidated statement of income.

        The pro forma adjustments to the Condensed consolidated statements of income, where applicable, have been translated from the United States dollar to the Canadian dollar using the average rate for the period. The pro forma adjustments to the Condensed Consolidated Balance Sheet, where applicable, have been translated from the United States dollar to the Canadian dollar using the spot rate as of September 30, 2020.

        For the purpose of calculating the pro forma Basic and Diluted earnings per common share attributable to common shareholders, the historical weighted average number of TC Energy's common shares outstanding during the period have been adjusted to give pro forma effect to the number of TC Energy common shares to be issued in the Merger based on the number of outstanding publicly-held TC PipeLines common units as of January 19, 2021.

PRO FORMA ADJUSTMENTS

        The Pro Forma Financial Statements reflect the following adjustments:

  (a)
  Reflects the issuance of TC Energy common shares in exchange for outstanding publicly-held TC PipeLines common units not owned by TC Energy or its subsidiaries. As part of the Merger, 0.70 TC Energy common shares will be issued in exchange for each publicly-held TC PipeLines common unit. The adjustment has been calculated by assuming the issuance of 38 million TC Energy common shares based on the closing share price of TC Energy common shares traded on New York Stock Exchange as of January 19, 2021.

  (b)
  Reflects the difference between the fair value of TC Energy common shares to be issued in the Merger, and the carrying value of the Non-controlling interests eliminated (excluding attributable Accumulated other comprehensive income) upon completion of the Merger.

  (c)
  Reflects reclassification of Accumulated other comprehensive income previously attributable to Non-controlling interests in TC PipeLines.

  (d)
  Reflects the elimination of Non-controlling interests relating to TC PipeLines.

  (e)
  Reflects estimated transaction costs expected to be incurred in completing the Merger.

  (f)
  Reflects the estimated impact on deferred income taxes resulting from the Merger using the TC Energy combined statutory U.S. federal and state tax rates of 24 percent.

  (g)
  Reflects the elimination of earnings attributable to Non-controlling interests relating to TC PipeLines.

  (h)
  Reflects estimated income tax expense using TC Energy's combined statutory U.S. federal and state income tax rate of 24 percent. For the nine months ended September 30, 2020 and the year ended December 31, 2019, the amounts reflect $51 million and $65 million, respectively, of income tax expense on the income previously attributable to TC PipeLines' non-controlling interests that was not subject to corporate income taxes.

  (i)
  For the purpose of the pro forma information, it was assumed that all TC Energy common shares issued in connection with the Merger would have received the same dividend rate as existing TC Energy common shares.

  (j)
  The pro forma assumes an issuance of approximately 38 million common shares on January 1, 2019.

 BENEFICIAL OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management of TC PipeLines

        The table below shows the TC PipeLines common units (rounded to the nearest whole number) beneficially owned as of January 19, 2021 by (i) each person known by TC PipeLines to beneficially own more than 5% of the TC PipeLines common units issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive officer, and (iv) all current directors and executive officers as a group. In general, a person "beneficially owns" units if he or she has or shares with others the right to vote those units or to dispose of them, or if the person has the right to acquire such voting or disposition rights on January 19, 2021 or 60 days thereafter (such as by exercising options or stock appreciation rights). Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761.

Name of Beneficial Owner	Number of TC PipeLines common units Beneficially Owned	Percent of Class(1)
All currently known five percent beneficial owners
TransCan Northern Ltd(2)	17,084,831	24.0%
TC PipeLines GP, Inc.(3)	5,797,106	8.1%
ALPS Advisors, Inc.(4)	6,466,808	9.1%
1290 Broadway, Suite 1100, Denver, CO 80203
First Trust Portfolios LP(5)	6,649,340	9.3%
120 East Liberty Drive, Suite 400, Wheaton, IL 60187
Energy Income Partners, LLC(6)	8,425,884	11.8%
10 Wright Street, Westport, Connecticut 06880
Invesco Ltd.(7)	7,764,229	10.9%
1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309
Harvest Group(8)	3,594,992	5.0%
All currently known directors and executive officers
Malyn Malquist(9)	25,381	*
Jack Stark(10)	33,977	*
Stanley Chapman, III	—	—
Nadine Berg	—	—
Nathaniel Brown	—	—
Burton Cole	—	—
Jon A. Dobson	—	—
Gloria L. Hartl	—	—
Peggy Heeg(11)	809	*
William Morris	—	—
Janine Watson	—	—
All executive officers and directors as a group (12 persons)(12)	60,167	*

*
Less than 1%

(1)
Based on a total of 71,306,396 common units issued and outstanding as of January 19, 2021.

(2)
TransCan Northern Ltd. is a wholly owned indirect subsidiary of TC Energy. TransCan Northern Ltd. beneficially owns, through TC PipeLines GP, Inc., 5,797,106 common units, as well as 11,287,725 common units which TransCan Northern Ltd. owns directly.

(3)
TC PipeLines GP, Inc. is a wholly owned indirect subsidiary of TC Energy and also owns a two percent general partner interest of TC PipeLines.

(4)
Based on a Schedule 13G/A filed with the SEC on February 7, 2020 by ALPS Advisors, Inc. In this Schedule 13G/A ALPS Advisors, Inc. disclaims beneficial ownership, and has shared power to vote and to dispose of the 6,466,808 common units.

(5)
Based on Schedule 13G/A filed with the SEC on January 31, 2020 jointly by First Trust Portfolios LP, First Trust Advisors L.P. and The Charger Corporation. In this Schedule 13G, First Trust Advisors L.P. and The Charger Corporation have shared power to vote 6,649,340 common units and shared power to dispose of 6,655,236 common units, and First Trust Portfolios LP, First Trust Advisors L.P. and The Charger Corporation. disclaim beneficial ownership of all of said common units.

(6)
Based on Schedule 13G/A filed with the SEC on February 14, 2020 by Energy Income Partners, LLC. In this Schedule 13G/A, Energy Income Partners LLC has shared power to vote and to dispose of the 8,425,884 common units.

(7)
Based on a Schedule 13G/A filed with the SEC on February 7, 2020 by Invesco Ltd. In this Schedule 13G/A Invesco Ltd. disclaims beneficial ownership, and has shared power to vote 7,764,229 common units and shared power to dispose of 7,685,760 common units.

(8)
Based on a Schedule 13D filed with the SEC on November 5, 2020 jointly by Harvest Fund Advisors LLC, Harvest Fund Holdco L.P., Blackstone Harvest Holdco L.L.C., Blackstone Intermediary Holdco L.L.C., Blackstone Advisory Partners L.P., Blackstone Advisory Services L.L.C., Blackstone Holdings I L.P., Blackstone Holdings I/II GP L.L.C., The Blackstone Group Inc., Blackstone Group Management L.L.C. and Stephen A. Schwarzman (collectively, the "Harvest Group"). In this Schedule 13D, the Harvest Group has power to vote and to dispose of 3,594,992 common units. The principal business address of each of the entities named in this paragraph, excluding Harvest Fund Advisors LLC, is c/o The Blackstone Group Inc., 345 Park Avenue, New York, New York 10154. The principal business address of Harvest Fund Advisors LLC is 100 W. Lancaster Avenue, Suite 200, Wayne, PA 19087.

(9)
Includes 24,381 DSUs and 1,000 common units.

(10)
Includes 33,687 DSUs and 290 common units.

(11)
Includes 809 DSUs.

(12)
Includes 58,877 DSUs and 1,290 common units.

Security Ownership of Certain Beneficial Owners and Management of TC Energy

        The table below shows the TC Energy common shares beneficially owned as of January 19, 2021 by (i) each person known by TC Energy to beneficially own more than 5% of the TC Energy common shares issued and outstanding, (ii) each director (who was serving as a director as of that date) and nominee for director, (iii) each named executive, and (iv) all current directors and executive officers as a group. In general, a person "beneficially owns" shares if he or she has or shares with others the right to vote those shares or to dispose of them, or if the person has the right to acquire such voting or disposition rights on January 19, 2021 or 60 days thereafter (such as by exercising options or stock appreciation rights). The percentage of TC Energy common shares beneficially owned is based on 940,064,042 TC Energy common shares outstanding as of January 19, 2021. Furthermore, unless otherwise noted, the mailing address of each person or entity named in the table is 450 - 1st Street S.W., Calgary, Alberta, Canada T2P 5H1.

Name of Beneficial Owner	Number of TC Energy Common Shares Beneficially Owned	Percent of Class
All currently known five percent beneficial owners(1)
All currently known directors and executive officers
Russell K. Girling(2)	2,807,918	*
François Poirier(2)	364,038	*
Donald R. Marchand	505,396	—
Stanley Chapman III	217,504	*
Dawn De Lima(3)	—	—
Corey Hessen(4)	—	—
Wendy Hanrahan	407,348	*
Leslie Kass	26,138	*
Patrick Keys	148,273	*
Paul Miller(5)	451,093	*
Joel Hunter(6)	94,812	*
Tracy Robinson	210,959	*
Bevin Wirzba	23,642	*
Stéphan Crétier	27,271	*
Michael R. Culbert	5,500	*
Susan C. Jones	6,666	*
Randy Limbacher	10,000	*
John E. Lowe	25,000	*
David MacNaughton	—	—
Una Power	1,560	*
Mary Pat Salomone	3,500	*
Indira Samarasekera	—	—
D. Michael G. Stewart	20,057	*
Siim A. Vanaselja	12,000	*
Thierry Vandal	269	*
Steven W. Williams	3,000	*
All executive officers and directors as a group (24 persons)	2,112,933	*

*
Less than 1%

(1)
To TC Energy's knowledge, based on statements filed by such persons pursuant to Section 13(d) or 13(g) of the Exchange Act and notices delivered to TC Energy pursuant to applicable Canadian law.

(2)
Mr. Girling retired as President and Chief Executive Officer effective December 31, 2020. Mr. Poirier, previously Chief Operating Officer, President, Power & Storage and Mexico, succeeded Mr. Girling as President and Chief Executive Officer and joined the TC Energy Board effective as of January 1, 2021.

(3)
Ms. De Lima became Executive Vice-President, Corporate Services and joined the executive leadership team of TC Energy effective December 30, 2020.

(4)
Mr. Hessen became Senior Vice-President, Power and Storage and joined the executive leadership team of TC Energy effective January 1, 2021.

(5)
Mr. Miller retired from his position as Executive Vice President and President, Liquids & Pipelines in August 31, 2020.

(6)
Mr. Hunter, as Senior Vice-President, Capital Markets, joined the executive leadership team of TC Energy effective January 1, 2021.

COMPARISON OF RIGHTS OF TC ENERGY SHAREHOLDERS AND TC PIPELINES UNITHOLDERS

        This section describes the material differences between the rights of TC Energy shareholders and the rights of TC PipeLines unitholders. TC Energy is formed under the federal laws of Canada and, accordingly, the rights of TC Energy shareholders are principally governed by the CBCA. TC PipeLines is formed under the laws of the State of Delaware and the rights of TC PipeLines unitholders are governed by the TCP Partnership Agreement and the DRULPA.

        The differences between the rights of TC Energy shareholders and TC PipeLines unitholders result from differences between the organizational documents, governing law and type of organizational structure of TC Energy and TC PipeLines. TC Energy is a Canadian corporation and TC PipeLines is a Delaware limited partnership. Ownership interests in a Delaware limited partnership are fundamentally different from ownership interests in a Canadian corporation. The rights of TC Energy shareholders are governed by the TC Energy Certificate and Articles of Incorporation and Certificates and Articles of Amendment, which are referred to as "TC Energy's articles", TC Energy General By-Law No. 1, which is referred to as "TC Energy's by-laws", and the CBCA. The rights of TC PipeLines unitholders are governed by the TCP Partnership Agreement and the DRULPA.

        As a result of the Merger, TC PipeLines unitholders that receive merger consideration in respect of their units will become TC Energy shareholders. Accordingly, once the Merger is completed, the rights of TC PipeLines unitholders as TC Energy shareholders will be governed by TC Energy's articles, TC Energy's by-laws and the CBCA. There are many differences between the rights of TC PipeLines unitholders and the rights of TC Energy shareholders. Some of these, such as distribution/dividend and voting rights, are significant.

        The following description summarizes the material differences that may affect the rights of TC Energy shareholders and TC PipeLines unitholders but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. TC PipeLines unitholders should read carefully the relevant provisions of the CBCA and the DRULPA, TC Energy's articles, TC Energy's by-laws, the TCP Partnership Agreement and each other document referred to in this proxy statement/prospectus for a more complete understanding of the differences between the rights of a TC Energy shareholder and the rights of a TC PipeLines unitholder. Capitalized terms used herein and not otherwise defined herein have the meanings ascribed to them in the applicable governing document. This summary is qualified in its entirety by reference to the full text of each of TC Energy's articles, TC Energy's by-laws and the TCP Partnership Agreement. For information on how to obtain a copy of these documents, see the section titled "Where You Can Find Additional Information."

TC Energy shareholders	TC PipeLines unitholders
PURPOSE AND TERM OF EXISTENCE
Neither TC Energy's articles nor TC Energy's by-laws provide a stated purpose.
TC PipeLines' stated purpose is to engage directly or indirectly in any business activity that is approved by TCP GP and that may lawfully be conducted or engaged in by a Delaware limited partnership; provided that TCP GP may not cause TC PipeLines to engage in any business activity that TCP GP determines would cause TC PipeLines to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

TC Energy shareholders	TC PipeLines unitholders
TC Energy is to have perpetual existence.	TC PipeLines' partnership term will continue until December 31, 2097 or until the earlier dissolution of TC PipeLines pursuant to the terms of the TCP Partnership Agreement. TC PipeLines' existence as a separate legal entity will continue until cancellation of its certificate of limited partnership pursuant to the DRULPA.
AUTHORIZED, ISSUED AND OUTSTANDING CAPITAL

The authorized share capital of TC Energy consists of an unlimited number of common shares, an unlimited number of First Preferred Shares, issuable in series, and an unlimited number of Second Preferred Shares, issuable in series.
As of the record date, TC PipeLines had 71,306,396 common units issued and outstanding, 17,084,831 of which were owned by TC Energy and its affiliates; 1,900,000 Class B units, all of which were owned by an affiliate of TC Energy; and a 2% general partner interest and IDRs, all of which were owned by TCP GP.
As of the record date, TC Energy had 940,064,042 common shares issued and outstanding and the following preferred shares issued and outstanding:
TC PipeLines may issue an unlimited number of additional limited partner interests and other equity securities, for the consideration and on the terms and conditions established by TCP GP in its sole discretion without the approval of any limited partners.

Series of First Preferred Shares	Number	Per Share Base Redemption Value		Redemption and Conversion Option Date(1)	Right to Convert into
Series 1	14,577,184	C$	25	December 31, 2024	Series 2
Series 2	7,422,816	C$	25	December 31, 2024	Series 1
Series 3	9,997,177	C$	25	June 30, 2025	Series 4
Series 4	4,002,823	C$	25	June 30, 2025	Series 3
Series 5	12,714,261	C$	25	January 30, 2021	Series 6
Series 6	1,285,739	C$	25	January 30, 2021	Series 5
Series 7	24,000,000	C$	25	April 30, 2024	Series 8
Series 9	18,000,000	C$	25	October 30, 2024	Series 10
Series 11	10,000,000	C$	25	November 28, 2025	Series 12
Series 13	20,000,000	C$	25	May 31, 2021	Series 14
Series 15	40,000,000	C$	25	May 31, 2022	Series 16

(1)	TC Energy may, at its option, redeem all or a portion of the outstanding preferred shares for the per share base redemption value (as set forth in the table above) plus all accrued and unpaid dividends on the applicable redemption and conversion option date (as set forth in the table above) and on every fifth anniversary thereafter.

Holders of TC Energy common shares and preferred shares are entitled to all of the applicable rights and obligations provided under the CBCA and TC Energy's articles and TC Energy's by-laws, as applicable, with certain additional rights attaching to any series of preferred shares. However, none of the existing preferred shares carry the right to be convertible into or exchangeable for TC Energy common shares, directly or indirectly.

TC Energy shareholders	TC PipeLines unitholders
Under the CBCA, the TC Energy Board, without shareholder approval, may approve the issuance of authorized but unissued TC Energy common shares or preferred shares, including one or more new series of preferred shares.

The number of authorized TC Energy common shares or preferred shares of TC Energy may be reduced (but not below the number of issued TC Energy common shares or preferred shares of TC Energy, as applicable) through an amendment of TC Energy's articles authorized by a special resolution of TC Energy shareholders, including, if applicable, a separate special resolution of the holders of the affected class or series of shares in accordance with the provisions of the CBCA.
Repurchases/Redemptions

Under the CBCA, TC Energy may repurchase its own shares, provided that there are no reasonable grounds for believing that (i) TC Energy is, or after the payment for the purchase of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of TC Energy's assets would after the payment for the purchase of such shares be less than the aggregate of TC Energy's liabilities and the stated capital of all classes of TC Energy's shares.

Under the CBCA, TC Energy may purchase or redeem any redeemable shares issued by it at prices not exceeding the redemption price, or as calculated according to a formula, stated in the articles; provided that TC Energy may only purchase or redeem its redeemable shares if there are no reasonable grounds for believing that (i) TC Energy is, or after the payment for the purchase or redemption of such shares would be, unable to pay its liabilities as they become due and (ii) the realizable value of TC Energy's assets would after the payment for the purchase or redemption of such shares be less than the aggregate of TC Energy's liabilities and the amount that would be required to pay the holders of TC Energy's shares that have a right to be paid, on a redemption or in a liquidation, ratably with or before the holders of the shares to be purchased or redeemed, to the extent that the amount has not been included in its liabilities.

TC Energy shareholders	TC PipeLines unitholders
DIVIDENDS AND OTHER DISTRIBUTIONS

Under the CBCA, the TC Energy Board may declare and pay dividends to the holders of TC Energy common shares or TC Energy preferred shares provided there are no reasonable grounds for believing that: (i) TC Energy is, or would after the payment be, unable to pay its liabilities as they become due; and (ii) the realizable value of TC Energy's assets would as a result of the payment be less than the aggregate of TC Energy's liabilities and the stated capital of all classes of TC Energy's shares.

Pursuant to TC Energy's articles and the CBCA, TC Energy shareholders are entitled to receive dividends if, as and when declared by the directors of TC Energy, subject to prior satisfaction of preferential dividends applicable to any preferred shares. The preferred shares of each series rank on a parity with the preferred shares of every other series with respect to dividends and are entitled to a preference over the TC Energy common shares and over any other shares ranking junior to the preferred shares with respect to priority in payment of dividends.
Cash Distribution Policy

The TCP Partnership Agreement requires that TC PipeLines distribute 100% of "Available Cash," as defined in the TCP Partnership Agreement, to its partners within 45 days following the end of each fiscal quarter, subject to the DRULPA. Available Cash generally means, with respect to any quarter of, all cash on hand at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of TCP GP to (i) provide for the proper conduct of TC PipeLines' business (including reserves for future capital expenditures and for anticipated credit needs); (ii) comply with applicable laws or any of TC PipeLines' debt instruments or agreements; (iii) provide funds for cash distributions to unitholders and TCP GP in respect of any one or more of the next four quarters; and (iv) provide funds for cash distributions to Class B unitholders.

Available Cash will be distributed to the limited partners in accordance with their percentage interest in TC PipeLines as of the record date selected by TCP GP.

The outstanding series of preferred shares of TC Energy have the following annual dividend entitlements, for the initial fixed period, as applicable:

Series of First Preferred Shares	Spread(1)	Dividend Declared for the year ended December 31, 2019
Series 1	1.92%	C$	0.8165
Series 2	1.92%	C$	0.89872
Series 3	1.28%	C$	0.538
Series 4	1.28%	C$	0.73872
Series 5	1.54%	C$	0.56575
Series 6	1.54%	C$	0.79760
Series 7	2.38%	C$	0.98181
Series 9	2.35%	C$	1.032
Series 11	2.96%	C$	0.95
Series 13	4.69%	C$	1.375
Series 15	3.85%	C$	1.225

Class B Distributions

Distributions allocable to TC PipeLines' Class B units equal (i) 43.75 percent of Gas Transmission Northwest's distributions of above $20 million for the year ended December 31, 2020 and (ii) 25 percent of Gas Transmission Northwest's distributions above $20 million for each year thereafter, and in each case, such distribution amounts are reduced by 35 percent until distributions payable in respect of common units for a calendar year equal or exceed $3.94 per common unit.

TC Energy shareholders	TC PipeLines unitholders

(1)	The holders of Series 1, 3, 5, 7, 9, 11, 13 and 15 preferred shares are entitled to receive quarterly fixed rate cumulative preferential cash dividends, as and when declared by the TC Energy Board, to be reset periodically on prescribed dates to an annualized rate equal to the sum of the then five-year Government of Canada bond yield, calculated at the start of the applicable five-year period, and a spread as set forth in the table above (subject, in the case of the Series 13 and 15 preferred shares, to a fixed minimum reset rate of 5.50 per cent and 4.90 per cent, respectively). The holders of Series 2, 4, and 6 preferred shares will be entitled to receive quarterly floating rate cumulative preferential cash dividends, as and when declared by the TC Energy board of directors, at an annualized rate equal to the sum of the then 90-day Government of Canada treasury bill rate, recalculated quarterly, and a spread as set forth in the table above.	Incentive Distribution Rights

IDRs represent the right to receive an increasing percentage of quarterly distributions of Available Cash from Operating Surplus (as defined in the TCP Partnership Agreement) after there has been distributed for each outstanding common unit an amount equal to $0.81 per unit for that quarter (the "First Target Distribution") and the related 2% distribution to TCP GP have been made for any quarter.

Any Available Cash from Operating Surplus for a quarter in excess of the First Target Distribution and the related 2% distribution to TCP GP will be distributed among the unitholders and TCP GP in the following manner:

•

First, 85% to all units, pro rata, and 15% to TCP GP, until each unitholder has received a total of $0.88 for that quarter; and

•

Thereafter, 75% to all units, pro rata, and 25% to TCP GP.

The distributions to TCP GP described above, other than in its capacity as a holder of units, that are in excess of its aggregate 2% general partner interest represent the IDRs.

TC Energy shareholders	TC PipeLines unitholders
BUSINESS COMBINATIONS
Under the CBCA, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of TC Energy other than in the ordinary course of business of TC Energy, including pursuant to an amalgamation (other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation in accordance with the provisions of the CBCA) and an arrangement, as defined in the CBCA, or a dissolution of TC Energy, is generally required to be approved by special resolution, being 66 2/3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of TC Energy shareholders.

Additionally, Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions, which is referred to as "MI 61-101", of the Canadian Securities Administrators contains detailed requirements in connection with "related party transactions" and "business combinations." A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, acquiring or combining the related party, issuing securities or assuming liabilities. "Related party", as defined in MI 61-101, includes:

•

directors and senior officers of the issuer;

•

holders of voting securities of the issuer carrying more than 10% of the voting rights attached to all the issuer's outstanding voting securities; and

•

holders of a sufficient number of any securities of the issuer to materially affect control of the issuer.

A "business combination" means, generally, any amalgamation, arrangement, consolidation, amendment to share terms or other transaction, as a consequence of which the interest of a holder of an equity security may be terminated without the holder's consent that involves a related party who is either a party to the transaction or will receive a benefit as a result of the transaction that is not available to other shareholders.

TCP GP is generally prohibited, without the prior approval of holders of a majority of the outstanding common units from causing the TC PipeLines to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination; provided that TCP GP may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of TC PipeLines' assets without that approval. TCP GP may also sell all or substantially all of TC PipeLines' assets under a foreclosure or other realization upon the encumbrances above without that approval. Furthermore, provided that conditions specified in the TCP Partnership Agreement are satisfied, TCP GP may merge TC PipeLines or any of its subsidiaries into, or convey some or all of their assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect solely a change in the legal form of TC PipeLines into another limited liability entity.

The TCP Partnership Agreement contains specific provisions that are intended to discourage a person or group from attempting to remove TCP GP or otherwise change management. If any person or group other than TCP GP and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from TCP GP or its affiliates and any transferees of that person or group approved by TCP GP.

The TCP Partnership Agreement provides specific means for TCP GP to seek approval of a conflict of interest transaction such that the determination to enter into the transaction will be permitted and deemed approved by all partners to not constitute a breach of the TCP Partnership Agreement. See below under "—Conflicts of Interest; Fiduciary Duties."

TC Energy shareholders	TC PipeLines unitholders
MI 61-101 requires, subject to certain exceptions, specific detailed disclosure in the proxy (information) circular sent to security holders in connection with a related party transaction or business combination where a meeting is required and, subject to certain exceptions, the preparation of a formal valuation of the subject matter of the related party transaction or business combination and any non-cash consideration offered in connection therewith, and the inclusion of a summary of the valuation in the proxy circular. MI 61-101 also requires, subject to certain exceptions, that an issuer not engage in a related party transaction or business combination unless, in addition to any other required shareholder approvals, the disinterested shareholders of the issuer have approved the related party transaction or business combination by a simple majority of the votes cast.

The CBCA provides that if an offer is made to shareholders of a distributing corporation, as defined in the CBCA, such as TC Energy, at approximately the same time to acquire all of the shares of a class of issued shares, including an offer made by a distributing corporation to repurchase all of the shares of a class of its shares, which is referred to as a "takeover bid", and such offer is accepted within 120 days of the takeover bid by holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate or associate of the offeror) of any class of shares to which the takeover bid relates, then the offeror is entitled to acquire the shares held by those holders of securities of that class who did not accept the takeover bid either on the same terms on which the offeror acquired shares under the takeover bid or for payment of the fair value of such holder's shares as determined in accordance with the dissent right procedures under the CBCA.

TC Energy shareholders	TC PipeLines unitholders
TC Energy has a shareholder rights plan, which is referred to as the "shareholder rights plan", that is designed to ensure, to the extent possible, that all shareholders of TC Energy are treated fairly in connection with any takeover bid for TC Energy. Rights issued under the shareholder rights plan become exercisable 10 trading days after a person has acquired (referred to as an "acquiring person"), or commences a take-over bid to acquire, 20% or more of the common shares, other than by an acquisition pursuant to a take-over bid permitted under the terms of the plan, referred to as a "permitted bid." The beneficial acquisition by any person of 20% or more of TC Energy common shares, other than by way of permitted bid, is referred to as a "flip-in event." Prior to a flip-in event, each right permits registered holders to purchase TC Energy common shares from TC Energy at an exercise price equal to three times the market price of such shares, subject to adjustments and anti-dilution provisions, referred to as the "exercise price." Ten trading days after a flip-in event, each right will permit registered holders other than an acquiring person to receive, upon payment of the exercise price, the number of TC Energy common shares with an aggregate market price equal to twice the exercise price.
APPRAISAL RIGHTS
The CBCA provides that TC Energy shareholders are entitled to exercise dissent rights and to be paid the fair value of their shares as determined in accordance with the provisions of the CBCA, if TC Energy:

•

is subject to an order in respect of an "arrangement" (as such term is defined in the CBCA) in accordance with the provisions of the CBCA;

•

resolves to amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

•

resolves to amend its articles to add, change or remove any restriction on the business or businesses that TC Energy may carry on;

Holders of TC PipeLines common units are not entitled to exercise dissenters' rights or appraisal rights under Delaware law or the TCP Partnership Agreement.

TC Energy shareholders	TC PipeLines unitholders

•

resolves to amalgamate, other than an amalgamation with a parent or a subsidiary or an amalgamation with a sister corporation, in each case in accordance with the provisions of the CBCA;

•

resolves to be continued under the laws of another jurisdiction;

•

resolves to sell, lease or exchange all or substantially all its property other than in the ordinary course of business; or

•

resolves to carry out a "going-private transaction" or a "squeeze-out transaction" (as such terms are defined in the CBCA).

A shareholder is not entitled to dissent if an amendment to the articles is effected by a court order approving a reorganization (as defined in the CBCA) or by a court order made in connection with an action for an oppression remedy.

MANAGEMENT BY BOARD OF DIRECTORS/GENERAL PARTNER

In accordance with the CBCA, TC Energy's business and affairs are managed by the TC Energy Board.

TC Energy's articles provide that the number of directors will be determined by the TC Energy Board from time to time, but will in no case be less than eight or more than 15.

The CBCA requires that at least 25% of the directors of TC Energy (or if TC Energy ever has less than four directors, at least one director) must be resident Canadians.

The TC Energy Board may delegate certain of its duties to various committees, with the number of directors on each committee determined by the TC Energy Board.
As a Delaware limited partnership, TC PipeLines is not managed by a board of directors but by TCP GP. TCP GP conducts, directs and manages all of TC PipeLines' activities. Except as expressly provided in the TCP Partnership Agreement, all management powers over TC PipeLines' business and affairs are exclusively vested in TCP GP, and no limited partner or assignee has any management power over TC PipeLines' business and affairs. TCP GP is an indirect, wholly owned subsidiary of TC Energy.
NOMINATION AND ELECTION OF DIRECTORS/GENERAL PARTNER

Pursuant to TC Energy's by-laws, directors of TC Energy are elected at each annual meeting of shareholders or at a special meeting of shareholders called for such purpose and hold office until the close of the next annual meeting of shareholders or until their successors are elected or appointed.
TC PipeLines unitholders have no right to elect TCP GP unless TCP GP has been removed or withdrawn, as described below under "—Removal of Directors; Withdrawal or Removal of General Partner" and "—Filling Vacancies on the Board; Replacing the General Partner", and have no right to elect the directors of TCP GP.

TC Energy shareholders	TC PipeLines unitholders
Nominations of directors can generally be made by the TC Energy Board, by or at the direction or request of one or more shareholders or by a nominating shareholder, as defined in TC Energy's by-laws.

The TC Energy Board has adopted a "majority voting" policy which provides that any nominee for director in an uncontested election who receives more withheld votes than for votes (i.e., the nominee is not elected by at least a majority of 50% + 1 vote) will immediately tender their resignation and will not participate in any meeting of the TC Energy Board or any committee thereof at which the resignation is considered. The TC Energy Board will announce the decision to either accept or reject the resignation in a press release within 90 days after the date of the meeting, and will include its reasons for rejecting the resignation, if applicably. The TC Energy Board will accept the resignation absent exceptional circumstances. The director's resignation will be effective if and when accepted by the TC Energy Board. If the TC Energy Board accepts the director's resignation, it can appoint a new director to fill the vacancy.

Under the CBCA, cumulative voting is only permitted if the articles of a corporation specifically provide for it. TC Energy's articles do not provide for cumulative voting.
REMOVAL OF DIRECTORS; WITHDRAWAL OR REMOVAL OF GENERAL PARTNER

The CBCA provides that TC Energy shareholders may, by a resolution passed at a special meeting of TC Energy shareholders, remove any director or directors from office with or without cause.

TC Energy has adopted a "majority voting" policy providing that a director receiving more "withheld" votes than "for" votes in an uncontested election is required to tender his or her resignation to the TC Energy Board promptly following the applicable shareholder meeting. The TC Energy Board will then consider whether to accept or reject the resignation. See the information set forth in "—Nomination and Election of Directors/General Partner" above for further details regarding TC Energy's majority voting policy.
TCP GP may withdraw as general partner without first obtaining approval of any TC PipeLines unitholder by giving 90 days' written notice, and that withdrawal will not constitute a violation of the TCP Partnership Agreement. In addition, the TCP Partnership Agreement permits TCP GP in some instances to sell or otherwise transfer all of its general partner interests in TC PipeLines without the approval of the unitholders. See "—Transfer of General Partner Interests" below.

TCP GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, including units held by TCP GP and its affiliates, and TC PipeLines receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.

TC Energy shareholders	TC PipeLines unitholders
The TCP Partnership Agreement also provides that if TCP GP is removed as general partner of TC PipeLines under circumstances where cause does not exist TCP GP will have the right to convert its general partner interests and all the IDRs into common units or to receive cash in exchange for those interests from the successor general partner.

In the event of removal of TCP GP under circumstances where cause exists or withdrawal of TCP GP where that withdrawal violates the TCP Partnership Agreement, a successor general partner will have the option to purchase the general partner interests and IDRs of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where TCP GP withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interests of the departing general partner and its IDRs for a cash payment equal to the fair market value of those interests. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert to determine the fair market value, then an expert chosen by agreement of experts selected by each of them will determine the fair market value.

If the above-described option is not exercised by either the departing general partner or the successor general partner, the departing general partner's general partner interests and its IDRs will automatically convert into common units equal to the fair market value of those interests, as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, TC PipeLines will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner for the benefit of TC PipeLines.

TC Energy shareholders	TC PipeLines unitholders
FILLING VACANCIES ON THE BOARD; REPLACING THE GENERAL PARTNER

The CBCA generally allows a vacancy on the board of directors to be filled by a quorum of directors, except for a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

Pursuant to TC Energy's articles and by-laws, vacancies in the TC Energy Board may be filled for the remainder of the term of office from among persons qualified for election by the remaining directors if constituting a quorum. Otherwise, such vacancies will be filled at the next annual meeting of shareholders at which directors for the ensuing year are to be elected or at a special meeting of shareholders called for that purpose. If at any time the directors in office do not constitute a quorum, the remaining director(s) will call a special meeting of shareholders to fill the vacancies.

Pursuant to TC Energy's articles, a quorum of directors may appoint up to two additional directors to hold office for at term expiring not later than the close of the next annual meeting of shareholders, provided such appointments do not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.
Upon the withdrawal of TCP GP under any circumstances, other than as a result of a transfer by TCP GP of all or a part of its general partner interests in TC PipeLines, the holders of a majority of the outstanding common units may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, TC PipeLines will be dissolved, wound up and liquidated, unless within 180 days after that withdrawal the holders of a majority of the outstanding common units agree in writing to continue the business of TC PipeLines and to appoint a successor general partner.

Any removal of TCP GP is also subject to the approval of the holders of not less than 66 2/3% of the outstanding TC PipeLines common units, including common units held by TCP GP and its affiliates, and TC PipeLines receives an opinion of counsel regarding limited liability and tax matters. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units.
TRANSFER OF GENERAL PARTNER INTERESTS
Not applicable.
TCP GP may transfer all or any part of its general partner interest without TC PipeLines unitholder approval if (i) the transferee agrees to assume the rights and duties of TCP GP and be bound by the TCP Partnership Agreement, (ii) TC PipeLines receives an opinion of counsel with respect to specified tax and limited liability matters and (iii) the transferee agrees to purchase all of the partnership or membership interests of TCP GP as the general partner or managing member, if any, of TC PipeLines or any of its subsidiaries.

TC Energy shareholders	TC PipeLines unitholders
LIMITED CALL RIGHTS

See "Repurchases/Redemptions" under the "Authorized, Issued and Outstanding Capital" section above for a description of certain redemption and repurchase rights attaching to TC Energy's preferred shares.
If at any time TCP GP and its affiliates own at least 80% of the total limited partner interests of any class then outstanding, TCP GP will have the right, but not the obligation, which it may assign in whole or in part to any of its affiliates or to TC PipeLines, to acquire all, but not less than all, of the TC PipeLines common units held by persons other than TCP GP and its affiliates as of a purchase date to be selected by TCP GP, on at least ten but not more than 60 days' notice. The purchase price in the event of this purchase shall be the greater of the highest price paid by TCP GP or any of its affiliates for any limited partner interests of such class that they purchased within the 90 days preceding the date notice is mailed, or the current market price (as defined below) as of the date three days prior to the date notice is mailed.

Current market price means, in respect of any publicly traded class of securities listed or admitted to trading on a national securities exchange, the average of the daily closing prices per limited partner interest of such class for the 20 consecutive trading days immediately prior to such date.
PREEMPTIVE RIGHTS
TC Energy shareholders have no preemptive rights to acquire newly issued TC Energy common shares or other securities.
Upon issuance of additional partnership securities in exchange for cash or property, TCP GP will be required to make additional capital contributions to the extent necessary to maintain its 2% general partner interest in TC PipeLines. Moreover, TCP GP will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, those securities are issued to persons other than TCP GP and its affiliates, to the extent necessary to maintain their percentage interest, including their interest represented by common units, that existed immediately prior to each issuance.

The holders of TC PipeLines common units have no preemptive rights to acquire additional TC PipeLines common units or other partnership interests.

TC Energy shareholders	TC PipeLines unitholders
AMENDMENT OF GOVERNING DOCUMENTS

Under the CBCA, certain amendments to TC Energy's articles require approval by special resolution, being 66 2/3% of the votes cast, in person or by proxy, in respect of the resolution at a meeting of TC Energy shareholders, including, if applicable, a separate special resolution of the holders of any separately affected class of shares in accordance with the provisions of the CBCA.
Amendments to the TCP Partnership Agreement may be proposed only by or with the consent of TCP GP, which consent may be given or withheld in its sole discretion. In order to adopt a proposed amendment, other than the amendments discussed below, TCP GP is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment except as described below.

The TC Energy Board may by resolution, make, amend or repeal any by-law that regulates the business or affairs of TC Energy. Where the directors make, amend or repeal a by-law, they are required under the CBCA to submit the by-law, or the amendment or repeal of a by-law, to the TC Energy shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the by-law, by an ordinary resolution. If the by-law, amendment or repeal is rejected by shareholders, or the directors do not submit the by-law, amendment or repeal to the shareholders as required, the by-law, amendment or repeal ceases to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law having substantially the same purpose or effect is effective until it is confirmed or confirmed as amended by the shareholders.
Prohibited Amendments. No amendment may be made that would:

(1)    enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected;

(2)    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by TC PipeLines to TCP GP or any of its affiliates without its consent, which may be given or withheld in its sole discretion;

(3)    change the term of the partnership;

(4)    provide that TC PipeLines is not dissolved upon the expiration of its term or upon an election to dissolve TC PipeLines by TCP GP that is approved by the holders of a majority of the outstanding common units; or

(5) give any person the right to dissolve TC PipeLines other than TCP GP's right to dissolve TC PipeLines with the approval of the holders of a majority of the outstanding common units.

The provision of the TCP Partnership Agreement preventing the amendments having the effects described in clauses (1)-(5) above can be amended upon the approval of the holders of at least 90% of the outstanding units.
No Unitholder Approval. TCP GP may generally make amendments to the TCP Partnership Agreement without the approval of any limited partner or assignee to reflect:
(1) a change in the name, the location of the principal place of business, the registered agent or the registered office of TC PipeLines;

TC Energy shareholders	TC PipeLines unitholders
	(2)	the admission, substitution, withdrawal or removal of partners in accordance with the TCP Partnership Agreement;
(3)
a change that, in the sole discretion of TCP GP, is necessary or advisable to qualify or continue the qualification of TC PipeLines as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that TC PipeLines will not be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;
(4)
an amendment that is necessary, in the opinion of counsel, to prevent TC PipeLines or TCP GP or its directors, officers, agents or trustees, from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended whether or not substantially similar to plan asset regulations currently applied or proposed;
	(5)	an amendment that in the discretion of TCP GP is necessary or advisable for the authorization or issuance of additional limited or general partner interests;
	(6)	any amendment expressly permitted in the TCP Partnership Agreement to be made by TCP GP acting alone;
	(7)	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the TCP Partnership Agreement;
(8)
any amendment that, in the discretion of TCP GP, is necessary or advisable for the formation by TC PipeLines of, or its investment in, any corporation, partnership or other entity, as otherwise permitted by the TCP Partnership Agreement;
	(9)	a change in the fiscal year or taxable year and related changes; and
	(10)	any other amendments substantially similar to any of the matters described in (1)-(9) above.

TC Energy shareholders	TC PipeLines unitholders
In addition, TCP GP may make amendments to the TCP Partnership Agreement without the approval of any limited partner or assignee if those amendments, in the discretion of TCP GP:
	(1)	do not adversely affect the limited partners in any material respect;
(2)
are necessary or advisable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
(3)
are necessary or advisable to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading, compliance with any of which TCP GP deems to be in the best interests of TC PipeLines and the limited partners;
	(4)	are necessary or advisable for any action taken by TCP GP relating to splits or combinations of units under the provisions of the TCP Partnership Agreement; or
	(5)	are required to effect the intent of the provisions of the TCP Partnership Agreement or are otherwise contemplated by the TCP Partnership Agreement.

Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners constituting not less than the voting requirement sought to be reduced.

No amendments, other than those that may be made by TCP GP without the approval of the limited partners or that are effected in a merger, will become effective without the approval of at least 90% of the outstanding units voting as a single class unless TC PipeLines obtains an opinion of counsel with respect to specified tax and limited liability matters.

TC Energy shareholders	TC PipeLines unitholders
MEETINGS OF SHAREHOLDERS OR LIMITED PARTNERS
Pursuant to the CBCA and TC Energy's by-laws and articles, meetings of TC Energy shareholders will be held at a place within Canada or certain locations outside of Canada as specified in TC Energy's by-laws and articles.

Under the CBCA, the TC Energy Board must call an annual meeting of shareholders not later than 15 months after holding the last preceding annual meeting but no later than six months after the end of TC Energy's preceding financial year.

At an annual meeting, shareholders will receive the financial statements of TC Energy and the auditor's report, elect directors of TC Energy and appoint TC Energy's auditor. All other business that may properly come before an annual meeting of shareholders or any business coming before a special meeting of shareholders is considered special business. For special business to be properly brought before a meeting, it must be specified in the notice of meeting and include (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.

The TC Energy Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of TC Energy that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the CBCA. The requisition must state the business to be transacted at the meeting. The TC Energy Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The TC Energy Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•

the business stated in the requisition is of a proscribed nature;

•

a record date has already been fixed and notice provided in respect of a meeting; or

Meetings of the limited partners will be held at a time and place determined by TCP GP on a date not less than 10 days nor more than 60 days after the mailing of notice of the meeting.

The limited partners may vote either in person or by proxy at meetings. However, limited partners cannot vote on any matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of the partnership.

TC Energy shareholders	TC PipeLines unitholders
• the TC Energy Board has already called a meeting and given notice of such meeting.
RIGHT TO CALL A SPECIAL MEETING
The TC Energy Board may call a special meeting of shareholders at any time.

In addition, holders of five percent or more of the outstanding shares of TC Energy that carry the right to vote at a meeting sought to be held may requisition a shareholders meeting under the applicable provisions of the CBCA. The requisition must state the business to be transacted at the meeting. The TC Energy Board must call a meeting of shareholders to transact the business stated in the requisition within 21 days of receiving the requisition; otherwise the shareholder may call the meeting. The TC Energy Board is not required to call a meeting upon receiving a requisition by a shareholder if:

•

the business stated in the requisition is of a proscribed nature;

•

a record date has already been fixed and notice provided in respect of a meeting; or

•

the TC Energy Board has already called a meeting and given notice of such meeting.

Special meetings of the limited partners may be called by TCP GP or by limited partners owning 20% or more of the outstanding TC PipeLines common units or the class or classes for which a meeting is proposed.

RECORD DATES

Under the CBCA, the TC Energy Board may fix a record date for the purpose of determining shareholders entitled to receive payment of a dividend or entitled to participate in a liquidation distribution or for any other purpose, other than to establish a shareholder's right to receive notice of or to vote at a meeting, which record date must be not more than 60 days before the day on which the particular action is to be taken. If no record date is fixed by the TC Energy Board, the record date will be at the close of business on the day on which the directors pass the resolution in respect of the applicable action.

TCP GP, pursuant to the TCP Partnership Agreement, sets the record date for determining:

•

the identity of the record holders of TC PipeLines units entitled to notice of, or to vote at, any meeting of limited partners or entitled to vote by ballot or give approval of action in writing without a meeting or entitled to exercise rights in respect of any lawful action of limited partners;

•

the identity of record holders entitled to receive any report or distribution or to participate in any offer.

TC Energy shareholders	TC PipeLines unitholders
Under the CBCA and TC Energy's bylaws, the TC Energy Board may fix a record date for the purpose of determining shareholders entitled to receive notice of and vote at a meeting of shareholders, which record date must be not less than 21 days and not more than 60 days before the date of the meeting. If no record date is fixed by the TC Energy Board, the record date for the determination of shareholders entitled to receive notice of or vote at a meeting of shareholders will be at the close of business on the day immediately preceding the day on which the notice is given.

If a record date is fixed, unless notice of the record date is waived in writing by every holder of a share of the class or series affected, notice thereof will be given, not less than seven days before the date so fixed, (i) by advertisement in a newspaper published or distributed in the place where TC Energy has its registered office and in each place in Canada where it has a transfer agent or where a transfer of its shares may be recorded; and (ii) by written notice to each stock exchange in Canada on which the shares of TC Energy are listed for trading.	For purposes of determining the limited partners entitled to notice of or to vote at a meeting of the limited partners, or to give written approvals without a meeting, TCP GP may set a record date, which shall not be less than 10 nor more than 60 days before either the date of the meeting, unless otherwise required by law, or in the event that approvals are sought without a meeting, the date by which the limited partners are requested in writing by TCP GP to give such approvals.
NOTICE OF MEETINGS

Under the CBCA and TC Energy's bylaws, notice of the time and place of a meeting of TC Energy shareholders must be given not less than 21 days and not more than 60 days before the meeting to each director, to the auditor and to each shareholder entitled to vote at the meeting.

Notice of a meeting of shareholders at which special business is to be transacted must state (i) the nature of that business in sufficient detail to permit the shareholder to form a reasoned judgment thereon; and (ii) the text of any special resolution to be submitted to the meeting.
Notice of a meeting of the limited partners must be given to the TC PipeLines unitholders of the class or classes of units for which a meeting is proposed in writing by mail or other means of written communication at least 10 days prior to the date of the meeting. Such notice is deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

TC Energy shareholders	TC PipeLines unitholders
ADJOURNMENT OF SHAREHOLDER/UNITHOLDER MEETINGS

The chair of any meeting of TC Energy shareholders may, and if so directed by the meeting must, adjourn the meeting from time to time and from place to place. If a meeting of the TC Energy shareholders is adjourned for less than 30 days, it will not be necessary to give notice of the adjourned meeting, other than by announcement at the meeting that it is adjourned. If a meeting of TC Energy shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting will be given as for an original meeting, in accordance with the provisions of the CBCA.
TCP GP designates a chairman to preside over any meeting of the limited partners. TCP GP may authorize its designated chairman of the meeting to adjourn the meeting, including a further adjournment of an adjourned meeting, to a date within 45 days of the special meeting without further notice other than by an announcement made at the special meeting (or such adjourned meeting) and without setting a new record date.

If a meeting of the limited partners is adjourned for more than 45 days or if a new record date is fixed for an adjourned meeting, notice of the adjourned meeting will be given as for an original meeting.
QUORUM

TC Energy's by-laws provide that a quorum for the transaction of business at a meeting of shareholders will be two persons present and holding, or representing by proxy, at least 25% of the issued and outstanding shares having the right to vote at the meeting.
A majority of the outstanding limited partnership interests (subject to certain exclusions as described under "—Business Combinations" above), including outstanding units held by TCP GP, of the class for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action requires approval by the holders of a greater percentage of such units, in which case a quorum will be such greater percentage.

TC Energy shareholders	TC PipeLines unitholders
VOTING RIGHTS

Each TC Energy common share entitles the holder on a record date to one vote at all meetings of TC Energy shareholders, except meetings at which only holders of another specified class or series of shares are entitled to vote.

Except as required by law, including the CBCA, holders of the preferred shares of TC Energy will not be entitled to receive notice of, to attend or to vote at any meeting of the TC Energy shareholders, provided that the rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed only with the approval of the holders of the preferred shares given in such manner as may then be required by law, at a meeting of the holders of the preferred shares duly called for that purpose.

TC PipeLines' unitholders are entitled to vote on the following matters, among others:

•

merger or sale of all or substantially all of TC PipeLines' assets;

•

removal of the general partner;

•

dissolution of TC PipeLines;

•

continuation of the business of TC PipeLines upon dissolution; and

•

certain amendments of the TCP Partnership Agreement.

Except as described under "—Business Combinations", unitholders who are record holders of TC PipeLines units on the record date set pursuant to the TCP Partnership Agreement will be entitled to notice of, and to vote at, meetings of TC PipeLines' limited partners and to act upon matters for which unitholders have the right to vote or act. Each record holder has a vote according to such holder's percentage interest in TC PipeLines. TC PipeLines units that are owned by an assignee who is a record holder, but who has not yet been admitted as a limited partner, will be voted by TCP GP at the written direction of the record holder. Absent direction of this kind, such units will not be voted, except that, in the case of TC PipeLines units held by TCP GP on behalf of non-citizen assignees, TCP GP will distribute the votes on those TC PipeLines units in the same ratios as the votes of limited partners on other units are cast.

ACTION BY WRITTEN CONSENT

The CBCA allows any matters required to be voted on at a meeting to be approved by TC Energy shareholders pursuant to a written resolution signed by all of the shareholders entitled to vote on the matter.
If authorized by TCP GP, any action that may be taken by the limited partners may be taken without a meeting if an approval in writing setting forth the action so taken is signed by the limited partners owning not less than the minimum percentage of outstanding (as such term is defined in the TCP Partnership Agreement) units as would be necessary to authorize or take that action at a meeting at which all the limited partners were present and voted.

If approval of an action is solicited by a person other than or on behalf of TCP GP, then the written approval will have no force or effect unless and until:

TC Energy shareholders	TC PipeLines unitholders

•

the written approval is deposited with TC PipeLines in the care of TCP GP;

•

an approval sufficient to take the action proposed is dated not more than 90 days prior to the date when sufficient approvals are deposited with TC PipeLines; and

•

an opinion of counsel is delivered to TCP GP to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of TC PipeLines so as to jeopardize the limited partners' limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of TC PipeLines, TCP GP and the limited partners of TC PipeLines.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Under TC Energy's by-laws, an eligible TC Energy shareholder wishing to nominate a director for election to the TC Energy Board is required to provide notice to TC Energy, in proper form, within the following time periods:
Not applicable.

•

in the case of an annual meeting (including a meeting that is both an annual and special meeting) of TC Energy shareholders, not less than 30 days prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting was made, notice of the nomination will be made not later than the close of business on the 10th day following the first public announcement of the date of the meeting;

•

in the case of a special meeting (which is not also an annual meeting) of electing directors (whether or not also called for other purposes), not later than the close of business on the 15th day following the day on which the first public announcement of the date of the meeting was made; and

TC Energy shareholders	TC PipeLines unitholders

•

in the case of an annual meeting or a special meeting called for the purpose of electing directors (whether or not called for other purposes) where notice-and-access is used for delivery of proxy related materials, not less than 40 days before the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date of the first public announcement of the meeting, notice of the nomination may be given not later than the close of business on the 10th day following the first public announcement of the date of the meeting for an annual meeting, and not later than the close of business on the 15th day following the first public announcement of the date of the meeting for a special meeting.

A nomination must include certain specified information in order to be in proper form.

INDEMNIFICATION AND LIMITATION ON LIABILITY
Under the CBCA, TC Energy may indemnify its directors and officers, its former directors and officers or another individual who acts or acted at TC Energy's request as a director or officer, or an individual acting in a similar capacity, of another entity, which is referred to as an "indemnifiable person", against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the indemnifiable person in respect of any civil, criminal, administrative, investigative or other proceeding in which the indemnifiable person is involved because of that association with TC Energy or other entity, provided that:

•

the indemnifiable person acted honestly and in good faith with a view to the best interests of TC Energy, or, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at TC Energy's request; and

•

in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the indemnifiable person had reasonable grounds for believing that the indemnifiable person's conduct was lawful.

Under the TCP Partnership Agreement, in most circumstances, TC PipeLines will, to the fullest extent permitted by law, indemnify the general partner, any departing general partner, any person who is or was an affiliate of the general partner or any departing general partner, any person who is or was a member, partner, director, officer, fiduciary or trustee of TC PipeLines and its subsidiaries (other than any person who is or was a limited partner), the general partner, any departing general partner or any affiliate of the general partner or any departing general partner, any person who is or was serving as officer, director, member, partner, fiduciary or trustee of another person at the request of the general partner or any departing general partner, and any person designated by the general partner, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an indemnitee.

TC Energy shareholders	TC PipeLines unitholders
TC Energy may advance funds to an indemnifiable person for the costs, charges and expenses of a proceeding referred to above; provided, however, that the indemnifiable person will repay the funds if the individual does not fulfill the abovementioned conditions.

An indemnifiable person is also entitled to indemnity from TC Energy in respect of all costs, charges and expenses reasonably incurred by the indemnifiable person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the indemnifiable person is subject because of the indemnifiable person's association with TC Energy or other entity, if the indemnifiable person:

•

was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the indemnifiable person ought to have done; and

•

fulfills the conditions first set out above.

In the case of a derivative action, indemnity may be made only with court approval, if the indemnifiable person fulfills the requirements first mentioned above.

Under TC Energy's by-laws, TC Energy will indemnify a director or officer of TC Energy, a former director or officer of TC Energy, or another individual who acts or acted at TC Energy's request as a director or officer, or an individual acting in a similar capacity, of another entity, to the extent permitted and in accordance with the CBCA.

In addition, TC Energy may, under the CBCA and its by-laws, purchase and maintain insurance for the benefit of an indemnifiable person against such liabilities and in such amounts as the TC Energy Board may from time to time determine and are permitted by the CBCA.

Any indemnification under these provisions will only be out of TC PipeLines' assets. Unless it otherwise agrees, the general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to TC PipeLines to enable TC PipeLines to effectuate such indemnification. TC PipeLines may purchase and maintain (or reimburse the general partner or its affiliates for the cost of) insurance, on behalf of the general partner, its affiliates and other persons as determined by the general partner, against liabilities asserted against and expenses incurred by persons for TC PipeLines' activities, regardless of whether TC PipeLines would have the power to indemnify the person against liabilities under the TCP Partnership Agreement.

In addition to the other more specific provisions limiting the obligations of the general partner and other indemnitees, the TCP Partnership Agreement provides that the indemnitees will not be liable for monetary damages to TC PipeLines for losses unless there has been a final and non-appealable judgment by a court of competent jurisdiction that the indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee's conduct was unlawful. In no event will the indemnitees be personally liable to the limited partners.

TC Energy shareholders	TC PipeLines unitholders
CONFLICTS OF INTEREST; FIDUCIARY DUTIES
Under the CBCA, the directors of TC Energy owe a statutory fiduciary duty to TC Energy. The directors have a duty to manage, or supervise the management of, the business and affairs of TC Energy. In exercising their powers and discharging their duties, the directors must act honestly and in good faith with a view to the best interests of TC Energy and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; provided that the directors consider the interests of stakeholders and make a decision that is reasonable in light of conflicting interests, Canadian courts will not generally question the decision. Canadian courts will scrutinize the process by which the directors make their decisions and the apparent objectives of their actions. If business decisions have been made honestly, prudently, in good faith and on reasonable and rational grounds, Canadian courts will generally decline to substitute their own opinion for that of the board of directors, even where subsequent events may cast doubt on the board of directors' determination.

Each of the directors of TC Energy must disclose to TC Energy, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with TC Energy, if the director:

•

is a party to the contract or transaction;

•

is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or

•

has a material interest in a party to the contract or transaction.

A director who discloses such a conflict of interest will not vote on any resolution to approve the contract or transaction, unless the contract or transaction relates primarily to his or her remuneration as a director, officer, employee, agent or mandatory of TC Energy or an affiliate, is for indemnity or insurance of directors of TC Energy, or is with an affiliate of TC Energy.

The TCP Partnership Agreement contains provisions that limit TCP GP's fiduciary duties to TC PipeLines and the TC PipeLines unitholders. The TCP Partnership Agreement also restricts the remedies available to TC PipeLines unitholders for actions taken that might, without those limitations, constitute breaches of fiduciary duty. To the fullest extent permitted by law, TCP GP has no duty or obligation to consent to any merger, consolidation or conversion of TC PipeLines and may decline to do so free of any fiduciary duty or obligation to TC PipeLines, any limited partner or any assignee. Additionally, to the fullest extent permitted by law, TCP GP has no duty or obligation to propose or approve, and may decline to propose or approve, the conduct by TC PipeLines of any business free of any fiduciary duty or obligation to TC PipeLines, any limited partner or any assignee.

Whenever a conflict arises between TCP GP or its affiliates, on the one hand, and TC PipeLines, its subsidiaries, any partner or any assignee, on the other, any resolution or course of action with respect to such conflict shall be permitted and deemed approved by all partners, and shall not constitute a breach of the TCP Partnership Agreement, of any agreement contemplated thereby or of any duties stated or implied by law or equity, if the resolution or course of action with respect to the conflict is deemed to be fair and reasonable to TC PipeLines. Any conflict of interest and any resolution thereof shall be conclusively deemed fair and reasonable to TC PipeLines if:

•

approved by a majority of the members of the Conflicts Committee, although TCP GP is not obligated to seek that approval and TCP GP may adopt a resolution or course of action that has not received that approval;

•

on terms no less favorable to TC PipeLines than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to TC PipeLines, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to TC PipeLines.

TCP GP may, but is not required to, seek the approval of such resolution from the Conflicts Committee of the board of directors of TCP GP.

TC Energy shareholders	TC PipeLines unitholders
Where TC Energy enters into a material contract or transaction with a director of TC Energy, or with another person or entity of which a director of TC Energy is a director or officer or in which a director of TC Energy has a material interest, the director or officer is not accountable to TC Energy or its shareholders if:

•

disclosure of the interest was made as described above;

•

the directors of TC Energy approved the contract or transaction; and

•

the contract or transaction was reasonable and fair to TC Energy when it was approved.
Despite the foregoing, even if a director's interest is not disclosed as described above, provided the director was acting honestly and in good faith, such director is not accountable to TC Energy or to its shareholders in respect of a transaction or contract in which the director has an interest, provided that:

•

the contract or transaction is approved or confirmed by special resolution at a meeting of the TC Energy shareholders;

•

disclosure of the interest was made to the TC Energy shareholders in a manner sufficient to indicate its nature before the contract or transaction was approved or confirmed; and

•

the contract or transaction was reasonable and fair to TC Energy when it was approved or confirmed.
In addition, directors of TC Energy are required to certify compliance with TC Energy's Code of Business Ethics on an annual basis.
TC Energy shareholders are not required to disclose their interests in shares of TC Energy, except in limited circumstances, including when nominating a candidate for election as a director, making certain other shareholder proposals or requisitioning a meeting of shareholders in accordance with each of the CBCA and TC Energy's by-laws.
In addition, pursuant to applicable Canadian securities laws, a TC Energy shareholder is required to disclose their interest in TC Energy's shares where such shareholder's holdings equal or exceed 10% of the voting rights attached to the voting securities.

If the approval of the majority of the members of the Conflicts Committee is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if such approval is not sought and the GP Board determines that the resolution or course of action taken with respect to a conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it shall be presumed that, in making its decision, the GP Board acted in good faith, and in either case, in any proceeding brought by any limited partner (or assignee or by or on behalf of such limited partner) challenging such approval, the person bringing such proceeding shall have the burden of overcoming such presumption.

The TCP Partnership Agreement contains provisions that waive or consent to conduct by TCP GP and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, the TCP Partnership Agreement permits TCP GP to make a number of decisions in its individual capacity, as opposed to its capacity as general partner. This entitles TCP GP to consider only the interests and factors that it desires and it has no duty or obligation to give any consideration to any interest of, or factors affecting, TC PipeLines, TC PipeLines' affiliates or any limited partner.

Except for TCP GP itself, indemnitees are permitted to compete with TC PipeLines and its subsidiaries and are not restricted from engaging in any business, and no such activity shall breach any duty to TC PipeLines, its subsidiaries, any partners or any assignees. Neither TC PipeLines, its subsidiaries, any limited partner nor any other person shall have any rights by virtue of the TCP Partnership Agreement or the partnership relationship established thereby in any business ventures of such indemnitee and such indemnitees shall have no obligation to offer any interest in any such business ventures to TC PipeLines, its subsidiaries, any limited partner or any other person.

LEGAL MATTERS

        The validity of the TC Energy common shares offered by this proxy statement/prospectus has been passed upon for TC Energy by its Vice-President, Law and Corporate Secretary, Christine R. Johnston. Ms. Johnston owns, or has the right to acquire, a number of TC Energy common shares which represents less than 0.1% of TC Energy's outstanding common shares.

EXPERTS

        The consolidated financial statements of TC Energy as of December 31, 2019 and 2018, and for the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 have been incorporated by reference in this proxy statement/prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of TC PipeLines, LP as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2019, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Northern Border Pipeline Company as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The financial statements of Great Lakes Gas Transmission Limited Partnership as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Iroquois Gas Transmission System, L.P. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of Blum, Shapiro & Company, P.C. (who was acquired by CliftonLarsonAllen LLP on January 1, 2021), independent public accounting firm, which is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

        TC Energy is organized under the laws of Canada. A substantial portion of TC Energy's assets are located outside the United States, and many of TC Energy's directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon TC Energy and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of TC Energy and such directors, officers or experts under U.S. federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon U.S. federal securities laws.

 OTHER MATTERS

        As of the date of this proxy statement/prospectus, the GP Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before TC PipeLines unitholders at the special meeting, or any adjournment or postponement thereof, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the common units represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of the GP Board.

FUTURE SHAREHOLDER PROPOSALS

TC PipeLines

        Under applicable Delaware law and the TCP Partnership Agreement, TC PipeLines is not required to hold an annual meeting of its unitholders. Under the TCP Partnership Agreement, a special meeting of the limited partners may be called by TCP GP or by limited partners owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed. Such limited partners may call a special meeting by delivering to TCP GP one or more requests in writing stating that the signing limited partners wish to call a special meeting and indicating the specific purposes for which the special meeting is to be called and the class or classes of units for which the meeting is proposed. No business may be brought by any limited partner before such special meeting except the business listed in the related request. However, limited partners are not allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of the business and affairs of TC PipeLines so as to jeopardize the limited partners' limited liability under Delaware law or the law of any other state in which TC PipeLines is qualified to do business.

TC Energy

        The deadline for submission of shareholder proposals to be considered for inclusion in the management information circular and proxy for the TC Energy 2021 annual meeting was November 30, 2020. Under the CBCA, an eligible TC Energy shareholder who intends to submit a shareholder proposal to be considered for inclusion in the management information circular and proxy for the TC Energy 2022 annual meeting of shareholders, which is expected to be held on or around April 9, 2022, must submit the proposal to the Corporate Secretary of TC Energy by December 6, 2021 at TC Energy's head office located at 450 - 1st Street S.W., Calgary, Alberta, Canada T2P 5H1.

        TC Energy will not be required to include in any management information circular and proxy any shareholder proposal that does not meet all the requirements for such inclusion established by the CBCA or pursuant to TC Energy's by-laws. For further information regarding the notice requirements for TC Energy shareholder nominations and proposals see the section entitled "Comparison of Rights of TC Energy Shareholders and TC PipeLines Unitholders—Shareholder Proposals and Director Nominations."

 HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more unitholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those unitholders. As permitted by the Exchange Act, only one copy of this proxy statement/prospectus is being delivered to TC PipeLines unitholders residing at the same address, unless such unitholders have notified TC PipeLines of their desire to receive multiple copies of the proxy statement. This process, which is commonly referred to as "householding," potentially provides extra convenience for unitholders and cost savings for companies.

        If you have consented to "householding" but wish to receive separate annual reports and proxy statements in the future, notify TC PipeLines' Investor Relations by phone at (877) 290-2772, by e-mail at investor_relations@tcpipelineslp.com or by mail at TC PipeLines LP, c/o Investor Relations, 700 Louisiana Street, Suite 1300, Houston, Texas 77002-2761. You will be removed from the "householding" program within 30 days after TC PipeLines receives your notice. If your household received a single mailing of this proxy statement/prospectus and you would like to receive additional copies, TC PipeLines' Investor Relations can promptly handle that request for you as well.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        TC PipeLines files annual, quarterly and current reports, proxy statements and other information with the SEC. TC Energy files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As TC Energy is a "foreign private issuer," under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant unitholders under Section 16 of the Exchange Act.

        You may obtain copies of these reports, statements or other information filed by TC PipeLines or TC Energy at the website maintained by the SEC at http://www.sec.gov. The information contained on the SEC's website is not incorporated by reference into this proxy statement/prospectus.

        You may also access the SEC filings and obtain other information about TC PipeLines and TC Energy through the websites maintained by TC PipeLines and TC Energy at http://www.tcpipelineslp.com and http://www.tcenergy.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus. You should not rely on such information in deciding whether to approve the merger proposal unless such information is in this proxy statement/prospectus or has been incorporated by reference into this proxy statement/prospectus.

        TC Energy files reports, statements and other information with the applicable Canadian securities regulatory authorities. TC Energy's filings are electronically available to the public from SEDAR at http://www.sedar.com. The information contained on SEDAR is not incorporated by reference into this proxy statement/prospectus.

Incorporation of Certain Documents by Reference

        The SEC allows TC PipeLines and TC Energy to "incorporate by reference" information into this proxy statement/prospectus. This means that TC PipeLines and TC Energy can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus or incorporated by reference subsequent to the date of this proxy statement/prospectus.

        This proxy statement/prospectus incorporates by reference the documents listed below that TC PipeLines and TC Energy have previously filed with the SEC. They contain important information about the companies and their financial condition. The following documents, which were filed by the companies with the SEC, are incorporated by reference into this proxy statement/prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

TC Energy Filings with the SEC (File No. 001-31690)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended December 31, 2019, as filed February 13, 2020
Management Information Circular on Report of Foreign Private Issuer on Form 6-K*	Filed March 16, 2020
Management's Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three months ended March 31, 2020, as filed May 1, 2020
Management's Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three and six months ended June 30, 2020, as filed July 30, 2020
Management's Discussion and Analysis and Unaudited Consolidated Financial Statements on Report of Foreign Private Issuer on Form 6-K*	Three and nine months ended September 30, 2020, as filed October 29, 2020
The description of TC Energy share capital contained in its Amendment No. 1 to Registration Statement on Form F-10*	Filed December 21, 2018

TC PipeLines Filings with the SEC (File No. 001-35358)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2019, as filed February 20, 2020
Quarterly Report on Form 10-Q	Quarter ended March 31, 2020, as filed May 6, 2020
Quarterly Report on Form 10-Q	Quarter ended June 30, 2020, as filed August 5, 2020
Quarterly Report on Form 10-Q	Quarter ended September 30, 2020, as filed November 9, 2020
Current Report on Form 8-K	Filed April 22, 2020, July 29, 2020, August 20, 2020, September 17, 2020, October 5, 2020, October 21, 2020, November 13, 2020 and December 15, 2020

*
Other than the portions of those documents not deemed to be filed.

        All documents filed by TC PipeLines and TC Energy under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any current report on Form 8-K under the Exchange Act), proxy statements and, to the extent, if any, TC Energy designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that TC Energy furnishes to the SEC.

        In addition, the description of TC Energy common shares contained in TC Energy's registration statements under Section 12 of the Exchange Act is incorporated by reference.

        TC PipeLines and TC Energy also incorporate by reference the Merger Agreement attached to this proxy statement/prospectus as Annex A.

        TC Energy has supplied all information contained in this proxy statement/prospectus relating to TC Energy, and TC PipeLines has supplied all information contained in or incorporated by reference into this proxy statement/prospectus relating to TC PipeLines.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the addresses below, or from the SEC through the SEC's website at http://www.sec.gov. TC Energy shareholders and TC PipeLines unitholders may request a copy of such documents by contacting:

TC PipeLines, LP 700 Louisiana Street, Suite 1300 Houston, Texas 77002-2761 Attention: Investor Relations Telephone: (877) 290-2772	TC Energy Corporation 450 - 1st Street S.W. Calgary, Alberta, Canada T2P 5H1 Attention: Investor Relations Telephone: (403) 920-2000

        In addition, you may obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by visiting the websites maintained by TC PipeLines and TC Energy at http://www.tcpipelineslp.com and http://www.tcenergy.com, respectively.

        If you would like to request documents, please do so by February 19, 2021 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

        TC PipeLines and TC Energy have not authorized anyone to give any information or make any representation about the Merger, the special meeting or TC PipeLines and TC Energy that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that TC PipeLines and TC Energy have incorporated into this proxy statement/prospectus by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus is accurate only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of TC Energy common shares in the Merger should create any implication to the contrary.

Execution Version

ANNEX A

Merger Agreement

AGREEMENT AND PLAN OF MERGER

Among

TC PIPELINES, LP,

TC PIPELINES GP, INC.,

TC ENERGY CORPORATION,

TRANSCAN NORTHERN LTD,

TRANScANADA PIPELINE USA LTD.,

and

TCP MERGER SUB, LLC

Dated as of December 14, 2020

i

ii

iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 14, 2020, is entered into by and among TC PipeLines, LP, a Delaware limited partnership (the "Partnership"), TC PipeLines GP, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner"), TC Energy Corporation, a Canadian corporation ("Parent"), TransCan Northern Ltd., a Delaware corporation ("TC Northern"), TransCanada PipeLine USA Ltd., a Nevada corporation ("TC PipeLine USA" together with Parent and TC Northern, the "Parent Parties") and TCP Merger Sub, LLC, a Delaware limited liability company and an indirect wholly owned Subsidiary of Parent ("Merger Sub" together with the Partnership, the General Partner, the Parent Parties, the "Parties" and each, a "Party").

RECITALS

        WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, Merger Sub shall merge with and into the Partnership (the "Merger"), with the Partnership surviving the Merger, pursuant to the provisions of the Delaware Limited Liability Company Act (the "DLLCA") and the Delaware Revised Uniform Limited Partnership Act (the "DRULPA");

        WHEREAS, the Conflicts Committee has, acting in good faith, unanimously (a) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger (the "Transactions") are fair and reasonable to, and in the best interests of, the Partnership and the holders of the Outstanding Common Units (other than Parent and its Affiliates) (the "Public Unitholders"), (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes "Special Approval" for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9 thereof, (c) recommended that the board of directors of the General Partner (the "Partnership Board") approve this Agreement and the Transactions, (d) recommended that the Partnership Board approve the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (e) recommended that the Partnership Board direct that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting in accordance with the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement and recommended to the Partnership Board that the Partnership Board recommend to the Limited Partners that the Limited Partners approve this Agreement and the Merger.

        WHEREAS, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (a) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (b) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (c) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger and (d) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting pursuant to Article XIII and Section 14.3(a) of the Partnership Agreement;

        WHEREAS, the board of directors of each of TC PipeLine USA and TC Northern has unanimously approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the board of directors of Parent (the "Parent Board") has unanimously (a) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, and (b) approved the issuance of common shares of Parent (the "Parent Common Stock"), in connection with the Transactions, on the terms and subject to the conditions set forth in this Agreement; and

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        WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and set forth certain conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION AND CONSTRUCTION

        1.1    Definitions.    For the purposes of this Agreement, except as otherwise expressly provided herein, the following capitalized terms have meanings set forth in this Section 1.1:

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that, for purposes of this Agreement, prior to the Closing, the Partnership and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent's other Affiliates, nor shall Parent or any of Parent's Affiliates (other than the Partnership and its Subsidiaries) be considered Affiliates of the Partnership or any of its Subsidiaries.

        "Aggregate Merger Consideration" has the meaning set forth in Section 3.1.

        "Agreement" has the meaning set forth in the Preamble.

        "Antitrust Laws" means the Sherman Act of 1890, as amended, the Clayton Act Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable Laws issued by a Governmental Entity that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

        "Applicable Date" has the meaning set forth in Section 5.5(a).

        "Bankruptcy and Equity Exception" has the meaning set forth in Section 5.3(a).

        "Board Recommendation" has the meaning set forth in Section 7.2(e).

        "Book-Entry Unit" has the meaning set forth in Section 3.2.

        "Business Day" means any day ending at 11:59 P.M. (New York Time) other than a Saturday or Sunday or a day on which banks in the City of New York, New York, U.S.A. or in Calgary, Alberta, Canada are required or authorized by Laws to close.

        "Canadian Securities Laws" means all applicable securities Laws in each of the provinces and territories of Canada and the respective rules and regulations made thereunder, together with applicable published national and local instruments, policy statements, notices, blanket orders and rulings thereunder of the Canadian Securities Regulators.

        "Canadian Securities Regulators" means the applicable securities commission or securities regulatory authority in each of the provinces and territories of Canada.

        "Certificate" has the meaning set forth in Section 3.2.

        "Certificate of Merger" has the meaning set forth in Section 2.3.

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        "CFIUS" means the Committee on Foreign Investment in the United States.

        "CFIUS Approval" means any of the following (a) written notice issued by CFIUS that (i) none of the Transactions constitute a "covered transaction" under the DPA; or (ii) CFIUS has concluded an assessment, review or investigation of the CFIUS Filing under the DPA and there are no unresolved national security concerns with respect to the transactions contemplated hereunder; or (iii) CFIUS is not able to complete action under the DPA with respect to the Transactions on the basis of the CFIUS Declaration and that the parties may file a CFIUS Notice, but CFIUS has not requested that the Parties submit a Notice and has not initiated a unilateral CFIUS review of the Transaction under the DPA; or (b) if CFIUS has sent a report to the President of the United States requesting the President's decision on the CFIUS Filing, then (i) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated hereunder, or (ii) the President has not taken any action after 15 days from the date the President received such report from CFIUS.

        "CFIUS Declaration" is defined in Section 7.3(c).

        "CFIUS Filing" means a CFIUS Declaration or CFIUS Notice under the DPA with respect to the Transactions prepared and submitted to CFIUS by the Parties pursuant to Section 7.3.

        "CFIUS Notice" is defined in Section 7.3(c).

        "Chosen Courts" has the meaning set forth in Section 10.4(b).

        "Class B Unit" has the meaning set forth in the Partnership Agreement.

        "Closing" has the meaning set forth in Section 2.2.

        "Closing Date" has the meaning set forth in Section 2.2.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Common Unit" has the meaning set forth in the Partnership Agreement.

        "Conflicts Committee" has the meaning set forth in the Partnership Agreement.

        "Contract" means any contract, agreement, lease, easement, right of way agreement, sublease, license, debenture, note, bond, mortgage, loan, indenture, arrangement, instrument or any other arrangement, understanding, undertaking, obligation, commitment or legally enforceable written agreement.

        "D&O Insurance" has the meaning set forth in Section 7.9(b).

        "Deferred Share Unit" means any unit credited to a DSU Plan participant by means of a bookkeeping entry on the books of the General Partner in accordance with the terms and conditions of DSU Plan.

        "DLLCA" has the meaning set forth in the Recitals.

        "DPA" means Section 721 of the Defense Production Act of 1950, as amended, 50 U.S.C. § 4565, and the implementing regulations thereof, codified at 31 C.F.R. Part 800 and 802.

        "DRULPA" has the meaning set forth in the Recitals.

        "DSU Plan" means the TC PipeLines GP, Inc. Deferred Share Unit Plan for Non-Employee Directors.

        "DTC" means The Depositary Trust Company.

        "Effect" means any effect, event, development, change or occurrence.

        "Effective Time" has the meaning set forth in Section 2.3.

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        "Eligible Unit" has the meaning set forth in Section 3.1.

        "Employee Benefit Plan" means any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), and any equity-based purchase, option, change-in-control, collective bargaining, incentive, employee loan, deferred compensation, pension, profit-sharing, retirement, bonus, retention bonus, employment, severance or other employee benefit or fringe benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA (including any funding mechanism now in effect or required in the future), whether formal or informal, oral or written, legally binding or not, maintained by, sponsored by or contributed to by, or obligated to be contributed to by, the entity in question or with respect to which the entity in question has any obligation or liability, whether secondary, contingent or otherwise.

        "Encumbrance" has the meaning set forth in Section 5.2(b).

        "Energy Products" means, collectively, natural gas, crude oil, refined petroleum products, other hydrocarbon products, natural gas liquids and products produced from the fractionation of natural gas liquids.

        "Environmental Law" means any Law relating to human health and worker safety (to the extent such health and safety relate to exposure to hazardous materials regulated by governmental agencies), pollution, or protection of the environment (including natural resources).

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Exchange Agent" has the meaning set forth in Section 4.1.

        "Exchange Fund" has the meaning set forth in Section 4.1.

        "Exchange Ratio" has the meaning set forth in Section 3.1.

        "Excluded Units" means Common Units owned by the Parent Parties, the General Partner, Merger Sub or any other direct or indirect wholly owned Subsidiary of Parent and Common Units owned by the Partnership Parties or any direct or indirect wholly owned Subsidiary of the Partnership, and in each case not held on behalf of third parties.

        "GAAP" means United States generally accepted accounting principles.

        "General Partner" has the meaning set forth in the Preamble.

        "Governmental Entity" means any United States, non-United States, supranational or transnational governmental (including public international organizations), quasi-governmental, regulatory or self-regulatory authority, agency, commission, body, department or instrumentality or any court, tribunal or arbitrator or other entity or subdivision thereof or other legislative, executive or judicial entity or subdivision thereof, in each case, of competent jurisdiction.

        "Governmental Order" means any order, writ, judgment, temporary, preliminary or permanent injunction, decree, ruling, stipulation, determination or award entered by or with any Governmental Entity.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

        "Incentive Distribution Right" means an Incentive Distribution Right as defined in the Partnership Agreement.

        "Indemnified Parties" has the meaning set forth in Section 7.9(a).

        "Knowledge" when used in this Agreement (a) with respect to the Partnership Parties or any of their Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Partnership

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Disclosure Letter, and (b) with respect to Parent or any of its Subsidiaries means the actual knowledge of the Persons listed on Section 1.1(a) of the Parent Disclosure Letter, in each case, after reasonable inquiry.

        "Laws" means any applicable and legally enforceable federal, state, local, foreign, international or transnational law, statute, code, ordinance, common law, rule, regulation, standard, judgment, determination, order, writ, injunction, decree, arbitration award, treaty, agency requirement, authorization, license or permit of any Governmental Entity.

        "Letter of Transmittal" has the meaning set forth in Section 4.2(a).

        "Limited Partners" has the meaning set forth in the Partnership Agreement.

        "Material Adverse Effect", with respect to any Person, means any Effect that, individually or in the aggregate with any other Effect, (i) has had or, or would reasonably be expected to have, a materially adverse effect on the financial condition, properties, assets, operations, liabilities, business or results of operations of such Party and its Subsidiaries, in each case taken as a whole or (ii) prevents or materially impedes, interferes with or hinders a Person's ability to consummate the Transactions, on or before the Outside Date; provided, however, that no Effect, individually or in the aggregate, arising out of, resulting from, or attributable to any of the following, shall, alone or in combination, be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur:

          (a)   effects affecting the economy, credit, capital, securities or financial markets, or political, regulatory or business conditions, in general in the U.S., Canada or elsewhere in the world;

          (b)   changes in prices (benchmark, realized or otherwise) of Energy Products or other commodities or from changes in interest rates or currency exchange rates;

          (c)   factors affecting the Energy Products gathering, drilling, processing, treating, transportation, storage, marketing and other related industries, markets or geographical areas in which such Party and its Subsidiaries conduct their respective businesses, industry margins or any regulatory changes or changes in applicable Law, and including those Effects resulting from the actions of competitors or other changes in the industry in which such Party conducts its business;

          (d)   the announcement or pendency of this Agreement or the Transactions, including any impact on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners, Governmental Entities or employees or any Transaction Litigation or actions taken or requirements imposed by any Governmental Entity in connection with the Transaction, except specifically for purposes of determining whether there is a breach of the representations and warranties made by the applicable Parties in Section 5.4(b) and Section 6.4(b) and the satisfaction of the closing conditions set forth in Section 8.2(a) and Section 8.3(a) with respect to such representations and warranties, the performance of this Agreement;

          (e)   changes or modifications in GAAP or applicable accounting regulations or principles, or in the interpretation or enforcement thereof, after the date of this Agreement;

          (f)    any adoption, implementation, promulgation, repeal, modification, reinterpretation, change of enforcement or proposal of any Law, decision or protocol or any other legislative or political conditions or policy or practices of any Governmental Entity;

          (g)   any failure by such Party to meet any internal or public projections or forecasts or estimates of revenues, earnings or other financial or operational performance measures for any period; provided that the exception in this clause (g) shall not prevent or otherwise affect a determination that any Effect underlying such failure has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

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          (h)   acts of war (whether or not declared), pandemics (including COVID-19), epidemics, civil disobedience, hostilities, terrorism, military actions or the escalation of any of the foregoing, any hurricane, flood, tornado, earthquake or other weather or natural disaster or acts of God, whether or not caused by any Person;

          (i)    the performance by any Party of its obligations under this Agreement, including any action taken or omitted to be taken at the request or with the consent of Parent, with respect to the Partnership, or at the request or with the consent of the Partnership, with respect to Parent, as applicable;

          (j)    any change in the credit rating or other rating of financial strength of such Party or any of its Subsidiaries or any of their respective securities or any announcement of a prospective change therein; provided, that the exception in this clause (j) shall not prevent or otherwise affect a determination that any Effect underlying such Effect or announcement of an Effect has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect;

          (k)   a decline in the market price, or change in trading volume, of the Common Units on the NYSE, the shares of Parent Common Stock on the TSX or the NYSE or any derivative securities related thereto, as applicable; provided that the exception in this clause (k) shall not prevent or otherwise affect a determination that any Effect underlying such decline or change has resulted in, or contributed to, or would reasonably be expected to result in, or contribute to, a Material Adverse Effect; or

          (l)    any Proceeding commenced by or involving any current or former member, partner, unitholder or stockholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the Transactions;

provided, further, that, with respect to clauses (a), (b), (c), (e), (f) and (h), such Effect shall be taken into account in determining whether a Material Adverse Effect has occurred to the extent it disproportionately adversely affects such Party and its Subsidiaries compared to other companies operating in the industries in which such Party and its Subsidiaries operate.

        "Merger" has the meaning set forth in the Recitals.

        "Merger Consideration" has the meaning set forth in Section 3.1.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Non-DTC Book-Entry Unit" has the meaning set forth in Section 4.2(b).

        "NYSE" means the New York Stock Exchange, Inc.

        "Ordinary Course" means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person (with such Person's reasonable actions taken directly in response to the COVID-19 pandemic prior to the date of this Agreement being deemed to be consistent with the ordinary course of business and past practices of such Person).

        "Organizational Documents" means (a) with respect to any person that is a corporation, its articles or certificate of incorporation, memorandum and articles of association, as applicable, and bylaws, or comparable documents; (b) with respect to any person that is a partnership, its certificate of partnership and partnership agreement, or comparable documents; (c) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, or comparable documents; (d) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document or comparable documents; and (e) with respect to any other Person that is not an individual, its comparable organizational documents.

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        "Outside Date" has the meaning set forth in Section 9.2(a)(i).

        "Outstanding" has the meaning set forth in the Partnership Agreement.

        "Parent" has the meaning set forth in the Preamble.

        "Parent Board" has the meaning set forth in the Recitals.

        "Parent Capital Stock" has the meaning set forth in Section 6.2(a).

        "Parent Common Stock" has the meaning set forth in the Recitals.

        "Parent Disclosure Letter" has the meaning set forth in Article VI.

        "Parent Expenses" means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Parent Parties and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

        "Parent Material Adverse Effect" means a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole.

        "Parent Material Contract" means any Contract which Parent or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K).

        "Parent Parties" has the meaning set forth in the Preamble.

        "Parent Reports" has the meaning set forth in Section 6.5(a).

        "Partnership" has the meaning set forth in the Preamble.

        "Partnership Adverse Recommendation Change" has the meaning set forth in Section 7.2(g).

        "Partnership Agreement" means the Fourth Amended and Restated Agreement of Limited Partnership of the Partnership (incorporating Amendment No. 1 thereto, effective as of December 31, 2018).

        "Partnership Board" has the meaning set forth in the Recitals.

        "Partnership Disclosure Letter" has the meaning set forth in Article V.

        "Partnership Expenses" means an amount in cash equal to the reasonable and documented out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by the Partnership Parties, including such expenses of the Conflicts Committee, and their respective Subsidiaries in connection with this Agreement and the Transactions up to a maximum amount of $4.0 million.

        "Partnership Fairness Opinion" has the meaning set forth in Section 5.10.

        "Partnership GP Interest" has the meaning set forth in Section 5.2(a).

        "Partnership Group Entities" means the Partnership Parties and any Subsidiaries of the Partnership.

        "Partnership Interest" has the meaning set forth in the Partnership Agreement.

        "Partnership Material Adverse Effect" means a Material Adverse Effect on the Partnership and its Subsidiaries, taken as a whole.

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        "Partnership Material Contract" means any Contract which the Partnership or any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, and is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K).

        "Partnership Notice Period" has the meaning set forth in Section 7.2(h)(i).

        "Partnership Parties" means the Partnership and General Partner.

        "Partnership Reports" has the meaning set forth in Section 5.5(a).

        "Partnership Unitholder Meeting" has the meaning set forth in Section 7.2(e).

        "Party/Parties" has the meaning set forth in the Preamble.

        "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

        "Preference Shares" has the meaning set forth in Section 6.2(a).

        "Proceeding" means any action, cause of action, claim, demand, litigation, suit, investigation, grievance, citation, summons, subpoena, inquiry, audit, hearing, originating application to a tribunal, arbitration or other similar proceeding of any nature, civil, criminal, regulatory, administrative or otherwise, whether in equity or at law, in contract, in tort or otherwise.

        "Proxy Statement/Prospectus" has the meaning set forth in Section 7.2(a).

        "Public Unitholders" has the meaning set forth in the Recitals.

        "Registration Statement" has the meaning set forth in Section 7.2(a).

        "Representative" means, with respect to any Person, any director, officer, principal, partner, manager, member (if such Person is a member-managed limited liability company or similar entity), employee, consultant, investment banker, financial advisor, legal counsel, attorney-in-fact, accountant or other advisor, agent or other representative of such person, in each case acting in their capacity as such.

        "Requisite Partnership Vote" has the meaning set forth in Section 5.3(a).

        "Sarbanes-Oxley Act" means the Sarbanes-Oxley Act of 2002, as amended.

        "SEC" means the U.S. Securities and Exchange Commission.

        "Securities Act" means the Securities Act of 1933, as amended.

        "SEDAR" means the System for Electronic Document Analysis and Retrieval maintained by the Canadian Securities Regulators.

        "Significant Unitholder" means any Unitholder having beneficial ownership of 5% or more of all of the issued and outstanding Common Units or any Unitholder that has notified the Partnership in writing that such Unitholder beneficially owns 2% or more of all of the issued and outstanding Common Units.

        "Subsidiary" means, with respect to any Person, any other Person of which (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such other Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in each case, is beneficially owned, directly or indirectly, by such first Person or (b) the power to vote or to direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body is held by such first Person; provided, however, that when used with respect to Parent, the term "Subsidiary" shall not include the Partnership or its Subsidiaries.

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        "Surviving Entity" has the meaning set forth in Section 2.1.

        "Tail Period" has the meaning set forth in Section 7.9(b).

        "Takeover Laws" has the meaning set forth in Section 5.3(a).

        "Tax" or "Taxes" means (a) any and all federal, state, local or foreign or provincial taxes, charges, imposts, levies, or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, stamp, occupation, property and estimated taxes, customs duties, and similar charges, each in the nature of a tax, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity with respect thereto and (b) any liability for the payment of amounts described in clause (a) of any Person (other than the Partnership or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of applicable state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

        "Tax Return" means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

        "TC Northern" has the meaning set forth in the Preamble.

        "TC Northern Capital Stock" has the meaning set forth in Section 6.2(a).

        "TC PipeLine USA" has the meaning set forth in the Preamble.

        "TC PipeLine USA Capital Stock" has the meaning set forth in Section 6.2(a).

        "Trading Day" means any day on which the NYSE is open for trading.

        "Termination Fee" means $25,000,000.

        "Transaction Litigation" has the meaning set forth in Section 7.13.

        "Transactions" has the meaning set forth in the Recitals.

        "TSX" means the Toronto Stock Exchange.

        "Unit Majority" has the meaning set forth in the Partnership Agreement.

        "Unitholder" has the meaning set forth in the Partnership Agreement.

        "Willful Breach" means, subject to Section 7.16, an intentional and willful material breach, or an intentional and willful material failure to perform, in each case, that is the consequence of an act or omission by a Party with the actual knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

        1.2    Interpretation and Construction.

          (a)   The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

          (b)   The Preamble, and all Recital, Article, Section and Subsection references used in this Agreement are to the recitals, articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified herein.

          (c)   Except as otherwise expressly provided herein, for purposes of this Agreement: (1) the terms defined in the singular have a comparable meaning when used in the plural and vice versa;

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  (2) words importing the masculine gender shall include the feminine and neutral genders and vice versa; (3) whenever the words "includes" or "including" are used, they shall be deemed to be followed by the words "without limitation"; (4) the word "or" is not exclusive; (5) the words "hereto", "hereof", "hereby", "herein", "hereunder" and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement; and (6) the word "extent" in the phrase "to the extent" shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply "if".

          (d)   Except as otherwise expressly provided herein or in the Partnership Disclosure Letter or the Parent Disclosure Letter, as applicable, the term "dollars" and the symbol "$" mean United States Dollars, and currency amounts referenced in this Agreement, the Partnership Disclosure Letter and the Parent Disclosure Letter are in United States Dollars.

          (e)   Except as otherwise expressly provided herein, when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. References to a number of days shall refer to calendar days unless Business Days are specified.

          (f)    Except as otherwise expressly provided herein, all references in this Agreement to any statute include the rules and regulations promulgated thereunder, in each case as amended, re-enacted, consolidated or replaced from time to time and in the case of any such amendment, re-enactment, consolidation or replacement, reference herein to a particular provision shall be read as referring to such amended, re-enacted, consolidated or replaced provision and shall also include, unless the context otherwise requires, all applicable guidelines, bulletins or policies made in connection therewith.

          (g)   The Partnership Disclosure Letter and Parent Disclosure Letter may include items and information the disclosure of which is not required either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more representations or warranties contained in Article V or Article VI, as applicable, or to one or more covenants contained in this Agreement. Inclusion of any items or information in the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable, shall not be deemed to be an acknowledgement or agreement that any such item or information (or any non-disclosed item or information of comparable or greater significance) is "material" or that, individually or in the aggregate, has had or would reasonably be expected to have either a Partnership Material Adverse Effect or a Parent Material Adverse Effect, as applicable, or to affect the interpretation of such term for purposes of this Agreement.

          (h)   The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

THE MERGER

        2.1    The Merger.     On the terms and subject to the conditions set forth in this Agreement, (a) at the Effective Time, Merger Sub shall be merged with and into the Partnership in accordance with the DLLCA and the DRULPA and the separate existence of Merger Sub shall thereupon cease; (b) the Partnership shall be the surviving limited partnership in the Merger (sometimes hereinafter referred to

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as the "Surviving Entity") and from and after the Effective Time, shall be an indirect Subsidiary of Parent, and the separate existence of the Partnership with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article III; and (c) the Merger shall have such other effects as provided in the DRULPA and the DLLCA, in each case, except as expressly set forth in this Agreement.

        2.2    Closing.    The closing of the Merger (the "Closing") shall take place by electronic exchange of documents, at 9:00 A.M. (Houston Time) on the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing (so long as such conditions are reasonably capable of being satisfied) or that may be waived at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or at such other date or time as the Partnership and Parent may mutually agree in writing (the date on which the Closing actually occurs, the "Closing Date").

        2.3    Effective Time.     As soon as practicable following, and on the date of, the Closing, the Partnership will cause a certificate of merger relating to the Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the Partnership Agreement, the DRULPA and the DLLCA. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with and accepted by the Secretary of State of the State of Delaware or at such later date and time as may be agreed by the Parties in writing and specified in the Certificate of Merger (such date and time, the "Effective Time").

        2.4    Organizational Documents of the Surviving Entity.     At the Effective Time, (a) the certificate of limited partnership of the Partnership as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and (b) the Partnership Agreement shall remain unchanged and shall continue as the agreement of limited partnership of the Surviving Entity, until duly amended as provided therein or by applicable Law, and in each case any further amendments or restatements must be consistent with the obligations set forth in Section 7.9 of this Agreement.

ARTICLE III

MERGER CONSIDERATION; EFFECT OF THE MERGER ON PARTNERSHIP INTERESTS

        3.1    Merger Consideration.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Partnership Interests, each Common Unit issued and outstanding immediately prior to the Effective Time other than Excluded Units (each such Common Unit, an "Eligible Unit") shall be cancelled in exchange for the right to receive 0.70 shares of Parent Common Stock (such ratio, the "Exchange Ratio", such number of shares of Parent Common Stock, the "Merger Consideration", and the aggregate of such number of shares of Parent Common Stock with respect to which the Eligible Units shall be converted into the right to receive, the "Aggregate Merger Consideration").

        3.2    Exchange of Common Units.     Each Eligible Unit, upon being cancelled in exchange for the right to receive the Merger Consideration pursuant to this Section 3.2, and each certificate formerly representing any of the Eligible Units (each, a "Certificate") and each book-entry account formerly representing any non-certificated Eligible Units (each, a "Book-Entry Unit") shall thereafter represent only the right to receive the Merger Consideration with respect to such Eligible Unit(s) and the right, if any, to receive, pursuant to Section 4.5, cash in lieu of fractional shares into which such Eligible Unit(s) have been converted pursuant to this Section 3.2 and any dividends or other distributions pursuant to Section 4.3.

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        3.3    Treatment of Excluded Units and Other Parent-Owned Partnership Interests.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, (a) each Excluded Unit shall remain outstanding as a Common Unit in the Surviving Entity, unaffected by the Merger and (b) all other Partnership Interests, including the Partnership GP Interest, the Class B Units and the Incentive Distribution Rights, that are owned immediately prior to the Effective Time by the General Partner, Parent or any of its Subsidiaries shall remain outstanding as Partnership Interests in the Surviving Entity, unaffected by the Merger, and no consideration shall be delivered in respect thereof.

        3.4    Issuance of Common Units to TC Northern.     In consideration for the deposit of the Aggregate Merger Consideration and any cash payments in lieu of fractional shares (as contemplated by Section 4.5) by or on behalf of TC Northern with the Exchange Agent for the payment of the Merger Consideration, the Surviving Entity shall issue to TC Northern a number of Common Units of the Surviving Entity equal to the number of Common Units cancelled in exchange for the right to receive the Merger Consideration pursuant to Section 3.1.

        3.5    Treatment of Deferred Share Units.     At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any partnership interests of the Partnership, Parent Common Stock shall be substituted for each Common Unit referred to in the DSU Plan based on the Exchange Ratio, and the Partnership shall have taken all necessary or appropriate actions to ensure an equitable adjustment is made in the number of Deferred Share Units then recorded in a DSU Plan participant's account such that each Deferred Share Unit outstanding immediately prior to the Effective Time shall be converted by multiplying the Deferred Share Unit by the Exchange Ratio. Except as specifically provided within this Section 3.5, each Deferred Share Unit shall remain subject to the terms and conditions of the DSU Plan, including any existing settlement elections that any Deferred Share Unit holder has previously made pursuant to the DSU Plan.

        3.6    Merger Sub.     The limited liability interests in Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted automatically into one Common Unit of the Surviving Entity. At the Effective Time, the books and records of the Partnership shall be revised to reflect that all holders of Eligible Units immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to this Agreement.

        3.7    Tax Treatment of the Merger.     For United States federal income tax purposes (and for income tax purposes of any applicable state, local or foreign jurisdiction that follows the United States federal income tax treatment), the Parties agree to treat the Merger, with respect to the holders of Eligible Units, as a taxable sale of the Eligible Units to TC Northern. The Parties will prepare and file all Tax Returns consistent with the foregoing and will not take any inconsistent position on any Tax Return, or during the course of any Proceeding with respect to Taxes, except as otherwise required by applicable Law following a final determination by a court of competent jurisdiction or other administrative settlement with or final administrative decision by the relevant Governmental Entity.

ARTICLE IV

DELIVERY OF MERGER CONSIDERATION; PROCEDURES FOR SURRENDER

        4.1    Exchange Agent.     At or immediately prior to the Effective Time, Parent shall, on behalf of TC Northern, deposit or cause to be deposited with a nationally recognized financial institution or trust company selected by TC Northern or Parent with the Partnership's prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) to serve as the exchange agent (the "Exchange Agent"), for the benefit of the holders of Eligible Units upon Closing, (a) an aggregate number of shares of Parent Common Stock to be issued in non-certificated book-entry form comprising the amounts required to be delivered in respect of Eligible Units pursuant to Section 3.1 and (b) an

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aggregate amount of cash comprising approximately the amounts required to be delivered in respect of Eligible Units pursuant to Section 4.5. In addition, Parent shall deposit or cause to be deposited with the Exchange Agent, as necessary from time to time after the Effective Time, dividends or other distributions, if any, to which the holders of Eligible Units may be entitled pursuant to Section 4.3 with both a record and payment date after the Effective Time and prior to the surrender of such Eligible Units. Such shares of Parent Common Stock, cash in lieu of fractional shares payable pursuant to Section 4.5 and the amount of any dividends or other distributions deposited with the Exchange Agent pursuant to this Section 4.1 are referred to collectively in this Agreement as the "Exchange Fund". The Exchange Fund shall not be used for any purpose other than the purpose expressly provided for in this Agreement. The cash portion of the Exchange Fund may be deposited by the Exchange Agent as reasonably directed by TC Northern or Parent. Any interest or other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable pursuant to this Agreement shall be promptly returned to Parent. To the extent there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall, on behalf of TC Northern, promptly replace or restore the cash in the Exchange Fund so that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to fully satisfy such cash payment obligations. No investment losses resulting from investment of the Exchange Fund shall diminish the rights of any former holder of Eligible Units to receive the Merger Consideration as provided in this Agreement.

        4.2    Procedures for Surrender.

          (a)   With respect to Certificates, as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of each such Certificate (i) notice advising such holders of the effectiveness of the Merger; (ii) a letter of transmittal in customary form, which shall specify that delivery shall be effected, and risk of loss and title to a Certificate shall pass, only upon delivery of the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent (the "Letter of Transmittal"); and (iii) instructions for surrendering a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) to the Exchange Agent. Upon surrender to the Exchange Agent of a Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) together with a duly executed and completed Letter of Transmittal and such other documents as may reasonably be required pursuant to such instructions, the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of any such Certificate in exchange therefore, as promptly as reasonably practicable thereafter, (x) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Article III in the name of such record holder and (y) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this Article IV. Any Certificate that has been so surrendered shall be cancelled by the Exchange Agent.

          (b)   With respect to Book-Entry Units not held through DTC (each, a "Non-DTC Book-Entry Unit"), as promptly as reasonably practicable after the Effective Time (and in any event within three Business Days thereafter), the Surviving Entity shall cause the Exchange Agent to mail to each holder of record of a Non-DTC Book-Entry Unit (i) a notice advising such holders of the effectiveness of the Merger; (ii) a statement reflecting the number of whole shares of Parent Common Stock, if any, that such holder is entitled to receive pursuant to Article III in the name of such record holder; and (iii) a check in the amount (after giving effect to any required Tax withholdings as provided in Section 4.8) of (A) any cash in lieu of fractional shares plus (B) any unpaid dividends or other distributions that such holder has the right to receive pursuant to this

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  Article IV. Notwithstanding the foregoing, any holder of an Eligible Unit that is evidenced by both a Certificate and a book-entry account shall not receive the notice, statement and check contemplated by the immediately preceding sentence with respect to such Eligible Unit, but shall surrender the applicable Certificate in accordance with the procedures set forth in Section 4.2(a) to receive the Merger Consideration and any other amounts due under this Agreement with respect to such Eligible Unit, and no additional Merger Consideration or other amounts under this Agreement will accrue or be payable to the book-entry account for such Eligible Unit.

          (c)   With respect to Book-Entry Units held through DTC, Parent and the Partnership shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Units held of record by DTC or its nominees in accordance with DTC's customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article IV.

          (d)   No interest will be paid or accrued on any amount payable for Eligible Units pursuant to this Article IV.

        4.3    Distributions with Respect to Unsurrendered Certificates.     All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. Subject to Section 4.5, no dividends or other distributions in respect of shares of Parent Common Stock shall be paid to any holder with respect to any unsurrendered Certificate until the Certificate (or satisfaction of the conditions provided in Section 4.7 in lieu of a Certificate) is surrendered for exchange in accordance with this Article IV. Subject to applicable Law, following such surrender, dividends or distributions with respect to the Parent Common Stock that the holders of record of Eligible Units have the right to receive in accordance with this Article IV shall be paid to the holders of record of such Eligible Units, without interest, (a) promptly after the time of such surrender for any dividends or other distributions with a record date after the Effective Time but a payment date prior to surrender and (b) at the appropriate payment date for any dividends or other distributions payable with respect to shares of Parent Common Stock with a record date after the Effective Time and prior to surrender, but with a payment date subsequent to surrender.

        4.4    Transfers.

          (a)   From and after the Effective Time, there shall be no transfers on the stock transfer books of the Partnership of the Eligible Units that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates or Book-Entry Units shall cease to have any rights with respect to such Eligible Units except as otherwise provided herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Agreement.

          (b)   With respect to Certificates, in the event of a transfer of ownership of any Certificate that is not registered in the transfer books of the Partnership as of the Effective Time, the proper number of shares of Parent Common Stock, together with a check for any cash (after giving effect to any required Tax withholdings as provided in Section 4.8) to be paid upon due surrender of the Certificate and any dividends or distributions in respect thereof, may be issued or paid to such a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to the Exchange Agent. Until surrendered as contemplated by this Section 4.4, each

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  Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV.

          (c)   With respect to Book-Entry Units, payment of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV, shall only be made to the Person in whose name such Book-Entry Units are registered in the stock transfer books of the Partnership as of the Effective Time.

        4.5    Fractional Shares.     Notwithstanding anything in this Agreement to the contrary, no fractional shares of Parent Common Stock will be issued under the rights received upon the cancellation of Eligible Units pursuant to Section 3.1. All fractional shares of Parent Common Stock that a holder of Eligible Units would be otherwise entitled to receive pursuant to Section 3.1, but for this Section 4.5, shall be aggregated and rounded to three decimal places, and such holder shall be entitled to receive an amount in cash, without interest, rounded down to the nearest cent, equal to the product of (a) the amount of the fractional share interest in a share of Parent Common Stock to which such holder would, but for this Section 4.5, be entitled under Section 3.1 and (b) an amount equal to the average of the volume-weighted average price per share of Parent Common Stock on the New York Stock Exchange as reported by Bloomberg L.P., or, if not reported therein, in another authoritative source mutually selected by Parent and the Partnership on the Trading Day immediately prior to the Effective Time for ten Trading Days ending on the fifth full Business Day immediately prior to the Closing Date. No holder of Eligible Units shall be entitled by virtue of the right to receive cash in lieu of fractional shares of Parent Common Stock described in this Section 4.5 to any dividends, distributions, voting rights or any other rights in respect of any fractional share of Parent Common Stock. The payment of cash in lieu of fractional shares of Parent Common Stock is not a separately bargained-for consideration but merely represents a mechanical rounding-off of the fractions in the conversion.

        4.6    Termination of Exchange Fund.     Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund and any shares of Parent Common Stock) that remains unclaimed as of the date that is twelve months following the Effective Time shall be delivered to Parent on behalf of TC Northern. Any holder of Eligible Units who has not theretofore complied with this Article IV shall thereafter look only to Parent (on its behalf or on behalf of TC Northern, as the case may be) for delivery of the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, that such holder has the right to receive pursuant to this Article IV, in each case, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Entity, TC Northern, Parent, the Exchange Agent or any other Person shall be liable to any former holder of Common Units for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any portion of the Exchange Fund which remains undistributed to the holders of Eligible Units immediately prior to the time at which the Exchange Fund would otherwise escheat to, or become property of, any Governmental Entity, shall, to the extent permitted by Laws, become the property of TC Northern, free and clear of all claims or interest of any Person previously entitled thereto; provided, however, that with respect to such portion of the Exchange Fund that is comprised of dividends or other distributions payable on Parent Common Stock after the Effective Time, then such amounts shall become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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        4.7    Lost, Stolen or Destroyed Certificates.     In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such terms as may be required as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, cash in lieu of fractional shares of Parent Common Stock, if any, and any unpaid dividends or other distributions, in each case, payable or issuable pursuant to this Article IV, had such lost, stolen or destroyed Certificate been surrendered.

        4.8    Withholding Rights.     Each of Parent, TC Northern, Merger Sub, the Partnership, the Exchange Agent and the Surviving Entity shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement, without duplication, such amounts, which may include shares of Parent Common Stock, as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld, such withheld amounts (a) shall be timely remitted by Parent, TC Northern, Merger Sub, the Partnership, the Exchange Agent or the Surviving Entity, as applicable, to the applicable Governmental Entity, and (b) to the extent such withheld amounts are remitted to the appropriate Governmental Entity, shall be treated for all purposes of this Agreement as having been paid to the holder of Common Units in respect of which such deduction and withholding was made. If withholding is taken in shares of Parent Common Stock, Parent, TC Northern, Merger Sub, the Partnership, the Surviving Entity and the Exchange Agent, as applicable, shall be treated as having sold such consideration for an amount of cash equal to the fair market value of such consideration at the time of such deemed sale and paid such cash proceeds to the appropriate Governmental Entity.

        4.9    Adjustments to Prevent Dilution.     Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement to the earlier of the Effective Time and termination in accordance with Article IX, the issued and outstanding Common Units or securities convertible or exchangeable into or exercisable for Common Units or the issued and outstanding shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, shall have been changed into a different number of shares or securities or a different class by reason of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, or a stock dividend with a record date within such period shall have been declared, then the Merger Consideration (and Exchange Ratio) shall be equitably adjusted to provide the holders of Common Units and Parent the same economic effect as contemplated by this Agreement prior to such event, and such items so adjusted shall, from and after the date of such event, be the Merger Consideration (and Exchange Ratio). Nothing in this Section 4.9 shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

        4.10    No Dissenters' Rights.     No dissenters' or appraisal rights shall be available with respect to the Merger or the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP PARTIES

        Except as set forth in the Partnership Reports filed with or furnished to the SEC prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Parent Parties by the Partnership Parties concurrently with the execution and delivery of this Agreement (the "Partnership Disclosure Letter") (it being agreed that for purposes of the representations and warranties set forth in this Article V, disclosure of any item in any section or subsection of the

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Partnership Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), the Partnership, and, with respect to itself where provided for in this Article V, the General Partner, each hereby represents and warrants to the Parent Parties and Merger Sub that:

        5.1    Organization, Good Standing and Qualification.     Each of the Partnership Group Entities is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite limited partnership, general partnership, limited liability company or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

        5.2    Capital Structure of the Partnership.

          (a)   As of the close of business on December 11, 2020, the issued and outstanding limited partner interests and general partner interests of the Partnership consisted of: (i) 71,306,396 Common Units, of which 17,084,831 were owned, directly or indirectly, by Parent; (ii) 1,900,000 Class B Units, all of which were owned, directly or indirectly, by Parent; (iii) the two percent general partner interest in the Partnership, all of which was owned, directly or indirectly, by Parent (the "Partnership GP Interest"); (iv) the Incentive Distribution Rights, all of which were owned, directly or indirectly, by Parent; (v) 56,840 Deferred Share Units and (vi) no other equity interests or other voting securities of the Partnership were issued or outstanding. All of the outstanding Common Units, and the limited partner interests represented thereby, have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by Sections 17-303, 17-607 and 17-804 of the DRULPA and the Partnership Agreement).

          (b)   As of the date of this Agreement, the General Partner owns the Partnership GP Interest, and such Partnership GP Interest was duly authorized and validly issued in accordance with the Partnership Agreement and represents the entire general partner interest in the Partnership. The General Partner owns the Partnership GP Interest free and clear of any pledge, lien, charge, mortgage, encumbrance, option, right of first refusal or other preferential purchase right, adverse claim and interest, or security interest of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the Securities Act, the "blue sky" Laws of the various states of the United States or similar Law of other applicable jurisdictions and except those existing or arising pursuant to the applicable Organizational Documents of such entities) (an "Encumbrance").

          (c)   The Partnership does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the Limited Partners on any matter. Except to the extent provided in the Partnership Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate any of the Partnership Group Entities to issue or to sell any Partnership Interests or other securities of the Partnership Group Entities or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of the Partnership Group Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

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        5.3    Authority; Approval and Fairness.

          (a)   The Partnership Parties have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions subject to the adoption of this Agreement by the affirmative vote or consent of the holders of at least a Unit Majority (the "Requisite Partnership Vote"). The Requisite Partnership Vote is the only vote or approval of Limited Partners necessary to approve and adopt this Agreement and approve and consummate the Transactions. This Agreement has been duly executed and delivered by each of the Partnership Parties and constitutes a valid and binding agreement of each of the Partnership Parties, enforceable against each of the Partnership Parties in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

          (b)   As of the date of this Agreement, the Conflicts Committee has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, which such approval constitutes "Special Approval" for all purposes under the Partnership Agreement, including, but not limited to, Section 7.9 thereof, (iii) recommended that the Partnership Board approve this Agreement and the Transactions, (iv) recommended that the Partnership Board approve the execution, delivery and performance of this Agreement and the consummation of the Transactions, including the Merger and (v) recommended that the Partnership Board direct that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting in accordance with the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement and recommended to the Partnership Board that the Partnership Board recommend to the Limited Partners that the Limited Partners approve this Agreement and the Merger.

          (c)   As of the date of this Agreement, the Partnership Board, upon the recommendation of the Conflicts Committee, has, acting in good faith, unanimously (i) determined that this Agreement and the Transactions are fair and reasonable to, and in the best interests of, the Partnership and the Public Unitholders, (ii) approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement, (iii) approved the execution, delivery and performance of the Merger Agreement and the consummation of the Transactions, including the Merger and (iv) resolved to recommend that the Limited Partners approve the Transactions and this Agreement and directed that this Agreement be submitted to a vote of the Limited Partners for their approval at a special meeting pursuant to the requirements of Article XIII and Section 14.3(a) of the Partnership Agreement.

          (d)   As of the date of this Agreement, the General Partner (pursuant to Section 14.2(a) of the Partnership Agreement) has, acting in good faith, approved this Agreement and the Transactions, on the terms and subject to the conditions set forth in this Agreement.

        5.4    Governmental Filings; No Violations

          (a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the DRULPA and the DLLCA, (ii) under the Exchange Act and the Securities Act, (iii) required to be made with the NYSE, (iv) any filings required under, and in compliance with other applicable requirements of, the HSR Act, other Antitrust Laws or the DPA, or and (v) under state securities, takeover, public utility and "blue sky" Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Partnership Parties with, nor are any required to be

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  made or obtained by the Partnership Parties with or from, any Governmental Entity, in connection with the execution, delivery and performance of this Agreement by the Partnership Parties and the consummation of the Transactions, or in connection with the continuing operation of the business of the Partnership Group Entities following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

          (b)   Subject to the Requisite Partnership Vote, the execution, delivery and performance of this Agreement by the Partnership Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of the Partnership or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Partnership Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of the Partnership or its Subsidiaries under any such Partnership Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Partnership Material Adverse Effect.

        5.5    Partnership Reports; Financial Statements.

          (a)   The Partnership has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act since December 31, 2018 (the "Applicable Date") (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the "Partnership Reports"). Each of the Partnership Reports, at the time of its filing or being furnished, complied, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Partnership Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements (x) in any Partnership Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC prior to the date of this Agreement or (y) with respect to information supplied in writing by or on behalf of Parent, as to which the Partnership makes no representation or warranty.

          (b)   Each of the consolidated balance sheets included in or incorporated by reference into the Partnership Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Partnership and its consolidated Subsidiaries as of its date and each of the consolidated statements of comprehensive income, statements of equity and statements of cash flows included in or incorporated by reference into the Partnership Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings (loss) and changes in financial position, as applicable, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC.

          (c)   The Partnership makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant

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  to Section 13(b)(2) under the Exchange Act. The Partnership has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and applicable listing standards of the NYSE. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Partnership in the reports that it files under the Exchange Act are recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. The General Partner, based on its most recent evaluation, to the Partnership's auditors and the audit committee of the Partnership Board (x) has disclosed all significant deficiencies in the designation or operation of internal controls which could adversely affect the Partnership's ability to record, process, summarize and report financial data and has identified for the Partnership's auditors any material weakness in internal controls and (y) has disclosed any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership's internal controls.

        5.6    Absence of Certain Changes.     Since December 31, 2019, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Partnership Material Adverse Effect.

        5.7    Litigation and Liabilities.

          (a)   There are no Proceedings pending or, to the Knowledge of the Partnership Parties, threatened in writing against the Partnership, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

          (b)   Except for obligations and liabilities (i) reflected or reserved against in the Partnership's consolidated balance sheet (and the notes thereto) included in the Partnership Reports filed prior to the date of this Agreement, or (ii) incurred in the Ordinary Course since December 31, 2019, neither the Partnership nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Partnership and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

          (c)   As of the date of this Agreement, neither the Partnership, nor any of its Subsidiaries nor any of their respective properties or assets are party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

        5.8    Compliance with Laws.     The businesses of each of the Partnership and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

        5.9    Tax Matters.     Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

          (a)   The Partnership and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of

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  them with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all material respects.

          (b)   All Taxes due and payable by the Partnership or any of its Subsidiaries (whether or not reflected on any Tax Return) have been timely paid in full or an adequate reserve for the payment of Taxes have been established in accordance with GAAP on the balance sheet of the Partnership and its consolidated Subsidiaries included in the Partnership Reports.

          (c)   No deficiency with respect to Taxes has been proposed, asserted or assessed against the Partnership or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any Taxes of the Partnership and its Subsidiaries or the assets of the Partnership and its Subsidiaries.

          (d)   Each of the Partnership or any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect an election under Section 754 of the Code.

          (e)   The Partnership is currently (and has been since its formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

          (f)    At least 90% of the gross income of the Partnership for each taxable year ending after its initial public offering and including the short taxable year ending on the Closing Date has been income that is "qualifying income" within the meaning of Section 7704(d) of the Code.

          (g)   Each Subsidiary of the Partnership is currently (and has been since its respective formation or acquisition by the Partnership) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulations Section 301.7701-3(b).

        5.10    Opinion of Financial Advisor.     The Conflicts Committee has received the opinion of Evercore Group L.L.C. (the financial advisor to the Conflicts Committee), dated as of December 14, 2020, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the Public Unitholders (such opinion, the "Partnership Fairness Opinion"). A copy of such opinion will be made available to the Parent Parties as soon as practicable following the date of this Agreement solely for informational purposes (it being agreed that such opinion is solely for the benefit of the Conflicts Committee and may not be relied upon by the Partnership Board, Parent Parties or Merger Sub).

        5.11    Brokers and Finders.     Neither the Partnership nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the Transactions, except that the Conflicts Committee has engaged Evercore Group L.L.C. as its financial advisor. The Partnership has made available to the Parent Parties correct and complete copies of all Contracts pursuant to which Evercore Group L.L.C. is entitled to any fees and expenses in connection with any of the Transactions.

        5.12    Investment Company Act.     The Partnership is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        5.13    No Other Representations or Warranties.     Except for the representations and warranties made by the Partnership Parties in this Article V, none of the Partnership Parties nor any other Person makes any express or implied representation or warranty with respect to the Partnership Parties or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions,

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and each of the Partnership Parties hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Partnership Parties nor any other Person makes or has made any representation or warranty to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Partnership Parties, any of their respective Affiliates or any of their respective businesses or (b) any oral or, except for the representations and warranties made by any of the Partnership Parties in this Article V, written information made available to the Parent Parties, Merger Sub or any of their respective Affiliates or Representatives in the course of their evaluation of the Partnership, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.13 shall limit the Parent Parties' or Merger Sub's remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by the Partnership in this Article V.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES AND MERGER SUB

        Except as set forth in the Parent Reports filed with or furnished to the SEC or filed on SEDAR prior to the date of this Agreement (excluding any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure letter delivered to the Partnership Parties by the Parent Parties concurrently with the execution and delivery of this Agreement (the "Parent Disclosure Letter") (it being agreed that for purposes of the representations and warranties set forth in this Article VI, disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent on its face), Parent, TC Northern and Merger Sub, and, with respect to itself where provided for in this Article VI, TC PipeLine USA each hereby represents and warrants to the Partnership Parties that:

        6.1    Organization, Good Standing and Qualification.

          (a)   Each of the Parent Parties and their respective material Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Each of the Parent Parties and Merger Sub has made available to the Partnership correct and complete copies of its Organizational Documents and Parent has made available to the Partnership true and correct and complete copies of the Organizational Documents of each of its material Subsidiaries, in each case as amended to the date of this Agreement. All such Organizational Documents are in full force and effect and each of the Parent Parties and Merger Sub and each of Parent's material Subsidiaries is not in violation of any of their provisions in any material respect.

        6.2    Capital Structure of Parent Parties; Capitalization of Merger Sub.

          (a)   The authorized capital stock of Parent consists of an unlimited number of shares of Parent Common Stock, of which 940,064,042 shares were outstanding as of the close of business on December 11, 2020, and an unlimited number first preferred shares and second preferred shares, issuable in series ("Preference Shares"), of which 14,577,184 Series 1 Preference Shares,

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  7,422,816 Series 2 Preference Shares, 8,533,405 Series 3 Preference Shares, 5,466,595 Series 4 Preference Shares, 12,714,261 Series 5 Preference Shares, 1,285,739 Series 6 Preference Shares, 24,000,000 Series 7 Preference Shares, 18,000,000 Series 9 Preference Shares, 10,000,000 Series 11 Preference Shares, 20,000,000 Series 13 Preference Shares and 40,000,000 Series 15 Preference Shares were issued and outstanding as of the date of this Agreement (collectively, the "Parent Capital Stock"). The authorized capital stock of TC Northern consists of 2,000 shares of common stock (the "TC Northern Capital Stock"). The authorized capital stock of TC PipeLine USA consists of 2,000,000 shares of common stock and 3,000,000 convertible preferred shares (the "TC PipeLine USA Capital Stock"). All of the outstanding shares of Parent Capital Stock, the TC Northern Capital Stock and the TC PipeLine USA Capital Stock have been duly authorized and are validly issued, fully paid and nonassessable.

          (b)   Parent does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with the stockholders of Parent on any matter. Except as disclosed in the Parent Disclosure Letter, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent or any of its Subsidiaries to issue or to sell any shares of Parent Capital Stock or other securities of Parent or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, valued by reference to or giving any Person a right to subscribe for or acquire, any securities of Parent or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

          (c)   All of the issued and outstanding limited liability company interests of Merger Sub are, and at the Effective Time will be, owned by TC Northern. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Transactions.

        6.3    Authority; Approval.

          (a)   The Parent Parties and Merger Sub have all requisite power and authority and have taken all action necessary in order to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of each of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (b)   No vote of holders of Parent Common Stock is necessary to approve this Agreement and the Transactions, including the issuance of shares of Parent Common Stock as the Aggregate Merger Consideration. Each of the Parent Parties and Merger Sub has all requisite power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement has been duly executed and delivered by each of the Parent Parties and Merger Sub and constitutes a valid and binding agreement of the Parent Parties and Merger Sub, enforceable against each of the Parent Parties and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

          (c)   Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued by it pursuant to Article V. The shares of Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent will have any preemptive right of subscription or

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  purchase in respect thereof. The shares of Parent Common Stock, when issued, will be registered under the Securities Act and the Exchange Act and registered or exempt from registration under any applicable state securities or "blue sky" Laws.

        6.4    Governmental Filings; No Violations.

          (a)   Other than the filings, notices, reports, consents, registrations, approvals, permits, expirations of waiting periods or authorizations (i) pursuant to the Canada Business Corporations Act, (ii) under the Exchange Act, the Securities Act and applicable Canadian Securities Laws, (iii) required to be made with the NYSE and the TSX, (iv) any filings required under, and in compliance with other applicable requirements of, the HSR Act, other Antitrust Laws and the DPA and (v) state or provincial securities, takeover, public utility and "blue sky" Laws, no filings, notices, reports, consents, registrations, approvals, permits or authorizations are required to be made by the Parent Parties or Merger Sub with, nor are any required to be made or obtained by the Parent Parties or Merger Sub with or from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by the Parent Parties and Merger Sub and the consummation of the Transactions or in connection with the continuing operation of the business of Parent and its Subsidiaries following the Effective Time, except as would not, individually or in the aggregate, reasonably be expected to have, a Parent Material Adverse Effect.

          (b)   The execution, delivery and performance of this Agreement by the Parent Parties do not, and the consummation of the Transactions will not, (i) contravene, violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Organizational Documents of any of Parent or its Subsidiaries; (ii) contravene, conflict with or violate any provision of applicable Law; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Parent Material Contract; or (iv) result in the creation of any lien on any of the assets or businesses of any of Parent or its Subsidiaries under any such Parent Material Contract, except in the case of clauses (ii), (iii) and (iv), for those items that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

        6.5    Parent Reports; Financial Statements.

          (a)   Parent has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act and with applicable Canadian Securities Regulators since the Applicable Date (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the "Parent Reports"). Each of the Parent Reports, at the time of its filing or being furnished, comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and applicable Canadian Securities Laws. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Parent Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except for any statements in any Parent Report that may have been modified by an amendment to such report or a subsequent report filed with the SEC or with applicable Canadian Securities Regulators prior to the date of this Agreement.

          (b)   Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries as of its date and

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  each of the consolidated statements of income, comprehensive income, cash flows and equity included in or incorporated by reference into Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations and cash flows, as applicable, of Parent and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect and to any other adjustments described in the notes thereto), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC or other applicable rules and regulations of the SEC or Canadian Securities Regulators.

          (c)   Parent makes and keeps books, records, and accounts and has devised and maintains a system of internal controls, in each case, in all material respects, as required pursuant to Section 13(b)(2) under the Exchange Act and with applicable Canadian Securities Regulators, as applicable. Parent maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and the applicable Canadian Securities Laws. Such disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act and applicable Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in the rules, forms and regulations of the SEC and Canadian Securities Regulators, and that all such material information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure. Parent's principal executive officer and its principal financial officer, have disclosed, based on their most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to its auditors and audit committee (x) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect Parent's ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent's internal control over financial reporting.

        6.6    Absence of Certain Changes.     Since December 31, 2019, there has not been any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

        6.7    Litigation and Liabilities.

          (a)   There are no Proceedings pending or, to the Knowledge of Parent, threatened in writing against Parent, any of its Subsidiaries or any of their respective properties or assets, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

          (b)   Except for obligations and liabilities (i) reflected or reserved against in Parent's consolidated statements of financial position (and the notes thereto) included in the Parent Reports filed prior to the date of this Agreement or (ii) incurred in the Ordinary Course since December 31, 2019, neither Parent nor any of its Subsidiaries has incurred any liabilities or obligations (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet financings, loans, indebtedness, make-whole or similar liabilities or obligations) that would be required by GAAP to be reflected on a consolidated statement of financial position (or the notes thereto) of Parent and its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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          (c)   As of the date of this Agreement, neither Parent nor any of its Subsidiaries nor any of their respective properties or assets are a party or subject to, or affected by, the provisions of any material judgment, order, writ, injunction, stipulation, ruling, determination, decree or award of any Governmental Entity except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.8    Compliance with Laws.     The businesses of each of Parent and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.9    Environmental Matters.     Except for matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect: (i) the businesses of each of Parent and its Subsidiaries are, and since the Applicable Date have been, in compliance with all Environmental Laws, which compliance includes possession and maintenance of all registrations, approvals, permits or authorizations issued by Governmental Entities and required pursuant to Environmental Laws, (ii) neither Parent nor any of its Subsidiaries has received any written notice that remains unresolved, which asserts an alleged liability under Environmental Law with respect to a release of such hazardous materials at, under or from real properties offsite the Parent's or its Subsidiaries' properties, and (iii) none of the businesses of Parent or its Subsidiaries has received any written claim or notice of violation, or been party to any Governmental Order, in each case alleging a violation of, or liability under, any Environmental Law, which has not been resolved.

        6.10    Tax Matters.     Except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

          (a)   Parent and each of its Subsidiaries have duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them with the appropriate Governmental Entity and all such Tax Returns are complete and accurate in all material respects.

          (b)   All Taxes due and payable by Parent and each of its Subsidiaries (whether or not reflected on any Tax Return) have been timely paid in full or an adequate reserve for the payment of Taxes have been established in accordance with GAAP on the statements of financial position of Parent and its consolidated Subsidiaries included in the Parent Report.

          (c)   No deficiency with respect to Taxes has been proposed, asserted or assessed against Parent or any of its Subsidiaries, except for deficiencies which would have been satisfied by payment, settlement or withholding. There are no Proceedings pending or threatened in writing regarding any Taxes of Parent and its Subsidiaries or the assets of Parent and its Subsidiaries.

          (d)   Neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise, as part of a "plan (or series of related transactions)" within the meaning of Section 355(e) of the Code of which the Merger is also a part, a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).

        6.11    Property.    Parent or a Subsidiary of Parent owns and has good title to all of its material owned real property and good title to all of its material owned personal property, and has valid leasehold interests in all of its leased real properties free and clear of all Encumbrances, in each case, to the extent sufficient to conduct their respective businesses as currently conducted (except in all cases for Encumbrances permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)), except in each case as would not, individually or in the aggregate, reasonably be expected to have a Parent

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Material Adverse Effect. There is not, under any material lease under which Parent or any of its Subsidiaries lease any real or personal property, any existing material default by Parent or any of its Subsidiaries or, to the Knowledge of the Parent, the counterparties thereto, or any event which, with notice or lapse of time or both, would become a material default by Parent or any of its Subsidiaries or the counterparties thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.12    Parent Material Contracts.

          (a)   Except for this Agreement and except for Contracts filed with or publicly furnished to the SEC or filed on SEDAR by Parent or any of its Subsidiaries prior to the date of this Agreement, as of the date of this Agreement, neither Parent nor any of its Subsidiaries is a party to or bound by any Parent Material Contract.

          (b)   Each Parent Material Contract is valid and binding on Parent or its Subsidiaries, as applicable, and, to the Knowledge of Parent, each other party thereto, and is in full force and effect, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There is no default under any such Parent Material Contracts by Parent or its Subsidiaries, or, to the Knowledge of Parent, any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Parent or its Subsidiaries or, to the Knowledge of Parent, any other party thereto, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

        6.13    Insurance.    Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (a) the businesses and assets of Parent and its Subsidiaries are covered by, and insured under, insurance policies underwritten by reputable insurers that include coverages and related limits and deductibles that are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, (b) all such insurance policies are in full force and effect and all premiums due and payable on such policies have been paid, and (c) no notice of cancellation of or indication of an intention not to renew, any such insurance policy has been received by Parent or any of its Subsidiaries other than in the Ordinary Course.

        6.14    Brokers and Finders.     Neither Parent nor any of its Subsidiaries nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Transactions, except that Parent has employed J.P. Morgan Securities LLC as its financial advisor.

        6.15    Investment Company Act.     Parent is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

        6.16    Ownership of Partnership Interests.     Parent and its Subsidiaries, taken together, are the beneficial owners of 17,084,831 Common Units, 1,900,000 Class B Units, the Incentive Distribution Rights and the Partnership GP Interest, which represent all Partnership Interests held of record or beneficially by Parent or any of its Subsidiaries as of the date of this Agreement.

        6.17    No Other Representations or Warranties.     Except for the representations and warranties made by the Parent Parties and Merger Sub in this Article VI, none of the Parent Parties, Merger Sub or any other Person makes any express or implied representation or warranty with respect to the Parent Parties, Merger Sub or any of their respective Affiliates or any of their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the Transactions, and each of the Parent Parties and Merger Sub hereby expressly disclaims any such other representations or warranties. In particular, without limiting the foregoing, none of the Parent Parties, Merger Sub or any other Person makes or has made any representation or warranty to the Partnership Parties or any of their respective Affiliates or Representatives with respect

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to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of their respective Affiliates or any of their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent or Merger Sub in this Article VI, written information made available to the Partnership Parties or any of their respective Affiliates or Representatives in the course of their evaluation of Parent, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 6.17 shall limit the Partnership Parties' remedies with respect to intentional or willful misrepresentation of material facts that constitute common law fraud arising from or relating to the express representations and warranties made by Parent and Merger Sub in this Article VI.

ARTICLE VII

COVENANTS

        7.1    Interim Operations.

          (a)   Each of the Partnership and Parent covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time (unless Parent or the Partnership, as applicable, shall otherwise approve in writing (which approval shall not be unreasonably withheld, conditioned or delayed)), and except as otherwise expressly contemplated by this Agreement, as provided in any Contract in effect as of the date of this Agreement, or as required by applicable Law, the business of it and its Subsidiaries shall be conducted in the Ordinary Course provided, that this Section 7.1(a) shall not prohibit the Parties and their respective Subsidiaries from taking commercially reasonable actions outside of the Ordinary Course in response to changes or developments resulting from the COVID-19 pandemic, and to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates. Without limiting the generality of and in furtherance of the foregoing, from the date of this Agreement until the Effective Time, except as otherwise expressly: (a) contemplated by this Agreement; (b) required by applicable Law or the terms of any Partnership Material Contract or Parent Material Contract, as applicable; (c) as approved in writing (which approval shall not be unreasonably withheld, conditioned or delayed) by the other Party; or (d) set forth in the corresponding subsection of Section 7.1 of the Partnership Disclosure Letter, as it relates to the Partnership and its Subsidiaries, or in Section 7.1 of the Parent Disclosure Letter, as it relates to Parent and its Subsidiaries, each Party, on its own account, shall not and shall not permit its Subsidiaries to:

              (i)  make any change to its Organizational Documents as in effect on the date of this Agreement in any manner that would reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

             (ii)  (A) merge or consolidate itself or any of its Subsidiaries with any other Person, or (B) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case, except (1) such transactions solely between or among, or solely involving, such Party and one or more of its wholly owned Subsidiaries, or a Subsidiary of such Party and one or more wholly owned Subsidiaries of such Subsidiary, (2) as would not reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or (3) as would not reasonably be expected to prohibit, prevent or materially impede, hinder or delay the ability of such Party to satisfy any of the conditions to, or the consummation of, the Merger or the other Transactions;

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            (iii)  issue, sell, pledge, dispose of, grant, transfer, encumber or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance, or enter into any Contract (including, with respect to the voting of), any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable (other than the issuance of partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, (A) by a wholly owned Subsidiary of such Party to such Party or one or more of such Party's wholly owned Subsidiaries, or by a wholly owned Subsidiary of such Party's Subsidiary to such Subsidiary or one or more other wholly owned Subsidiaries of such Subsidiary, (B) in respect of equity-based awards granted in the Ordinary Course or (C) with respect to Parent, equity securities of Parent in excess of $500,000,000 in the aggregate (based on the market price of the securities at the time of issuance)), or securities convertible or exchangeable into or exercisable for any such partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or any options, warrants or other rights of any kind to acquire any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or such convertible or exchangeable securities; provided, that, nothing in this clause (iii) shall be deemed to restrict the vesting and/or payment, or the acceleration of the vesting and/or payment, of any awards or other equity awards in accordance with the terms of any existing equity-based, bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including, without limitation, in connection with any equity award holder's termination of service);

            (iv)  reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable, or securities convertible or exchangeable into or exercisable for any partnership interests, limited liability company interests, shares of capital stock or equity interests, as applicable;

             (v)  waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable;

            (vi)  make any material changes with respect to accounting policies, except as required by changes in GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or Law, including pursuant to SEC rule or policy;

           (vii)  make or declare any dividends or distributions to the holders of Common Units or Parent Common Stock, in each case, other than in the Ordinary Course, subject to Section 7.11; or

          (viii)  agree, authorize or commit to do any of the foregoing.

          (b)   Notwithstanding anything to the contrary in this Agreement, a Party's obligations under Section 7.1(a) to take an action or not to take an action, or to cause its Subsidiaries to take an action or not to take an action, shall, with respect to any Persons (and their respective Subsidiaries) controlled by such Party, or in which such Party otherwise has a voting interest, but that are not wholly owned Subsidiaries of such Party or have public equity holders, only apply (i) to the extent permitted by the organizational documents and governance arrangements of such entity and its subsidiaries, (ii) to the extent a Party is authorized and empowered to bind such entity and its subsidiaries and (iii) to the extent permitted by the Party's or its Subsidiaries' duties (fiduciary or otherwise) to such entity and its subsidiaries or any of its equity holders.

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        7.2    Proxy Statement/Prospectus Filing; Information Supplied; Partnership Unitholder Meeting.

          (a)   As promptly as reasonably practicable after the date of this Agreement, Parent and the Partnership shall jointly prepare and file with the SEC, and each of Parent and the Partnership agrees to cooperate in the preparation of, the registration statement on Form F-4 (as amended or supplemented from time to time, the "Registration Statement"), including the prospectus and proxy statement relating to the Requisite Partnership Vote to be held in connection with this Agreement constituting a part thereof (as amended or supplemented from time to time, the "Proxy Statement/Prospectus"). Parent and the Partnership each shall use its reasonable best efforts to respond promptly to comments from the SEC and have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing, and to maintain the effectiveness of the Registration Statement for as long as necessary to consummate the Transactions or until this Agreement is terminated in accordance with its terms. Promptly after the Registration Statement is declared effective, the Partnership shall use its reasonable best efforts to mail the Proxy Statement/Prospectus to the Limited Partners.

          (b)   Each of the Partnership and Parent shall (i) promptly furnish to each other in writing upon reasonable request any and all information relating to a Party or its Affiliates as may be required to be set forth in Registration Statement under applicable Law and (ii) promptly notify the other of the receipt of all comments from the SEC and of any request by the SEC for any amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement or for additional information and (iii) promptly provide to the other copies of all correspondence between it or any of its Representatives and the SEC with respect to the Registration Statement or Proxy Statement/Prospectus.

          (c)   Each of the Partnership and Parent agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus will, at the date of mailing to the Limited Partners, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the Partnership and Parent further agrees that, if prior to the Closing Date, it should become aware of any information that would cause any of the statements in the Registration Statement or the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or omit to state any material fact necessary to make the statements therein (in light of the circumstances under which they were made, in the case of the Proxy Statement/Prospectus) not false or misleading, it will promptly inform the other Party thereof and, subject to Section 7.2(d), take the steps necessary to correct such information in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus.

          (d)   Each of Parent and the Partnership will provide the other Party and their respective legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement/Prospectus, the Registration Statement and other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger, prior to filing such documents with the applicable Governmental Entity and mailing such documents to the Limited Partners. Each Party will include in the Proxy Statement/Prospectus, the Registration Statement and such other documents related to the Requisite Partnership Vote or the issuance of the shares of Parent Common Stock in respect of the Merger all comments reasonably and promptly proposed by the other Party or its legal counsel and each agrees that all information relating to Parent and its Subsidiaries included in the Proxy Statement/Prospectus and the

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  Registration Statement shall be in form and content satisfactory to Parent, acting reasonably, and all information relating to the Partnership and its Subsidiaries included in the Proxy Statement/Prospectus and the Registration Statement shall be in form and content satisfactory to the Partnership, acting reasonably.

          (e)   The Partnership shall, with Parent's cooperation, as promptly as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the Unitholders (including any postponements, adjournments or recesses thereof, the "Partnership Unitholder Meeting") for the purpose of obtaining the Requisite Partnership Vote. The Partnership shall, (unless the Conflicts Committee has made a Partnership Adverse Recommendation Change) through the Partnership Board, recommend to the Unitholders approval of this Agreement and the Merger (collectively, the "Board Recommendation") and use reasonable best efforts to obtain from the Unitholders the Requisite Partnership Vote. The Partnership shall promptly advise Parent of any material communication received by the Partnership in writing after the date hereof from any Person related to any potential vote by a Significant Unitholder against the Merger. The Proxy Statement/Prospectus shall include a copy of the Partnership Fairness Opinion and, unless the Conflicts Committee has made a Partnership Adverse Recommendation Change, the Board Recommendation. Without limiting the generality of the foregoing unless this Agreement is validly terminated in accordance with Article IX, the Partnership's obligations pursuant to the first sentence of this Section 7.2(e) shall not be affected by the withdrawal or modification by the Conflicts Committee of the Board Recommendation. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Unitholder Meeting (i) to solicit additional proxies for the purpose of obtaining the Requisite Partnership Vote, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Unitholders prior to the Partnership Unitholder Meeting or (iv) if the Partnership has delivered any notice contemplated by Section 7.2(h) and the time periods contemplated by Section 7.2(h) have not expired; provided, however, that in the case of the circumstances described in clauses (i), (ii), (iii) or (iv), the Partnership shall (x) be required to postpone or adjourn the Partnership Unitholder Meeting to the extent requested by Parent, for a total period not in excess of 30 Business Days, subject to clause (y), and (y) not be permitted to postpone or adjourn the Partnership Unitholder Meeting to a date after the date that is two Business Days prior to the Outside Date.

          (f)    Unless this Agreement is validly terminated in accordance with Article IX, the Partnership, with the Parent Parties' cooperation, shall submit this Agreement to the Unitholders for approval at the Partnership Unitholder Meeting even if the Conflicts Committee shall have effected a Partnership Adverse Recommendation Change.

          (g)   Except as expressly permitted by this Section 7.2, the Partnership shall not, and shall cause its respective Subsidiaries and their respective Representatives not to, directly or indirectly (i) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to the Parent Parties, the Board Recommendation or (ii) fail to include the Board Recommendation in the Proxy Statement/Prospectus (the taking of any action described in clauses (i) or (ii) being referred to as a "Partnership Adverse Recommendation Change").

          (h)   Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Requisite Partnership Vote, and subject to compliance in all material respects with this Section 7.2(h), the Conflicts Committee may make a Partnership Adverse Recommendation Change if the Conflicts Committee determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to effect such Partnership Adverse

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  Recommendation Change would be inconsistent with its duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee may not effect a Partnership Adverse Recommendation Change pursuant to the foregoing unless:

              (i)  the Conflicts Committee has provided prior written notice to Parent specifying in reasonable detail the reasons for such action at least three Business Days in advance of its intention to make a Partnership Adverse Recommendation Change unless at the time such notice is otherwise required to be given if there are fewer than three Business Days prior to the expected date of the Requisite Partnership Vote, in which case such notice shall be provided as far in advance as practicable (the period inclusive of all such days, the "Partnership Notice Period"); and

             (ii)  during the Partnership Notice Period, the Conflicts Committee has negotiated, and has used its reasonable best efforts to cause its financial advisors and outside legal counsel to negotiate, with Parent in good faith (to the extent Parent desires to negotiate in its sole discretion) to make such adjustments in the terms and conditions of this Agreement so that the failure to effect such Partnership Adverse Recommendation Change would not be inconsistent with the Conflicts Committee's duties under applicable Law, as modified by the Partnership Agreement, provided, however, that the Conflicts Committee shall take into account all changes to the terms of this Agreement proposed by Parent in determining whether to make a Partnership Adverse Recommendation Change.

        7.3    Cooperation; Efforts to Consummate.

          (a)   On the terms and subject to the conditions of this Agreement, each of the Partnership and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Law to consummate and make effective the Transactions as soon as reasonably practicable, including (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings (including any required or recommended filings under applicable Antitrust Laws or the DPA), (ii) obtaining as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Transactions, and (iii) avoiding or eliminating each and every impediment under any Antitrust Law or the DPA that may be asserted by any Governmental Entity with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date; provided, however, that nothing in this Agreement will require any Party to (A) dispose or hold separate any part of its or its Subsidiaries' businesses, operations or assets (or a combination thereof) or (B) restrict the manner in which it or any of its respective Subsidiaries may carry on business in any part of the world.

          (b)   In furtherance and not in limitation of the foregoing, each Party (including by their respective Subsidiaries) agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date of this Agreement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Entity pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.3 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as soon as practicable (and in any event no later than the Outside Date).

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          (c)   Each Party further agrees to cooperate regarding the preparation and filing as promptly as practicable and in any event prior to January 1, 2021 (unless a later date is mutually agreed to by the parties hereto) of a joint declaration to CFIUS in connection with the transactions contemplated hereby pursuant to 31 C.F.R. § 800.402 ("CFIUS Declaration"). In the event that the CFIUS Approval is not received at the end of the 30-Day assessment period for the CFIUS Declaration, and CFIUS requests that the Parties file a notice regarding the transactions contemplated hereby in accordance with 31 C.F.R. part 800, subpart E ("CFIUS Notice"), the Parties agree to cooperate regarding the preparation and submission of a CFIUS Notice in connection with the transactions contemplated hereunder within 30 days of the end of the conclusion of the 30-day CFIUS Declaration assessment period.

          (d)   Each of the Parties shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Entity in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Entity relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, CFIUS, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Entity and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party's reasonable comments in any communication to be given by it to any Governmental Entity with respect to obtaining any clearances required under the DPA or any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Entity or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.3(b) the Parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.3 in a manner so as to preserve the applicable privilege.

        7.4    Public Announcements.     Neither Parent nor the Partnership shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Laws or by any applicable listing agreement with the NYSE as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that each party and their respective Affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by Parent or the Partnership in compliance with this Section 7.4.

        7.5    Status; Notifications.     Subject to applicable Law and as otherwise required by any Governmental Entity, the Partnership and Parent each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by the Parent Parties or the Partnership Parties, as applicable, or any of their respective Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions. The Partnership and Parent each shall give prompt notice to the other

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of any Effect that has had or would reasonably be expected to have a Partnership Material Adverse Effect or Parent Material Adverse Effect, as applicable, or of any failure of any condition to the other Party's obligation to consummate the Transactions; provided that the delivery of any notice pursuant to this Section 7.5 shall not affect or be deemed to modify any representation, warranty, covenant, right, remedy, or condition to any obligation of any Party or update the Partnership Disclosure Letter or Parent Disclosure Letter, as applicable.

        7.6    Information; Access and Reports.

          (a)   Subject to applicable Law and the other provisions of this Section 7.6, the Partnership and Parent each shall (and shall cause its Subsidiaries to), upon request by the other Party, (i) upon reasonable advance notice, provide such other Party and its Representatives with reasonable access during normal business hours to its properties, offices and other facilities and its employees, agents, contracts, books and records and (ii) otherwise furnish such other Party and its Representatives with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be required in connection with the Proxy Statement/Prospectus, the Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Partnership or any of their respective Subsidiaries to any Governmental Entity in connection with the Transactions.

          (b)   The foregoing provisions of this Section 7.6 shall not require and shall not be construed to require either the Partnership or Parent to permit any access to any of its officers, employees, agents, contracts, books or records, or its properties, offices or other facilities, or to permit any inspection, review, sampling or audit, or to disclose or otherwise make available any information that in the reasonable judgment of the Partnership or Parent, as applicable, would (i) violate the terms of any confidentiality provisions in any agreement with a third party entered into prior to the date of this Agreement, (ii) result in a violation of applicable Law or (iii) waive the protection of any attorney-client privilege.

          (c)   No exchange of information or investigation by Parent or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Partnership Parties set forth in this Agreement, and no investigation by the Partnership or its Representatives shall affect or be deemed to affect, modify or waive the representations and warranties of the Parent Parties or Merger Sub set forth in this Agreement.

        7.7    Stock Exchange Listing and Delisting.

          (a)   Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE and the TSX, subject to official notice of issuance, prior to the Closing Date.

          (b)   Prior to the Closing Date, the Partnership shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Entity of the Common Units from the NYSE and the deregistration of the Common Units under the Exchange Act as promptly as practicable after the Effective Time.

        7.8    Expenses.    Except as otherwise provided in Section 9.6, whether or not the Merger is consummated, all costs and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Transactions, including all fees and expenses of its Representatives, shall be paid by the Party incurring such expense, except that (i) any filing fees with respect to the Registration Statement (ii) the costs and expenses of printing and mailing of the Proxy Statement/Prospectus and (iii) the filing fee payable in connection with (A) the filing of a Notification

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and Report Form pursuant to the HSR Act and (B) obtaining CFIUS Approval shall each be borne one half by Parent and one half by the Partnership.

        7.9    Indemnification; Directors' and Officers' Insurance.

          (a)   From and after the Effective Time, to the fullest extent permitted under applicable Law, each of Parent and the Surviving Entity shall jointly and severally (i) indemnify, defend and hold harmless each present and former (determined as of the Effective Time) director and officer of any of the General Partner, the Partnership Parties or any of their respective Subsidiaries, in each case, when acting in such capacity (including the heirs, executors and administrators of any such director or officer, the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, penalties, sanctions, losses, claims, damages or liabilities incurred and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with, arising out of or otherwise related to any acts or omissions or actual or threatened Proceeding, in each case in connection with, arising out of or otherwise related to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, including in connection with (A) the Transactions and (B) actions to enforce this provision or any other indemnification or advancement right of any Indemnified Party and (ii) advance expenses as incurred in each case described in clause (i) to the fullest extent permitted under applicable Law; provided that any Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final and non-appealable judgment entered by a court of competent jurisdiction that such Person is not entitled to indemnification.

          (b)   Parent shall maintain in effect, or cause to be maintained in effect, the Partnership's current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Parties (provided, that the Surviving Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties) (collectively, the "D&O Insurance") in place as of the date of this Agreement, in each case, for a claims reporting or discovery period of six years from and after the Effective Time (the "Tail Period"), with terms, conditions and limits of liability that are at least as favorable to the insureds as provided in the existing policies providing such coverage as of the date of this Agreement; provided, however, that in no event during the Tail Period shall Parent be required to expend more on the annual cost of the D&O Insurance than an amount per year equal to 300 percent of the current annual premiums charged to the Partnership by Parent for such insurance; and provided, further, that if the cost of such insurance coverage exceeds such amount, the Surviving Entity shall have the option to obtain a policy with the greatest coverage available for a cost not exceeding such amount. If Parent in its sole discretion elects, then, in lieu of the obligations of the Surviving Entity under this Section 7.9(b), Parent may, but shall be under no obligation to, prior to the Effective Time, obtain and fully pay the premium for "tail" insurance policies for the extension of the D&O Insurance for the Tail Period with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions).

          (c)   Any Indemnified Party wishing to claim indemnification under this Section 7.9, upon learning of any such Proceeding, shall promptly notify Parent thereof in writing, but the failure to so notify shall not relieve Parent or the Surviving Entity of any liability it may have to such Indemnified Party, except to the extent such failure materially prejudices the indemnifying party. In the event of any Proceeding: (i) Parent or the Surviving Entity shall have the right to assume the defense thereof (it being understood that by electing to assume the defense thereof, neither Parent nor the Surviving Entity will be deemed to have waived any right to object to the Indemnified Party's entitlement to indemnification hereunder with respect thereto or assumed any liability with respect thereto), except that if Parent or the Surviving Entity elects not to assume such defense or

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  legal counsel or the Indemnified Party advises that there are issues which raise conflicts of interest between Parent or the Surviving Entity and the Indemnified Party, the Indemnified Party may retain legal counsel satisfactory to them, and Parent or the Surviving Entity shall pay all reasonable and documented fees and expenses of such legal counsel for the Indemnified Party promptly as statements therefor are received; provided, however, that Parent and the Surviving Entity shall be obligated pursuant to this Section 7.9(c) to pay for only one firm of legal counsel for all Indemnified Parties with respect to any Proceeding in any jurisdiction unless the use of one legal counsel for such Indemnified Parties would present such legal counsel with a conflict of interest (provided that the fewest number of legal counsels necessary to avoid conflicts of interest shall be used); (ii) the Indemnified Parties shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects to assume such defense, and Parent and the Surviving Entity shall cooperate in the defense of any such matter if Parent or the Surviving Entity elects not to assume such defense; (iii) the Indemnified Parties shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects to assume such defense and Parent and the Surviving Entity shall not be liable for any settlement effected without their prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) if Parent or the Surviving Entity elects not to assume such defense; and (iv) all rights to indemnification in respect of any such Proceedings shall continue until final disposition of all such Proceedings.

          (d)   During the Tail Period, Parent shall honor (and shall cause the General Partner and the Surviving Entity to honor) all rights to indemnification, elimination of liability and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto as in effect on the date of this Agreement in favor of any Indemnified Party as provided in the Organizational Documents of the General Partner, the Partnership and their respective Subsidiaries or any indemnification agreement between such Indemnified Party and the General Partner, the Partnership or any of their respective Subsidiaries, in each case, as in effect on the date of this Agreement, and all of such rights shall survive the Transactions unchanged and shall not be amended, restated, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

          (e)   If Parent, the General Partner or the Surviving Entity or any of their respective successors or assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving Person of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent, the General Partner or the Surviving Entity, as applicable, shall assume all of the obligations set forth in this Section 7.9.

          (f)    The rights of the Indemnified Parties under this Section 7.9 are in addition to any rights such Indemnified Parties may have under the Organizational Documents of the General Partner, the Partnership or any of their respective Subsidiaries, or under any applicable Contracts (including any indemnification agreements) or Laws, and nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors' and officers' insurance claims under any policy that is or has been in existence with respect to the General Partner, the Partnership or any of their respective Subsidiaries for any of their respective directors, officers or other employees.

          (g)   This Section 7.9 is intended to be for the benefit of, and from and after the Effective Time shall be enforceable by, each of the Indemnified Parties, who shall be third-party beneficiaries of this Section 7.9. Any right of an Indemnified Party pursuant to this Section 7.9 shall not be amended, repealed, terminated or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Party as provided herein.

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        7.10    Takeover Statutes.    If any Takeover Law is or may become applicable to the Transactions, each of Parent and the Partnership and the Parent Board and the Partnership Board, respectively, shall grant such approvals and use reasonable best efforts to take such actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

        7.11    Distributions.    The Partnership and Parent shall coordinate with respect to the declaration and setting of record dates and payment dates of distributions on Common Units and Parent Common Stock, subject to applicable Law, so that holders of Common Units do not receive dividends and distributions, as applicable, on both Common Units and shares of Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend or distribution, as applicable, on either Common Units or shares of Parent Common Stock received in the Merger in respect of any calendar quarter.

        7.12    Section 16 Matters.    The Partnership and Parent, and the Partnership Board and the Parent Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or appropriate to cause the Transactions and any other dispositions of equity securities of the Partnership (including derivative securities) or acquisitions of equity securities of Parent Common Stock (including derivative securities) in connection with the Transactions by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

        7.13    Transaction Litigation.    In the event that any unitholder litigation related to this Agreement or the Transactions is brought, or, to the Partnership's Knowledge, threatened, against the Partnership or any members of the Partnership Board from and following the date of this Agreement and prior to the Effective Time (such litigation, "Transaction Litigation"), the Partnership shall as promptly as reasonably practicable notify Parent of such Transaction Litigation and shall keep Parent reasonably informed with respect to the status thereof. The Partnership shall give Parent the opportunity to participate in the defense or settlement and shall consider in good faith Parent's advice with respect to such Transaction Litigation; provided that the Partnership shall in any event control such defense or settlement and the disclosure of information to Parent in connection therewith shall be subject to the provisions of Section 7.6; provided, further, that the Partnership shall not agree to settle any Transaction Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

        7.14    Conflicts Committee.    Prior to the earlier of the Effective Time and the termination of this Agreement in accordance with its terms, Parent shall not and it shall not permit any of its Subsidiaries to take any action intended to cause the General Partner to, without the consent of a majority of the then existing members of the Conflicts Committee, eliminate the Conflicts Committee, revoke or diminish the authority of the Conflicts Committee or remove or cause the removal of any director on the Partnership Board that is a member of the Conflicts Committee either as a director or as a member of such committee. For the avoidance of doubt, this Section 7.14 shall not apply to the filling, in accordance with the provisions of the by-laws of the General Partner, of any vacancies caused by the resignation, death or incapacity of any such director.

        7.15    Voting.    Each of the Parent Parties covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, (i) at the Partnership Unitholder Meeting or any other meeting of Limited Partners or any vote or consent of Partnership Interests in connection with a vote or consent of the Limited Partners, however called, it will vote, or cause to be voted, all Common

37

Units then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof and (ii) that it will not, and will cause each of its Subsidiaries not to, directly or indirectly, transfer, assign or otherwise dispose of any Common Units owned by Parent or its Subsidiaries. Parent consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the Organizational Documents thereof, each of its Subsidiaries to consent to, this Agreement and the Transactions contemplated by this Agreement.

        7.16    Performance by General Partner.    Parent shall cause the General Partner to cause the Partnership and its Subsidiaries to comply with the provisions of this Agreement. Notwithstanding the foregoing, it is understood and agreed that actions or inactions by the Partnership, the General Partner and their respective Subsidiaries shall not be deemed to be breaches or violations or failures to perform by the Partnership, the General Partner and their respective Subsidiaries of any of the provisions of this Agreement if such action or inaction was or was not taken, as applicable, at the direction of Parent, any of its Subsidiaries or any of their respective officers.

ARTICLE VIII

CONDITIONS

        8.1    Conditions to Obligation of Each Party.     The respective obligation of each Party to consummate the Merger is subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions:

          (a)    Partnership Unitholder Approval.    This Agreement shall have been duly approved by the Limited Partners constituting the Requisite Partnership Vote in accordance with applicable Law and the Partnership Agreement.

          (b)    Listing.    The shares of Parent Common Stock issuable to the holders of Common Units pursuant to this Agreement shall have been authorized for listing on the NYSE and the TSX, subject to official notice of issuance.

          (c)    Regulatory Approval.    Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired, any required approval or consent under any other applicable Antitrust Law shall have been obtained and the CFIUS Approval shall have been obtained.

          (d)    Laws or Governmental Orders.    No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Transactions.

          (e)    Registration Statement.    The Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued and remain in effect, and no Proceedings for that purpose shall have commenced or been threatened in writing by the SEC, unless subsequently withdrawn.

        8.2    Conditions to Obligation of the Parent Parties and Merger Sub.     The respective obligations of the Parent Parties and Merger Sub to consummate the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Partnership Parties set forth in Section 5.3 (Authority; Approval and Fairness) and Section 5.6

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  (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) the representations and warranties of the Partnership set forth in Section 5.2 (Capital Structure of the Partnership) shall have been true and correct (other than de minimis inaccuracies) both as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct (other than de minimis inaccuracies) as of such particular date or period of time); and (iii) each other representation and warranty of the Partnership Parties set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

          (b)    Performance of Obligations of the Partnership.    The Partnership shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Partnership Closing Certificate.    The Parent Parties and Merger Sub shall have received a certificate signed on behalf of the Partnership by an executive officer of the General Partner certifying that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been satisfied.

        8.3    Conditions to Obligation of the Partnership Parties.     The respective obligations of the Partnership Parties to consummate the Merger are also subject to the satisfaction or waiver by the Partnership at or prior to the Closing of the following conditions:

          (a)    Representations and Warranties.    (i) Each of the representations and warranties of the Parent Parties and Merger Sub set forth in Section 6.3 (Authority; Approval) and Section 6.6 (Absence of Certain Changes) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time); (ii) the representations and warranties of Parent set forth in Section 6.2 (Capital Structure of Parent; Capitalization of Merger Sub) shall have been true and correct (other than de minimis inaccuracies) both as of the date of this Agreement and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct (other than de minimis inaccuracies) as of such particular date or period of time); and (iii) the other representations and warranties of the Parent Parties and Merger Sub set forth in this Agreement shall have been true and correct (disregarding all qualifications or limitations as to "materiality", "Material Adverse Effect" and words of similar import set forth therein) as of the date of this Agreement and shall be true and correct as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except, in the case of this clause (iii), for any failure of any such representation and warranty to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

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          (b)    Performance of Obligations of the Parent Parties and Merger Sub.    Each of the Parent Parties and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

          (c)    Parent Parties and Merger Sub Closing Certificate.    The Partnership shall have received a certificate signed on behalf of the Parent Parties and Merger Sub by an executive officer of Parent certifying that the conditions set forth in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE IX

TERMINATION

        9.1    Termination by Mutual Written Consent.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of the Partnership and Parent duly authorized by the Conflicts Committee (on behalf of the Partnership) and the Parent Board (on behalf of Parent).

        9.2    Termination by Either Parent or the Partnership.     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

          (a)   by either of Parent or the Partnership (duly authorized by the Conflicts Committee on behalf of the Partnership) if:

              (i)  the Merger shall not have been consummated by August 14, 2021 (the "Outside Date"); provided, further, that the right to terminate this Agreement pursuant to this Section 9.2(a)(i) shall not be available to any Party that has breached (or whose Subsidiaries of a Party hereto have breached) in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger;

             (ii)  any Law or Governmental Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 9.2(a)(ii) shall not be available to any Party that has breached in any material respect its obligations set forth in this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger; or

            (iii)  if the Partnership Unitholder Meeting shall have concluded and the Requisite Partnership Vote shall not have been obtained.

        9.3    Termination by Parent.     This Agreement may be terminated and the Merger may be abandoned by action of the Parent Board if, at any time prior to the Effective Time:

          (a)   a Partnership Adverse Recommendation Change shall have occurred, unless the Partnership Unitholder Meeting shall have been held and the vote taken, regardless of whether the Requisite Partnership Vote shall have been obtained; or

          (b)   there has been a breach by the Partnership of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Partnership shall have become untrue, in either case, such that the conditions in Section 8.2(a) or Section 8.2(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by Parent to the Partnership or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to

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  this Section 9.3(b) shall not be available to Parent if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

        9.4    Termination by the Partnership.     This Agreement may be terminated and the Merger may be abandoned by action of the Partnership (duly authorized by the Conflicts Committee on behalf on the Partnership) at any time prior to the Effective Time, there has been a breach by the Parent Parties or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement, or if any representation or warranty of the Parent Parties or Merger Sub shall have become untrue, in either case, such that the conditions in Section 8.3(a) or Section 8.3(b) would not be satisfied (and such breach or failure to be true and correct is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) sixty days after the giving of notice thereof by the Partnership to Parent or (ii) the Outside Date); provided, however, that the right to terminate this Agreement pursuant to this Section 9.4 shall not be available to the Partnership Parties if it has breached in any material respect its representations, warranties, covenants or agreements set forth in this Agreement.

        9.5    Effect of Termination and Abandonment.     In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement shall become void and of no effect with no liability to any Person on the part of any Party (or any of its Representatives or Affiliates); provided, however, and notwithstanding anything in this Agreement to the contrary, (a) no such termination shall relieve any Party of (A) any liability or damages to any other Party resulting from any Willful Breach of this Agreement or (B) its obligations under Section 9.6 and (b) the provisions set forth in Section 7.8, this Section 9.4, Section 9.6 and Article X shall survive the termination of this Agreement.

        9.6    Termination Fees; Expenses.

          (a)   If this Agreement is terminated by (i) Parent pursuant to the provisions of Section 9.3(a) (Partnership Adverse Recommendation Change), (ii) the Partnership or Parent pursuant to Section 9.2(a)(iii) (Failure to Obtain Requisite Partnership Vote) in each case where a Partnership Adverse Recommendation Change has occurred or (iii) the Partnership or Parent pursuant to the provisions of Section 9.2(a)(i) (Outside Date) and, at the time of such termination under this clause (iii), (A) the Requisite Partnership Vote shall not have been obtained and (B) Parent would have been permitted to terminate this Agreement pursuant to Section 9.3(a) (Partnership Adverse Recommendation Change), the Partnership shall pay to the Parent by wire transfer of immediately available funds to an account designated by the Parent an amount equal to the Termination Fee, and such payment shall be made within five Business Days after such termination.

          (b)   If this Agreement is terminated by Parent pursuant to the provisions of Section 9.3(b) (Partnership Uncured Breach) the Partnership shall pay to the Parent by wire transfer of immediately available funds to an account designated by the Parent an amount equal to the Parent Expenses, and such payment shall be made within five Business Days after such termination.

          (c)   If this Agreement is terminated by (i) the Partnership or Parent pursuant to the provisions of Section 9.2(a)(i) (Outside Date) (provided that no Partnership Adverse Recommendation Change shall have occurred) or (ii) the Partnership pursuant to the provisions of Section 9.4 (Parent Uncured Breach) Parent shall pay to the Partnership, or the Partnership's designee, by wire transfer of immediately available funds to an account designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five Business Days after such termination.

          (d)   If this Agreement is terminated by the Partnership or Parent pursuant to Section 9.2(a)(iii) (Failure to Obtain Requisite Partnership Vote) and no Partnership Adverse Recommendation Change shall have occurred prior to the Partnership Unitholder Meeting then Parent shall pay to the Partnership by wire transfer of immediately available funds to an account

41

  designated by the Partnership an amount equal to the Partnership Expenses, and such payment shall be made within five Business Days after such termination.

          (e)   Each of the Parties acknowledges that the Termination Fee, Parent Expenses and Partnership Expenses are not intended to be a penalty, but rather are liquidated damages in a reasonable amount that will compensate the other party, as applicable, in the circumstances in which such amounts are due and payable and which do not involve fraud or Willful Breach, for the efforts and resources expended and opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall a Party be entitled to more than one payment of the Termination Fee, Parent Expenses and Partnership Expenses, as applicable, in connection with a termination of this Agreement pursuant to which such amounts are payable.

ARTICLE X

MISCELLANEOUS AND GENERAL

        10.1    Survival.     Article I, this Article X and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Article II, Article III, Article IV, the second sentence of Section 7.7 (Stock Exchange Listing and Delisting), Section 7.8 (Expenses), Section 7.9 (Indemnification; Directors' and Officers' Insurance) and Section 7.11 (Distributions) and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time. Article I, this Article X and the agreements of the Partnership Parties, the Parent Parties and Merger Sub contained in Section 7.8 (Expenses), Section 9.5 (Effect of Termination and Abandonment) and Section 9.6 (Termination Fees; Expenses) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement or in any instrument or other document delivered pursuant to this Agreement shall not survive the Effective Time or the termination of this Agreement.

        10.2    Modification or Amendment; Waiver.

          (a)   Subject to the provisions of applicable Law and the provisions of Section 7.9 (Indemnification; Directors' and Officers' Insurance), at any time prior to the Effective Time, this Agreement may be amended, modified or waived if such amendment, modification or waiver is in writing and signed, in the case of an amendment or modification or waiver, by each of the Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that, in the case of amendments, modifications or waivers by the Partnership, any such amendments, modifications or waivers must be approved by the Conflicts Committee. The conditions to each of the Parties' respective obligations to consummate the Transactions are for the sole benefit of such Party and may be waived by such Party, in whole or in part, to the extent permitted by applicable Law; provided, however, that any such waiver shall only be effective if made in writing and executed by the Party against whom the waiver is to be effective; provided, further, that the Partnership may not make or authorize any such waiver without the prior approval of the Conflicts Committee.

          (b)   No failure or delay by any Party in exercising any right, power or privilege hereunder or under applicable Law shall operate as a waiver of such rights and, except as otherwise expressly provided herein, no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Laws.

        10.3    Counterparts.     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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        10.4    Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

          (a)   THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF (OR ANY OTHER JURISDICTION) TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

          (b)   Each of the Parties agrees that: (i) it shall bring any Proceeding in connection with, arising out of or otherwise relating in any way to this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions exclusively in the courts of the State of Delaware in the Court of Chancery of the State of Delaware, or (and only if) such court finds it lacks jurisdiction, the Superior Court of the State of Delaware (Complex Commercial Division), provided that if subject matter jurisdiction over the matter that is the subject of the Proceeding is vested exclusively in the United States federal courts, such Proceeding shall be heard in the United States District Court for the District of Delaware (the "Chosen Courts"); and (ii) solely in connection with such Proceedings, (A) it irrevocably and unconditionally submits to the exclusive jurisdiction of the Chosen Courts, (B) it waives any objection to the laying of venue in any Proceeding in the Chosen Courts, (C) it waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (D) it shall not assert as a defense, any matter or claim waived by the foregoing clauses (A) through (C) of this Section 10.4(b) or that any Governmental Order issued by the Chosen Courts may not be enforced in or by the Chosen Courts.

          (c)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY BE IN CONNECTION WITH, ARISE OUT OF OR OTHERWISE RELATE TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY, IN CONNECTION WITH, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY ACKNOWLEDGES AND CERTIFIES: (i) THAT NO REPRESENTATIVE OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, ACKNOWLEDGMENTS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.4(c).

        10.5    Specific Performance.

          (a)   Each of the Parties acknowledges and agrees that the rights of each Party to consummate the Transactions are special, unique and of extraordinary character and that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached (including by a Party's failing to take such actions as are required of such

43

  Party hereunder in order to consummate the Transactions), immediate and irreparable harm or damage would be caused for which money damages would not be an adequate remedy. Accordingly, each Party agrees that, in addition to any other available remedies a Party may have in equity or at law, each Party shall be entitled to enforce specifically the terms and provisions of this Agreement and to obtain an injunction restraining any breach or violation or threatened breach or violation of the provisions of this Agreement in the Chosen Courts, provided that such Party seeking specific performance, injunction or other equitable remedy pursuant to this Section 10.5 is not in material default under this Agreement. Each Party agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.5, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that any Proceeding should be brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense, that there is an adequate remedy at law.

          (b)   To the extent any Party brings a Proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than a Proceeding to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such Party pursuant to the terms of this Agreement, the Outside Date shall automatically be extended to (i) the twentieth Business Day following the resolution of such Proceeding, or (ii) such other time period established by the court presiding over such Proceeding.

        10.6    Notices.    All notices, requests, instructions, consents, claims, demands, waivers, approvals and other communications to be given or made hereunder by one or more Parties to one or more of the other Parties shall be in writing and delivered in person or by courier service, by registered or certified mail, return receipt requested, or sent by email; provided that any email transmission must be promptly confirmed by telephone or email. Such communications shall be sent to the respective Parties at the following street addresses or email addresses or at such other street address or email address for a Party as shall be specified for such purpose in a notice given in accordance with this Section 10.6:

        If to the Partnership or General Partner:

    TC PipeLines, LP
    c/o TC PipeLines GP, Inc.
    700 Louisiana Street,
    Houston, TX 77002
    Attention:    Jon A. Dobson
    Telephone:  (832) 320-5000
    Email: jon_dobson@tcenergy.com

        with a copy to the Conflicts Committee's legal counsel (which shall not constitute notice):

    Kirkland & Ellis LLP
    609 Main Street
    Houston, Texas 77002

    Attention:    Sean Wheeler, P.C., Kim Hicks, P.C.
    Telephone:  (713) 836-3427; (713) 836-3529
    Email: sean.wheeler@kirkland.com; kim.hicks@kirkland.com

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        If to Parent:

    TC Energy Corporation
    450 — 1 Street S.W.
    Calgary, Alberta, Canada
    T2P 5H1

    Attention:    Christine R. Johnston
    Telephone:  (403) 920-7686
    Email: Christine_johnston@transcanada.com

        with a copy to (which shall not constitute notice):

    Vinson & Elkins L.L.P.
    1001 Fannin Street, Suite 2500
    Houston, Texas 77002
    Attention:    Gillian A. Hobson
    Telephone:  (713) 758-3747
    Email: ghobson@velaw.com

        If to TC Northern, TC PipeLine USA or Merger Sub:

    TransCanada PipeLine USA Ltd.

    700 Louisiana Street
    Houston, TX 77002
    Attention:    Corporate Secretary
    Telephone:  (832) 320-5000
    Email: USCorporateSecretary@tcenergy.com

        with a copy to (which shall not constitute notice):

    Vinson & Elkins L.L.P.
    1001 Fannin Street, Suite 2500
    Houston, Texas 77002
    Attention:    Gillian A. Hobson
    Telephone:    (713) 758-3747
    Email: ghobson@velaw.com

        10.7    Entire Agreement.

          (a)   This Agreement (including any exhibits hereto), the Partnership Disclosure Letter and the Parent Disclosure Letter constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, negotiations, understandings and representations and warranties, whether oral or written, with respect to such matters.

          (b)   Each Party acknowledges the provisions set forth in Section 5.13 (No Other Representations or Warranties) and Section 6.17 (No Other Representations or Warranties) and, without limiting such provisions, additionally acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement, the Partnership Disclosure Letter, the Parent Disclosure Letter and any certificates delivered by any Party pursuant to this Agreement: (i) no Party has made or is making any other representations, warranties, statements, information or inducements; (ii) no Party has relied on or is relying on any other representations, warranties, statements, information or inducements; and (iii) each Party hereby disclaims reliance on any other representations, warranties, statements, information or inducements provided to such Party by the other Party, in each case for clauses (i), (ii) and (iii), oral or written, express or

45

  implied, or as to the accuracy or completeness of any statements or other information, made by, or made available by, itself or any of its Representatives, in each case with respect to, or in connection with, the negotiation, execution or delivery of this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions, and notwithstanding the distribution, disclosure or other delivery to the other or the other's Representatives of any documentation or other information with respect to any one or more of the foregoing, and waives any claims or causes of action relating thereto.

        10.8    Third-Party Beneficiaries.     Except for, from and after the Effective Time, (a) the right of a holder of Eligible Units to receive the Merger Consideration (a claim by any holder of Eligible Units with respect to which may not be made unless and until the Closing shall have occurred), (b) the Indemnified Parties with respect to the provisions of Section 7.9 (Indemnification; Directors' and Officers' Insurance) and (c) the intended third-party beneficiaries of Section 10.9 (Non-Recourse) the Parties hereby agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties on the terms and subject to the conditions set forth in this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the Parties and their respective successors, legal representatives and permitted assigns any rights or remedies, express or implied, hereunder, including the right to rely upon the representations and warranties set forth in this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 10.2 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        10.9    Non-Recourse.    Unless expressly agreed to otherwise by the Parties in writing, this Agreement may only be enforced against, and any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions may only be brought against the Persons expressly named as Parties (or any of their respective successors, legal representatives and permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, employee (including any officer), incorporator, manager, member, partner, stockholder, unitholder, other equity holder or persons in a similar capacity, controlling person, Affiliate or other Representative of any Party or of any Affiliate of any Party, or any of their respective successors, Representatives and permitted assigns shall have any liability or other obligation for any obligation of any Party under this Agreement or for any Proceeding in connection with, arising out of or otherwise resulting from this Agreement, any instrument or other document delivered pursuant to this Agreement or the Transactions; provided, however, that nothing in this Section 10.9 shall limit any liability or other obligation of the Parties for breaches of the terms and conditions of this Agreement.

        10.10    Fulfillment of Obligations.     Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Partnership to take any action, such requirement shall be deemed to include an undertaking on the part of the Partnership to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

        10.11    Partnership Board Consent.     Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the General Partner or the Partnership Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Partnership Board; provided, however, that the Partnership Board

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may not take or authorize any such action unless it has been approved in writing by the Conflicts Committee.

        10.12    Severability.    The provisions of this Agreement shall be deemed severable and the illegality, invalidity or unenforceability of any provision shall not affect the legality, validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such legal, invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such illegality, invalidity or unenforceability, nor shall such illegality, invalidity or unenforceability affect the legality, validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

        10.13    Successors and Assigns.     This Agreement shall be binding upon and inure to the benefit of the Parties (and any of their respective successors, legal representatives and permitted assigns). No Party may assign any of its rights or delegate any of its obligations under this Agreement, in whole or in part, by operation of Law or otherwise, without the prior written consent of the other Parties, except as provided for in Section 10.10, and any attempted or purported assignment or delegation in violation of this Section 10.13 shall be null and void; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Partnership with advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary as of the date of such designation; provided, further, that any such designation shall not prevent or materially impede or materially delay the consummation of the Transactions or otherwise adversely affect the rights of the unitholders of the Partnership under this Agreement in any material respect.

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        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties to this Agreement as of the date first written above.

TC PIPELINES, LP
By:	TC PipeLines GP, Inc., its general partner
By:	/s/ NATHANIEL A. BROWN
	Name:	Nathaniel A. Brown
	Title:	President
By:	/s/ JON A. DOBSON
	Name:	Jon A. Dobson
	Title:	Secretary
TC PIPELINES GP, INC. (as the general partner of the Partnership)
By:	/s/ NATHANIEL A. BROWN
	Name:	Nathaniel A. Brown
	Title:	President
By:	/s/ JON A. DOBSON
	Name:	Jon A. Dobson
	Title:	Secretary
TC ENERGY CORPORATION
By:	/s/ DONALD R. MARCHAND
	Name:	Donald R. Marchand
	Title:	Executive Vice-President, Strategy and Corporate Development
By:	/s/ CHRISTINE R. JOHNSTON
	Name:	Christine R. Johnston
	Title:	Vice-President, Law

[Signature Page to Agreement and Plan of Merger]

TRANSCAN NORTHERN LTD
By:	/s/ STANLEY CHAPMAN III
	Name:	Stanley Chapman III
	Title:	President
By:	/s/ TINA FARACA
	Name:	Tina Faraca
	Title:	Vice President
TRANSCANADA PIPELINE USA LTD.
By:	/s/ STANLEY CHAPMAN III
	Name:	Stanley Chapman III
	Title:	President
By:	/s/ JON A. DOBSON
	Name:	Jon A. Dobson
	Title:	Corporate Secretary
TCP MERGER SUB, LLC
By:	/s/ NATHANIAL A. BROWN
	Name:	Nathanial A. Brown
	Title:	President
By:	/s/ JON A. DOBSON
	Name:	Jon A. Dobson
	Title:	Secretary

[Signature Page to Agreement and Plan of Merger]

Annex B

Fairness Opinion

December 14, 2020

Conflicts Committee of the Board of Directors of
TC PipeLines GP, Inc
700 Louisiana Street, Suite 700
Houston, TX 77002

Members of the Conflicts Committee of the Board of Directors:

        We understand that TC PipeLines, LP, a Delaware limited partnership (the "Partnership"), proposes to enter into an Agreement and Plan of Merger, dated as of December 14, 2020 (the "Merger Agreement"), among the Partnership, TC PipeLines GP, Inc., a Delaware corporation and the general partner of the Partnership (the "General Partner"), TC Energy Corporation, a Canadian corporation (the "Company"), TransCan Northern Ltd., a Delaware corporation, TransCanada PipeLines Limited, a Canadian corporation, TransCanada PipeLine USA Ltd., a Nevada corporation, and TCP Merger Sub, LLC, a Delaware limited liability Partnership and an indirect wholly owned Subsidiary of Parent ("Merger Sub"). Pursuant to the Merger Agreement, Merger Sub will merge with and into the Partnership, with the Partnership surviving the merger and, as a result of the merger, each outstanding common unit of the Partnership (a "Partnership Unit"), other than common units owned by the Company its affiliates will be cancelled in exchange for the right to receive 0.70x (the "Exchange Ratio") of a share of common stock, no par value, of the Company (the "Company Common Stock") (the "Merger"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        The Conflicts Committee of the Board of Directors (the "Conflicts Committee") has asked us whether, in our opinion, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the holders of the Partnership Units other than the Company and its affiliates.

        In connection with rendering our opinion, we have, among other things:

  (i)
  reviewed certain publicly available business and financial information relating to the Partnership that we deemed to be relevant, including the Annual Report on Form 10-K for the year ended December 31, 2019, Quarterly Reports on Form 10-Q for the quarter ended September 30, 2020 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by the Partnership;

  (ii)
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including the Annual Report for the year ended December 31, 2019, Quarterly Report for the quarter ended September 30, 2020 and certain Current Reports, in each cased as filed with or furnished to the Canadian Securities Administrator by the Company;

  (iii)
  reviewed certain non-public historical and projected financial data relating to the Partnership and the Company prepared and furnished to us by the management of the Partnership and certain non-public projected financial data relating to the Company prepared and furnished to us by management of the Company;

  (iv)
  discussed the current operations and the historical and projected financial data relating to the Partnership with the management of the Partnership;

  (v)
  discussed the current operations and projected financial data relating to the Company with the management of the Company;

  (vi)
  reviewed publicly available research analyst estimates for the Partnership's and Company's future financial performance on a standalone basis;

  (vii)
  reviewed publicly available credit reports for the Partnership and the Company prepared by credit rating agencies;

  (viii)
  reviewed the historical exchange ratio based on the trading activity of the Partnership Units and the Company Common Stock, analyzing different time periods;

  (ix)
  performed a discounted cash flow analysis of the Partnership utilizing projected financial data provided by the Partnership;

  (x)
  performed a discounted distributions analysis utilizing projected distributions provided by the Partnership and a discounted dividend analysis utilizing projected dividends provided by the Company;

  (xi)
  compared the financial performance of the Partnership and the Company and its / their respective stock market trading multiples with those of certain other publicly traded companies and partnerships that we deemed relevant;

  (xii)
  compared the financial performance of the Partnership and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

  (xiii)
  reviewed the financial terms and conditions of the draft Merger Agreement dated December 14, 2020; and

  (xiv)
  performed such other analyses and examinations and considered such other factors that we deemed appropriate.

        For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the managements of the Partnership and the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the projected financial and operating data relating to the Partnership and the Company, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the managements of the Partnership and the Company as to the future financial performance of the Partnership and the Company. We express no view as to the projected financial data relating to the Partnership or the Company or the assumptions on which they are based.

        For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the final executed Merger Agreement will not differ from the draft Merger Agreement reviewed by us, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Partnership, the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Partnership Units of the Merger.

        We have not conducted a physical inspection of the properties or facilities of the Partnership or the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Partnership or the Company, nor have we been furnished with any such

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valuations or appraisals, nor have we evaluated the solvency or fair value of the Partnership or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

        We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the Partnership and the holders of the Partnership Units other than the Company or its affiliates, from a financial point of view, of the Exchange Ratio. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership, or any class of such persons, whether relative to the Exchange Ratio or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Partnership, nor does it address the underlying business decision of the Partnership to engage in the Merger. We do not express any view on, and our opinion does not address, what the value of the Company Common Stock actually will be when issued or the prices at which the Partnership Units or the Company Common Stock will trade at any time, including following announcement or consummation of the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Partnership Units or any business combination or other extraordinary transaction involving the Partnership. Our opinion does not constitute a recommendation to the Conflicts Committee of the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of the Partnership Units should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which the Partnership Units will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on the Partnership or the Merger or as to the impact of the Merger on the solvency or viability of the Partnership or the ability of the Partnership to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Partnership and its advisors with respect to legal, regulatory, accounting and tax matters.

        We have acted as financial advisor to the Conflicts Committee in connection with the Merger and will receive a fee for our services payable upon rendering this opinion. The Partnership has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Partnership and we have not received any compensation from the Partnership during such period. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Company and we have not received any compensation from the Company during such period. We may provide financial advisory or other services to the Partnership and the Company in the future, and in connection with any such services we may receive compensation.

        Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In

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connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Partnership, the Company, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Partnership or the Company.

        Our financial advisory services and this opinion are provided for the information and benefit of the Conflicts Committee of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

        This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Partnership may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Partnership to its stockholders relating to the Merger.

        Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the Partnership and the holders of Partnership Units other than the Company and its affiliates.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ RAYMOND B. STRONG III Raymond B. Strong III Senior Managing Director

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